As filed with the U.S. Securities and Exchange Commission on September 13, 2022

Registration No. 333-259767

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JIN MEDICAL INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	3790	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 33 Lingxiang Road, Wujin District

Changzhou City, Jiangsu Province

People’s Republic of China
+86-519 89607972

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 E. 42nd Street, 18th Floor

New York, NY 10168
(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Tel: 1-212-530-2206	Anthony W. Basch, Esq. Chenxi Lu, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, Virginia 23219 Tel: 1-804-771-5700

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED SEPTEMBER 13, 2022

5,000,000 Ordinary Shares

JIN MEDICAL INTERNATIONAL LTD.

We are offering 5,000,000 ordinary shares, par value US$0.001 per share (“Ordinary Shares”). This is the initial public offering of our Ordinary Shares. The offering price of our Ordinary Shares in this offering is expected to be in the range of $5 to $6 per share. Prior to the completion of this offering, there has been no public market for our Ordinary Shares. This offering is being made on a firm commitment basis.

We have applied to list our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ZJYL.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Our CEO, Mr. Erqi Wang, owns and will continue to own at least 50% of the voting power of our Company after the closing of this offering, therefore we are a “controlled company” as defined under Nasdaq Listing Rules. However, even if we qualify as a “controlled company,” we do not intend to rely on the controlled company exemptions provided under Nasdaq Listing Rules. For more information about risks relating to “controlled company”, see “Risk Factors - Since our CEO will own at least 50% of our Ordinary Shares following the initial public offering, he will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.”

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Ordinary Shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” beginning on page 17 of this prospectus.

We are a holding company incorporated in the Cayman Islands with no material operations of our own. Our operations are conducted in China by a variable interest entity (“VIE”), Changzhou Zhongjin Medical Equipment Co. Ltd. (Changzhou Zhongjin), and its subsidiaries. We do not have any equity ownership of the VIE, instead, we control and receive the economic benefits of the VIE’s business operations through contractual arrangements, or “VIE Agreements and we consolidate the VIE for accounting purpose only because we met the conditions under the United States generally accepted accounting principles, or U.S. GAAP, to consolidate the VIE. The VIE agreements are used to provide contractual exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in Chinese operating companies.

The Ordinary Shares offered in this prospectus are shares of our Cayman Islands holding company, not shares of the VIE. Investors of our Ordinary Shares will not own any equity interests in the VIE, but instead own shares of a Cayman Islands holding company. Unless otherwise stated, as used in this prospectus and in the context of describing our operations and consolidated financial information, “we,” “us,” “Company,” “Jin Med”, or “our,” refers to JIN MEDICAL INTERNATIONAL LTD., a Cayman Islands holding company, and “VIE” refers to our variable interest entity, Changzhou Zhongjin.

A VIE is an entity that has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, the right to receive the expected residual returns of the entity, or the obligation to absorb the expected losses of the entity. Under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes, because pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net profit after tax payments to our wholly owned subsidiary, Erhua Medical Technology (Changzhou) Co., Ltd. (“Erhua Med”, or “WFOE”), while WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and has the right to receive substantially all of the economic benefits of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of WFOE and, ultimately, the Company. As such, the Company is deemed to be the primary beneficiary of the VIE for accounting purposes and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE.

The VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE, and we are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE, Changzhou Zhongjin, and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE. We are also subject to the risk that the PRC government could disallow the VIE structure, which would likely result in a material change in our operations and, as a result, the value of our Ordinary Shares may depreciate significantly or become worthless. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure.” See also “Risk Factors – Risks Related to Our Corporate Structure.”

We are also subject to legal and operational risks associated with being based in and having the majority of the company’s operations in China. These risks may result in a material change in our operations, or a complete hindrance of our ability to offer or continue to offer our securities to investors, and could cause the value of such securities to significantly decline or become worthless. Recently, the PRC government initiated a series of regulatory actions and guidelines to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council, or the State Council, jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, the Cyberspace Administration of China (the “CAC”), together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. As confirmed by our PRC counsel, Beijing Dacheng Law Office, LLP (Shanghai), since we are not an online platform operator that possesses over one million users’ personal information, we are not subject to the cybersecurity review with the CAC under the Cybersecurity Review Measures, and for the same reason, we will not be subject to the network data security review by the CAC if the Security Administration Draft, which was published by the CAC on November 14, 2021, if it is enacted as proposed. As such, we believe that, as of the date of this prospectus, we are compliant with the regulations and policies that have been issued by the CAC. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook. See “Risk Factors - Risks Related to Doing Business in China” and “Risk Factors - Risks Related to This Offering and Our Ordinary Share.”

Our Ordinary Shares may be prohibited from trading on a national exchange or in the over-the-counter trading market in the United States under the Holding Foreign Companies Accountable Act, if the Public Company Accounting Oversight Board, or PCAOB, determines that it cannot inspect or fully investigate our auditors for three consecutive years beginning in 2021. As a result, an exchange may determine to delist our securities and cause our securities’ value to decline or become worthless. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two, thus reducing the time period before their securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report on its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the People’s Republic of China (PRC), because of positions taken by PRC authorities in those jurisdictions (the “Determinations”). Our auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, is a PCAOB-registered public accounting firm headquartered in New York. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess an auditor’s compliance with the applicable professional standards, and has been inspected by the PCAOB on a regular basis. As such, as of the date of this prospectus, our auditor is not subject to the Determinations and our offering is not affected by the Holding Foreign Companies Accountable Act and related regulations. On August 26, 2022, the China Securities Regulatory Commission (the “CSRC”), the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the U.S. Securities and Exchange Commission. There is a risk that our auditor cannot be inspected by the PCAOB in the future. The lack of inspection could cause trading in our securities to be prohibited under the Holding Foreign Companies Accountable Act, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless. See “Risk Factors - Risks Relating to Doing Business in China - The newly enacted Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the Public Company Accounting Oversight Board of the United States. These developments could add uncertainties to our offering and listing on Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor.”

As of the date of this prospectus, no cash transfer or transfer of other assets have occurred among our Company, its subsidiaries, or the VIE and the VIE’s subsidiaries. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid, or any funds will be transferred from one entity to another, in the foreseeable future. As such, we have not installed any cash management policies that dictate how funds are transferred among Jin Med, its subsidiaries, or investors. For further details, please refer to “PROSPECTUS SUMMARY - Selected Condensed Consolidated Financial Schedule of Jin Med and Its Subsidiaries and VIE”, as well as the consolidated financial statements included elsewhere in this registration statement. Under Cayman Islands law, the Company may pay dividends on its shares out of either profit or share premium amounts, provided that in no circumstance may a dividend be paid if such payment would result in the Company being unable to pay its debts as they become due in the ordinary course of business. If in the future we determine to pay dividends, in the absence of available profits or share premium, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Zhongjin International Limited (“Zhongjin HK”), which will be dependent on dividend payments from our direct PRC subsidiary, or WFOE, which will be dependent on payments from the VIE pursuant to the VIE Agreements for services rendered to the VIE under the Exclusive Business Cooperation Agreement. However, the VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE, and we are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC. For restrictions and limitations on our ability to settle amounts with the VIE under the VIE Agreements, please see “Risk Factors — Risks Related to Our Corporate Structure.”

Current PRC regulations permit our direct PRC subsidiary, or WFOE, to pay dividends to Zhongjing HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Cash dividends, if any, on our Ordinary Shares would be paid in U.S. dollars. The PRC government also imposes control on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. Furthermore, if our PRC entities incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. Due to the above restrictions, if we are unable to receive payments from our PRC operating entities, we will not be able to pay dividends to our investors, should we desire to do so in the future. For further details, see “Risk Factors - Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment”, and “Risk Factors - PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating entities”, and “Risk Factors - To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, or of the VIE is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.” In the future, cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by us through our Hong Kong subsidiary to WFOE via capital contribution and loans subject to applicable regulatory approvals, as the case may be. WFOE then may transfer funds to the VIE to meet the capital needs of its business operations.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary— Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL (over-allotment option exercised in full)	TOTAL (over-allotment option not exercised)
Initial public offering price	$5.5	$31,625,000	$27,500,000
Underwriting discounts (7.5%)(1)	$0.4125	$2,371,875	$2,062,500
Proceeds, before expenses, to us(2)	$5.0875	$29,253,125	$25,437,500

(1)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering and an accountable out-of-pocket expense allowance up to $190,000 payable to underwriters. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. Please see the section of this prospectus entitled “Underwriting” for additional information regarding underwriter compensation.

(2)	The estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering.” These expenses will further reduce proceeds available to us.

This offering is being conducted on a firm commitment basis. The underwriters, are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be $2,371,875 based on an assumed offering price of $5.5 per Ordinary Share (the midpoint of the range set forth on the cover page of this prospectus), and the total gross proceeds to us, before expenses, will be $31,625,000. If we complete this offering, net proceeds will be delivered to us on the closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures which require prior approval from each of the respective local counterparts of China’s Ministry of Commerce, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange. See remittance procedures in the section titled “Use of Proceeds” beginning on page 48.

We have also agreed to issue, on the closing date of this offering, warrants to Prime Number Capital, LLC (“PNCPS”), the representative of the underwriters, in an amount equal to 3% of the aggregate number of Ordinary Shares sold by us in this offering (the “Representative’s Warrants”). The Representative’s Warrants and underlying Ordinary Shares are registered hereby. The exercise price of the Representative’s Warrants is equal to 130% of the price of our ordinary shares offered hereby. The Representative’s Warrants are exercisable six months after the commencement of the sales of this offering and will terminate five years after the commencement of the sales of this offering. For a description of other terms of the Representative’s Warrants and a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 153.

The underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting”, on or about [●], 2022.

Prospectus dated [●], 2022.

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Affiliated Entities” are to our subsidiaries and Changzhou Zhongjin, the VIE in Changzhou City, Jiangsu Province, China and its subsidiaries;

●	“Changzhou Zhongjin” are to Changzhou Zhongjin Medical Equipment Co., Ltd., a company limited by share organized under the laws of the PRC, which we control via a series of contractual arrangements among WFOE, Changzhou Zhongjin and shareholders of Changzhou Zhongjin;

●	“China” or the “PRC” are to the People’s Republic of China;

●	“mainland China” are to the mainland of the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Ordinary Shares” are to the ordinary shares, par value US$0.001 per share, of the Company;

●	“our PRC operating entities” are to our mainland China-based subsidiary, the VIE and the VIE’s subsidiaries;

●	PRC laws and regulations are to the laws and regulations of mainland China;

●	“Taizhou Zhongjin” are to Changzhou Zhongjin’s wholly owned subsidiary, Zhongjin Medical Equipment (Taizhou) Co., Ltd., a limited liability company organized under the laws of the PRC; and

●	“VIE” are to variable interest entity or Changzhou Zhongjin, as the case may be;

●	“VIE Agreements” are to a series of contractual arrangements, including the “Exclusive Service Agreement”, the “Share Disposal and Exclusive Option to Purchase Agreement”, the “Equity Pledge Agreement”, the “Shareholders’ Voting Rights Proxy Agreement and Powers of Attorney,” and “the Spousal Consents”, as described herein;

●	“we,” “us,” “the Company”, or “Jin Med” are to JIN MEDICAL INTERNATIONAL LTD., an exempted company with limited liability incorporated under the laws of the Cayman Islands;

●	“WFOE” or “Erhua Med” are to Erhua Medical Technology (Changzhou) Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly-owned by Zhongjin HK;

●	“Zhongjin HK” are to Jin Med’s wholly owned subsidiary, Zhongjin International Limited, a company organized under the laws of Hong Kong; and

●	“Zhongjin Jing’ao” are to Changzhou Zhongjin’s wholly owned subsidiary, Changzhou Zhongjin Jing’ao Trading Ltd., a limited liability company organized under the laws of the PRC.

Our business is conducted by the VIE, Changzhou Zhongjin, and its subsidiaries, in the PRC, using Renminbi, or RMB, the currency of mainland China. We do not own any equity shares in the VIE, and consolidate the VIE for accounting purposes only because we met the conditions under U.S. GAAP to consolidate the VIE. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares. This prospectus contains certain estimates and information from an industry report (“Frost & Sullivan Report”) commissioned by us and prepared by Frost & Sullivan Inc. (“Frost & Sullivan”), an independent market research firm, regarding our industries and our market positions in China, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such sources may not be consistent with other information compiled in or outside of China.

We are a holding company incorporated in the Cayman Islands. Our Ordinary Shares offered in this prospectus are shares of our Cayman Islands holding company. As a holding company with no material operations of our own, we conduct our operations through the VIE established in the PRC. We do not have any equity ownership of the VIE, instead, we control and receive the economic benefits of the VIE’s business operations through the VIE Agreements, and we consolidate the VIE for accounting purposes only because we met the conditions under the U.S. GAAP to consolidate the VIE. The VIE Agreements are used to provide contractual exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the Chinese operating companies. Pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net profit after tax payments to WFOE, while WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and has the right to receive substantially all of the economic benefits of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of WFOE and ultimately, the Company. As such, under the U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes and must consolidate the VIE. However, the VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE. We are, therefore, subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC regarding the VIE and the VIE structure. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure.” See also “Risk Factors – Risks Related to Our Corporate Structure.”

Corporate Structure

The following diagram  illustrates our corporate structure as of the date of this prospectus and upon completion of this offering based on 20,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus and 5,000,000 Ordinary Shares being offered. For more detail on our corporate history please refer to “Business – Corporate History and Structure”. See also “Risk Factors - Risks Related to Our Corporate Structure.”

JOLLY HARMONY ENTERPRISES LIMITED (British Virgin Islands)
GREAT EASE INTERNATIONAL LIMITED (British Virgin Islands)
GORGEOUS ABUNDANT ENTERPRISES LIMITED (British Virgin Islands)
ER PU INTERNATIONAL LIMITED (British Virgin Islands)
78.74% / 62.99 %
3.97% / 3.18 %
8.59% / 6.87 %
8.70% / 6.96 %
Pre-IPO / Post IPO
JIN MEDICAL INTERNATIONAL LTD. (Cayman Islands)
100%
ZHONGJIN INTERNATIONAL LIMITED (Hong Kong)
100%
Erhua Medical Technology（Changzhou）Co., Ltd（PRC）
Contractual Arrangements
Changzhou Zhongjin Medical Co., Ltd（PRC）
100%
Zhongjin Medical Taizhou Co., Ltd.（PRC）
Changzhou Zhongjin Jing’ao Trading Co., Ltd（PRC）

The VIE Contractual Arrangements

Neither we nor our subsidiaries own any equity interest in the VIE, instead, we control and receive the economic benefits of the VIE’s business operations through the “VIE Agreements”, and we consolidate the VIE for accounting purpose only because we met the conditions under U.S. GAAP to consolidate the VIE. The VIE Agreements consist of an “Exclusive Business Cooperation and Service Agreement”, an “Equity Interest Pledge Agreement”, a “Share Disposal and Exclusive Option to Purchase Agreement”, and a “Proxy Agreement” and “Spousal Consent”. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of WFOE and, ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE. However, the VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE. We may incur substantial costs to enforce the terms of the VIE Agreements. We are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE. We are also subject to the risk that the PRC government could disallow the VIE structure, which would likely result in a material change in our operations and, as a result, the value of our Ordinary Shares may depreciate significantly or become worthless. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure.” See also “Risk Factors – Risks Related to Our Corporate Structure.”

Our WFOE, the VIE, and the VIE’s shareholders, entered into the VIE Agreements on November 26, 2020. The VIE Agreements are designed to provide our WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of the VIE, including absolute control rights and the rights to the assets, property and revenue of the VIE. The direct shareholders of Changzhou Zhongjin (“Changzhou Zhongjin Shareholders”), the VIE, are Erqi Wang, Jin Xiao, Zhengqing Ren, and Changzhou Erpu Investment Management Center (Limited Partnership). Changzhou Erpu Investment Management Center (Limited Partnership)’s shareholders are Erqi Wang, Ziqiang Wang, Shijun Wang, Zhenhu Hu, Xiaohu Kan, Yunchuan Zhang, Xin Zong, Shaoming Yang, Zifang Zhao, Lijuan Yue, Peipei Wang, Jinshan Chen, Weiping Cai, Su Chen, Jiangang Bao, Yun Li, and Laicun Guo. The VIE wholly owns its subsidiaries Zhongjin Taizhou and Zhongjin Jing’ao. The below diagram illustrates the shareholders of the VIE and its subsidiaries.

Exclusive Business Cooperation and Service Agreement

Pursuant to the Exclusive Business Cooperation and Service Agreement between Changzhou Zhongjin and WFOE, WFOE provides Changzhou Zhongjin with marketing, technical support, consulting services and management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information, and Changzhou Zhongjin is obligated to pay service fees to WFOE approximately equal to the pretax income after deducting relevant costs and reasonable expenses in accordance with United States Financial Reporting Standards.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement among WFOE, Changzhou Zhongjin and each of the Changzhou Zhongjin Shareholders, the Changzhou Zhongjin Shareholders pledged all of their equity interest in Changzhou Zhongjin to WFOE to guarantee the performance of Changzhou Zhongjin’s obligations under the Exclusive Business Cooperation and Service Agreement.

Share Disposal and Exclusive Option to Purchase Agreement

Under the Share Disposal and Exclusive Option to Purchase Agreement, the Changzhou Zhongjin Shareholders and Changzhou Zhongjin irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, all or part of the equity of Changzhou Zhongjin held by the Changzhou Zhongjin Shareholders.

Proxy Agreement

Under the Proxy Agreement, the Changzhou Zhongjin Shareholders authorized WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholders’ rights, including voting, that shareholders are entitled to under PRC laws and the articles of association of Changzhou Zhongjin, including, but not limited to, the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Changzhou Zhongjin.

Spousal Consent

Pursuant to the Spousal Consent, each spouse of the individual Changzhou Zhongjin Shareholders irrevocably agreed that the equity interest in Changzhou Zhongjin Shareholders held by their respective spouses would be disposed of pursuant to the Equity Interest Pledge Agreement, the Share Disposal and Exclusive Option to Purchase Agreement, and the Proxy Agreement. Each spouse of the Changzhou Zhongjin Shareholders further agreed not to assert any rights over the equity interest in Changzhou Zhongjin held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Changzhou Zhongjin through the respective shareholder for any reason, he or she agreed to be bound by the contractual arrangements.

Permissions from the PRC Authorities to Issue Our Ordinary Shares to Foreign Investors

As of the date of this prospectus, our PRC counsel, Beijing Dacheng Law Office, LLP (Shanghai), has advised us that we, our PRC subsidiaries and the VIE (1) are not required to obtain permission from any PRC authorities to issue our Ordinary Shares to foreign investors, (2) are not subject to permission requirements from the Chinese Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”), nor any other entity to approve of the VIE’s operations, and (3) have not been denied such permissions by any PRC authorities.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009, require that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC citizens shall obtain the approval of the China Securities Regulatory Commission, or CSRC, prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus and the advice of our PRC legal counsel, we are not required to submit an application to the CSRC for its approval of this offering and the listing and trading of our Ordinary Shares on the Nasdaq under the M&A Rules, given that the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation. However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and our understanding summarized above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions”, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of, or in addition to, the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, it remains unclear when or how the Opinions will be interpreted, amended and implemented by the relevant PRC governmental authorities.

The Cybersecurity Review Measures, which became effective on February 15, 2022, provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC subsidiaries as a CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. We believe our PRC operations will not be subject to cybersecurity review by the CAC for this offering, because our PRC subsidiaries and the VIE are not CIIOs or data processing operators with personal information of more than 1 million users. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretations related to the Cybersecurity Review Measures. For further details, see “Risk Factors - Risks Relating to Doing Business in the PRC - Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our proposed offering.”

On December 24, 2021, the CSRC released the “Regulations of the State Council on the Administration of the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment)” and “Administrative Measures for the Recordation of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment)” (together, the “Draft Rules Regarding Overseas Listing”), presently submitted for public opinion, and if they become law, will require Chinese companies applying to list on overseas exchanges to report and file certain documents with the CSRC within three working days after submitting listing applications and subsequent amendments. In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security, as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; or (6) other circumstances as prescribed by the State Council. The Draft Rules Regarding Overseas Listing defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas Listing on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. However, as of the date of this prospectus, as advised by our PRC counsel, Beijing Dacheng Law Office, LLP (Shanghai), it is uncertain when The Draft Rules Regarding Overseas Listing will take effect or if they will take effect as currently drafted, hence we are currently not required to complete the filing procedures and submit the relevant information to the CSRC.

Given the current PRC regulatory environment, it is uncertain whether we, our PRC subsidiaries or the VIE, will be required to obtain permissions from the PRC government to offer securities to foreign investors in the future, and whether we would be able to obtain such permissions. If we are unable to obtain such permissions if required in the future, or inadvertently conclude that such approvals are not required, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies for failure to seek their approval which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and, in such event, the value of our Ordinary Shares may depreciate significantly or become worthless.  See “Risk Factors - The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Ordinary Shares to significantly decline or be worthless.”

Approvals from the PRC Authorities to Conduct Our Operations

As of the date of this prospectus, we, our subsidiaries, and the VIE have received from the PRC authorities all requisite licenses, permissions, or approvals that are required for conducting our operations in China. However, it is uncertain whether we, our subsidiaries, or the VIE will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations in the future, and whether we would be able to obtain and renew such approvals on a timely basis or at all. Failing to do so could result in a material change in our operations, and the value of our Ordinary Shares could depreciate significantly or become worthless. See “Risk Factors - The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Ordinary Shares to significantly decline or be worthless.”

PCAOB’s Determinations on Public Accounting Firms Headquartered in Mainland China and in Hong Kong

On December 16, 2021, the PCAOB issued a report on its determination that the Board is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the People’s Republic of China (PRC), because of positions taken by PRC authorities in those jurisdictions (the “Determination”). Our auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, is a PCAOB-registered public accounting firm headquartered in New York. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess an auditor’s compliance with the applicable professional standards, and has been inspected by the PCAOB on a regular basis. As such, as of the date of this prospectus, our auditor is not subject to the Determinations and our offering is not affected by the Holding Foreign Companies Accountable Act and related regulations. On August 26, 2022, the China Securities Regulatory Commission (the “CSRC”), the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the U.S. Securities and Exchange Commission. There is a risk that our auditor cannot be inspected by the PCAOB in the future, and if the PCAOB determines that it cannot inspect or fully investigate our auditors for three consecutive years beginning in 2021, our securities will be prohibited to trade on a national exchange or in the over-the-counter trading market under the Holding Foreign Companies Accountable Act, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless. See “Risk Factors - Risks Relating to Doing Business in China - The newly enacted Holding Foreign Companies Accountable Act and the Accelerating Holding Foreign Companies Accountable Act passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the Public Company Accounting Oversight Board of the United States. These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor, which may cause the value of our securities to decline or become worthless.”

Dividends and Distributions

As of the date of this prospectus, (1) no cash transfer or transfer of other assets have occurred among the Company, its subsidiaries, and the VIE, (2) no dividends or distributions have been made by a subsidiary or the VIE, and (3) the Company has not made any dividends or distributions to U.S. investors. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future, or any funds will be transferred from one entity to another. As such, we have not installed any cash management policies that dictate how funds are transferred among Jin Med, its subsidiaries, or investors. For further details, please refer to “PROSPECTUS SUMMARY - Selected Condensed Consolidated Financial Schedule of Jin Med and Its Subsidiaries and VIE”, as well as the consolidated financial statements included elsewhere in this registration statement.

Under Cayman Islands law, the Company may pay dividends on its shares out of either profit or share premium amounts, provided that in no circumstance may a dividend be paid if such payment would result in the Company being unable to pay its debts as they become due in the ordinary course of business. If in the future we determine to pay dividends on any of our Ordinary Shares, in the absence of available profits or share premium, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Zhongjin HK, which will be dependent on receiving dividend payments from our direct PRC subsidiary, or WFOE, which will be dependent on receiving payments from the VIE pursuant to the VIE Agreements for services rendered to the VIE under the Exclusive Business Cooperation Agreement. However, the VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE, and we are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC. For restrictions and limitations on our ability to settle amounts under the VIE Agreements, please see “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC operating entities that conduct all of our operations.” As of the date of this prospectus, the VIE has retained all its earnings and intends to retain all future earnings to re-invest in and finance the expansion of its business..

Current PRC regulations permit our WFOE to pay dividends to Zhongjing HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Zhongjing HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to Zhongjing HK may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%. In addition, each of our PRC operating entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other things, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. See “Material Income Tax Consideration—People’s Republic of China Enterprise Taxation”.

Cash dividends, if any, on our Ordinary Shares would be paid in U.S. dollars. The PRC government also imposes control on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Substantially all  of the income of the VIE is in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the SAFE in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.   Furthermore, if our PRC operating entities incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. Due to the above restrictions, if we are unable to receive payments from our PRC operating entities, we will not be able to pay dividends to our investors, should we desire to do so in the future. For further details, see “Risk Factors - Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment”, “Risk Factors - PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating entities”, and “Risk Factors - To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, or of the VIE is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.”

Overview

The China-based VIE, Changzhou Zhongjin, and its subsidiaries, design and manufacture wheelchairs and living aids products for people with disabilities, the elderly, and people recovering from injury. Our business focuses primarily on wheelchairs. For the six months ended March 31, 2022 and 2021, and fiscal years ended September 30, 2021 and 2020, sales of wheelchairs and wheelchair components represented approximately 97.3%, 99.7%, 99.7%, and 98.9%, respectively, of our revenue, while sales of living aids products such as oxygen concentrators and bathing machines represented approximately 2.7%, 0.3%, 0.3% and 1.1%, respectively, of our revenue. Currently, our living aids products are only sold to a few selected customers to test the markets for these products. The majority of our products are sold to dealers in Japan and China, while a small number of our products are also sold to dealers located in other regions including the United States, Canada, Australia, Korea, Israel, Singapore, and others.

Since 2006, Changzhou Zhongjin has been designing and manufacturing wheelchairs. Almost all of its wheelchairs currently for sale are manual wheelchairs. Changzhou Zhongjin only started selling electric wheelchairs in 2018, and electric wheelchairs accounted for 0.5% and 1.0% of our revenues for the six months ended March 31, 2022 and 2021, respectively, and 1% of its revenues for the fiscal years ended September 30, 2021 and 2020. The manual wheelchair product category has a wide range of products at various price points, consisting of more than thirty models. The mid to high-end wheelchairs and components are mostly geared towards customers in Japan, and the relatively lower-end wheelchairs and components are targeted for customers in China. We believe the wheelchair markets in Japan and China are favorably exposed to multiple macro-economic growth driving factors such as rising spending power, growing popularity of outdoor and active lifestyles for the disabled population, and general needs for better mobility equipment. In addition, we believe demand for our products in Japan and China will increase over the next several decades due to the growing aging population. According to the Frost & Sullivan Report, as of early 2020, more than 25% of Japan’s population is over 65 years old, the highest proportion in the world, and by 2030, one in every three people will be 65 or older. Japanese demographers estimate that senior citizens will account for 40% of the population in Japan in 2060. Similarly, in China, according to the National Bureau of Statistics of China, the population aged 65 or above has grown at a Compound Annual Growth Rate (“CAGR”) of 6.1% from approximately 150.4 million to approximately 190.6 million from 2016 to 2020. We believe the expansion of the aging populations in Japan and China will continue in the near future, providing a real opportunity for us to grow our business.

We seek to deliver quality products with customized attributes tailored to our end users’ specifications at competitive prices. Our wheelchairs are designed to be lightweight and ergonomic. Changzhou Zhongjin operates two manufacturing facilities in China, where we carry out design, engineering, manufacturing, and assembly of its products. Changzhou Zhongjin owns the facilities located in Changzhou City, Jiangsu Province, China, and leases the facility located in Taizhou City, Jiangsu Province, China for a term of 30 years from 2014 to 2043. While we strive to achieve efficiency by standardizing and optimizing certain procedures across the production cycle, we understand the importance of maintaining the quality of our products and strictly enforce our quality control protocols at every step of our production process.

As of the date of this prospectus, all of Changzhou Zhongjin’s products are distributed through qualified dealers in the markets where it operates. Changzhou Zhongjin has a stable and well-established distribution network, which has helped it grow its sales and expand its market for more than a decade. As of the date of this prospectus, Changzhou Zhongjin has established relationships with over forty distributors in China, and over twenty in the other regions of the world where we currently sell our products. The management is constantly looking to add qualified and reputable distributors to our network and have built long-term relationships with a number of them. For example, we have been a supplier to Nissin Medical Industries Co., Ltd (“Nissin”), our largest dealer and sole distributor in Japan, since 2006. Despite the number of dealers we work with, the majority of our sales, or approximately 76.1%, 81.2%, 78.2% and 66.4% of our revenues for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, respectively, were attributed to Nissin. In addition, 6.0%, 2.4%, 5.0% and 10.0% of our total revenue was attributed to Nissin’s wholly-owned subsidiaries, Colours’n Motion Inc (“Colors”), Nissin Medical Co., Ltd. (“Nissin Korea”) and Nissin Medical Vietnam Co., Ltd. (“Nissin Vietnam”), aggregately, for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, respectively. Nissin is one of the largest medical device distributors in Japan, and all our products sold to Nissin were original equipment manufacturer (“OEM”) products that were manufactured according to specifications requested by Nissin and sold to the end-users in Japan under Nissin’s brands. For the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, Nissin was the only customer that accounted for more than 10% of our revenue.

Our research and development (“R&D”) capabilities have always been a cornerstone of our success. Changzhou Zhongjin’s R&D department currently has 56 employees, many of whom own advanced degrees in engineering and related fields. Our CEO, Dr. Erqi Wang, is the core leader of our R&D department. Dr. Wang pioneered a tailor-made concept for “rehabilitation wheelchair” design in China that allows users to adjust wheelchair functions according to their individual conditions. Our wheelchairs designed under this concept have won a number of design awards in China, including the Changzhou Science and Technology Progress Award in 2012, the Wujin District Science and Technology Progress Award in 2012, the Silver Award of the First Industrial Design Competition of Jiangsu Province in 2013, and the CF Silver Award of the “Canton Fair” in 2014. Changzhou Zhongjin and its subsidiaries own 106 patents and are in the process of registering 22 additional patents with the Patent Administration Department of the PRC. We are committed to further invest in R&D efforts to deliver innovative products to meet the needs of our customers.

Beginning in 2018, to expand business and diversify product offerings, we started to explore the markets for electric wheelchairs and other living aids products, such as oxygen concentrators and bathing machines. As of the date of this prospectus, our R&D team has developed a number of new products, including: a portable oxygen concentrator, which is one of the smallest on the market designed for people needing oxygen supply while maintaining their independence and mobility; a lightweight electric wheelchair that weighs only 17 kg and adopts an anti-tilting system equipped with safety belts; and an electric lifting bathing machine that adopts unique user-friendly designs such as foot-locked rear casters that ensure the stable and comfortable lifting operation and bathing experience. As of the date of this prospectus, we are in the process of evaluating the markets and viability of these new products by introducing them to a few selected dealers in different regions.

Beginning in 2018, to expand business and diversify product offering, we started to explore the markets for electric wheelchairs and other living aids products, such as oxygen concentrators and bathing machines. As of the date of this prospectus, our R&D team has developed a number of new products, including: a portable oxygen concentrator, which is one of the smallest on the market designed for people needing oxygen supply while maintaining their independence and mobility; a lightweight electric wheelchair that weighs only 17 kg and adopts an anti-tilting system equipped with safety belts; and an electric lifting bathing machine that adopts unique user-friendly designs such as foot-locked rear casters that ensure the stable and comfortable lifting operation and bathing experience. As of the date of this prospectus, we are in the process of evaluating the markets and viability of these new products by introducing them to a few selected dealers in different regions.

We are led by a management team with extensive experience in R&D, manufacturing and commercialization of wheelchairs and living aids product. We believe our management team is well positioned to lead us through the development, regulatory approval and commercialization of our future products, while maintaining and improving the market position of our existing products. Our financial and operating results for the last two fiscal years were as follows: our revenue was $20,764,273 and $16,193,763 for the fiscal years 2021 and 2020, respectively; our net income was $2,631,706 and $2,205,998 for the fiscal years 2021 and 2020, respectively. For the fiscal year 2021, as our business and the overall economy continue to recover from the COVID-19 pandemic, our revenue and net income increased by 28.2% and 19.3%, respectively, compared to the same period of the fiscal year 2020. For the six months ended March 31, 2022, our revenue was $9,467,621, a 0.5% increase compared to the same period of the fiscal year 2021, and our net income was $1,225,864, a 33.4% decrease compared to the same period of the fiscal year 2021. The decrease in our net income for the six months ended March 31, 2022 was mainly due to the negative impact of the recent resurgence of the COVID-19 pandemic in China, which has caused an increase in raw material prices. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - COVID-19 Impact” for more details.

Selected Condensed Consolidated Financial Schedule of Jin Med and Its Subsidiaries and VIE

The following tables present selected condensed consolidated financial data of Jin Med and its subsidiaries and the VIE for the fiscal years ended September 30, 2021 and 2020, and balance sheet data as of September 30, 2021 and 2020, which have been derived from our audited financial statements for those periods. The following historical statements of operations for the six months ended March 31, 2022, and balance sheet data as of March 31, 2022, have been derived from our unaudited financial statements for those periods. Jin Med records its investments in its subsidiaries under the equity method of accounting. Such investments are presented in the selected condensed consolidating balance sheets of Jin Med as “Investments in a subsidiary” and the profit of the subsidiaries is presented as “Income for equity method investment” in the selected condensed consolidated statements of operations. In preparation of the proposed public offering, Jin Med completed a reorganization of the legal structure on November 26, 2020, including entering into a series of agreements with the shareholders of Changzhou Zhongjin (the “VIE Agreements”). Pursuant to the VIE Agreements, Jin Med through its wholly owned subsidiary, WFOE, has the exclusive right to provide to Changzhou Zhongjin consulting services related to business operations, including technical and management consulting services and is entitled for consulting fee, which equal to 100% of the consolidated net income of Changzhou Zhongjin. Accordingly, for the six months ended March 31, 2022 and for the year ended September 30, 2021, WFOE recognized the consulting fee income from VIE and VIE’s subsidiaries representing the fees earned by the WFOE since the commencement of the VIE Agreements and the correspondence consulting fee receivable due from VIE and VIE’s subsidiaries as these fees were not paid through the date of this prospectus. Prior to the execution of the VIE Agreements, Jin Med, Zhongjin HK and WFOE were all inactive and therefore the balances for these entities were all 0 as of September 30, 2020 and for the year then ended and the financial positions and operating results for these period only reflected in the VIE column.

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended March 31, 2022
	Jin Med (Cayman Islands)	Subsidiary (Hong Kong)	WFOE (PRC)	VIE (PRC)	Eliminations	Consolidated Total
Revenue	$-	$-	$-	$9,467,621	$-	$9,467,621
Consulting fee income from VIE and VIE’s subsidiaries	$-	$-	$1,225,864	$-	$(1,225,864)	$-
Income for equity method investment	$1,225,864	$1,225,864	$-	$-	$(2,451,728)	$-
Benefits through VIE and VIE’s subsidiaries	$-	$-	$-	$-	$-	$-
Consulting fee in relation to services rendered by WFOE	$-	$-	$-	$(1,225,864)	$1,225,864	$-
Net income	$1,225,864	$1,225,864	$1,225,864	$-	$(2,451,728)	$1,225,864
Comprehensive income	$1,225,864	$1,272,735	$1,272,735	$221,408	$(2,498,598)	$1,494,144

	For the Year Ended September 30, 2021
	Jin Med (Cayman Islands)	Subsidiary (Hong Kong)	WFOE (PRC)	VIE (PRC)	Eliminations	Consolidated Total
Revenue	$-	$-	$-	$20,764,273	$-	$20,764,273
Consulting fee income from VIE and VIE’s subsidiaries	$-	$-	$2,193,088	$-	$(2,193,088)	$-
Income for equity method investment	$2,193,088	$2,193,088	$-	$-	$(4,386,176)	$-
Benefits through VIE and VIE’s subsidiaries	$-	$-	$-	$-	$-	$-
Consulting fee in relation to services rendered by WFOE	$-	$-	$-	$(2,193,088)	$2,193,088	$-
Net income	$2,193,088	$2,193,088	$2,193,088	$438,618	$(4,386,176)	$2,631,706
Comprehensive income	$2,193,088	$2,210,222	$2,210,222	$1,016,200	$(4,403,310)	$3,226,422

	For the Year Ended September 30, 2020
	Jin Med (Cayman Islands)	Subsidiary (Hong Kong)	WFOE (PRC)	VIE (PRC)	Eliminations	Consolidated Total
Revenue	$-	$-	$-	$16,193,763	$-	$16,193,763
Consulting fee income from VIE and VIE’s subsidiaries	$-	$-	$-	$-	$-	$-
Income for equity method investment	$-	$-	$-	$-	$-	$-
Benefits through VIE and VIE’s subsidiaries	$-	$-	$-	$-	$-	$-
Consulting fee in relation to services rendered by WFOE	$-	$-	$-	$-	$-	$-
Net income	$-	$-	$-	$2,205,998	$-	$2,205,998
Comprehensive income	$-	$-	$-	$2,156,674	$-	$2,156,674

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2022
	Jin Med	Subsidiary (Hong Kong)	WFOE (PRC)	VIE	Eliminations	Consolidated Total
Cash	$-	$-	$-	$3,642,055	$-	$3,642,055
Consulting fee receivable due from VIE and VIE’s subsidiaries	$-	$-	$3,482,957	$-	$(3,482,957)	$-
Intercompany receivable	$20,000	$-	$-	$-	$(20,000)	$-
Total current assets	$20,000	$-	$3,482,957	$19,312,458	$(3,502,957)	$19,312,458
Investments in a subsidiary	$3,418,952	$3,482,957	$-	$-	$(6,901,909)	$-
Accumulated benefits through VIE and VIE’s subsidiaries	$-	$-	$-	$-	$-	$-
Total non-current assets	$3,418,952	$3,482,957	$-	$2,530,704	$(6,901,909)	$2,530,704
Total Assets	$3,438,952	$3,482,957	$3,482,957	$21,843,162	$(10,404,866)	$21,843,162
Consulting fee payable due to WFOE	$-	$-	$-	$3,482,957	$(3,482,957)	$-
Intercompany payable	$-	$-	$-	$20,000	$(20,000)	$-
Total Liabilities	$-	$-	$-	$9,823,090	$(3,502,957)	$6,320,133
Total Shareholders’ Equity	$3,438,952	$3,482,957	$3,482,957	$12,020,072	$(6,901,909)	$15,523,029
Total Liabilities and Shareholders’ Equity	$3,438,952	$3,482,957	$3,482,957	$21,843,162	$(10,404,866)	$21,843,162

	As of September 30, 2021
	Jin Med	Subsidiary (Hong Kong)	WFOE (PRC)	VIE	Eliminations	Consolidated Total
Cash	$-	$-	$-	$3,672,260	$-	$3,672,260
Consulting fee receivable due from VIE and VIE’s subsidiaries	$-	$-	$2,210,222	$-	$(2,210,222)	$-
Intercompany receivable	$20,000	$-	$-	$-	$(20,000)	$-
Total current assets	$20,000	$-	$2,210,222	$19,419,972	$(2,230,222)	$19,419,972
Investments in a subsidiary	$2,193,088	$2,210,222	$-	$-	$(4,403,310)	$-
Accumulated benefits through VIE and VIE’s subsidiaries	$-	$-	$-	$-	$-	$-
Total non-current assets	$2,193,088	$2,210,222	$-	$2,480,993	$(4,403,310)	$2,480,993
Total Assets	$2,213,088	$2,210,222	$2,210,222	$21,900,965	$(6,633,532)	$21,900,965
Consulting fee payable due to WFOE	$-	$-	$-	$2,210,222	$(2,210,222)	$-
Intercompany payable	$-	$-	$-	$20,000	$(20,000)	$-
Total Liabilities	$-	$-	$-	$10,102,302	$(2,230,222)	$7,872,080
Total Shareholders’ Equity	$2,213,088	$2,210,222	$2,210,222	$11,798,663	$(4,403,310)	$14,028,885
Total Liabilities and Shareholders’ Equity	$2,213,088	$2,210,222	$2,210,222	$21,900,965	$(6,633,532)	$21,900,965

	As of September 30, 2020
	Jin Med	Subsidiary (Hong Kong)	WFOE (PRC)	VIE	Eliminations	Consolidated Total
Cash	$-	$-	$-	$1,663,524	$-	$1,663,524
Consulting fee receivable due from VIE and VIE’s subsidiaries	$-	$-	$-	$-	$-	$-
Total current assets	$-	$-	$-	$18,156,715	$-	$18,156,715
Investments in a subsidiary	$-	$-	$-	$-	$-	$-
Accumulated benefits through VIE and VIE’s subsidiaries	$-	$-	$-	$-	$-	$-
Total non-current assets	$-	$-	$-	$2,658,501	$-	$2,658,501
Total Assets	$-	$-	$-	$20,815,216	$-	$20,815,216
Consulting fee payable due to WFOE	$-	$-	$-	$-	$-	$-
Total Liabilities	$-	$-	$-	$10,012,753	$-	$10,012,753
Total Shareholders’ Equity	$-	$-	$-	$10,802,463	$-	$10,802,463
Total Liabilities and Shareholders’ Equity	$-	$-	$-	$20,815,216	$-	$20,815,216

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended March 31, 2022
	Jin Med	Subsidiary (Hong Kong)	WFOE (PRC)	VIE	Eliminations	Consolidated Total
Net cash used in operating activities	$-	$-	$-	$(51,274)	$-	$(51,274)
Net cash used in investing activities	$-	$-	$-	$(40,816)	$-	$(40,816)
Net cash used in financing activities	$-	$-	$-	$(6,468)	$-	$(6,468)

	For the Year Ended September 30, 2021
	Jin Med	Subsidiary (Hong Kong)	WFOE (PRC)	VIE	Eliminations	Consolidated Total
Net cash provided by operating activities	$-	$-	$-	$5,843,292	$-	$5,843,292
Net cash used in investing activities	$-	$-	$-	$(1,067,640)	$-	$(1,067,640)
Net cash used in financing activities	$-	$-	$-	$(2,870,219)	$-	$(2,870,219)

	For the Year Ended September 30, 2020
	Jin Med	Subsidiary (Hong Kong)	WFOE (PRC)	VIE	Eliminations	Consolidated Total
Net cash provided by operating activities	$-	$-	$-	$2,503,179	$-	$2,503,179
Net cash used in investing activities	$-	$-	$-	$(1,958,506)	$-	$(1,958,506)
Net cash used in financing activities	$-	$-	$-	$(343,907)	$-	$(343,907)

ROLL-FORWARD OF INVESTMENT IN SUBSIDIARIES AND VIE

Balance, September 30, 2019	$-
Comprehensive income for the year	-
Balance, September 30, 2020	$-
Comprehensive income for the year	2,193,088
Balance, September 30, 2021	$2,193,088
Comprehensive income for the period	1,225,864
Balance, March 31, 2022	$3,418,952

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

●	quality products that focus on customer needs;

●	well established distribution network;

●	strong focus on research and development;

●	vertically integrated production; and

●	experienced management team and dedicated employees.

Our Strategies

We intend to grow our business using the following key strategies:

●	develop innovative wheelchair products to meet customers’ needs;

●	expand product offering by adding new products;

●	enhance our distribution network;

●	further expand to markets beyond Japan and China; and

●	invest in our production facilities.

Summary of Risk Factors

We are a holding company incorporated in the Cayman Islands. Investing in our Ordinary Shares involves significant risks. All of our revenues are generated by the China-based VIE. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business

Risks and uncertainties related to our business include, but are not limited to, the following:

●	We operate in highly competitive markets, and the scale and resources of some of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our net revenues and profitability. See “Risk Factors - Risks Related to Our Business - We operate in highly competitive markets, and the scale and resources of some of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our net revenues and profitability.”

●	A significant portion of our revenue is concentrated on one large customer, and we do not have a long-term supply agreement with this key customer and rely upon our longstanding relationship with them. If we lose this customer, our results of operations will be adversely and materially impacted. See “Risk Factors - Risks Related to Our Business - A significant portion of our revenue is concentrated on one large customer, and we do not have a long-term supply agreement with this key customer and rely upon our longstanding relationship with them. If we lose this customer, our results of operations will be adversely and materially impacted.”

●	A disruption, termination or alteration of the supply of materials or components due to natural disasters, political and economic turmoil, and widespread disease or pandemics (such as the recent coronavirus outbreak) could materially adversely affect the sales of our products. See “Risk Factors - Risks Related to Our Business - A disruption, termination or alteration of the supply of materials or components due to natural disasters, political and economic turmoil, and widespread disease or pandemics (such as the recent coronavirus outbreak) could materially adversely affect the sales of our products.”

●	Increases in the price of raw materials or impact of currency value fluctuations could impact our ability to sustain and grow earnings. See “Risk Factors - Risks Related to Our Business - Increases in the price of raw materials or impact of currency value fluctuations could impact our ability to sustain and grow earnings.”

●	Our business depends on the performance of dealers and disruptions within our dealer network could have a negative effect on our business. See “Risk Factors - Risks Related to Our Business - Our business depends on the performance of dealers and disruptions within our dealer network could have a negative effect on our business.” -

●	Our products are subject to inherent risks relating to product liability and personal injury claims. See “Risk Factors - Risks Related to Our Business - Our products are subject to inherent risks relating to product liability and personal injury claims.” -

●	We have limited sources of working capital and will need substantial additional financing. See “Risk Factors - Risks Related to Our Business - We have limited sources of working capital and will need substantial additional financing.” -

●	We source our raw materials used for manufacturing from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted. See “Risk Factors - Risks Related to Our Business - We source our raw materials used for manufacturing from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.” -

●	Our expansion into new product categories exposes us to new challenges and more risks. See “Risk Factors - Risks Related to Our Business - Our expansion into new product categories exposes us to new challenges and more risks.” -

●	If we fail to maintain an effective quality control system, our business could be materially and adversely affected. See “Risk Factors - Risks Related to Our Business - If we fail to maintain an effective quality control system, our business could be materially and adversely affected.” -

●	Our production facilities may be unable to maintain efficiency, encounter problems in ramping up production or otherwise have difficulty meeting our production requirements. See “Risk Factors - Risks Related to Our Business - Our production facilities may be unable to maintain efficiency, encounter problems in ramping up production or otherwise have difficulty meeting our production requirements.” -

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

●	If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC operating entities that conduct all of our operations. See “Risk Factors - Risks Related to Our Corporate Structure - If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC operating entities that conduct all of our operations.”

●	We rely on contractual arrangements with our variable interest entity and its subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests. See “Risk Factors - Risks Related to Our Corporate Structure - We rely on contractual arrangements with our variable interest entity and its subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests.”-

●	The custodians or authorized users of our tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets, all of which may jeopardize our control over our PRC subsidiary and the VIE. See “Risk Factors - Risks Related to Our Corporate Structure - The custodians or authorized users of our tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets, all of which may jeopardize our control over our PRC subsidiary and the VIE.” -

Risks Related to Doing Business in China

Risks and uncertainties related to doing business in China include, but are not limited to, the following:

●	A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition. See “Risk Factors - Risks Related to Doing Business in China - A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.”-

●	PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating entities. See “Risk Factors - Risks Related to Doing Business in China - PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating entities.”-

●	We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete. See “Risk Factors - Risks Related to Doing Business in China - We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.”

●	Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations. See “Risk Factors - Risks Related to Doing Business in China - Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations.”

●	Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders. See “Risk Factors - Risks Related to Doing Business in China - Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

●	We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law. See “Risk Factors - Risks Related to Doing Business in China - We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.”

●	Our wheelchairs and living aids products are classified as medical devices, which are subject to safety and technical inspections by authorities, the failure of which may result in monetary penalties, delays and interruptions in production, and loss of sales. See “Risk Factors - Risks Related to Doing Business in China - Our wheelchairs and living aids products are classified as medical devices, which are subject to safety and technical inspections by authorities, the failure of which may result in monetary penalties, delays and interruptions in production, and loss of sales.”

●	Uncertainties with respect to the PRC legal system could adversely affect us. See “Risk Factors - Risks Related to Doing Business in China - Uncertainties with respect to the PRC legal system could adversely affect us.”

●	Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our proposed offering. See “Risk Factors - Risks Related to Doing Business in China - Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our proposed offering.”

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. See “Risk Factors - Risks Related to Doing Business in China - The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.”

●	There are uncertainties regarding the enforcement of laws and rules and regulations in China, which can change quickly with little advance notice, and there is a risk that the Chinese government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer or continue our operations, and cause the value of our securities to significantly decline or become worthless. See “Risk Factors - Risks Related to Doing Business in China - There are uncertainties regarding the enforcement of laws and rules and regulations in China, which can change quickly with little advance notice, and there is a risk that the Chinese government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer or continue our operations, and cause the value of our securities to significantly decline or become worthless.”

●	Our contractual arrangements with Changzhou Zhongjin are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements. See “Risk Factors - Risks Related to Doing Business in China - Our contractual arrangements with Changzhou Zhongjin are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.”

●	We are a holding company and we rely for funding on dividend payments from our PRC operating entities, which are subject to restrictions under PRC laws. See “Risk Factors - Risks Related to Doing Business in China - We are a holding company and we rely for funding on dividend payments from our PRC operating entities, which are subject to restrictions under PRC laws.”

●	Our business may be materially and adversely affected if any of our PRC operating entities declare bankruptcy or become subject to a dissolution or liquidation proceeding. See “Risk Factors - Risks Related to Doing Business in China - Our business may be materially and adversely affected if any of our PRC operating entities declare bankruptcy or become subject to a dissolution or liquidation proceeding.”

●	Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders. See “Risk Factors - Risks Related to Doing Business in China - Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

●	Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations. See “Risk Factors - Risks Related to Doing Business in China - Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.”

●	Fluctuations in exchange rates could adversely affect our business and the value of our securities. See “Risk Factors - Risks Related to Doing Business in China

●	Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment. See “Risk Factors - Risks Related to Doing Business in China - Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment.”

●	To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, or of the VIE is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets. See “Risk Factors - Risks Related to Doing Business in China - To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, or of the VIE is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.”

●	Increases in labor costs in the PRC may adversely affect our business and results of operations. See “Risk Factors - Risks Related to Doing Business in China - Increases in labor costs in the PRC may adversely affect our business and results of operations.”-

●	We may be subject to penalties if we are not in compliance with the PRC’s regulations relating to employee’s social insurance and housing funds. See “Risk Factors - Risks Related to Doing Business in China - We may be subject to penalties if we are not in compliance with the PRC’s regulations relating to employee’s social insurance and housing funds.”

●	If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations, this offering and our reputation, and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably. See “Risk Factors - Risks Related to Doing Business in China - If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations, this offering and our reputation, and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.”

●	You may face difficulties in protecting your interests and exercising your rights as a shareholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the U.S. See “Risk Factors - Risks Related to Doing Business in China - You may face difficulties in protecting your interests and exercising your rights as a shareholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the U.S.”

●	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. See “Risk Factors - Risks Related to Doing Business in China - We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.”

Risks Related to Doing Business in Japan

Risks and uncertainties related to doing business in Japan include, but are not limited to, the following:

●	We are subject to a variety of laws and regulations including intellectual property, competition, consumer protection, product safety, and social benefits in Japan, which is our largest market. See “Risk Factors - Risks Related to Doing Business in Japan - We are subject to a variety of laws and regulations including intellectual property, competition, consumer protection, product safety, and social benefits in Japan, which is our largest market.”

●	Adverse macroeconomic conditions in Japan, our primary market, may harm our business, results of operations and financial condition. See “Risk Factors - Risks Related to Doing Business in Japan - Adverse macroeconomic conditions in Japan, our primary market, may harm our business, results of operations and financial condition.”

Risks Related to the Offering and Our Ordinary Shares

Risks and uncertainties related to the offering and our Ordinary Shares include, but are not limited to, the following:

●	Since our CEO will own at least 50% of our Ordinary Shares following the initial public offering, he will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members. See “Risk Factors - Risks Related to the Offering and Our Ordinary Shares - Since our CEO will own at least 50% of our Ordinary Shares following the initial public offering, he will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.”

●	If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected. See “Risk Factors - Risks Related to the Offering and Our Ordinary Shares- If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.”

●	The newly enacted “Holding Foreign Companies Accountable Act” and the “Accelerating Holding Foreign Companies Accountable Act” passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the Public Company Accounting Oversight Board of the United States (the “PCAOB”). These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor, which may cause the value of our securities to decline or become worthless. See “Risk Factors - Risks Related to the Offering and Our Ordinary Shares- The newly enacted “Holding Foreign Companies Accountable Act” and the “Accelerating Holding Foreign Companies Accountable Act” passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the Public Company Accounting Oversight Board of the United States (the “PCAOB”). These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor, which may cause the value of our securities to decline or become worthless.”

●	As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders. See “Risk Factors - Risks Related to the Offering and Our Ordinary Shares - As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.”

●	We do not intend to pay dividends for the foreseeable future. See “Risk Factors - Risks Related to the Offering and Our Ordinary Shares - “Risk Factors - Risks Related to the Offering and Our Ordinary Shares - We do not intend to pay dividends for the foreseeable future”.

Corporate Information

Our principal executive offices are located at No. 33 Lingxiang Road, Wujin District, Changzhou City, Jiangsu Province People’s Republic of China, and our phone number is +86519 89607972. Our registered office in the Cayman Islands is located at P.O. Box 31119, Grand Pavilion, Hibiscus Way,802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands, Cayman Islands, and the phone number of our registered office is + 1345 769 9372. Our legal name is JIN MEDICAL INTERNATIONAL LTD., and we operate our business under the commercial name “Jin Med”, which is included in our logo. Our customers recognize us by Jin Med.

Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, NY 10168. We maintain a corporate website at www.zhjmedical.com. The information contained in, or accessible from, our website or any other websites does not constitute a part of this prospectus.

Controlled Company

We are a controlled company as defined under Nasdaq Listing Rules, and as long as our CEO, Mr. Erqi Wang, owns at least 50% of the voting power of our Company, we will be a controlled company. However, even if we qualify as a controlled company, we do not intend to rely on the controlled company exemptions provided under Nasdaq Listing Rules. To that extent, we have set up the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, all of which consist solely of independent directors and adopted a charter for each committee.

For so long as we are a controlled company under that definition, we are permitted however to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the controlled company exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future. If we elect to rely on the controlled company exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. (See “Risk Factors - Since our CEO will own at least 50% of our Ordinary Shares following the initial public offering, he will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.”)

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Ordinary Shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, or Nasdaq, we may comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.

●	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our board of directors have a remuneration committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

THE OFFERING

Shares Offered	5,000,000 Ordinary Shares

Over-allotment Option	We have granted the underwriters 45 days from the date of the closing of this offering to purchase up to an additional 15% of our Ordinary Shares on the same terms as the other Ordinary Shares being purchased by the underwriters.

Ordinary Shares outstanding prior to completion of this offering	20,000,000 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	25,000,000 Ordinary Shares (or 25,750,000 Ordinary Shares assuming that the underwriters’ over-allotment option is exercised in full)

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $23,723,288, based on an assumed initial public offering price of $5.5 per Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the over-allotment option granted to the underwriters. We intend to use the net proceeds from this offering for production capacities expansion and research and development. See “Use of Proceeds” for more information.

Representative’s Warrants

We have agreed to issue warrants to the representative of the underwriters to purchase a number of Ordinary Shares equal to 3% of the total number of Ordinary Shares sold in this offering. Such warrants shall have an exercise price equal to 130% of the offering price of the Ordinary Shares sold in this offering, are exercisable 180 days after the commencement of the sales of this offering, and will be terminated five years after the commencement of the sales of this offering.

NASDAQ Trading symbol	We have applied for listing of our Ordinary Shares on the Nasdaq Capital Market under the symbol “ZJYL”.

Transfer Agent	Transhare Corporation

Risk Factors	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Ordinary Shares.

Lock-Up

We, our directors and executive officers, and our existing beneficial owners of 5% or more of our outstanding Ordinary Shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares for a period ending 180 days after the commencement of the trading of the Ordinary Shares. See “Underwriting” for more information.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business

We operate in highly competitive markets, and the scale and resources of some of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our net revenues and profitability.

We design and manufacture wheelchairs and living aids products. These industries are highly competitive in the markets where we compete, mainly Japan and the PRC. We compete in various aspects, including brand recognition, value for money, user experience, breadth of product and service offerings, product functionality and quality, sales and distribution, supply chain management, customer loyalty, and talents, among others. Intensified competition may result in pricing pressures and reduced profitability and may impede our ability to achieve sustainable growth in our revenues or cause us to lose market share. Our competitors may also engage in aggressive and negative marketing or public relations strategies which may harm our reputation and increase our marketing expenses. Any of these results could substantially harm our results of operations.

Some of our existing and potential competitors enjoy substantial competitive advantages, including: longer operating history, the capability to leverage their sales efforts and marketing expenditures across a broader portfolio of products, more established relationships with a larger number of suppliers, contract manufacturers and channel partners, access to larger and broader user bases, greater brand recognition, greater financial, research and development, marketing, distribution and other resources, more resources to make investments and acquisitions, larger intellectual property portfolios, and the ability to bundle competitive offerings with other products and services. We cannot assure you that we will compete with them successfully.

A significant portion of our revenue is concentrated on one large customer, and we do not have a long-term agreement with this key customer and rely upon our longstanding relationship with them. If we lose this customer, our results of operations will be adversely and materially impacted.

Our customers consist solely of qualified dealers. We have one large customer, Nissin, with whom we generated substantial revenue each year. For the six months ended March 31, 2022 and 2021, and fiscal years ended September 30, 2021 and 2020, Nissin and its wholly owned subsidiaries together represented approximately 81.7%, 83.6%, 83.2% and 76.4% of the Company’s total sales, respectively. We do not have a long-term agreement with Nissin, and our sales framework contract with Nissin, which automatically renews every year, does not require Nissin to purchase any products from us. We rely primarily upon our goodwill and past performance to sustain our business relationship with Nissin. Although we have had a stable relationship with Nissin for more than ten years and strive to maintain our relationship, there is no guarantee that such relationship will not deteriorate or be terminated in the future. Our results of operations will be adversely and materially impacted if Nissin reduces or stops their purchases from us.

A disruption, termination or alteration of the supply of materials or components due to natural disasters, political and economic turmoil, and widespread disease or pandemics (such as the recent COVID-19 pandemic) could materially adversely affect the sales of our products.

Our business depends on the supply of manufacturing materials and components such as tubing, cushions, electric components and various types of wheels from certain parts manufacturers. We are reliant on a consistent supply of materials and components in order to maintain our manufacturing capability. If these suppliers experience production delays, we may receive a lower allocation of materials and parts than anticipated, or if the quality or design of their materials and parts changes, or if these manufacturers implement recalls, we could incur substantive costs or disruptions to our business, which could have a material adverse effect on our net sales, financial condition, profitability and cash flows.

In addition, volatility in the financial markets generally could impact the financial viability of our suppliers, or could cause them to exit certain business lines, or change the terms on which they are willing to provide products. Further, any changes in quality or design, capacity limitations, shortages of raw materials or other problems could result in shortages or delays in the supply of certain wheelchair parts to us. Our business, operating results and financial condition could suffer if our suppliers reduce output or introduce new parts that are incompatible with our current wheelchair designs or manufacturing process.

Further, conditions such as public health crises could impair our ability to procure necessary materials. Such public health crises may also increase the cost of these materials. For example, an outbreak of a new strain of coronavirus in Wuhan, China (“COVID-19”) has resulted in widespread quarantines and travel bans issued by the Chinese government for a certain period of time in 2020. Such quarantines and travel bans have had a substantial impact on our corporate operations in China and our operational results and our revenues in 2020 were materially and adversely impacted. There has been a resurgence of the COVID-19 pandemic in China since early 2022, which has caused disruptions in our operations and we expect that our financial results may be negatively impacted as a result,

Increases in the price of raw materials or impact of currency value fluctuations could impact our ability to sustain and grow earnings.

Our manufacturing processes consume substantive amounts of raw materials, the costs of which may be subject to worldwide supply and demand factors, as well as other factors beyond our control such as financial market trends. Raw material price fluctuations may adversely affect our results. We purchase significant amounts of aluminum, steel, plastics, titanium alloys, plastic, as well as other commodity-sensitive raw materials annually. In particular, in the past years, steel and aluminum prices have experienced volatility which has been unforeseen and unexpected.

Although the amount of our sales and costs denominated in foreign currencies is focused on Japan currently, our business strategy will require us to increase our international reaches and sales in the future, which would increase our exposure to risks of doing business on a global scale, including fluctuations in foreign currencies, changes in the economic strength of the countries in which we do business, difficulties in enforcing contractual obligations and intellectual property rights, burdens of complying with a wide variety of international export and import laws and social, political and economic instability. In particular, changes in currency values and tariff policies in foreign countries could also impact the level of competition in our major market such as Japan, as international products may become less costly due to relative conversion rates amongst different currencies. Further, commodity pricing and currency exchange rates may fluctuate significantly in the future. Such fluctuations could have a material effect on our results of operations, financial position and cash flows and impact the comparability of our results between financial periods.

Our business depends on the performance of dealers and disruptions within our dealer network could have a negative effect on our business.

We sell our products through a network of qualified dealers, many of whom also resell products of our competitors. Our business is therefore affected by our ability to establish new relationships and maintain relationships with existing dealers. The geographic coverage of our dealers and their individual business conditions can affect the ability of our dealers to sell our products to end customers. We do not establish exclusivity clauses with dealers in order to strengthen our bargaining power. We usually do not enter into any long-term business agreements with our dealers and we strive to maintain good relationship with our dealers. We can provide no assurance that we will be able to maintain such goodwill with our dealers and renew our dealer agreements on favorable terms, if at all.

Our largest dealer, Nissin, and its wholly-owned subsidiaries together represented approximately 81.7%, 83.6%, 83.2% and 76.4% of our revenues for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, respectively. The performance of this dealer is extremely important to us. Although we have strived to maintain a good relationship with this dealer, there is no guarantee that such relationship will not deteriorate or be terminated in the future. There may be consolidation and changes in the dealership landscape over time which could affect the performance of our existing dealers. Thus, if we are unable to secure business relationship with our existing dealers or recruit more reputable and qualified dealers, our results of operations may be adversely and materially impacted. If we are unable to renew our contracts with one or more of our largest dealers or re-negotiate an agreement under the same or more advantageous terms, our sales and results of operations could be adversely affected.

Our products are subject to inherent risks relating to product liability and personal injury claims.

We, as a company manufacturing wheelchairs and living aids products, are exposed to risks inherent in the manufacturing and distribution of medical devices, such as with respect to improper constructions, adequacy of warnings, and unintended uses of our products. In addition, product liability claims may be asserted against us with respect to any of the products we sell and as a manufacturer, we are required to pay for damages for any successful product liability claim against us, although we may have the right under applicable laws, rules and regulations to recover from the relevant third parties for compensation in connection with a product liability claim. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer.

We do not carry product liability insurance coverage for products sold in countries where product liability insurance is not required, including our two largest markets, Japan and China. Further, we may not be able to maintain product liability insurance for our products sold in overseas markets at a reasonable cost or in sufficient amounts to protect us against losses due to liability, or such insurance coverage may not be sufficient to cover all losses. A successful product liability claim or series of claims brought against us could adversely affect our business, operating results, and financial condition.

Further, regardless of merit or eventual outcome, product liability claims may result in impairment of our business reputation, costs due to related litigation, distraction of management’s attention from our primary business, initiation of investigations by regulators, substantial monetary awards to customers or other claimants, the inability to commercialize our product candidates and decreased demand for our product candidates, if authorized for commercial sale. We, like many other similar companies in China, generally do not carry product liability insurance. Currently, we only maintain product liability insurance for certain wheelchair products sold to a dealer located in the U.S. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any available business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

If Changzhou Zhongjin or Taizhou Zhongin were to lose their certification as a New and High Tech Enterprise, we could face higher tax rates than we currently pay for much of our revenues.

Changzhou Zhongjin and Taizhou Zhongjin were approved as New and High Tech Enterprises (“NHTE”) in November 2018. The NHTE status is valid for three years and may be renewed upon expiration, and entitles Changzhou Zhongjin and Taizhou Zhongjin to a favorable tax rate of 15%, rather than the unified rate of 25%. For the year ended September 30, 2021 and 2020, the taxes payable by us would have increased by $284,786 and $240,768, respectively, if Changzhou Zhongjin and Taizhou Zhongjin were not certified as NHTE. In the event we were to lose the benefit of the favorable tax rate in the future, we could see significant increases in the amount of taxes we pay, meaning that our operating results could be materially harmed, even in the absence of a decrease in our operations.

We have limited sources of working capital and will need substantial additional financing.

The working capital required to implement our business strategy and R&D efforts will most likely be provided by funds obtained through offerings of our equity, debt, debt-linked securities, and/or equity-linked securities, and revenues generated by us. No assurance can be given that we will have revenues sufficient to sustain our operations or that we would be able to obtain equity/debt financing in the current economic environment. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing efforts; postpone the hiring of new personnel; or, under certain dire financial circumstances, substantially curtail or cease our operations.

Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our business plan and, as a result, could require us to significantly curtail or potentially cease our operations. As of March 31, 2022, we had cash of approximately $3.6 million and short-term investments of $2.5 million, total current assets of approximately $19.3 million and total current liabilities of approximately $6.3 million. We may need to engage in capital-raising transactions in the near future. Such financing transactions may well cause substantial dilution to our shareholders and could involve the issuance of securities with rights senior to the outstanding shares. Our ability to complete additional financings is dependent on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of its business model and offering terms. There is no assurance that we will be able to obtain any such additional capital through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our operations. If we do not obtain adequate capital on a timely basis and on satisfactory terms, our revenues and operations and the value of our Ordinary Shares and Ordinary Share equivalents would be materially negatively impacted and we may cease our operations.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel. We are dependent upon the services of Mr. Erqi Wang, our President, Chief Executive Officer, Chairman of the Board, for the continued growth and operation of our Company, due to his industry experience, technical expertise, as well as his personal and business contacts in the PRC. Additionally, Mr. Erqi Wang, performs key functions in the operation of our business as our Chief Engineer. We may not be able to retain Mr. Erqi Wang for any given period of time. Although we have no reason to believe that Mr. Erqi Wang will discontinue his services with us or Changzhou Zhongjin, the interruption or loss of his services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations. We do not carry key man life insurance for any of our key personnel, nor do we foresee purchasing such insurance to protect against the loss of key personnel.

We source our raw materials used for manufacturing from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

For the six months ended March 31, 2022 and 2021, and fiscal year ended September 30, 2020, no supplier accounted for more than 10% of the total purchases. For the year ended September 30, 2021, one supplier accounted for 15.7% of the Company’s total purchases. If we lose suppliers and are unable to swiftly engage new suppliers, our operations may be disrupted or suspended, and we may not be able to deliver products to our customers on time. We may also have to pay a higher price to source from a different supplier on short notice. While we are actively searching for and negotiating with new suppliers, there is no guarantee that we will be able to locate appropriate new suppliers or supplier merger targets in our desired timeline. As such, our results of operations may be adversely and materially impacted.

Although we do not own or control our distributors, the actions of these distributors may affect our business operations or our reputation in the marketplace.

Our distributors are independent from us, and as such, our ability to effectively manage their activities is limited. Distributors could take any number of actions that could have material adverse effects on our business. If we fail to adequately manage our distribution network or if distributors do not comply with our distribution agreements, our corporate image could be tarnished among end customers, disrupting our sales and revenues. Furthermore, we could be liable for actions taken by our distributors, including any violations of applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws. Recently, the Chinese government has increased its anti-bribery efforts in the healthcare sector in recent years to reduce improper payments received by hospital administrators and doctors in connection with the purchase of pharmaceutical products and medical devices. Our distributors may violate these laws or otherwise engage in illegal practices with respect to their sales or marketing of our products. If our distributors violate these laws and the authority determines that we are responsible for our distributors’ illegal activities, then we could be required to pay damages or fines, which could materially and adversely affect our financial condition and results of operations. In addition, our brand and reputation, our sales activities or the price of our shares could be adversely affected if our company becomes the target of any negative publicity as a result of actions taken by our distributors.

Our success depends on our ability to protect our intellectual property.

Our success depends on our ability to obtain and maintain patent protection for products developed utilizing our technologies, in the PRC and in other countries, and to enforce these patents. There is no assurance that any of our existing and future patents will be held valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. We own 106 patents and have filed 22 additional patent applications with the Patent Administration Department of the PRC; however, there is no assurance that our filed patent applications will be granted.

Any patents relating to our technologies may not be sufficiently broad to protect our products. In addition, our patents may be challenged, potentially invalidated or potentially circumvented. Our patents may not afford us protection against competitors with similar technology or permit the commercialization of our products without infringing third-party patents or other intellectual property rights.

We also rely on or intend to rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or will apply to register a number of these trademarks. However, third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing these new brands. Further, our competitors may infringe our trademarks, or we may not have adequate resources to enforce our trademarks.

In addition, we also have trade secrets, non-patented proprietary expertise and continuing technological innovation that we shall seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors. If patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to these products.

Our business is subject to complex and evolving foreign laws and regulations where we sell our products; these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or declines in sales.

We are subject to a variety of foreign laws and regulations in the countries where we sell our products, including intellectual property, competition, consumer protection, product safety, and social benefits. Furthermore, the introduction of new products, such as oxygen concentrators and electric wheelchairs, in our existing markets and the expansion of our business to other countries may subject us to additional laws and regulations, among others resulting from the need to obtain additional licenses and approvals to conduct our businesses as envisioned. In addition, the application or interpretation of these laws and regulations is not clear in some jurisdictions, which could make compliance more costly. Moreover, if third parties we work with, such as distributors and other business partners, violate applicable laws or our policies, such violations may result in joint or secondary liability for us.

Our expansion into new product categories exposes us to new challenges and more risks.

We strive to continue to expand and diversify product offerings. Expanding into new product categories involves new risks and challenges. Beginning in 2018, we started to explore the markets for electric wheelchairs and other living aids products such as oxygen concentrators and bathing machines. As of the date of this prospectus, our electric wheelchairs and livings aids products are only sold to a few selected customers to test the markets for these products. Our lack of experience in the design and production of new products subject us to challenges in meeting regulatory requirements for these products. In January 2020, one of our new products, a molecular oxygen concentrator, did not meet the requirements specified in the “Safety Requirements for Medical Oxygen Concentrators” and product technical requirements of “Medical Molecular Sieve Oxygen Generators” stipulated under the under Article 24 of Regulations on Supervision and Administration of Medical Devices (Revision 2017) of China. Such failure has resulted in delays of our planned roll-out of this new product. Our lack of familiarity with new products and the lack of relevant customer data relating to these products also make it more difficult for us to anticipate user demand and preferences.

Furthermore, we may misjudge market demand, resulting in inventory buildup and possible inventory write-downs. We may not be able to effectively control our costs and expenses in rolling out these new product categories and scenarios. We may have certain quality issues and experience higher return rates on new products, receive more customer complaints and face costly product liability claims, such as injury allegedly or actually caused by our products, which would harm our brand and reputation as well as our financial performance. We may need to price our new products more aggressively to penetrate new markets, and gain market share or remain competitive. It may be difficult for us to achieve profitability in the new product categories and our profit margin, if any, may be lower than we anticipate, which would adversely affect our overall profitability and results of operations.

We may fail to effectively develop and commercialize new products, which could materially and adversely affect our business, financial condition, results of operations and prospects.

The wheelchair and living aids markets are developing rapidly, and related technology trends are constantly evolving. This results in the frequent introduction of new products and services, relatively short product design cycles and significant price competition. Consequently, our future success depends on our ability to anticipate technology development trends and identify, develop and commercialize in a timely and cost-effective manner. Our new and advanced products must also meet our customers evolving demand over time. Moreover, it may take an extended period of time for our new products to gain market acceptance, if at all, due to general slow responsiveness of wheelchair and living aids markets. Furthermore, as the life cycle for a product matures, the average selling price generally decreases. In the future, we may be unable to offset the effect of declining average sales prices through increased sales volume and controlling product costs. Lastly, due to litigious nature of medical devices, problems may arise regarding regulatory, intellectual property, product liability or other issues that may affect the product’s continued commercial viability.

Our business may be adversely impacted by product defects.

Product defects can occur throughout the product development, design and manufacturing processes or as a result of our reliance on third parties for components, raw materials, and manufacturing. Any product defects or any other failure of our products or substandard product quality could harm our reputation and result in adverse publicity, lost revenues, delivery delays, product recalls, relationships with our network partners and other business partners, product liability claims, administrative penalties, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects. Currently, since we implement strict quality control procedures and the majority of our products are manual wheelchairs that have relatively simple mechanical structures, we have not incurred significant warranty costs. Our warranty costs for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020 were $nil. However, our warranty cost may increase in the future if we sell more products with more complex mechanical structures such as electric wheelchairs.

If we fail to maintain an effective quality control system, our business could be materially and adversely affected.

We place great emphasis on product quality and adhere to stringent quality control measures and have obtained quality control certifications for our products. To meet our customers’ requirements and expectations for the quality and safety of our products, we have adopted a stringent quality control system to ensure that every step of the production process is strictly monitored and managed. Failure to maintain an effective quality control system or to obtain or renew our quality standards certifications may result in a decrease in demand for our products or cancellation or loss of purchase orders from our customers. Moreover, our reputation could be impaired. As a result, our business and results of operations could be materially and adversely affected.

We rely on third-party logistics service providers to deliver our products. Disruption in logistics may prevent us from meeting customer demand and our business, results of operations and financial condition may suffer as a result.

We engage third-party logistics service providers to deliver our products from our warehouses to our distributors. Disputes with or termination of our contractual relationships with one or more of our logistics service providers could result in delayed delivery of products or increased costs. There can be no assurance that we can continue or extend relationships with our current logistics service providers on terms acceptable to us, or that we will be able to establish relationships with new logistics service providers to ensure accurate, timely and cost-efficient delivery services. If we are unable to maintain or develop good relationships with our preferred logistics service providers, it may inhibit our ability to offer products in sufficient quantities, on a timely basis, or at prices acceptable to our consumers. If there is any breakdown in our relationships with our preferred logistics service providers, we cannot assure you that no interruptions in our product delivery occur or that they would not materially and adversely affect our business, prospects and results of operations.

As we do not have any direct control over these logistics service providers, we cannot guarantee their quality of service. In addition, services provided by these logistics service providers could be interrupted by unforeseen events beyond our control, such as poor handling provided by these logistics service providers, natural disasters, pandemics, adverse weather conditions, riots and labor strikes. If there is any delay in delivery, damage to products or any other issue, we may lose customers and sales and our brand image may be tarnished.

Our production facilities may be unable to maintain efficiency, encounter problems in ramping up production or otherwise have difficulty meeting our production requirements.

Our future growth will depend upon our ability to maintain efficient operations at our existing production facilities and our ability to expand our production capacity as needed. The average utilization rate of our production lines was 79%, and 70% for the fiscal years 2021 and 2020, respectively. The utilization rate of our production facilities depends primarily on the demand for our products and the availability and maintenance of our equipment but may also be affected by other factors, such as the availability of employees, seasonal factors and changes in environmental laws and regulations. In order to meet our customers’ demands and advancements in technology, we maintain and upgrade our equipment periodically. If we are unable to maintain our production facilities’ efficiency, we may be unable to fulfill our purchase orders in a timely manner, or at all. This would negatively impact our reputation, business and results of operations.

The global coronavirus COVID-19 pandemic has caused significant disruptions in our business, which may continue to materially and adversely affect our results of operations and financial condition.

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. Many businesses and social activities in China and other countries and regions were severely disrupted in 2020, including those of our suppliers, customers and employees. This pandemic has also caused market panics, which materially and negatively affected the global financial markets, such as the plunge of global stocks on major stock exchanges in March 2020. Such disruption and slowdown of the world’s economy in 2020 and beyond had, and may continue to have, a material adverse effect on our results of operations and financial condition. We and our customers experienced significant business disruptions and suspension of operations due to quarantine measures to contain the spread of the pandemic, which caused shortage in the supply of raw materials, reduced our production capacity, increased the likelihood of default from our customers and delayed our product delivery. All of these had resulted in a material adverse effect on our results of operations and financial condition in the fiscal year 2020. The extent to which the COVID-19 pandemic may impact our business, operations and financial results will depend on numerous evolving factors that the Company cannot accurately predict at this time, including the uncertainty on the potential resurgence of the COVID-19 cases in China, the continual spread of the virus globally, especially in Japan, the Company’s major international market, and the instability of local and global government policies and restrictions. We are closely monitoring the development of the COVID-19 pandemic and continuously evaluating any further potential impact on our business, results of operations and financial condition. If the pandemic persists or escalates, we may be subject to further negative impact on our business operations and financial condition.

Risks Related to Our Corporate Structure

We control and receive the economic benefits of the business operations of the VIE through the VIE Agreements among our WFOE, the VIE and the VIE’s shareholders to operate our business solely because we met the conditions for consolidation of the VIE under U.S. GAAP for accounting purpose; however, the VIE Agreements have not been tested in a court of law and are subject to significant risks, as set forth in the following risk factors.

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties and our Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC operating entities that conduct all of our operations.

We are a holding company incorporated in the Cayman Islands and operate our business through Changzhou Zhongjin, a VIE entity, via a series of contractual arrangements, as a result of which, under United States generally accepted accounting principles, the assets and liabilities of Changzhou Zhongjin are treated as our assets and liabilities and the results of operations of Changzhou Zhongjin are treated in all aspects as if they were the results of our operations. For a description of these contractual arrangements, see “Business—Contractual Arrangements between WFOE, Changzhou Zhongjin and Its Shareholders” and “Related Party Transactions—Contractual Arrangements with WFOE, Changzhou Zhongjin and Its Shareholders.”

In the opinion of our PRC legal counsel, based on its understandings of the relevant PRC laws and regulations, (i) the ownership structures of Changzhou Zhongjin and WFOE, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and (ii) each contract among WFOE, Changzhou Zhongjin and its shareholders is legal, valid, binding and enforceable in accordance with its terms and applicable PRC laws. However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, the PRC regulatory authorities may ultimately take a view contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or Changzhou Zhongjin are found to be in violation of any PRC laws or regulations, if the contractual arrangements among WFOE, Changzhou Zhongjin and its shareholders are determined as illegal or invalid by the PRC court, arbitral tribunal or regulatory authorities, or if we or Changzhou Zhongjin fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

●	revoking the business and/or operating licenses of WFOE or Changzhou Zhongjin;

●	discontinuing or restricting the operations of WFOE or Changzhou Zhongjin;

●	imposing conditions or requirements with which we, WFOE, or Changzhou Zhongjin may not be able to comply;

●	requiring us, WFOE, or Changzhou Zhongjin to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Ordinary Shares in the equity of Changzhou Zhongjin;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; and

●	imposing fines.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of Changzhou Zhongjin in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of Changzhou Zhongjin or our right to receive substantially all the economic benefits for accounting purposes and residual returns from Changzhou Zhongjin and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of Changzhou Zhongjin in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations and cause our Ordinary Shares to decline in value or become worthless.

We rely on contractual arrangements with our variable interest entity and its subsidiaries in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests.

We rely on and expect to continue to rely on our wholly owned PRC subsidiary’s contractual arrangements with Changzhou Zhongjin and its shareholders to operate our business. These contractual arrangements may not be as effective in providing us with control over Changzhou Zhongjin as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of Changzhou Zhongjin. Under the current contractual arrangements, as a legal matter, if Changzhou Zhongjin or any of its shareholders executing the VIE Agreements fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a variable interest entity were to refuse to transfer their equity interests in such variable interest entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements or (iii) any variable interest entity or its shareholders fail to perform their obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your stock would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our PRC operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

Changzhou Zhongjin Shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Changzhou Zhongjin are held by a total of four shareholders. Their interests may differ from the interests of our Company as a whole. They may breach, or cause Changzhou Zhongjin to breach, or refuse to renew the existing VIE Agreements, which would have a material adverse effect on our ability to effectively control Changzhou Zhongjin and receive economic benefits from them through the VIE Agreements. Pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net profit after tax payments to WFOE, while WFOE has the power to direct the activities of the VIE, which can significantly impact the VIE’s economic performance and has the right to receive substantially all of the economic benefits of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of WFOE and, ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE.

The Changzhou Zhongjin Shareholders may be able to cause the VIE Agreements to be performed in a manner adverse to us by, among other things, failing to remit payments due under the VIE Agreements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company, except that we could exercise our purchase option under the Share Disposal and Exclusive Option to Purchase Agreement with these shareholders to request them to transfer all of their equity interests in Changzhou Zhongjin to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the Changzhou Zhongjin Shareholders, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity owe additional taxes, which could negatively affect our results of operations and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between our WFOE, our variable interest entity Changzhou Zhongjin and the Changzhou Zhongjin Shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Changzhou Zhongjin’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Changzhou Zhongjin for PRC tax purposes, which could in turn increase their tax liabilities without reducing WFOE’s tax expenses. In addition, if WFOE requests the of Changzhou Zhongjin Shareholders to transfer their equity interests in Changzhou Zhongjin at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject WFOE to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Changzhou Zhongjin for the adjusted but unpaid taxes according to the applicable regulations. Our results of operations could be materially and adversely affected if Changzhou Zhongjin’s tax liabilities increase or if they are required to pay late payment fees and other penalties.

If we exercise the option to acquire equity ownership of Changzhou Zhongjin, the ownership transfer may subject us to certain limitation and substantial costs.

Pursuant to the contractual arrangements, WFOE has the exclusive right to purchase all or any part of the equity interests in Changzhou Zhongjin from Changzhou Zhongjin Shareholders for a nominal price, unless the relevant government authorities or then applicable PRC laws request that a minimum price amount be used as the purchase price, in such case the purchase price shall be the lowest amount under such request. The shareholders of Changzhou Zhongjin will be subject to PRC individual income tax on the difference between the equity transfer price and the then current registered capital of Changzhou Zhongjin. Additionally, if such a transfer takes place, the competent tax authority may require WFOE to pay enterprise income tax for ownership transfer income with reference to the market value, in which case the amount of tax could be substantial.

We may lose the ability to use and enjoy assets held by Changzhou Zhongjin that are material to the operation of certain portion of our business if Changzhou Zhongjin goes bankrupt or become subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with Changzhou Zhongjin, Changzhou Zhongjin and its subsidiaries hold certain assets that are material to the operation of certain portion of our business, including intellectual property and licenses. If Changzhou Zhongjin goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, Changzhou Zhongjin may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If Changzhou Zhongjin undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

The custodians or authorized users of our tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets, all of which may jeopardize our control over our PRC subsidiary and the VIE.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts are usually executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application through our office automation system and the application will be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our PRC subsidiary or the VIE entity. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

Risks Related to Doing Business in China

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

Although the Chinese economy expanded well in the last two decades, the rapid growth of the Chinese economy has slowed down since 2012, and there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the People’s Bank of China and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating entities.

As an offshore holding company with PRC entities, we may transfer funds to our PRC subsidiary or finance our PRC operating entities by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our PRC subsidiary, including from the proceeds of this offering, are subject to PRC regulations. Any loans to our PRC subsidiary, which is a foreign-invested enterprise, cannot exceed statutory limits, and shall be registered with China’s State Administration of Foreign Exchange (“SAFE”), or its local counterparts. Furthermore, for any capital increase contributions we make to our PRC subsidiary, we shall submit a change report through relevant system to China’s Ministry of Commerce (“MOFCOM”), or its local counterparts. If we are not be able to conform to these government requirements on a timely basis, our ability to make equity contributions or provide loans to our PRC operating entities or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.

The proceeds of this offering must be sent back to China, and the process for sending such proceeds back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating entities (our PRC subsidiary, the VIE and the VIE’s subsidiaries), we may make loans to our PRC subsidiary, or we may make additional capital contributions to our PRC subsidiary. Any loans to our PRC subsidiary are subject to PRC regulations. For example, loans by us to our subsidiary in China, Erhua, which is a foreign-invested enterprise, to finance its activities cannot exceed statutory limits and must be registered with SAFE.

To remit the proceeds of the offering, we must take the following steps:

●	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to the banks at the place of registration certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and the relevant business registration certificate of the invested company.

●	Second, we will remit the offering proceeds into this special foreign exchange account.

●	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to the banks at the place of registration certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different banks and SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

If we decide to finance our PRC operating entities by means of capital contributions, we are required to apply for an enterprise change registration to the relevant market supervision authority, and a change report of capital contributions must be submitted at the time of completion of enterprise change registration. We cannot assure you that we will be able to obtain these government approvals or complete the necessary government registrations on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to complete such registrations or receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are currently located in China. Accordingly, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, reduce demand for our products, and weaken our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our business and operating results.

Furthermore, we and our PRC operating entities, as well as our investors, face uncertainty about future actions by the Chinese government that could significantly affect our financial performance and operations, including the enforceability of the VIE contractual arrangements. If future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing VIE contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to adapt to any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

As of the date of this prospectus, there are no laws, regulations or other rules require our PRC operating entities to obtain permission or approvals from Chinese authorities to list on U.S. exchanges, and neither we nor our PRC operating entities have received or were denied such permission. However, there is a risk that we or our PRC operating entities will not receive or will be denied permission from Chinese authorities to list on U.S. exchanges in the future, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed the Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and stockholder minutes are kept in China; and (iv) all of its directors with voting rights or senior management reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. Because substantially all of our operations and senior management are located within the PRC and are expected to remain so for the foreseeable future, we may be considered a PRC resident enterprise for enterprise income tax purposes and therefore subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by a Chinese natural person. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we conduct our sales in China. However, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiary would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to the clause 26 of the EIT Law. Second, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our Ordinary Shares, or the gain our non-PRC stockholders may realize from the transfer of our Ordinary Shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC shareholders, or if non-PRC shareholders are required to pay PRC income tax on gains on the transfer of their Ordinary Shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our Company, because these parties are not always subject to our control.

Although we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Our wheelchairs and living aids products are classified as medical devices, which are subject to safety and technical inspections by authorities, the failure of which may result in monetary penalties, delays and interruptions in production, and loss of sales.

In the PRC, wheelchairs and living aids products are classified as Class II medical devices according to the catalogue of medical devices promulgated by the China Food and Drug Administration in August 31, 2017. Class II medical devices are medical devices with moderate risks, which are strictly controlled and administered to ensure their safety and effectiveness. According to the “Regulations on Supervision and Administration of Medical Devices (Revision 2017) (the “SUMD”), all Class II medical devices are subject to inspections to meet safety and technical requirements, and medical device manufacturers must ensure that new medical devices satisfy the compulsory standards and the technical requirements that have been registered or filed for record with local medical products administration where the applicant is located. In January 2020, one of our new products, a molecular oxygen concentrator, did not meet the requirements specified in the “Safety Requirements for Medical Oxygen Concentrators” and product technical requirements of “Medical Molecular Sieve Oxygen Generators” stipulated under the under Article 24 of SUMD. In view of the fact that Company actively cooperated in the investigation and collection of evidence in this case, and the product was not sold to public or caused any harmful consequences, the Company was fined RMB20,000 approximately US$2,856 for a lighter penalty. As of the date of the prospectus, we have paid the fine and submitted a new request for inspection. The inspection was completed in February 2022 and we received the certification for this product, which certification is valid from April 2022 to April 2027. Although this was the first time our medical device products failed the inspection, we cannot assure you that they will not fail other inspections, in which care, we will be subject to monetary penalties, delays and interruptions in production and loss of sales.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct all of our business through our subsidiary and variable interest entities in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiary and variable interest entities are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating entities, we may make loans to our PRC subsidiary, or we may make additional capital contributions to our PRC subsidiary.

Any loans to our PRC subsidiary are subject to PRC regulations. For example, loans by us to our subsidiary in China, which is a foreign invested entity (“FIE”), to finance its activities cannot exceed statutory limits and must be registered with SAFE. On March 30, 2015, SAFE promulgated Hui Fa [2015] No. 19, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB. The foreign exchange capital, for which the monetary contribution has been confirmed by the foreign exchange authorities (or for which the monetary contribution has been registered for account entry) in the capital account of a foreign-invested enterprise may be settled at a bank as required by the enterprise’s actual management needs. Foreign-invested enterprises with investment as their main business (including foreign-oriented companies, foreign-invested venture capital enterprises and foreign-invested equity investment enterprises) are allowed to, under the premise of authenticity and compliance of their domestic investment projects, carry out based on their actual investment scales direct settlement of foreign exchange capital or transfer the RMB funds in the foreign exchange settlement account for pending payment to the invested enterprises’ accounts.

On May 10, 2013, SAFE released Circular 21, which came into effect on May 13, 2013. According to Circular 21, SAFE has simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances.

Circular 21 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may also decide to finance our PRC operating entities by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart, which usually takes no more than 30 working days to complete. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our proposed offering.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC subsidiaries or the VIE as a CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. We believe that our proposed listing in the U.S. will not be affected by the Cybersecurity Review Measures or Security Administration Draft, and our PRC operations will not be subject to cybersecurity review or network data security review by the CAC for this offering, because our PRC subsidiaries are not CIIOs or data processing operators with personal information of more than 1 million users. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretations related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review or network data security review in the future.

The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and, and cause the value of our Ordinary Shares to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, our business is subject to various government and regulatory interferences. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry, which could result in a material change in our operation and the value of our Ordinary Shares.

Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, although we are currently not required to obtain permission from any of the PRC federal or local government authorities and have not received any denial to list on the U.S. exchange, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

There are uncertainties regarding the enforcement of laws and rules and regulations in China, which can change quickly with little advance notice, and there is a risk that the Chinese government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer or continue our operations, and cause the value of our securities to significantly decline or become worthless.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could materially and adversely affect our business and hinder our ability to offer or continue our operations, and cause the value of our securities to significantly decline or become worthless. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that company’s app be removed from smartphone app stores. In December 2021, DIDI announced that it would delist from the New York Stock Exchange less than six months after its initial public offering.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. In fact, the PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. Furthermore, if China adopts more stringent standards with respect to environmental protection or social issues, which are increasingly becoming the focus globally, we may incur increased compliance cost or become subject to additional restrictions in our operations.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this announcement is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder your ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Our contractual arrangements with Changzhou Zhongjin are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

As all of our contractual arrangements with Changzhou Zhongjin are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Disputes arising from these contractual arrangements between us and Changzhou Zhongjin will be resolved through arbitration in China, although these disputes do not include claims arising under the United States federal securities law and thus do not prevent you from pursuing claims under the United States federal securities law. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements, through arbitration, litigation and other legal proceedings remain in China, which could limit our ability to enforce these contractual arrangements and exert effective control over Changzhou Zhongjin. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Changzhou Zhongjin, and our ability to conduct our business may be materially and adversely affected.

We are a holding company and we rely for funding on dividend payments from our PRC operating entities, which are subject to restrictions under PRC laws.

We are a holding company incorporated in the Cayman Islands, and we operate our core businesses through the VIE and its subsidiaries in the PRC. Therefore, the availability of funds for us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from the VIE and its subsidiaries. If the VIE and its subsidiaries incur debt or losses, their ability to pay dividends or other distributions to us may be impaired. As a result, our ability to pay dividends and to repay our indebtedness will be restricted. PRC laws require that dividends be paid only out of the after-tax profit of our PRC entities calculated according to PRC accounting principles, which differ in many aspects from generally accepted accounting principles in other jurisdictions. PRC laws also require enterprises established in the PRC to set aside part of their after-tax profits as statutory reserves. These statutory reserves are not available for distribution as cash dividends. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiaries may enter into in the future may also restrict the ability of our subsidiaries to pay dividends to us. These restrictions on the availability of our funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

Our business may be materially and adversely affected if any of our PRC operating entities declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC operating entities hold certain assets that are important to our business operations. If any of our PRC operating entities undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on December 17, 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if any of our PRC operating entities undergoes a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, known as SAT Circular 82, which has been revised by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017 and by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013. Circular 82 has provided certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal, salary and wages) are made or need to be made by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that Jin Med is not a resident enterprise for PRC tax purpose. Jin Med is not controlled by a PRC enterprise or PRC enterprise group and we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Jin Med, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”.

If we are deemed as a PRC “resident enterprise” by PRC tax authorities, we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our Ordinary Shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our Ordinary Shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our Ordinary Shares.

Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015, or the 2015 FIL Draft, which expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the 2015 FIL Draft, VIEs that are controlled via contractual arrangement would also be deemed as foreign invested enterprises, if they are ultimately “controlled” by foreign investors.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the FIL, which will come into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations. Pursuant to the FIL, foreign investment refers to any investment activity directly or indirectly carried out by foreign natural persons, enterprises, or other organizations, including investment in new construction project, establishment of foreign funded enterprise or increase of investment, merger and acquisition, and investment in any other way stipulated under laws, administrative regulations, or provisions of the State Council. Although the FIL has deleted the particular reference to the concept of “actual control” and contractual arrangements compared to the 2015 FIL Draft, there is still uncertainty regarding whether the VIE would be identified as a FIE in the future. As a result, we cannot assure you that the new Foreign Investment Law, when it becomes effective, will not have a material and adverse effect on our ability to conduct our business through our contractual arrangements.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC operating entities to fund any cash and financing requirements we may have.

Under existing PRC foreign exchange regulations, Renminbi cannot be freely converted into any foreign currency, and conversion and remittance of foreign currencies are subject to PRC foreign exchange regulations. It cannot be guaranteed that under a certain exchange rate, we will have sufficient foreign exchange to meet our foreign exchange requirements. Under the current PRC foreign exchange control system, foreign exchange transactions under the current account conducted by us, including the payment of dividends, do not require advance approval from SAFE, but we are required to present documentary evidence of such transactions and conduct such transactions at designated foreign exchange banks within China that have the licenses to carry out foreign exchange business. Foreign exchange transactions under the capital account conducted by us, however, must be approved in advance by SAFE.

Under existing foreign exchange regulations, following the completion of this offering, we will be able to pay dividends in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, we cannot assure you that these foreign exchange policies regarding payment of dividends in foreign currencies will continue in the future.

In fact, in light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Ordinary Shares. Our capital expenditure plans and our business, operating results and financial condition may be materially and adversely affected.

To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, or of the VIE is in mainland China or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.

The transfer of funds and assets among Jin Med, its subsidiaries and the VIE is subject to governmental control and restriction. The PRC government imposes controls on the conversion of the RMB into foreign currencies and the remittance of currencies out of mainland China. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to enterprises who are not mainland China resident enterprises, unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises that are not mainland China resident enterprises are tax resident.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future.

As a result of the above, to the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, or of the VIE is in mainland China or Hong Kong, such funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the competent government to the transfer of cash or assets.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The currently effective PRC Labor Contract Law, or the Labor Contract Law was first adopted on June 29, 2007 and later amended on December 28, 2012. The PRC Labor Contract Law has reinforced the protection of employees who, under the Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. To the extent that we need to significantly reduce our workforce, the Labor Contract Law could adversely affect our ability to do so in a timely and cost-effective manner, and our results of operations could be adversely affected. In addition, for employees whose employment contracts include noncompetition terms, the Labor Contract Law requires us to pay monthly compensation after such employment is terminated, which will increase our operating expenses.

We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing the prices of our products and services, our financial conditions and results of operations would be materially and adversely affected.

We may be subject to penalties if we are not in compliance with the PRC’s regulations relating to employee’s social insurance and housing funds.

Pursuant to the Social Security Law of the PRC, or the Social Security Law, which was promulgated by the Standing Committee of the National People’s Congress (“SCNPC”) on October 28, 2010 and amended on December 29, 2018, employers shall pay the basic pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance for all eligible employees. Changzhou Zhongjin and its subsidiaries have been making social security premium payments at least at the minimum wage level for all eligible employees.

In accordance with the Regulations on Management of Housing Provident Fund (the “Regulations of HPF”), which were promulgated by the PRC State Council on April 3, 1999, and last amended on March 24, 2002, employers must register at the designated administrative centers and open bank accounts for employees’ housing funds deposits. Employers and employees are also required to pay and deposit housing funds, in an amount no less than 5% of the monthly average salary of each of the employees in the preceding year in full and on time. Changzhou Zhongjin and its subsidiaries have opened bank accounts for its employees’ housing funds deposits, and deposited housing funds at least at the minimum wage level for all eligible employees.

The applicable PRC laws and regulations on employee benefits stipulate that employers shall be responsible for making social security premium payments and housing provident funds contributions based on the actual wage paid to employees. In practice, given the different economic development levels in different regions, the relevant employment benefit regulations have not been implemented consistently by local governments in China, and each provincial or municipal governing Social Security Bureau (“SSB”) has its own discretion to enforce the compliance of these regulations by employers. Changzhou Zhongjin and its subsidiaries have been inspected by the local SSBs annually and received official letters from the relevant local SSBs in Jiangsu Province, where Changzhou Zhongjin and its subsidiaries are located, confirming that Changzhou Zhongjin and its subsidiaries are not in violation of any employment or social benefit regulations for the period from January 2017 to August 2021.

The Company has estimated that the additional contributions based on the actual wages of eligible employees amounted to $385,935 and $236,536 for the fiscal years ended September 30, 2021 and 2020, respectively. The management believes that the likelihood the Company may be required to make these additional contributions is very low; however, if in the future, the relevant government authorities determine that Changzhou Zhongjin and its subsidiaries to be in violation of applicable laws and regulations, Changzhou Zhongjin and its subsidiaries may be required to make additional contributions within a stipulated period and may be subject to additional fines and penalties, which may adversely affect our financial conditions and results of operations.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations, this offering and our reputation, and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

You may face difficulties in protecting your interests and exercising your rights as a shareholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the U.S.

Although we are incorporated in the Cayman Islands, we conduct substantially all of our operations in China. All of our current officers and almost all of our directors reside outside the U.S. and substantially all of the assets of those persons are located outside of the U.S. It may be difficult for you to conduct due diligence on the Company or such directors in your election of the directors and attend shareholders meeting if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the U.S.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our patents, trademarks, domain names, trade secrets, proprietary technologies, and other intellectual property as critical to our business. We rely on a combination of intellectual property laws and contractual arrangements to protect our proprietary rights. It is often difficult to register, maintain, and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality agreements and license agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Doing Business in Japan

We are subject to a variety of laws and regulations including intellectual property, competition, consumer protection, product safety, and social benefits in Japan, which is our largest market.

We are subject to a variety of laws and regulations including intellectual property, competition, consumer protection, product safety, and social benefits in Japan, which is our largest market. For example, in Japan, wheelchairs are subject to the Product Liability Act, which was enacted as a special provision of the principle of negligence liability of the Japanese Civil Code, and stipulates product liability based on the principle of strict liability for accidents caused by products, which eliminates the requirement of intentional act or negligence. Accordingly, we will be strictly liable for damages arising from property or physical damages caused by the defects in our products sold in Japan. In addition, Japan has enacted laws and regulations, such as the “Long-Term Care Insurance Act” that provide social benefits to people with disability using long-term care insurance and business operators who lend and sell assistive products, including wheelchairs, to people with disability. Therefore, if the scope of insured persons who are certified as requiring long-term care or the scope of assistive products covered under long-term care insurance is amended unfavorable in the “Long-Term Care Insurance Act”, then the demand for our product in Japan will deteriorate and our result of operation will suffer. Furthermore, the introduction of new products, such as oxygen concentrators and electric wheelchairs in Japan, may subject us to additional laws and regulations, among others resulting from the need to obtain additional licenses and approvals to conduct our businesses as envisioned. Moreover, if third parties we work with, such as distributors and other business partners, violate applicable laws or our policies, such violations may result in joint or secondary liability for us.

Adverse macroeconomic conditions in Japan, our primary market, may harm our business, results of operations and financial condition.

Our business is sensitive to macroeconomic conditions and depends on demand from our user base. In addition, demand for our products is primarily driven by needs of end-users in our largest key markets, Japan. There are many macroeconomic factors that influence consumer confidence and spending behavior, including the level of inflation and unemployment, fluctuations in energy prices and conditions in the real estate markets. In recent years, the economic indicators in Japan have shown mixed signs, and the strength of the Japanese economy is subject to many factors beyond our control. For example, the impact of Brexit on the Japanese economy and on the value of the Japanese yen against currencies of other countries in which we generate revenue in the long term is uncertain. In addition, an increase in the consumption tax rate that became effective in October 2019 is adversely impacting the Japanese economy, potentially impacting consumer spending by businesses. Any deterioration of the Japanese economy may result in decline in consumption that would have a negative impact on demand for our products and their prices.

Risks Related to the Offering and Our Ordinary Shares

Since our CEO will own at least 50% of our Ordinary Shares following the initial public offering, he will have the ability to elect directors and approve matters requiring shareholder approval by way of resolution of members.

Mr. Erqi Wang, our Chief Executive Officer, is currently the beneficial owner of 16,872,475, or 84.36% of our outstanding Ordinary Shares. If we complete the initial public offering of our Ordinary Shares, excluding any shares issuable upon the exercise of the over-allotment option granted to the underwriters, Mr. Wang will have the right to vote 67.49% of the Ordinary Shares. He is expected to have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. They are expected to have significant influence over a decision to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Ordinary Shares.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the fiscal years ended September 30, 2021 and 2020, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or “PCAOB,” and other control deficiencies. The material weaknesses identified included (i) a lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; (ii) a lack of formal internal controls over financial closing and reporting processes; and (iii) a lack of independent directors and an audit committee. Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Ordinary Shares may not be able to remain listed on the Nasdaq.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by Cayman Islands’ requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Ordinary Shares.

The newly enacted “Holding Foreign Companies Accountable Act” and the “Accelerating Holding Foreign Companies Accountable Act” passed by the U.S. Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the Public Company Accounting Oversight Board of the United States (the “PCAOB”). These developments could add uncertainties to our offering and listing on the Nasdaq Capital Market and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor, which may cause the value of our securities to decline or become worthless.

On April 21, 2020, SEC and PCAOB released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor.

On December 18, 2020, the “Holding Foreign Companies Accountable Act” was signed by President Donald Trump and became law.  This legislation requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer’s public accounting firm for three consecutive years beginning in 2021, the issuer’s securities are banned from trade on a national exchange or through other methods.

On June 22, 2021, the U.S. Senate passed the “Accelerating Holding Foreign Companies Accountable Act”, which, if passed by the U.S. House of Representatives and signed into law by the President, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two years, thus reducing the time period before their securities may be prohibited from trading or delisted.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the “Holding Foreign Companies Accountable Act”. Rule 6100 provides a framework for the PCAOB to use to determine whether it is unable to inspect or investigate registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, The SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act (HFCAA). The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate.

If the PCAOB is prevented from fully evaluating audits and quality control procedures of the auditors, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors to lose confidence in audit procedures and reported financial information and the quality of financial statements of China-based companies.

On December 16, 2021, the PCAOB issued a report on its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the People’s Republic of China (PRC), because of positions taken by PRC authorities in those jurisdictions (the “Determination”). The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act (HFCAA).

On August 26, 2022, the China Securities Regulatory Commission (the “CSRC”), the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the U.S. Securities and Exchange Commission.

The lack of access to the PCAOB inspection in China may prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors to lose confidence in audit procedures and reported financial information and the quality of financial statements of China-based companies.

Our auditor, an independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, is headquartered in Manhattan, New York and registered with the PCAOB. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards, and has been inspected by the PCAOB on a regular basis. As such, as of the date of this prospectus, our auditor is not subject to the Determinations announced by the PCAOB and our listing is not affected by the Holding Foreign Companies Accountable Act and related regulations. However, the recent developments would add uncertainties to our listing and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as related to the audit of our financial statements. Furthermore, there is a risk that our auditor cannot be inspected by the PCAOB in the future. The lack of inspection could cause trading in our securities to be prohibited on a national exchange or in the over-the-counter trading market under the Holding Foreign Companies Accountable Act, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, which may limit the information publicly available to our investors and afford them less protection than if we were an U.S. issuer.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq Stock Market listing rules that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. When our Ordinary Shares are listed on the Nasdaq Capital Market, we intend to continue to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Stock Market in respect of the following: (i) the majority independent director requirement under Section 5605(b)(1) of the Nasdaq Stock Market listing rules, (ii) the requirement under Section 5605(d) of the Nasdaq Stock Market listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation, (iii) the requirement under Section 5605(e) of the Nasdaq Stock Market listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors and (iv) the requirement under Section 5605(b)(2) of the Nasdaq Stock Market listing rules that our independent directors hold regularly scheduled executive sessions. Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. We are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination with respect to our status will be made on March 31, 2022. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on March 31, 2022, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq Stock Market listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if we are successfully listed and the market price of our Ordinary Shares increases.

The price of the Ordinary Shares and other terms of this offering have been determined by us along with our underwriters.

If you purchase our Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our Underwriters. The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.

There may not be an active, liquid trading market for our Ordinary Shares.

Prior to the completion of this offering, there has been no public market for our Ordinary Shares. An active trading market for our Ordinary Shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and our advisors based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our Ordinary Shares if the shares are successfully listed on Nasdaq or other stock markets, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. An aggregate of 20,000,000 Ordinary Shares are outstanding before the consummation of this offering and all of which, except those held by certain shareholders who are subject to the Lock-up Agreements, see “Underwriting – Lock-up Agreements”, will be freely tradable immediately upon effectiveness of this registration statement. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. See “Shares Eligible for Future Sale.”

If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our Ordinary Shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. As a result, investors purchasing Ordinary Shares in this offering will incur immediate dilution of $3.98 per share, representing the difference between our assumed initial public offering price of $5.50 per share and our pro forma as adjusted net tangible book value per share as of $1.52. For more information on the dilution you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our memorandum and articles of association, by the Companies Act (2020 As Revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Because we are a Cayman Islands company and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain, and the U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

We are incorporated in the Cayman Islands and conduct our operations primarily in China. Substantially all of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, the majority of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not permit you to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”

The SEC, the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or executive officers in the PRC. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has recently adopted a revised securities law, and Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted in China.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least twenty-one clear days is required for the convening of our annual general shareholders’ meeting and at least 14 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of the Company.

General Risk Factors

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and personnel in the PRC is intense and the pool of qualified candidates in the PRC is limited. We may not be able to retain the services of our senior executives or personnel, or attract and retain high-quality senior executives or personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

Our success depends on our ability to increase awareness of our brands and develop customer loyalty.

Our portfolio of both wheelchairs and living aids products is comprised of quality products. Our brands are integral to our sales and marketing efforts. We believe that maintaining and enhancing our brand name recognition in a cost-effective manner is critical to achieving widespread acceptance of our current and future products and is an important element in our effort to increase our customer base. Successful promotion of our brand names will depend largely on our marketing efforts and ability to provide reliable and quality products at competitive prices. Brand promotion activities may not necessarily yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in marketing activities. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract new customers or retain our existing customers, in which case our business, operating results and financial condition, would be materially adversely affected.

We require various approvals, licenses, permits and certifications to operate our business. If we fail to obtain or renew any of these approvals, licenses, permits or certifications, it could materially and adversely affect our business and results of operations.

In accordance with the laws and regulations in the jurisdictions in which we operate, we are required to maintain various approvals, licenses, permits and certifications in order to operate our business or engage in the business we plan to enter into. Complying with such laws and regulations may require substantial expenses, any non-compliance may expose us to liability. In the event of that government authorities consider us to be in non-compliance, we may have to incur significant expenses and divert substantial management time to rectify the incidents. If we fail to obtain all the necessary approvals, licenses, permits and certifications, we may be subject to fines or the suspension of operations of the facilities that do not have the requisite approvals, licenses, permits or certifications, which would adversely affect our reputation, business and results of operations. See “Regulation” for further details on the requisite approvals license permits and certifications.

Adverse publicity associated with our products, materials or network marketing program, or those of similar companies, could harm our financial condition and operating results.

The results of our operations may be significantly affected by the public’s perception of our product and similar companies. This perception is dependent upon opinions concerning:

●	the safety and quality of our products;

●	the safety and quality of similar products distributed by other companies; and

●	our downstream dealers.

Adverse publicity concerning any actual or purported failure to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our sales and ability to generate revenue. In addition, our consumers’ perception of the safety and quality of products and ingredients as well as similar products and distributed by other companies can be significantly influenced by media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could negatively impact our reputation or the market demand for our products.

The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our stock price may be volatile.

Prior to the completion of this offering, our Ordinary Shares were not traded on any market. An active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell shares of our Ordinary Shares at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our share price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Ordinary Shares;

●	sales of our Ordinary Shares by us or other shareholders, or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our shareholders;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our stock price may be more volatile.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are not no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public Company status could affect our results of operations.

A sale or perceived sale of a substantial number of shares of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

We, all of our executive officers and directors and certain shareholders have agreed not to sell shares of our Ordinary Shares for a period of six months following this offering, subject to extension under specified circumstances. See “Lock-Up Agreements.” Ordinary shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our ability to continue to operate through the VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients, and further enhance our brand recognition; and

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of Mr. Erqi Wang, our chief executive officer;

●	impact of the novel COVID-19 outbreak on our business operations;

●	trends and competition in the wheelchair and living aids products manufacture industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

This prospectus contains statistical data that we obtained from various government publications and the Frost & Sullivan Report. We have not independently verified the data in these reports. Statistical data in these publications also may include projections based on a number of assumptions. If any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions.   Any such data and other information is subject to change based on various factors, including those described herein under the heading “Risk Factors” and elsewhere in this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands on January 14, 2020. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel with respect to the laws of the Cayman Islands, and Beijing Dacheng Law Office, LLP (Shanghai), our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. Furthermore, it is uncertain whether the Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Maples and Calder (Hong Kong) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

Beijing Dacheng Law Office, LLP (Shanghai) has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Beijing Dacheng Law Office, LLP (Shanghai) has advised us further that there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Ordinary Shares in this offering will be approximately $23,723,288, or $27,497,663 if the Underwriter exercises its over-allotment option in full, after deducting the underwriting discounts and estimated offering expenses payable by us, based on the assumed initial public offering price of $5.5 per Ordinary Share, the midpoint of the range set forth on the cover page of this prospectus.

We plan to use the net proceeds of this offering as follows:

●	approximately 10% for research and development activities, including expanding our R&D team, improving existing products’ engineering and developing new products;

●	approximately 15% for promotion and marketing activities, including approximately 3 to 5% for the development, operations, and marketing of our online platform.

●	approximately 35% for increasing production capacities, including expanding and upgrading our production lines and facilities;

●	approximately 30% for acquiring* upstream and downstream companies manufacturing wheelchairs and living aids products, including parts manufacturers; and

●	approximately 10% for general corporate purposes.

*	As of the date of this prospectus, the Company does not have any specific targets for acquisition.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or the market value of our Ordinary Shares. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. In view of the foregoing, in purchasing our Ordinary Shares, you will be entrusting your funds to our management with little specific information as to how the proceeds will be utilized.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC operating entities through loans or capital contributions, subject to applicable regulatory approvals. We currently cannot make loans or capital contributions to our PRC subsidiary without first obtaining regulatory approvals, and if we decide to use the proceeds from this offering within the PRC, we cannot assure you that we will be able to obtain these regulatory approvals on a timely basis, if at all. See “Risk Factors - PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating entities.”

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Zhongjin HK.

Current PRC regulations permit our indirect PRC subsidiary to pay dividends to Zhongjin HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC operating entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Zhongjin HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to Zhongjin HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “MATERIAL INCOME TAX CONSIDERATION—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Changzhou Zhongjin to WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to Zhongjin HK as dividends from WFOE. Certain payments from our Changzhou Zhongjin to WFOE are subject to PRC taxes, including VAT, urban maintenance and construction tax, educational surcharges. In addition, if Changzhou Zhongjin or its subsidiaries or branches incur debt on their own behalves in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns at least 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our WFOE, to its immediate holding company, Zhongjin HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Zhongjin HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Zhongjin HK.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2022 on:

●	an actual basis; and

●	a pro forma as adjusted basis to give effect to the sale of 5,000,000 Ordinary Shares in this offering at the assumed initial public offering price of $5.50 per Ordinary Share, the midpoint of the estimated range of the initial public offering price, after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Exchange Rate Information,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

The actual and as adjusted information is set forth in the following table, and such information excludes the warrants issuable to the Underwriter in connection with this offering (assuming the Underwriter does not exercise its over-allotment option).

	As of March 31, 2022
	Actual	Pro Forma As Adjusted (1)
	US$	US$
Indebtedness:
Short-term debt	-	-
Shareholders’ Equity
Ordinary shares, $0.001 par value: 50,000,000 shares authorized; 20,000,000 shares issued and outstanding; 25,000,000 shares issued and outstanding pro forma	20,000	25,000
Additional paid-in capital	66,560	23,784,848
Statutory reserves	1,662,337	1,662,337
Retained earnings	12,917,265	12,917,265
Accumulated other comprehensive gain	856,867	856,867

Total shareholders’ equity	15,523,029	39,246,317
Total capitalization	15,523,029	39,246,317

(1)	Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $5.5 per share, the midpoint of the estimated range of the initial public offering price, and after deducting the estimated underwriting discounts and expenses of $2,527,500 and estimated offering expenses payable by us of $1,249,212. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $23,723,288.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.5 per Ordinary Share would increase (decrease) the pro forma as adjusted amount of total capitalization by $4,575,000, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $5,032,500, assuming no change in the assumed initial public offering price per Ordinary Share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Ordinary Shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per Ordinary Share in this offering and the net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share. As of March 31, 2022, we had a historical net tangible book value of $14,298,348, or $0.71 per Ordinary Share. Our net tangible book value per share represents total tangible assets less total liabilities, all divided by the number of Ordinary Shares outstanding on March 31, 2022.

Assuming the Underwriter does not exercise its over-allotment option, after giving effect to the sale of 5,000,000 Ordinary Shares in this offering at the assumed initial public offering price of $5.5 per Ordinary Share, the midpoint of the estimated range of the initial public offering price, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2022 would have been $38,739,871, or $1.55 per Ordinary Share.

Assuming the Underwriter exercises its over-allotment option in full, after giving effect to the sale of 5,750,000 Ordinary Shares in this offering at the assumed initial public offering price of $5.5 per Ordinary Share, the midpoint of the estimated range of the initial public offering price, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2022 would have been $42,514,246, or $1.65 per Ordinary Share.

This represents an immediate increase in pro forma as adjusted net tangible book value of $0.84 per Ordinary Share to existing investors, an immediate dilution of $3.95 per Ordinary Share to new investors assuming the Underwriter does not exercise its over-allotment option, and an immediate dilution of $3.85 per Ordinary Share to new investors assuming the Underwriter fully exercises its over-allotment option. The following table illustrates this dilution to new investors purchasing Ordinary Shares in this offering:

	No Exercise of Over- allotment Option)	Full Exercise of Over- allotment Option
Assumed initial public offering price per Ordinary Share	$5.50	$5.50
Net tangible book value per Ordinary Share as of March 31, 2022	$0.71	$0.71
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this offering	$0.84	$0.94
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$1.55	$1.65
Dilution per Ordinary Share to new investors in this offering	$3.95	$3.85

The following tables summarize, on a pro forma as adjusted basis as of March 31, 2022, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option not exercised	Number	Percent	Amount[1]	Percent	Share
Existing shareholders	20,000,000	80.00%	$87	0.32%	$0.004
New investors	5,000,000	20.00%	$27,500	99.68%	$5.500
Total	25,000,000	100.00%	$27,587	100.00%	$1.103

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option exercised in full	Number	Percent	Amount[1]	Percent	Share
Existing shareholders	20,000,000	77.67%	$87	0.27%	$0.004
New investors	5,750,000	22.33%	$31,625	99.73%	$5.500
Total	25,750,000	100.00%	$31,712	100.00%	$1.232

1: in USD 1,000.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering to be determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

The China-based VIE, Changzhou Zhongjin, and its subsidiaries, design and manufacture wheelchairs and living aids products for people with disabilities, the elderly, and people recovering from injury. Our business focuses primarily on wheelchairs. For the six months ended March 31, 2022 and 2021, and fiscal years ended September 30, 2021 and 2020, sales of wheelchairs and wheelchair components represented approximately 97.3%, 99.7%, 99.7% and 98.9%, respectively, of our revenue, while sales of living aids products such as oxygen concentrators and bathing machines represented approximately 2.7%, 0.3%, 0.3% and 1.1%, respectively, of our revenue. Currently, our living aids products are only sold to a few selected customers to test the markets for these products. The majority of our products are sold to dealers in Japan and China, while a small number of our products are also sold to dealers located in other regions including the United States, Canada, Australia, Korea, Israel, Singapore, and others.

Since 2006, Changzhou Zhongjin has been designing and manufacturing wheelchairs. Almost all of its wheelchairs currently for sale are manual wheelchairs. Changzhou Zhongjin only started selling electric wheelchairs in 2018, and electric wheelchairs accounted for 0.5% and 1.0% of our revenues for the six months ended March 31, 2022, and 1% of our revenues for the fiscal years ended September 30, 2021 and 2020. The manual wheelchair product category has a wide range of products at various price points, consisting of more than thirty models. The mid to high-end wheelchairs and components are mostly geared towards customers in Japan, and the relatively lower-end wheelchairs and components are targeted for customers in China. We believe the wheelchair markets in Japan and China are favorably exposed to multiple macro-economic growth driving factors such as rising spending power, growing popularity of outdoor and active lifestyles for the disabled population, and general needs for better mobility equipment. In addition, we believe demand for our products in Japan and China will increase over the next several decades due to the growing aging population. According to the Frost & Sullivan Report, as of early 2020, more than 25% of Japan’s population is over 65 years old, the highest proportion in the world, and by 2030, one in every three people will be 65 or older. Japanese demographers estimate that senior citizens will account for 40% of the population in Japan in 2060. Similarly, in China, according to the National Bureau of Statistics of China, the population aged 65 or above has grown at a Compound Annual Growth Rate (“CAGR”) of 6.1% from approximately 150.4 million to approximately 190.6 million from 2016 to 2020. We believe the expansion of the aging populations in Japan and China will continue in the near future, providing a real opportunity for us to grow our business.

We seek to deliver quality products with customized attributes tailored to our end users’ specifications at competitive prices. Our wheelchairs are designed to be lightweight and ergonomic. Changzhou Zhongjin operates two manufacturing facilities in China, where we carry out design, engineering, manufacturing, and assembly of its products. Changzhou Zhongjin owns the facilities located in Changzhou City, Jiangsu Province, China, and leases the facility located in Taizhou City, Jiangsu Province, China for a term of 30 years from 2014 to 2043. While we strive to achieve efficiency by standardizing and optimizing certain procedures across the production cycle, we understand the importance of maintaining the quality of our products and strictly enforce our quality control protocols at every step of our production process.

As of the date of this prospectus, all of Changzhou Zhongjin’s products are distributed through qualified dealers in the markets where it operates. Changzhou Zhongjin has a stable and well-established distribution network, which has helped it grow its sales and expand its market for more than a decade. As of the date of this prospectus, Changzhou Zhongjin has established relationships with over forty distributors in China, and over twenty in the other regions of the world where we currently sell our products. The management is constantly looking to add qualified and reputable distributors to our network and have built long-term relationships with a number of them. For example, we have been a supplier to Nissin Medical Industries Co., Ltd (“Nissin”), our largest dealer and sole distributor in Japan, since 2006. Despite the number of dealers we work with, the majority of our sales, or approximately 76.1%, 78.2% and 66.4% of our revenues for the six months ended March 31, 2022, and fiscal years 2021 and 2020, respectively, were attributed to Nissin. In addition, 6.0%, 5.0% and 10.0% of our total revenue was attributed to Nissin’s wholly-owned subsidiaries, Colours’n Motion Inc (“Colors”), Nissin Medical Co., Ltd. (“Nissin Korea”) and Nissin Medical Vietnam Co., Ltd. (“Nissin Vietnam”) aggregately, for the six months ended March 31, 2022, and fiscal years 2021 and 2020, respectively. Nissin is one of the largest medical device distributors in Japan, and all our products sold to Nissin were original equipment manufacturer (“OEM”) products that were manufactured according to specifications requested by Nissin and sold to the end-users in Japan under Nissin’s brands. For the six months ended March 31, 2022, and fiscal years 2021 and 2020, Nissin was the only customer that accounted for more than 10% of our revenue.

Our research and development (“R&D”) capabilities have always been a cornerstone of our success. Changzhou Zhongjin’s R&D department currently has 56 employees, many of whom own advanced degrees in engineering and related fields. Our CEO, Dr. Erqi Wang, is the core leader of our R&D department. Dr. Wang pioneered a tailor-made concept for “rehabilitation wheelchair” design in China that allows users to adjust wheelchair functions according to their individual conditions. Our wheelchairs designed under this concept have won a number of design awards in China, including the Changzhou Science and Technology Progress Award in 2012, the Wujin District Science and Technology Progress Award in 2012, the Silver Award of the First Industrial Design Competition of Jiangsu Province in 2013, and the CF Silver Award of the “Canton Fair” in 2014. Changzhou Zhongjin and its subsidiaries own 106 patents and are in the process of registering 22 additional patents with the Patent Administration Department of the PRC. We are committed to further invest in R&D efforts to deliver innovative products to meet the needs of our customers.

Beginning in 2018, to expand business and diversify product offering, we started to explore the markets for electric wheelchairs and other living aids products, such as oxygen concentrators and bathing machines. As of the date of this prospectus, our R&D team has developed a number of new products, including: a portable oxygen concentrator, which is one of the smallest on the market designed for people needing oxygen supply while maintaining their independence and mobility; a lightweight electric wheelchair that weighs only 17 kg and adopts an anti-tilting system equipped with safety belts; and an electric lifting bathing machine that adopts unique user-friendly designs such as foot-locked rear casters that ensure the stable and comfortable lifting operation and bathing experience. As of the date of this prospectus, we are in the process of evaluating the markets and viability of these new products by introducing them to a few selected dealers in different regions.

We are led by a management team with extensive experience in R&D, manufacturing and commercialization of wheelchairs and living aids product. We believe our management team is well positioned to lead us through the development, regulatory approval and commercialization of our future products, while maintaining and improving the market position of our existing products. Our financial and operating results for the last two fiscal years were as follows: our revenue was $20,764,273 and $16,193,763 for the fiscal years 2021 and 2020, respectively; our net income was $2,631,706 and $2,205,998 for the fiscal years 2021 and 2020, respectively. For the fiscal year 2021, as our business and the overall economy continue to recover from the COVID-19 pandemic, our revenue and net income increased by 28.2% and 19.3%, respectively, compared to the same period of the fiscal year 2020. For the six months ended March 31, 2022, our revenue was $9,467,621, a 0.5% increase compared to the same period of the fiscal year 2021, and our net income was $1,225,864, a 33.4% decrease compared to the same period of the fiscal year 2021. The decrease in our net income for the six months ended March 31, 2022 was mainly due to the negative impact of the recent resurgence of the COVID-19 pandemic in China, which has caused increases in raw material prices. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - COVID-19 Impact” for more details.

Key Factors that Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

Our Ability to Attract Additional Dealers and Expand our Dealer Network

We sell our products through a network of qualified dealers, many of whom also sell products of our competitors. Our business is therefore affected by our ability to establish new relationships and maintain relationships with existing dealers. The geographic coverage of our dealers and their individual business conditions can affect the ability of our dealers to sell our products to end customers. One major dealer and its subsidiaries represented 82.1%, 83.0%, 83.2% and 76.4% of our annual revenue for the six months ended March 31, 2022 and 2021, and for the fiscal years 2021 and 2020, respectively. There may be consolidation and changes in the dealership landscape over time which could affect the performance of our existing dealers. Thus, if we are unable to secure business relationship with our existing dealers or recruit more reputable and qualified dealers, our results of operations may be adversely and materially impacted. If we are unable to renew our contracts with our largest dealer or re-negotiate an agreement under the same or more advantageous terms, our sales and results of operations could be adversely affected. Therefore, the success of our business in the future depends on our efforts to expand our distribution network and attract new dealers in both existing and new markets. The success in expanding our distribution network will depend upon many factors, including our ability to form relationships with, and manage an increasing number of, dealers and optimize our network of dealers. If our marketing efforts fail to convince dealers to accept our products, we may find it difficult to maintain the existing level of sales or to increase such sales. Furthermore, in new markets we may fail to anticipate competitive conditions that are different from those in our existing markets. Should this happen, our net revenues would decline and our growth prospectus would be severely impaired.

Our Ability to Increase Awareness of Our Brands and Develop Customer Loyalty

Our portfolio of both wheelchairs and living aids products is comprised of quality products. Our brands are integral to our sales and marketing efforts. We believe that maintaining and enhancing our brand name recognition in a cost-effective manner is critical to achieving widespread acceptance of our current and future products and is an important element in our effort to increase our customer base. Successful promotion of our brand names will depend largely on our marketing efforts and ability to provide reliable and quality products at competitive prices. Brand promotion activities may not necessarily yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in marketing activities. If we fail to successfully promote and maintain our brands, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract new customers or retain our existing customers, in which case our business, operating results and financial condition, would be materially adversely affected.

Our Ability to Control Costs and Expenses and Improve Our Operating Efficiency

Our business growth is dependent on our ability to attract and retain qualified and productive employees, identify business opportunities, secure new contracts with customers and our ability to control costs and expenses to improve our operating efficiency. Our inventory costs (including raw materials, direct labor and related production overhead) have a direct impact on our profitability. The raw materials used in the manufacturing of our products are subject to price volatility and inflationary pressures. Our success is dependent, in part, on our ability to reduce our exposure to increase in those costs through a variety of ways, while maintaining and improving margins and market share. Raw materials price increases may offset our productivity gains and price increases and may adversely impact our financial results. In addition, our staffing costs (including payroll and employee benefit expenses) and operating expenses also have a direct impact on our profitability. Our ability to drive the productivity of our staff and enhance our operating efficiency affects our profitability. To the extent that the costs we are required to pay to our suppliers and our staff exceed our estimates, our profits may be impaired. If we fail to implement initiatives to control costs and improve our operating efficiency over time, our profitability will be negatively impacted.

Our Ability to Compete Successfully

The wheelchair and living aids markets are developing rapidly, and related technology trends are constantly evolving. This results in the frequent introduction of new products and services, relatively short product design cycles and significant price competition. We have competitors in China and Japan that manufacture products similar to ours. Some of our current or potential competitors may have significantly greater financial resources and expertise in research and development, manufacturing, product testing, obtaining regulatory approvals and marketing approved products than we do, which could result in our competitors establishing a strong market position before our new products are able to enter the market. Additionally, technologies developed by our competitors may render our product uneconomical or obsolete. If we do not compete effectively, our operating results could be harmed.

A Severe or Prolonged Slowdown in the Global or Chinese Economy Could Materially and Adversely Affect Our Business and Our Financial Condition

The growth of the Chinese economy has been slowing down since 2012 and this slowdown may continue in the future. There is considerable uncertainty over trade conflicts between the United States and China and the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. The withdrawal of these expansionary monetary and fiscal policies could lead to a contraction. There continue to be concerns over unrest and terrorist threats in the Middle East, Europe, and Africa, which have resulted in volatility in oil and other markets. There are also concerns about the relationships between China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. The eruption of armed conflict could adversely affect global or Chinese discretionary spending, either of which could have a material and adverse effect on our business, results of operation in financial condition. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy would likely materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

COVID-19 Impact

Our business has been adversely affected by the COVID-19 pandemic. The World Health Organization declared the COVID-19 a pandemic on March 11, 2020, after the virus speeded from China to other countries around the world. Given the high public health risks associated with the disease, governments around the world have imposed various degrees of restrictions and other quarantine measures to try to contain the spread of COVID-19. Businesses in China, including us, had to scale back or suspended operations in late 2019 to early 2020, when the pandemic was at its peak. Although the COVID-19 pandemic appeared to be under control in China, we cannot predict how it will affect our business in the long-run.

COVID-19 Impact on the Fiscal Year Ended September 30, 2021

The COVID-19 pandemic appeared to be under control in China by the end of year 2020, and our operation and financial results have improved along with the improvement of the overall economy. For the specific impact of COVID-19 pandemic on our key performance indicators for the fiscal year 2021, please refer to the detailed discussion in “Comparison of Results of Operations for the Fiscal Years Ended September 30, 2021 and 2020” below.

Nevertheless, certain aspects of our business are continually being negatively impacted by the COVID-19 pandemic. Beginning in October 2020, due to the shortage in the domestic and foreign supply markets as the economy recovers from the pandemic, for some of our wheelchair components, such as tires, we had to place orders up to 6 months to 1 year in advance, as opposed to up to 3 months previously. The prices of the raw materials have also increased by about 2% since January 2021, and have further increased by about 20% since early April 2021. In order to maintain an adequate reserve of raw materials, we continually maintained the balance of our inventory at the high level, which was amounted to approximately $6.9 million. Although delays in product shipments and custom clearances for our foreign customers, due to the stricter border control protocols, have eased, on average, our shipping and custom clearance process still takes 7 extra days compared to the custom clearance process prior to the COVID-19 pandemic. Meanwhile, we enhanced our procedure on the collection of accounts receivable balances due from third parties and less customers required extended payment terms during the year ended September 30, 2021, which has led to a decrease in the days sales outstanding and age of our accounts receivable as compared to the fiscal year fiscal year 2020.

COVID-19 Impact on the Fiscal Year Ending September 30, 2022

Based on our preliminary operating results, our revenue decreased by approximately $0.7 million, or 5.6%, for the eight-month period from October 2021 to May 2022, compared to the same period in 2021, due to a resurgence of the COVID-19 pandemic in March 2022 (“2022 Resurgence”) in China. There have been delays in the purchase of raw material from supplies and delivery of products to domestic customers in China on a timely basis as a consequence of travel restrictions. Shipments and customer clearance for overseas sales were also delayed due to the stricter border control protocols. Although the situation has eased since mid-May 2022, the number of orders placed by the customers was affected, as the business of those customers was negatively impacted by the 2022 Resurgence. as of the date of this prospectus, besides those orders from Taiwan and Japan, for which we still have to place orders up to 6 months in advance, orders from suppliers in other regions have returned to 3 months for delivery. Meanwhile, the prices of the raw materials have also fallen since October 2021, however, the prices of the raw materials are still about 8% higher than the prices prior to COVID-19 pandemic. Our management currently expects that the above negative impact of the COVID-19 pandemic will likely to have a negative impact on our overall business operations and financial results for the fiscal year 2022; however, the actual impact of the COVID-19 remains uncertain, particularly due to the recent resurgence of the COVID-19 pandemic in China and Japan, as well as the unpredictability of the future development of the COVID-19 pandemic.

Measures We Implement to Counter the Negative Impact of the COVID-19 Pandemic

To comply with the government health emergency rules in place, we temporarily closed our factories and suspended operations beginning in early February 2020. Since we reopened our factories in late February 2020 and resumed normal operation in April 2020, we have taken various preventative health measures to ensure the safety of our employees, such as conducting nucleic acid tests, monitoring our employees’ health conditions daily, and distributing free masks to all of our employees. Our employees are required to take their temperatures more than three time per day at different times, and wear masks at all time while working in our factories. We have also established a COVID-19 prevention and control team, and require daily disinfection of public areas, including our factories and staff canteens. During the fiscal year 2020, to reduce cost and conserve resource amid the significant decrease in our sales orders, we selectively laid off some employees with unsaturated working hours. In the fiscal year 2021, we recruited and hired new employees to meet our increasing production needs as our business improves. However, in the first half of fiscal year 2022, due to the resurgence of the COVID-19 in China, we selectively laid off some employees with unsaturated working hours in order to reduce cost and conserve resource.

Conclusion

The COVID-19 pandemic appeared to be under control in China by the end of year 2020, and our operations and financial results for fiscal year 2021 improved along with the improvement of the overall economy. However, due to the 2022 Resurgence, for the six months ended March 31, 2022, although our revenue was $9,467,621, a 0.5% increase compared to the same period of the fiscal year 2021, our net income was $1,225,864, a 33.4% decrease compared to the same period of fiscal year 2021, which was due to the negative impact of the recent resurgence of the COVID-19 pandemic in China, which has caused increases in raw material prices. Given the uncertainty of the development of the COVID-19 pandemic, particularly as a result of the resurgence of the COVID-19 pandemic in China in early 2022, our largest markets, we may have to scale back again in the future. If this pandemic persists, commercial activities throughout the world could be further curtailed with decreased consumer spending, business operation disruptions, interrupted supply chains, difficulties in travel, and reduced workforces. As such, the extent to which the COVID-19 pandemic may impact our operations and financial results in the long-run will depend on its further developments in China and worldwide, which we cannot predict with a reasonable degree of certainty.

Key Financial Performance Indicators

We consider a variety of financial and operating measures in assessing the performance of our business. The key financial performance measures we use are revenue, gross profit and gross margin, operating expenses, and operating income. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations”.

Revenue

Our revenue is derived primarily from sales of wheelchairs and wheelchair components and living aids products. We rely to a significant extent on our network of dealers to sell our products to end customers. We distribute approximately 98% of our products through qualified dealers. Our revenue is therefore affected by our ability to establish new relationships and maintain relationships with existing dealers. In addition, revenue is also impacted by competition, current economic conditions, pricing, inflation, and fluctuations in foreign currencies.

Gross Profit and Gross Margin

Gross profit is the difference between revenue and cost of revenue. Our cost of revenue consists of raw materials, direct labor and other related production overhead. Raw materials account for the largest portion of our cost of revenue. Supplies and prices of our various raw materials can be affected by worldwide supply and demand factors, as well as other factors beyond our control such as financial market trends. We purchase, directly and indirectly through third-party suppliers, significant amounts of aluminum, steel, plastics, titanium alloys, as well as other commodity-sensitive raw materials annually. In particular, in past years, steel and aluminum prices have experienced volatility which has been unforeseen and unexpected. Raw material price fluctuations may adversely affect our operating results and profitability. From time to time, we purchase and store steel, iron, aluminum, and other raw materials up to 3 months in advance to provide economic buffers regarding portions of our pricing and supply. However, from October 2020 to October 2021, for some of our wheelchair components, such as tires, we had to place orders up to 6 months to 1 year in advance due to the shortage in domestic and foreign markets. Since October 2021, the domestic and foreign supply markets have had some improvement from the pandemic, and as of the date of this prospectus, besides those orders from Taiwan and Japan, for which we still have to place orders up to 6 months in advance, orders from suppliers in other regions have returned to 3 months for delivery. For the majority of our raw material purchases we do not typically enter into any fixed-price contracts and may not be able to accurately anticipate future raw material prices for those inputs. Over the past years, we have invested significant time and energy to achieve cost reduction and productivity improvement in our supply chain. We have focused on reducing raw materials costs through increased volume buying, direct purchasing, and price negotiations. In addition, we achieve manufacturing efficiency by standardizing and optimizing certain procedures across our production cycle such as procurement, engineering and product development, manufacturing, dealer management, and pricing. On the other hand, labor is a primary component in the cost of operating our business. Increased labor costs due to competition, increased minimum wage or employee benefits costs, or otherwise, would adversely impact our operating expenses. And our success also depends on our ability to attract, motivate, and retain qualified employees, including senior management and technically competent employees, to keep pace with our growth strategy.

Gross margin is gross profit divided by revenue. Gross margin is a measure used by management to indicate whether we are selling our products at an appropriate gross profit. Our gross margin is impacted by our product mix and availability, as some new or high-end products generally provide higher gross margins. Gross margin is also impacted by prices of our products. We consider many factors such as cost of revenue increases and competitive pricing strategies. We have historically been able to launch new products with higher prices, and these new products can reflect market trends and are designed to meet customer new demand. To achieve this, we seek to maintain continued focus on our R&D efforts that we believe will enhance our existing market positions and allow us to compete into new, attractive, wheelchair and other living aids products categories.

Operating Expenses

Our operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.

Our selling expenses primarily include salaries and welfare benefit expenses paid to our sales personnel, advertising expenses to increase our brand awareness, shipping and delivery expenses, expenses incurred for export and custom clearance, our business travel, meals and other sales promotion and marketing activities related expenses. Our selling expenses accounted for 2.4% and 2.4% of our total revenue for the fiscal years ended September 30, 2021 and 2020, respectively. Our selling expenses accounted for 2.1% and 2.6% of our total revenue for the six months ended March 31, 2022 and 2021, respectively. We expect that our overall selling expenses, including but not limited to, advertising expenses, brand promotion expenses and salaries, will continue to increase in the foreseeable future if our business further grows.

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation, bad debt reserve expenses, inspection and maintenance expenses, office supply and utility expenses, business travel and meal expenses and professional service expenses. General and administrative expenses were 8.1% and 9.2% of our revenue for the fiscal years ended September 30, 2021 and 2020, respectively. General and administrative expenses were 10.8% and 10.1% of our revenue for the six months ended March 31, 2022 and 2021, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering.

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the development and testing new wheelchair and living aids products, depreciation and other miscellaneous expenses. Research and development expenses were 7.5% and 7.8% of our revenue for the fiscal years ended September 30, 2021 and 2020, respectively. Research and development expenses were 9.4% and 6.1% of our revenue for the six months ended March 31, 2022 and 2021, respectively. As we continue to develop new products and diversify our product offerings to satisfy customer demand, we expect our research and development expenses to continue to increase in the foreseeable future.

Operating Income

Operating income is the difference between gross profit and operating expenses. Operating income excludes interest expenses, other income (expenses), and income tax expenses. We use operating income as an indicator of the productivity of our business and our ability to manage expenses.

Comparison of Results of Operations for the Six Months Ended March 31, 2022 and 2021

The following table summarizes the results of our operations for the six months ended March 31, 2022 and 2021, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the six months ended March 31,		Variance
	2022	2021	Amount	%
Revenue	$9,467,621	$9,416,123	$51,498	0.5%
Cost of revenue and related tax	6,335,099	5,807,566	527,533	9.1%
Gross profit	3,132,522	3,608,557	(476,035)	(13.2)%

OPERATING EXPENSES
Selling expenses	201,740	241,908	(40,168)	(16.6)%
General and administrative expenses	1,021,717	949,787	71,930	7.6%
Research and development expenses	892,524	574,048	318,476	55.5%
Total operating expenses	2,115,981	1,765,743	350,238	19.8%

INCOME FROM OPERATIONS	1,016,541	1,842,814	(826,273)	(44.8)%

OTHER INCOME (EXPENSES)
Interest income (expense), net	69,795	(34,275)	104,070	(303.6)%
Foreign exchange gain	60,461	54,394	6,067	11.2%
Other income, net	129,475	235,044	(105,569)	(44.9)%
Total other income, net	259,731	255,163	4,568	1.8%

INCOME BEFORE INCOME TAX PROVISION	1,276,272	2,097,977	(821,705)	(39.2)%

INCOME TAX PROVISION	50,408	256,943	(206,535)	(80.4)%

NET INCOME	$1,225,864	$1,841,034	$(615,170)	(33.4)%

Revenues

We generate revenue primarily from wheelchair products and wheelchair components and living aids products sold in Japan, China and other countries. Our wheelchair products consist primarily of manual wheelchairs. Our other products consist of wheelchair components and living aids products such as oxygen concentrators, bath aids and rehabilitative devices. Total revenue increased by $51,498, or 0.5%, from $9,416,123 for the six months ended March 31, 2021 to $9,467,621 for the six months ended March 31, 2022.

The following table sets forth the breakdown of our revenue for the six months ended March 31, 2022 and 2021, respectively:

	For the six months ended March 31,
	2022	2021	Change
	Amount	Amount	Amount	%

Wheelchair	$7,949,623	$7,688,128	$261,495	3.4%
Wheelchair components and other products	1,517,998	1,727,995	(209,997)	(12.2)%
Total revenue	$9,467,621	$9,416,123	$51,498	0.5%

Revenue from wheelchair products accounted for 84.0% and 81.6% of our total revenue for the six months ended March 31, 2022 and 2021, respectively. Revenue from wheelchair products increased slightly by $261,495, or 3.4%, from $7,688,128 for the six months ended March 31, 2021 to $7,949,623 for the six months ended March 31, 2022. Due to the 2022 Resurgence in China, there had been delays in delivering products to the domestic customers in China on a timely basis as a consequence of the travel restrictions. Meanwhile, shipments and customer clearance for the overseas sales were also delayed due to the stricter border control protocols. Therefore, our revenue from wheelchair products was negatively affected by the 2022 Resurgence during the six months ended March 31, 2022 and did not grow as expected.

Revenue from wheelchair components and other products accounted for 16.0% and 18.4% of our total revenue for the six months ended March 31, 2022 and 2021, respectively. Revenue from wheelchair components and other products decreased by $209,997, or 12.2%, from $1,727,995 for the six months ended March 31, 2021 to $1,517,998 for the six months ended March 31, 2022. The decrease was mainly due to less sales orders of wheelchair components we received during the six months ended March 31, 2022. Wheelchair components are ordered by our customers for their repair and maintenance purposes, and such orders fluctuate based on their estimated further demands. The decrease was also due to the 2022 Resurgence in China, as mentioned above.

Cost of Revenues and Related Tax

Our cost of revenues and related tax primarily consists of inventory costs (raw materials, labor, packaging cost, depreciation and amortization, third-party products purchase price, freight costs and overhead) and business tax. Cost of revenues and related tax generally changes as our production costs change, which are affected by factors including the market price of raw materials, labor productivity, etc. Our overall cost of revenue and related tax increased by $527,533, or 9.1%, from $5,807,566 for the six months ended March 31, 2021 to $6,335,099 for the six months ended March 31, 2022.

The following table sets forth the breakdown of our cost of revenue and related tax for the six months ended March 31, 2022 and 2021, respectively:

	For the six months ended March 31,
	2022	2021	Change
	Amount	Amount	Amount	%

Wheelchair	$5,446,096	$4,870,408	$575,688	11.8%
Wheelchair components and others	889,003	937,158	(48,155)	(5.1)%
Total cost of revenue and related tax	$6,335,099	5,807,566	527,533	9.1%

Cost of revenue and related tax from wheelchair products increased by $575,688, or 11.8%, from $4,870,408 for the six months ended March 31, 2021 to $5,446,096 for the six months ended March 31, 2022. The increase in cost of revenue and related tax from wheelchair products was more than the increase in revenue from wheelchair products, which was mainly due to the increased prices of the some of our key raw materials, due to the shortage in the domestic and foreign supply markets.

Cost of revenue and related tax from wheelchair components and other products decreased by $48,155, or 5.1%, from $937,158 for the six months ended March 31, 2021 to $889,003 for the six months ended March 31, 2022. The decrease in cost of revenue and related tax from wheelchair components and others products was less than the decrease in revenue from wheelchair components and others products, which was mainly due to the increased prices of the some of our key raw materials, as mentioned above.

Gross profit

Our gross profit decreased by $476,035, or 13.2%, from $3,608,557 for the six months ended March 31, 2021 to $3,132,522 for the six months ended March 31, 2022, which was mainly attributable to the decreased gross profit from wheelchair products. Our gross margin decreased by 5.2 percentage points from 38.3% for the six months ended March 31, 2021 to 33.1% for the six months ended March 31, 2022.

The following table sets forth the breakdown of our gross profit for the six months ended March 31, 2022 and 2021, respectively:

	For the six months ended March 31,				Variance
	2022	Margin %	2021	Margin %	Amount	%

Wheelchair	$2,503,527	31.5%	$2,817,720	36.7%	$(314,193)	(11.2)%
Wheelchair components and others	628,995	41.4%	790,837	45.8%	(161,842)	(20.5)%
Total Gross Profit and Margin %	$3,132,522	33.1%	$3,608,557	38.3%	$(476,035)	(13.2)%

The gross profit of wheelchair products decreased by $314,193, or 11.2%, from $2,817,720 for the six months ended March 31, 2021 to $2,503,527 for the six months ended March 31, 2022. The gross margin decreased by 5.2% from 36.7% for the six months ended March 31, 2021 to 31.5% for the six months ended March 31, 2022. The decrease in gross profit and gross margin was mainly due to the increased prices of the some of our key raw materials, as mentioned above.

The gross profit of wheelchair components and other products decreased by $161,842, or 20.5%, from $790,837 for the six months ended March 31, 2021 to $628,995 for the six months ended March 31, 2022, which was in line with the decrease in revenue from wheelchair products. The gross margin of wheelchair components and other products decreased by 4.4 percentage points from 45.8% for the six months ended March 31, 2021 to 41.4% for the six months ended March 31, 2022. The decrease in gross margin was mainly due to the increased prices of raw martials, as mentioned above.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the six months ended March 31, 2022 and 2021:

	For the six months ended March 31,
	2022		2021		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

Total revenue	$9,467,621	100.0%	$9,416,123	100.0%	$51,498	0.5%
Operating expenses:
Selling expenses	201,740	2.1%	241,908	2.6%	(40,168)	(16.6)%
General and administrative expenses	1,021,717	10.8%	949,787	10.1%	71,930	7.6%
Research and development expenses	892,524	9.4%	574,048	6.1%	318,476	55.5%
Total operating expenses	$2,115,981	22.3%	$1,765,743	18.8%	$350,238	19.8%

Selling expenses

Our selling expenses primarily include salaries and welfare benefit expenses paid to our sales personnel, advertising expenses to increase our brand awareness, shipping and delivery expenses, expenses incurred for export and custom clearance, our business travel, meals and other sales promotion and marketing activities related expenses.

Our selling expenses decreased by $40,168, or 16.6%, from $241,908 for the six months ended March 31, 2021 to $201,740 for the six months ended March 31, 2022. The decrease was mainly due to the decreased promotion expenses of $46,236, as we incurred higher promotional expenses in connection with introduction and promotion of new products to our customers during the six months ended March 31, 2021. As a percentage of revenues, our selling expenses accounted for 2.1% and 2.6% of our total revenue for the six months ended March 31, 2022 and 2021, respectively.

General and administrative expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation, bad debt reserve expenses, inspection and maintenance expenses, office supply and utility expenses, business travel and meals expenses and professional service expenses.

Our general and administrative expenses increased by $71,930, or 7.6%, from $949,787 for the six months ended March 31, 2021 to $1,021,717 for the six months ended March 31, 2022. The increase was mainly due to a slight increase in employee salaries, welfare and insurance expenses of $62,000. As a percentage of revenues, our general and administrative expenses accounted for 10.8% and 10.1% of our total revenue for the six months ended March 31, 2022 and 2021, respectively.

Research and development expenses

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the development and testing new wheelchair products, depreciation and other miscellaneous expenses.

Our research and development expenses increased by $318,476, or, 55.5%, from $574,048 for the six months ended March 31, 2021 to $892,524 for the six months ended March 31, 2022. The increase is primarily attributable to the increased research and development activities towards products development, and we invested in more manpower and materials during the six months ended March 31, 2022. As a percentage of revenues, research and development expenses were 9.4% and 6.1% of our revenue for the six months ended March 31, 2022 and 2021, respectively.

Other income (expenses)

Our other income (expenses) primarily includes interest expenses incurred on our short-term bank loans, interest income from our short-term investments, foreign exchange transaction gain (loss), government subsidies and others.

Our net interest income was $69,795 for the six months ended March 31, 2022 as compared to net interest expenses of $34,275 for the six months ended March 31, 2021. The increase in interest income was primarily due to the decreased interest expense which was in line with the decreased weighted average loan balance, as well as increased interest income due to more short-term investment we invested during the six months ended March 31, 2022.

Our net other income was $129,475 for the six months ended March 31, 2022 as compared to $235,044 for the six months ended March 31, 2021. The decrease was mainly due to the decreased government subsidies we received during the six months ended March 31, 2022.

Provision for income taxes

Our provision for income taxes was $50,408 for the six months ended March 31, 2022, a decrease of $206,535, or 80.4%, from $256,943 for the six months ended March 31, 2021, primarily due to our decreased taxable income of Changzhou Zhongjin, which was partially offset by the increased taxable income of Taizhou Zhongjin. Our effective income tax rate decreased by 8.3% from 12.2% in the six months ended March 31, 2021 to 3.9% in the six months ended March 31, 2022, primarily due to the deferred tax benefits in connection of the net operating loss incurred by Changzhou Zhongjin during the six months ended March 31, 2022, which resulted lower effective income tax rate in the corresponding period.

Net income

As a result of the foregoing, we reported a net income of $1,225,864 for the six months ended March 31, 2022, representing a $615,170, or 33.4% decrease from a net income of $1,841,034 for the six months ended March 31, 2021.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2021 and 2020

The following table summarizes the results of our operations during the fiscal years ended September 30, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such years.

	For the years ended September 30,		Variance
	2021	2020	Amount	%
Revenue	$20,764,273	$16,193,763	$4,570,510	28.2%
Cost of revenue and related tax	14,403,137	10,695,553	3,707,584	34.7%
Gross profit	6,361,136	5,498,210	862,926	15.7%

OPERATING EXPENSES
Selling expenses	488,998	385,090	103,908	27.0%
General and administrative expenses	1,673,776	1,497,036	176,740	11.8%
Research and development expenses	1,566,860	1,261,411	305,449	24.2%
Total operating expenses	3,729,634	3,143,537	586,097	18.6%

INCOME FROM OPERATIONS	2,631,502	2,354,673	276,829	11.8%

OTHER INCOME (EXPENSES)
Interest expense, net	(9,492)	(112,404)	102,912	(91.6)%
Foreign exchange gain (loss)	63,355	(12,392)	75,747	(611.3)%
Other income, net	194,982	123,275	71,707	58.2%
Total other income (loss), net	248,845	(1,521)	250,366	(16,460.6)%

INCOME BEFORE INCOME TAX PROVISION	2,880,347	2,353,152	527,195	22.4%

INCOME TAX PROVISION	248,641	147,154	101,487	69.0%

NET INCOME	$2,631,706	$2,205,998	$425,708	19.3%

Revenues

We generate revenue primarily from wheelchair products and wheelchair components and living aids products sold in Japan, China and other countries. Our wheelchair products consist primarily of manual wheelchairs. Our other products consist of wheelchair components and living aids products such as oxygen concentrators, bath aids and rehabilitative devices. Total revenue increased by $4,570,510, or 28.2%, from $16,193,763 for the year ended September 30, 2020 to $20,764,273 for the year ended September 30, 2021.

The following table sets forth the breakdown of our revenue for the years ended September 30, 2021 and 2020, respectively:

	For the years ended September 30,
	2021	2020	Change
	Amount	Amount	Amount	%

Wheelchair	$18,205,458	$12,838,566	$5,366,892	41.8%
Wheelchair components and other products	2,558,815	3,355,197	(796,382)	(23.7)%
Total revenue	$20,764,273	$16,193,763	$4,570,510	28.2%

Revenue from wheelchair products accounted for 87.7% and 79.3% of our total revenue for the years ended September 30, 2021 and 2020, respectively. Revenue from wheelchair products increased by $5,366,892, or 41.8%, from $12,838,566 for the year ended September 30, 2020 to $18,205,458 for the year ended September 30, 2021. Our revenue from wheelchair products were negatively affected by the COVID-19 pandemic during the year ended September 30, 2020. In compliance with the government health emergency rules in place, we temporary closed our factory and operations beginning in early February, and only resumed normal operations in early April 2020. During the closure, we had limited support from our employees, delayed access to raw material supplies and inability to deliver products to customers on a timely basis. As the COVID-19 pandemic appeared to be under control in China by the end of year 2020, our business operations have gradually recovered to the level prior to the COVID-19 pandemic, hence, our revenue from wheelchair products increased during the year ended September 30, 2021 as compared to the same period in 2020.

Revenue from wheelchair components and other products accounted for 12.3% and 20.7% of our total revenue for the years ended September 30, 2021 and 2020, respectively. Revenue from wheelchair components and other products decreased by $796,382, or 23.7%, from $3,355,197 for the year ended September 30, 2020 to $2,558,815 for the year ended September 30, 2021. The decrease was mainly due to less sales orders of wheelchair components we received during the year ended September 30, 2021. Wheelchair components are ordered by our customers for their repair and maintenance purposes, and such orders fluctuate based on their estimated further demands.

Cost of Revenues and Related Tax

Our cost of revenues and related tax primarily consists of inventory costs (raw materials, labor, packaging cost, depreciation and amortization, third-party products purchase price, freight costs and overhead) and business tax. Cost of revenues and related tax generally changes as our production costs change, which are affected by factors including the market price of raw materials, labor productivity etc. Our overall cost of revenue and related tax increased by $3,707,584, or 34.7%, from $10,695,553 for the year ended September 30, 2020 to $14,403,137 for the year ended September 30, 2021.

The following table sets forth the breakdown of our cost of revenue and related tax for the years ended September 30, 2021 and 2020, respectively:

	For the years ended September 30,
	2021	2020	Change
	Amount	Amount	Amount	%

Wheelchair	$12,774,930	$8,635,857	$4,139,073	47.9%
Wheelchair components and others	1,628,207	2,059,696	(431,489)	(20.9)%
Total cost of revenue and related tax	$14,403,137	10,695,553	3,707,584	34.7%

Cost of revenue and related tax from wheelchair products increased by $4,139,073, or 47.9%, from $8,635,857 for the year ended September 30, 2020 to $12,774,930 for the year ended September 30, 2021. The increase in cost of revenue and related tax from wheelchair products was largely in line with the increase in revenue from wheelchair products.

Cost of revenue and related tax from wheelchair components and other products decreased by $431,489, or 20.9%, from $2,059,696 for the year ended September 30, 2020 to $1,628,207 for the year ended September 30, 2021. The decrease in cost of revenue and related tax from wheelchair components and others products was largely in line with the decrease in revenue from wheelchair components and others products.

Gross profit

Our gross profit increased by $862,926, or 15.7%, from $5,498,210 for the year ended September 30, 2020 to $6,361,136 for the year ended September 30, 2021, which was mainly attributable to the increased gross profit from wheelchair products. Our gross margin decreased by 3.4 percentage points from 34.0% for the year ended September 30, 2020 to 30.6% for the year ended September 30, 2021.

The following table sets forth the breakdown of our gross profit for the years ended September 30, 2021 and 2020, respectively:

	For the years ended September 30,				Variance
	2021	Margin %	2020	Margin %	Amount	%

Wheelchair	$5,430,528	29.8%	$4,202,709	32.7%	$1,227,819	29.2%
Wheelchair components and others	930,608	36.4%	1,295,501	38.6%	(364,893)	(28.2)%
Total Gross Profit and Margin %	$6,361,136	30.6%	$5,498,210	34.0%	$862,926	15.7%

The gross profit of wheelchair products increased by $1,227,819, or 29.2%, from $4,202,709 for the year ended September 30, 2020 to $5,430,528 for the year ended September 30, 2021, which was in line with the increase in revenue from wheelchair products. The gross margin decreased slightly by 2.9% from 32.7% for the year ended September 30, 2020 to 29.8% for the year ended September 30, 2021. The decrease was mainly due to the increased prices of the some of our key raw materials due to the shortage in the domestic and foreign supply markets during the year ended September 30, 2021.

The gross profit of wheelchair components and other products decreased by $364,893, or 28.2%, from $1,295,501 for the year ended September 30, 2020 to $930,608 for the year ended September 30, 2021, which was in line with the decrease in revenue from wheelchair products. The gross margin of wheelchair components and other products decreased by 2.2 percentage points from 38.6% for the year ended September 30, 2020 to 36.4% for the year ended September 30, 2021. The decrease in gross margin was mainly due to the increased prices of raw martials as mentioned above.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the years ended September 30, 2021 and 2020:

	For the years ended September 30,
	2021		2020		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

Total revenue	$20,764,273	100.0%	$16,193,763	100.0%	$4,570,510	28.2%
Operating expenses:
Selling expenses	488,998	2.4%	385,090	2.4%	103,908	27.0%
General and administrative expenses	1,673,776	8.1%	1,497,036	9.2%	176,740	11.8%
Research and development expenses	1,566,860	7.5%	1,261,411	7.8%	305,449	24.2%
Total operating expenses	$3,729,634	18.0%	$3,143,537	19.4%	$586,097	18.6%

Selling expenses

Our selling expenses primarily include salaries and welfare benefit expenses paid to our sales personnel, advertising expenses to increase our brand awareness, shipping and delivery expenses, expenses incurred for export and custom clearance, our business travel, meals and other sales promotion and marketing activities related expenses.

Our selling expenses increased by $103,908, or 27.0%, from $385,090 for the year ended September 30, 2020 to $488,998 for the year ended September 30, 2021. The increase was mainly due to the increased shipping, export and custom clearance fees of $64,745, promotion expenses of $26,734, and salary related expenses of $13,477. During the year ended September 30, 2020, shipping, export and custom clearance fees, promotion expense and salary expenses were lower due to the COVID-19 pandemic. We temporary closed our factory and operations beginning in early February 2020, and only resumed normal operations in early April 2020. During the closure, we had limited support from our employees, and inability to deliver products to our customers on a timely basis. Since then, we have recovered from the pandemic and our business operations have been largely back to normal, these expenses increased during the year ended September 30, 2021 as compared to the same period last year. As a percentage of revenues, our selling expenses accounted for 2.4% and 2.4% of our total revenue for the years ended September 30, 2021 and 2020, respectively.

General and administrative expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation, bad debt reserve expenses, inspection and maintenance expenses, office supply and utility expenses, business travel and meals expenses and professional service expenses.

Our general and administrative expenses increased by $176,740, or 11.8%, from $1,497,036 for the year ended September 30, 2020 to $1,673,776 for the year ended September 30, 2021. The increase was due to the increase in audit, legal and accounting related professional service fees totaling $277,849 relating to the preparation of our initial public offering. The increase was also due to an increase in salary related expenses of $94,228, because during the temporary closure of our factories and operations in the fiscal year ended September 30, 2020, we paid our employees base salaries in order to satisfy their basic living expenditure needs. We have since recovered from the pandemic and our business operations have been largely back to normal. Salary expenses increased during the year ended September 30, 2021, which increase was partially offset by the decreased bad debt expenses of $188,403, that resulted from the collection of long outstanding account receivable balances, as we have enhanced our procedure on the collection of accounts receivable balances. As a percentage of revenues, our general and administrative expenses accounted for 8.1% and 9.2% of our total revenue for the years ended September 30, 2021 and 2020, respectively.

Research and development expenses

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the development and testing new wheelchair products, depreciation and other miscellaneous expenses.

Our research and development expenses increased by $305,449, or, 24.2%, from $1,261,411 for the year ended September 30, 2020 to $1,566,860 for the year ended September 30, 2021. During the year ended September 30, 2020, our research and development activities were negatively affected by the COVID-19 pandemic. Since we have recovered from the pandemic and our research and development activities have been back to normal, these expenses increased during the year ended September 30, 2021 as compared to the same period last year. As a percentage of revenues, research and development expenses were 7.5% and 7.8% of our revenue for the years ended September 30, 2021 and 2020, respectively.

Other income (expenses)

Our other income (expenses) primarily includes interest expenses incurred on our short-term bank loans, interest income from our short-term investment, foreign exchange transaction gain (loss), government subsidies.

Our net interest expense was $9,492 for the year ended September 30, 2021 as compared to $112,404 for the year ended September 30, 2020. The decrease in interest expense was primarily due to the decreased interest expense which was in line with the decreased weighted average loan balance, as well as increased interest income due to more short-term investment we made during the year ended September 30, 2021.

Our foreign exchange transaction gain was $63,355 for the year ended September 30, 2021 as compared to a foreign exchange transaction loss of $12,392 for year ended September 30, 2020, primarily due to the significant fluctuation in foreign exchange rate.

Our other income, net was $194,982 for the year ended September 30, 2021 as compared to an other income, net of $123,275 for the year ended September 30, 2020. The increase was mainly due to the increased government subsidies we received during the year ended September 30, 2021.

Provision for income taxes

Our provision for income taxes was $248,641 for the year ended September 30, 2021, an increase of, $101,487, or 69.0%, from $147,154 in the year ended September 30, 2020 primarily due to our increased taxable income of Changzhou Zhongjin. Our effective income tax rate remained relatively stable with a slight increase by 2.3% from 6.3% in the year ended September 30, 2020 to 8.6% in the year ended September 30, 2021, as we reversed deferred tax valuation allowance and utilized our cumulative net operating loss to reduce our taxable income during the year ended September 30, 2020, which resulted lower effective income tax rate in the corresponding period.

Net income

As a result of the foregoing, we reported a net income of $2,631,706 for the year ended September 30, 2021, representing a $425,708, or 19.3% increase from a net income of $2,205,998 for the year ended September 30, 2020.

Liquidity and Capital Resources

We have financed our operations primarily through cash flow from operations and bank loans, when necessary. We plan to support our future operations primarily from cash flows provided by operating activities and cash on hand.

Substantially all of our operations are conducted in China and all of our revenue, expenses, cash and cash equivalents are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts. These currency exchange control procedures imposed by the PRC government authorities may restrict the ability of our PRC operating entities to transfer their net assets to us through loans, advances or cash dividends. See Risk Factors - Government control in currency conversion may adversely affect our financial condition, our ability to remit dividends, and the value of your investment. Furthermore, as an offshore holding company with PRC entities, we may only transfer funds to or finance our PRC operating entities by means of loans or capital contributions. Any capital contributions or loans that we make to our PRC operating entities, including from the proceeds of this offering, are subject to PRC regulations and approvals. See Risk Factors - PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating entities.

All of our cash is denominated in RMB. As of March 31, 2022, we had $3,642,055 (RMB 23,094,830) in cash as compared to $3,672,260 (RMB 23,722,608) as of September 30, 2021, and $ 2,537,013 (RMB 16,087,592) in short-term investments as compared to $2,054,456 (RMB 13,271,681) as of September 30, 2021. We also had $3,836,274 in accounts receivable as compared to $4,864,678 as of September 30, 2021. Our accounts receivable primarily include balances due from third party customers and related parties for our wheelchair and wheelchair component products sold and delivered to third party customers and related parties. As of the date of this prospectus, approximately 97.5%, or $3.4 million of our net accounts receivable balance due from third parties as of March 31, 2022 have been collected. We expect to collect the remaining balance by September 30, 2022. Meanwhile, 96.1%, or $0.3 million of our outstanding balance due from the related parties as of March 31, 2022 have been collected, and the remaining balance is expected to be collected by September 30, 2022. Collected accounts receivable will be used as working capital in our operations.

We normally grant our third-party customers 60 to 120 days payment terms after credit sales. The days sales outstanding for accounts receivable due from third parties remained relatively stable, and both were 80 days in fiscal year 2021 and in the six months ended March 31, 2022. As of March 31, 2022, the age of most of our outstanding accounts receivable due from third-parties were less than four months. During the year ended September 30, 2020, some of our customers required extended payment terms of 30 days to 60 days, due to their longer payment processing procedures as a result of the COVID-19 pandemic. Meanwhile, we have been closely monitoring our procedure on the collection of accounts receivable balances due from third parties, so that we can maintain the days sales outstanding at a relative low level. Our outstanding accounts receivable due from related parties decreased significantly as of March 31, 2022, as compared to September 30, 2021. For our related party customers, we did not settle their accounts receivable in the past, due to low collectability risk, however, since we started the preparation of our proposed initial public offering in November, 2020, we have enhanced our procedure on the collection, which resulted a significant decrease of the accounts receivable due from our related-party customers. We periodically review our accounts receivable and allowance level in order to ensure our methodology used to determine allowances is reasonable and accrue additional allowances if necessary. Allowance of doubtful accounts amounted to $126,537 and $96,688 as of March 31, 2022, and September 30, 2021, respectively. The net change of allowance for doubtful accounts amounted to $29,849 during the six months ended March 31, 2022. The allowance is determined based on individual customer financial health analysis, historical collection trend and management’s best estimate of specific losses on individual exposure. We have been closely monitoring the impact of our days sales outstanding on our results of operations, financial position, or liquidity, and we have recently put more efforts into accounts receivable collection through strengthened monitoring of the uncollected receivable balance. As of the date of this prospectus, we have collected most of our accounts receivable balances due from third parties and related parties as of March 31, 2022, hence, we believe there is no material impact on our financial position and liquidity in the future due to the increased days sales outstanding.

The following table summarizes our accounts receivable due from third parties and subsequent collection by aging bucket as of March 31, 2022:

	Balance as of March 31, 2022	Subsequent collection	% of collection
AR aged less than 4 months	$3,408,001	$3,315,068	97.3%
AR aged from 5 to 12 months	178,496	113,110	63.4%
AR aged over 1 year	63,437	8,063	12.7%
Allowance for doubtful accounts	(126,537)	-	-
Accounts Receivable – Third Parties, net	$3,523,397	$3,436,241	97.5%

The following table summarizes our accounts receivable due from third parties and subsequent collection by aging bucket as of September 30, 2021:

	Balance as of September 30, 2021	Subsequent collection	% of collection
AR aged less than 4 months	$3,851,443	$3,761,398	97.7%
AR aged from 5 to 12 months	57,167	53,941	94.4%
AR aged over 1 year	680,626	621,547	91.3%
Allowance for doubtful accounts	(96,688)	-	-
Accounts Receivable – Third Parties, net	$4,492,548	$4,436,886	98.8%

The following table summarizes our accounts receivable due from related parties and subsequent collection by aging bucket as of March 31, 2022:

	Balance as of March 31, 2022	Subsequent collection	% of collection
AR aged less than 4 months	$312,131	$300,617	96.3%
AR aged from 5 to 12 months	-	-	-%
AR aged over 1 year	746	-	-%
Allowance for doubtful accounts	-		-
Accounts Receivable – Related Parties, net	$312,877	$300,617	96.1%

The following table summarizes our accounts receivable due from related parties and subsequent collection by aging bucket as of September 30, 2021:

	Balance as of September 30, 2021	Subsequent collection	% of collection
AR aged less than 4 months	$233,112	$233,111	100.0%
AR aged from 5 to 12 months	139,018	138,286	99.5%
AR aged over 1 year	-	-	-%
Allowance for doubtful accounts	-	-	-
Accounts Receivable – Related Parties, net	$372,130	$371,397	99.8%

As of March 31, 2022, our working capital balance was approximately $13.0 million. In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash flows provided by operating activities, borrowings from banks will be sufficient to meet our working capital needs in the foreseeable future. However, if we were to experience an adverse operating environment or incur unanticipated capital expenditures, or if we decided to accelerate our growth, then additional financing may be required. Our capital expenditures, including infrastructure to support ongoing operational initiatives have been and will continue to be significant. We cannot guarantee, however, that additional financing, if required, would be available at all or on favorable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

In the coming years, we will be looking to financing sources, such as additional bank loans and equity financing, to meet our cash needs. While facing uncertainties in regards to the size and timing of capital raises, we are confident that we can continue to meet operational needs mainly by utilizing cash flows generated from our operating activities and shareholder working capital funding, as necessary.

Cash Flows

Six Months ended March 31, 2022 and 2021

The following table sets forth summary of our cash flows for the periods indicated:

	For the six months ended March 31,
	2022	2021
Net cash provided by (used in) operating activities	$(51,274)	$3,824,080
Net cash provided by (used in) investing activities	(40,816)	464,453
Net cash used in financing activities	(6,468)	(463,656)
Effect of exchange rate change on cash	68,353	59,881
Net increase (decrease) in cash	(30,205)	3,884,758
Cash, beginning of period	3,672,260	1,663,524
Cash, end of period	$3,642,055	$5,548,282

Operating Activities

Net cash used in operating activities was $51,274 for the six months ended March 31, 2022, mainly derived from a net income of $1,225,864 for the period, and net changes in our operating assets and liabilities, which mainly included a decrease in accounts receivable due from third parties of $1,020,725 as we have enhanced our procedure on the collection of accounts receivable balances due from third parties, a decrease in accounts payable of $1,114,051, an increase in inventories of $918,838, due to the delay in delivery of our products which was resulted from the travel restriction caused in resurgence of COVID-19 in March 2022, as well as a decrease in deferred revenue of $681,591 during the six months ended March 31, 2022.

Net cash provided by operating activities was $3,824,080 for the six months ended March 31, 2021, mainly derived from a net income of $1,841,034 for the period, and net changes in our operating assets and liabilities, which mainly included a decrease in accounts receivable balance due from related parties of $2,417,703 as we have enhanced our procedure on the collection of the accounts receivable balance due from related parties, as well as an increase in deferred revenue of $599,678. The increase was partially offset by an increase in inventories of $1,051,014 because we increased the purchase of our raw material inventories and increased work-in-progress to maintain an adequate reserve of raw materials and in anticipation of increased sales in the coming months.

Investing Activities

Net cash used in investing activities amounted to $40,816 for the six months ended March 31, 2022, and primarily included the payments for short-term investments of $4,239,000, which were partially offset by the redemption of short-term investments of $3,796,902 and repayment of advances made to related parties of $415,410.

Net cash provided by investing activities amounted to $464,453 for the six months ended March 31, 2021, and primarily included the redemption of short-term investments of $4,120,200, and collections on advances to related parties of $190,150, partially offset by the payments for short-term investments of $3,828,124.

Financing Activities

Net cash used in financing activities amounted to $6,468 for the six months ended March 31, 2022, which included repayment of amount due to related parties of 6,468.

Net cash used in financing activities amounted to $463,656 for the six months ended March 31, 2021, and primarily included repayment of short-term bank loans of $457,800.

Years ended September 30, 2021 and 2020

The following table sets forth summary of our cash flows for the periods indicated:

	For the years ended September 30,
	2021	2020
Net cash provided by operating activities	$5,843,292	$2,503,179
Net cash used in investing activities	(1,067,640)	(1,958,506)
Net cash used in financing activities	(2,870,219)	(343,907)
Effect of exchange rate change on cash	103,303	(479,211)
Net increase (decrease) in cash	2,008,736	(278,445)
Cash, beginning of year	1,663,524	1,941,969
Cash, end of year	$3,672,260	$1,663,524

Operating Activities

Net cash provided by operating activities was $5,843,292 for the year ended September 30, 2021, mainly derived from a net income of $2,631,706 for the year, and net changes in our operating assets and liabilities, which mainly included a decrease in accounts receivable due from related parties of $2,918,346 as we have enhanced our procedure on the collection of accounts receivable balances due from third parties, as well as an increase in deferred revenue of $ 647,856 during the year ended September 30, 2021.

Net cash provided by operating activities was $2,503,179 for the year ended September 30, 2020, mainly derived from a net income of $2,205,998 for the year, and net changes in our operating assets and liabilities, which mainly included a decrease in accounts receivable of $2,226,854. As of the date of this prospectus, all of our net accounts receivable balance as of September 30, 2020 have been collected. An increase in accounts payables of $425,902 was offset by an increase in inventories of $1,371,222. The increase was mainly due to the impact of COVID-19, we experienced a decline in our sales volume and were unable to deliver products to customers on a timely basis due to delays in custom clearance processes, which resulted in an increase in our inventories balances. In addition, there was an increase in accounts receivable due from related parties of $1,101,961. As of the date of this prospectus, approximately 100.0%, or $3.1 million of our net accounts receivable balance due from related parties as of September 30, 2020 have been collected. Management plans to continue to monitor accounts receivable to maintain the provision at a lower risk level.

Investing Activities

Net cash used in investing activities amounted to $1,067,640 for the year ended September 30, 2021, and primarily included the payments for short-term investments of $4,956,930 and advances made to related parties of $215,029, which were partially offset by the redemption of short-term investments of $4,147,200.

Net cash used in investing activities amounted to $1,958,506 for the year ended September 30, 2020, and primarily included the advance made to related parties of $2,101,794. During the year ended September 30, 2020, the Company advanced cash to its related parties that are controlled by the Company’s major shareholder, Mr. Erqi Wang, for business purposes. The advances are interest free and due upon demand. The board of directors of the Company subsequently approved that those related party advances should be treated as a return of capital to its major shareholder. As a result, $2,059,532 of these advances were subsequently recorded as a return of capital to offset additional paid-in capital of the Company in the years ended September 30, 2020.

Financing Activities

Net cash used in financing activities amounted to $2,870,219 for the year ended September 30, 2021, and primarily included the repayment of short-term bank loans of $3,534,336, partially offset by the proceeds from short-term bank loans of $768,000.

Net cash used in financing activities amounted to $343,907 for the year ended September 30, 2020, and primarily included the proceeds from short-term bank loans of $3,140,826 and repayment of short-term bank loans of $3,496,149.

Contractual obligations

As of March 31, 2022, our contractual obligations were as follows:

		Less than
Contractual obligations	Total	1 year	1-2 years	2-3 years	3-4 years	4-5 years	Thereafter
Future lease payments (1)	$37,135	$34,345	$189	$189	$189	$189	$2,034
Total	$37,135	$34,345	$189	$189	$189	$189	$2,034

(1)	We lease offices and employee dormitories. As of March 31, 2022, our future lease payments totaled $37,135.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of March 31, 2022 and September 30, 2021.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

We have not experienced, and do not expect to experience, any seasonal fluctuations in our results of operations for either our wheelchair business or living aids products business.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenues and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable and inventories, useful lives of property, plant and equipment and intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

In preparing the unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the unaudited condensed consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable and inventories, useful lives of property, plant and equipment and land use right, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts.

We determine the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. We establish a provision for doubtful receivables when there is objective evidence that we may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Our allowance for uncollectible balances as of March 31, 2022, September 30, 2021 and September 30, 2020 is disclosed in Note 2 of our accompanying consolidation financial statements and unaudited condensed consolidation financial statements.

Inventories

Inventories are stated at lower of cost or net realizable value using the weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. We periodically evaluate inventories against their net realizable value, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and future demand of each type of inventories.

Revenue recognition

We generate our revenues primarily through sales of products. We early adopted Accounting Standards Codification (“ASC”) 606 using the modified retrospective approach. The adoption of this standard did not have a material impact on our unaudited condensed consolidated financial statements. Therefore, no adjustments to opening retained earnings were necessary.

ASC 606, “Revenue from Contracts with Customers”, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way we record our revenue.

In accordance with ASC 606, we recognize revenue when we transfer goods to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. We account for the revenue generated from sales of its products on a gross basis as we are acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods. All of our contracts have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no other separately identifiable promises in the contracts. Our revenue streams are recognized at a point in time when the control of goods is transferred to customer, which generally occurs at delivery. Our products are sold with no right of return and we do not provide other credits or sales incentive to customers. Revenue is reported net of all value added taxes (“VAT”).

Contract Assets and Liabilities

Payment terms are established on our pre-established credit requirements based upon an evaluation of customers’ credit quality. We did not have contract assets as of each balance sheet date presented in the unaudited condensed consolidated financial statements incorporated in this filing. Contract liabilities are recognized for contracts where payment has been received in advance of delivery of the products. The contract liability balance can vary significantly depending on the timing when an order is placed and when shipment or delivery occurs. Other than advances from customers, we had no other contract liabilities or deferred contract costs recorded on its unaudited condensed consolidated balance sheet, and we had no material incremental costs for obtaining a contract. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

Disaggregation of Revenues

We disaggregate our revenue from contracts by product types and geographic areas, as we believe it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. Our disaggregation of revenue for the years ended September 30, 2021 and 2020, and for the six months ended March 31, 2022 and 2021 are disclosed in Note 2 of accompanying consolidation financial statements and unaudited condensed consolidation financial statements.

Income taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended September 30, 2021 and 2020 and for the six months ended March 31, 2022. We do not believe there was any uncertain tax provision at March 31, 2022, September 30, 2021 and September 30, 2020.

Our PRC operating entities are subject to the income tax laws of the PRC. No income was generated outside the PRC for the years ended September 30, 2021 and 2020 and for the six months ended March 31, 2022 and 2021. As of March 31, 2022, all of the tax returns of our PRC subsidiaries, the VIE and the VIE’s subsidiaries remain open for statutory examination by PRC tax authorities.

Foreign currency translation

The functional currency for Jin Med is U.S Dollar (“US$”). Zhongjin HK uses Hong Kong dollar as its functional currency. However, Jin Med and Zhongjin HK currently only serve as holding companies and do not have active operation as of the date of this report. The Company’s functional currency for its PRC operating subsidiaries is the Chinese Yuan (“RMB”). The Company’s unaudited condensed consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from foreign currency transactions are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

For the currency exchange rates that were used in creating the financial statements in this report, refer to Note 2 in the unaudited condensed consolidated financial statements for the six months ended March 31, 2022 and the consolidated financial statements for the years ended September 30, 2021 and 2020 incorporated in this prospectus.

Recently Issued Accounting Pronouncements

We consider the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) – Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. In March 2019, the FASB issued Accounting Standards Update No. 2019-01, Leases (Topic 842): Codification Improvements (“ASU 2019-01”). ASU 2019-01 provides guidance on transition disclosures related to Topic 250, Accounting Changes and Error Corrections, specifically paragraph 205-10-50-3, which requires entities to provide in the fiscal year in which a new accounting principle is adopted the identical disclosures for interim periods after the date of adoption. The guidance in ASU 2019-01 explicitly provides an exception to the paragraph 250-10-50-3 interim disclosure requirements in the Topic 842 transition disclosure requirements. In November 2019, FASB released ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which modified the implementation date of the standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. In June 2020, FASB released ASU No. 2020-05 in response to the ongoing impacts to US businesses in response to the coronavirus (COVID-19) pandemic. ASU No. 2020-05 provides a limited deferral of the effective dates for implementing ASU 842 to give some relief to businesses and the difficulties they are facing during the pandemic. Private companies and non-for profit entities may defer the adoption of ASU 842 to fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. As an emerging growth company, we plan to adopt this guidance effective October 1, 2022. We do not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on our unaudited condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)” (“ASU 2019-10”). ASU 2019-10 (i) provides a framework to stagger effective dates for future major accounting standards and (ii) amends the effective dates for certain major new accounting standards to give implementation relief to certain types of entities. Specifically, ASU 2019-10 changes some effective dates for certain new standards on the following topics in the FASB Accounting Standards Codification (ASC): (a) Derivatives and Hedging (ASC 815) – now effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021; (b) Leases (ASC 842) - now effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021; (c) Financial Instruments — Credit Losses (ASC 326) - now effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years; and (d) Intangibles — Goodwill and Other (ASC 350) - now effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We do not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on our unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is fiscal 2022 for us, with early adoption permitted. We adopted this guidance on October 1, 2021 and the adoption of this ASU did not have a material impact on our unaudited condensed consolidated financial statements.

INDUSTRY

All the information and data presented in this section have been derived from the industry report of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (“Frost & Sullivan”) commissioned by us entitled “The Global and the PRC Wheelchair Industry Independent Market Research,” which is filed as Exhibit 99.1 to this registration statement (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF THE GLOBAL, JAPAN AND THE PRC WHEELCHAIR MARKET

Introduction

A wheelchair is an assistive-wheeled mobility equipment for people with limited mobility due to physical or physiological illness, injuries or disabilities. With the help of a wheelchair, disabled users become more mobile and independent. In general, the equipment can be mainly classified by its propulsion method: manual wheelchairs and electric wheelchairs. Wheelchairs come in different specifications with variations in chair seat sizes, seat-to-floor height, adjustable backrests, controls, together with some other features which can be further customized in accordance with users’ requirements.

The table below summarizes the different types of wheelchairs.

Type	Features
Manual wheelchair	A manual wheelchair is usually propelled by the user by pushing on the round bars that surround the wheels, or by another person by pushing the handles on the back. In addition to its lightweight, it is also easy to use and maintain and the most affordable among all wheelchairs.
Electric wheelchair	An electric wheelchair is propelled by a battery and motor and is usually equipped with a joystick or buttons for operations. Along with the advancement in technology, some electric wheelchairs have enhanced mobility, which enables users to climb stairs and pass through gravel.
Sports wheelchair	A sports wheelchair is very lightweight and stable wheelchair, which is designed for users to play sports, such as basketball, fencing and marathons.
Standing wheelchair	A standing wheelchair is an automated device with a hydraulic pump which help users move from a seated position to a standing position.
Pediatric wheelchair	A pediatric wheelchair can be either in manual or electric form, but in a smaller size than adult wheelchairs. It has a rigid frame and helps enhance children’s mobility.
Shower wheelchair	A shower wheelchair is waterproof with non-corrosive materials and is designed for disabled people to use in bathrooms, wetrooms and other damp environments. It usually has a larger gap beneath the seat and a horseshoe-shaped aperture in the seat.

Value Chain Analysis

The value chain of the wheelchair market is comprised of upstream suppliers, midstream manufacturers and distributors, as well as downstream end-users.

Upstream suppliers mainly provide raw materials and parts and accessories, such as armrest, wheels and push handles, for the assembly of manual wheelchairs, while batteries, buttons and joysticks are also provided to manufacturers to assemble electric wheelchair,

Wheelchair manufacturers in the midstream will be responsible for the design and production of wheelchairs. Upon the completion of wheelchair assembly, the final product will be delivered to distributors, such as wholesalers and retailers, for sales activities. In particular, some distributors may promote their wheelchair products online through e-commerce platforms. The major end-users are individual customers, such as disabled people and elders, as well as corporate customers, such as hospitals, clinics and healthcare institutions.

Source: The Frost & Sullivan Report

Market Size

According to the latest data published by the World Bank, the population aged 65 or above has increased from approximately 625.4 million in 2016 to approximately 698.0 million in 2019 in the world, representing a compound annual growth rate (CAGR) of 3.7%. Moreover, it is believed that the geriatric population will continue to increase in the coming years, which may result in a stable demand for medical assistive devices, such as wheelchairs.

From 2016 to 2020, the total sales value of wheelchairs has risen from approximately $4.07 billion to approximately $7.15 billion, representing a CAGR of 16.6%. Despite the unit price of electric wheelchair being substantially higher than that of manual wheelchair, users generally prefer electric wheelchairs as they provide a better user experience by enabling users to undertake daily activities without assistance. In 2020, the sales value of electric wheelchair has contributed to approximately 58.0% of the worldwide total sales value of wheelchairs and this trend is expected to continue in future years. The drop of sales revenue in 2020 was mainly due to the decline of world economy which was adversely impacted by the outbreak of COVID-19 in 2020.

Driven by a strong demand from downstream end users, by the end of 2025, the total sales value of wheelchair is forecasted to reach approximately $13.34 billion, growing at a CAGR of 14.1% from 2021 to 2025.

Source: The Frost & Sullivan Report

Note: Total sales value is converted to USD at RMB/USD of 7.033.

According to Statistics Bureau of Japan, the population aged 65 or above has increased from approximately 33.66 million in 2015 to approximately 35.80 million in 2019 in Japan, representing a CAGR of 1.6%. The increasingly aging population in Japan has driven the demand for wheelchairs in Japan. The total sales value of wheelchair in Japan has increased from approximately $0.20 billion in 2016 to approximately $0.31 billion in 2020, representing a CAGR of 12.2%. The drop of sales value in 2020 was mainly due to the decline of world economy which adversely impacted by the outbreak of COVID-19 in 2020.

According to the Statistics Bureau of Japan, as of March 2020, 28.4% of Japan’s population is over 65 years old, the highest proportion in the world. According to National Institute of Population and Social Security Research under the Ministry of Health, Labour and Welfare, one in every three people will be 65 or older by 2030, and senior citizens will account for 40% of people in Japan in 2060. As the population in Japan continues to age as well as the demand for high-quality healthcare facilities, the market size of wheelchairs in Japan is expected to rise from approximately $0.35 billion in 2021 to approximately $0.76 billion in 2025, representing a CAGR of 21.3% from 2021 to 2025.

Source: Frost & Sullivan

Note: Total sales value is converted to USD at RMB/JPY of 103.93.

According to the Frost & Sullivan Report, with the growing disposable income and sustained national investment in healthcare expenditure due to healthcare reform policy, “Healthy China 2030 Planning Outline” issued by the State Council in 2016, the demand for medical assistive devices has grown significantly over the past five years. According to the National Bureau of Statistics of China, the per capita average expenditure on healthcare and medical services has increased at a CAGR of 9.0% from approximately $185.8 in 2016 to approximately $262.1 in 2020. In light of the rising expenditure of Chinese residents and the demand for better healthcare facilities, the sales value of wheelchairs in the PRC has increased from approximately $1.21 billion to approximately $2.20 billion from 2016 to 2020, representing a CAGR of 16.1%. The drop of sales value in 2020 was mainly due to the decline of world economy which adversely impacted by the outbreak of COVID-19 in 2020.

Attributable to a strong research and development (R&D) ability of healthcare and medical device enterprises in the PRC, a wide variety of electric wheelchair products was developed in order to cater to the varying needs of end-users. In 2020, electric wheelchairs represented approximately 62.3% of the sales value among all types of wheelchairs. With the integration of other smart functions, such as voice control and obstacle avoidance, electric wheelchairs are expected to become more popular in the PRC. By the end of 2025, the total sales value of wheelchairs in the PRC is anticipated to amount to approximately $4.29 billion, whereas that of electric wheelchairs is estimated to reach approximately $2.92 billion, representing CAGRs of 14.6% and 16.6% respectively from 2021 to 2025.

Source: The Frost & Sullivan Report

Note: Total sales value is converted to USD at RMB/USD of 7.033.

According to the UN Comtrade Database, the PRC has been the largest exporter of wheelchairs in the world from 2016 to 2020 and the export value of wheelchairs from the PRC has increased at a CAGR of 4.2% from approximately $538.5 million in 2016 to approximately $634.8 million in 2020. In particular, the United States of America was the largest export destination from the PRC, which accounted for approximately 26.7% in terms of export value, followed by Japan (9.7%), United Kingdom (6.3%), Germany (4.9%) and Australia (2.7%) in 2020. The drop of export value in 2020 was mainly due to the decline of world economy which adversely impacted by the outbreak of COVID-19 in 2020 and therefore the demand decreased.

Looking forward, as the unit price of wheelchairs is relatively lower in the PRC when compared to other countries due to its relatively low labor costs and logistics expenses, the export value of wheelchairs in the PRC is expected to further increase in the coming years, which is anticipated to reach approximately $943.7 million by the end of 2025, representing a CAGR of 7.8% during 2021 to 2025.

Source: UN Comtrade, and the Frost & Sullivan Report

Note: Data is extracted from Trade Map under HS Code 8713 Carriages for disabled persons, whether or not motorized or otherwise mechanically propelled.

Cost Analysis

Labor cost. According to the National Bureau of Statistics of China, the average annual wage of employed persons in manufacturing industry in urban areas has increased from approximately $8,455.9 to approximately $11,770.7 during 2016 to 2020, growing at a CAGR of 8.6%. The rise in labor costs was mainly attributable to a general inflation within the PRC. By the end of 2025, the rising trend of labor cost is anticipated to sustain and reach approximately $13,671.9, representing a CAGR of 3.0% from 2021 to 2025.

Source: The National Bureau of Statistics of China, and the Frost & Sullivan Report

Note: Total average annual wage is converted to USD at RMB/USD of 7.033.

Raw material cost. According to the Frost & Sullivan Report, plastics, such as polycarbonate, and aluminium are the common raw materials of wheelchairs. According to Frost & Sullivan, the average prices of polycarbonate in the PRC have shown a steady rise over the past five years, from approximately $1.12/lb to approximately $1.59/lb from 2016 to 2020, representing a CAGR of 9.1%. On the other hand, the average prices of aluminium have demonstrated a fluctuating trend with an overall increase at a CAGR of 8.2% in the past five years, which amounted to approximately $0.93/lb in 2020.

Looking forward, due to a strong and sustained demand from the manufacturing and industrial sectors, it is expected that the average prices of raw materials will continue to rise, in which the average prices of polycarbonate are forecasted to reach approximately $2.2/lb whereas the average prices of aluminium are forecasted to reach approximately $1.18/lb in 2025, representing CAGRs of 6.8% and 4.8% respectively.

Source: The Frost & Sullivan Report

Note: Average prices are converted to USD at RMB/USD at RMB 7.033:USD 1.00.

Market Drivers

Rising income of Chinese and Japanese residents. According to the National Bureau of Statistics of China, the per capita disposable income of Chinese residents has increased from approximately $3,387.1 in 2016 to approximately $4,576.9 in 2020, representing a CAGR of 7.8%. According to Statistics Bureau of Japan, the household income per capita has increased from $15,361.6 in 2015 to $19,512.0 in 2019, representing a CAGR of 6.2%. With the increase in income in the PRC and Japan, the living conditions of their residents have improved over the past five years and they are more willing to spend more money in order to improve their living condition. As a result, the enhancement in living conditions has fostered the growth of the wheelchair market in the PRC and Japan.

Increasing aged population. According to the National Bureau of Statistics of China, the population aged 65 or above has grown at a CAGR of 6.1% from approximately 150.4 million to approximately 190.6 million from 2016 to 2020, which has increased from 10.8% to 13.5% According to Statistics Bureau of Japan, the population ages 65 or above has increased from approximately 33.66 million in 2015 to approximately 35.80 million in 2019 in Japan, representing a CAGR of 1.6%. As older persons generally experience moderate to severe level of disability due to different diseases, injuries and chronic illnesses, the demand for wheelchair products in the PRC and Japan has been increasing. In particular, with an increasing income and a trend to seek better living conditions, more customers in the PRC and Japan are willing to purchase electric wheelchairs for increased mobility and comfort. As such, the increasingly aging population is expected to serve as an impetus to the wheelchair market in the PRC and Japan.

Continuous government support. To expedite the development of medical devices and technological products, the Ministry of Science and Technology of the PRC has promulgated “the 13th Five-year Plan for Medical Device Technology Innovation” and encourages domestic enterprises to develop a variety of high-end and reliable medical devices , including wheelchairs, that are suitable for mass public. This includes the transformation of conventional devices to smart devices by integrating innovative solutions, such as touchpad controls, enhanced steering performance and advanced suspension system of wheelchairs. Furthermore, the new Regulations on Construction of a Barrier-free Environment was enacted by the State Council in the PRC in 2012 and was designed to create accessibility to guarantee disabled persons equal participation in social life in the PRC. In Japan, the Japanese government aims to increase the accessibility of wheelchairs by promoting wheelchair-friendly facilities and vehicles to increase mobility of wheelchair users. Also, the Japanese government also provide subsidizes of healthcare equipment to people with disabilities, including wheelchairs subsidize. Complemented with the advancement in wheelchair design and the establishment of barrier-free public infrastructure in the society, physically-disabled persons are willing to use wheelchairs in public spaces, which may in turn favor the growth of wheelchair market in the PRC and Japan.

Strong demand from downstream healthcare institutions. Apart from physically-disabled and elder individuals, wheelchairs are widely used in hospitals and healthcare institutions. According to the National Bureau of Statistics, the number of healthcare institutions has risen at 1.0% from approximately 983.4 thousand in 2016 to approximately 1,023.0 thousand in 2020 and the total expenditure in healthcare from approximately $659.0 billion in 2016 to an estimated $1,059.8 billion in 2020. As the Chinese government has been proactively undertaking necessary investments to allow broader access to medical treatments, as well as to offer better healthcare services to patients, it is expected that more medical devices and equipment, including wheelchairs, will be available in healthcare institutions and therefore, the demand from downstream healthcare institutions will benefit the growth of wheelchair market in the PRC. Moreover, according to the Ministry of Health, Labour and Welfare in Japan, there were more than 110 thousand healthcare institutions in Japan in 2019. The large number of healthcare institutions require substantial amount of medical devices and equipment, such as wheelchairs, which support the growth of wheelchairs market in Japan.

Market Trends

Integration of smart technology. In the era of technology-driven business, wheelchair manufacturers endeavor to apply new smart features in conventional products and innovate with emerging technologies in order to improve user experiences, outperform their competitors and expand their market share. Some wheelchair manufacturers have installed touch panels and a voice control system in wheelchairs to allow users a more direct access to the controls of wheelchairs, while some manufacturers have equipped wheelchairs with different motion sensors and camera systems that detect obstacles, provide navigational assistance and alert users with motor impairment under dangerous circumstances. Accordingly, the adoption and implementation of smart technologies is expected to become one of the major trends in the global and the PRC and Japan wheelchair market.

Adoption of lightweight materials. Lightweight wheelchairs have become a key product as they offer users and attendants tremendous advantages by making daily activities easier, faster and more convenient. Some wheelchair manufacturers may use lightweight aluminium and titanium to reduce the overall weight of the device, which has made lightweight wheelchairs an ideal product for users to transport without sacrificing its quality, comfort and toughness. In addition, lightweight wheelchairs have become more popular in active sports and physical activities. The wheels on lightweight versions, in general, are relatively bigger than conventional wheelchairs which are simpler for users to turn and reduce users’ effort to maneuver. Therefore, lightweight wheelchairs have become one of the development trends among manufacturers globally, including manufacturers in the PRC and Japan.

Market Challenges

Rising R&D and labor costs. Although labor costs are relatively cheaper in the PRC than in developed countries, labor costs have been gradually increasing over the past decade due to inflation and an increase in minimum wages, which may potentially diminish the net profits gained by manufacturers. Japanese manufacturers with factories in the PRC are affected by increasing labour costs in the PRC as well. As the PRC is transforming itself from an export-driven economy into a consumer-based economy, workers’ annual salary levels and mandatory welfare costs have been increasing as well. Moreover, Chinese and Japanese enterprises have invested resources in R&D to continue improving their products in order to satisfy the augmented customers’ requirements. As such, wheelchair manufacturers may find rising R&D costs and labor costs as key challenges in the production of profitable new products.

Higher requirements for product safety. As wheelchairs are assistive devices for many people with disabilities, providing mobility, contributing to a better quality of life and assisting disabled persons to live full and active lives in communities, the quality and safety of wheelchairs are fundamental to users. For example, governments are encouraged to develop and adopt national wheelchair standards, such as ISO 7176 which outlines a series of wheelchair standards, to guarantee a certain quality and safety standard for wheelchair users. Wheelchair manufacturers have to undergo safety tests and need to continuously improve their products, and such requirements may become more challenging to meet.

COMPETITIVE LANDSCAPE OF THE GLOBAL, JAPAN AND THE PRC WHEELCHAIR MARKET

According to the Frost & Sullivan Report, in 2019, North America was the largest region in terms of sales value in the global wheelchair market mainly due to a high obesity rate among its population, a growing geriatric population and sizable disposable income, while the Asia-Pacific region, particularly the PRC, has experienced rapid growth mainly due to its ageing population, rising disposable income and improving living standards.

According to the Frost & Sullivan Report, the global wheelchair market is considered as highly competitive and fragmented in terms of number of market participants as there were more than 1,500 international wheelchair manufacturers in 2020. Most of the large-scale international manufacturers, such as Invacare Corporation, OttoBock Healthcare GmbH, Permobil AB, 21st Century Scientific Inc. and MEYRA RmbH, are headquartered in the United States and Europe. It is anticipated that the competition among global wheelchair manufacturers will become more intense and the market will continue to consolidate in the future.

The wheelchair market in Japan is relatively fragmented with more than 30 wheelchair manufacturers in 2020. Matsunaga Manufactory Co., Ltd, Yosizuka System Products Co., Ltd., Miki Corporation, Nissin Medical Industries Co. Ltd, Tmsuk Company Limited and Kawamura Cycle Co., Ltd. are examples of leading market participants in Japan. Most of the market participants in Japan are focus on manufacturing of high-end manual wheelchairs and electric wheelchairs.

The wheelchair market in the PRC is also relatively fragmented and competitive with more than 100 wheelchair manufacturers in 2020, in which more than half of the market participants are able to manufacture electric wheelchairs. The top 10 market participants and their estimated market share by revenue in 2020 are Foshan Dongfang Medical Equipment Manufactory Ltd. (1.9%), Guangdong Kaiyang Medical Technology Group Co., Ltd. (1.9%), Ottobock (China) Industries Co.,Ltd. (1.7%), Songyong Fuli Apparatus Manufacturing (Shanghai) Co.,Ltd. (1.1%), Sangui Healing Equipment (Shanghai) Co. Ltd. (1.1%), Shanghai Hubang Intelligent rehabilitation Equipment co., Ltd. (1.0%), Vermeiren (Suzhou) Medical Equipment Co., Ltd. (0.9%), Jin Medical International Ltd (0.7%), Jiangsu Yuyue Medical Equipment & Supply Co., Ltd (0.5%) and Karma Medical Products (Shanghai) Co., Ltd. (0.2%). The Group ranked 8 among top 10 market participants in the wheelchair market in the PRC. The top 10 market participants accounted for approximately 11.1% market share by revenue in the wheelchair in the PRC. Apart from prices and quality of wheelchairs, manufacturers often compete with a diverse product portfolio, such as offering manual wheelchairs, electric wheelchairs and shower wheelchairs, as well as the ergonomics design of wheelchairs in order to cater to different customer needs.

Entry Barriers

Initial capital investment. In the wheelchair market, a significant amount of upfront capital is required for manufacturers to sustain their business operations, as the production of wheelchairs involves a continuous cycle of R&D process, staff hiring, procurement of raw materials and production machineries, logistics arrangements, as well as rental or construction of production facilities. Furthermore, existing market participants have generally built up a reliable customer base and supply network of raw materials, they are able to leverage their production scale and effectively control their business costs. In contrast, new market entrants without prior experience and resource may confront with financial burdens, which may ultimately hinder them from entering the wheelchair market in the PRC and global market.

R&D capability. Product design, safety and comfort are major considerations when consumers choose their wheelchair product. Manufacturers are required to demonstrate a strong R&D capability and meet certain standards, such as seat width and length, as well as to comply with different safety requirements of destination countries. In general, established manufacturers with more financial and human resources are at an advantage when seeking to continuously improve their products and develop new and durable materials to enhance overall customer experience, whereas new market entrants with limited resources may find themselves facing a disadvantage when trying to develop a wide product range and meet the demands from downstream customers.

Proven track record. Compared to new wheelchair manufacturers, existing market players in the wheelchair market usually have established a profound industry reputation and have set up various sales channels in both wholesale and retail industries. Indeed, renowned manufacturers, which possess proven track record and have gained wide industry recognitions and accreditations, are more preferred by downstream customers, including disabled persons and corporate customers, such as healthcare institutions. As a result, new market entrants without prior industry experience and track record may find it as an obstacle to enter the market and capture potential business opportunities.

Factors of Market Competition

Production scale. As wheelchair manufacturers are sensitive to cost fluctuations, such as rising labor costs, fluctuating raw material prices and export tax, leading market participants with established scalable production facilities and strong cost control measures usually benefit from economies of scale and are able to maintain profitability amid the highly competitive environment in the market. In addition, in light of the increasing complexity in wheelchair design and structure, leading wheelchair manufacturers are usually able to develop a strong product portfolio with a wide range of product specifications, designs and categories to satisfy different requirements and provide technical support to customers, which therefore enables them to stay ahead of the market competition.

Technical know-how. Competitive wheelchair manufacturers are required to demonstrate a sufficient level of technical know-how, such as the design and safety of different types of wheelchairs, and their products are often featured with a high level of comfort and customizable options in order to enhance the ultimate user experience. Specifically, manufacturers are expected to continuously improve the product performance, such as adopting ultra-light weight materials as wheelchair frame components, in order to enhance the portability and reliability for users. As a result, the level of product innovation and demonstration of technical know-how serve as the key factors for market competition in the wheelchair market.

Relationship with industry stakeholders. Maintaining a sound and stable business relationship with both upstream raw materials suppliers and downstream users is vital to capture business opportunities and expand their market share among wheelchair manufacturers in the global and the PRC market. Indeed, some renowned global manufacturers have generally developed multiple sales channel service downstream wholesale and retail customers internationally. These leading manufacturers may take advantage of nation-wide sales networks through both online and offline channels in order to boost their sales performance. As a result, manufacturers with proven relationship with different industry stakeholders are perceived to be more competitive over the small-scaled industry peers.

OVERVIEW OF THE GLOBAL AND THE PRC OXYGEN CONCENTRATOR MARKET

Oxygen concentrators are medical devices that assist people with low level of oxygen content in their blood, particularly those with lung or circulatory problems, by supplementing oxygen through the nose by means of tubes or masks. These concentrators generally remove nitrogen in the air and enhance oxygen concentration to more than 85%. There are two major types of concentrators in the market, portable and stationary units. The stationary oxygen concentrators are usually featured with built-in wheels to move indoors and are powered by AC current so as to operate continuously all-day long. Portable oxygen concentrators are smaller and lighter in weight and are designed for users to use outdoors.

Users nowadays often demand lighter, smaller and quieter oxygen concentrators. However, manufacturers have encountered difficulties in the design of oxygen concentrators in achieving a balance between the size and noise level of the medical device as smaller oxygen concentrators are usually unable to supply continuous flow of oxygen and are louder than bigger concentrators.

During 2016 to 2020, the global oxygen concentrator market has increased from approximately $1.44 billion to approximately $3.33 billion, representing a CAGR of 23.5%. Going forward, the global oxygen concentrator market is forecasted to reach approximately $2.32 billion by the end of 2025, however, due to the spike in demand for oxygen concentrators in 2020 as they are used for treatment of coronavirus (COVID-19), the CAGR from 2021 to 2025 is expected to register at -3.2%. The demand for oxygen concentrators will gradually decrease after the pandemic.

In 2020, North America contributed to the largest share in the oxygen concentrators market as the medical devices were widely equipped in healthcare services centers amid increasing incidences of respiratory diseases, such as asthma, fibrosis and pulmonary hypertension, within the region. With the increasing healthcare expenditure and improving medical infrastructure in the healthcare sector, the oxygen concentrator market in the Asia-Pacific region has been the third largest market in the world and is expected to see growth in the future years.

The PRC oxygen concentrator market has also grown at a CAGR of 50.5% from 2016 to 2020, from approximately $356.4 million to approximately $1,828.6 million, mainly attributable to the continuous investment in healthcare facilities and infrastructure and the surge in demand for oxygen concentrators driven by the outbreak of COVID-19 in 2020. In light of the rising demand for better healthcare services by Chinese residents, the demand for oxygen concentrator is expected to see an overall increasing trend and attain approximately $1,021.4 million by 2025, however, the demand for oxygen concentrators will gradually decrease after the pandemic, with an overall CAGR of -1.2% during 2021 to 2025.

The Japan oxygen concentrator market has also increased at a CAGR of 17.0% from 2016 to 2020, from approximately $179.4 million to approximately $336.4 million, mainly attributable to the increasing demand from healthcare facilities and aging population and outbreak of COVID-19 in 2020. Along with increasing healthcare demand in Japan, the market oxygen concentrator in Japan is expected to see an overall grow and reach approximately $239.8 million by 2025, however, due to the decrease in demand for oxygen concentrators after the outbreak of COVID-19 in 2021, the Japan oxygen concentrator market is expected to reach approximately $239.8 million in 2025 with an overall CAGR of -2.9% from 2021 to 2025.

In particular, due to the outbreak of pandemic COVID-19 in 2020, the demand for oxygen concentrators has escalated substantially worldwide and manufacturers have been adding production shifts and extending production hours to satisfy the surging demand from different countries in order to cure COVID-19 patients that require hospitalization and oxygen support.

OVERVIEW OF THE GLOBAL AND THE PRC BATHROOM AND TOILET ASSISTIVE DEVICES MARKET

The bathroom and toilet assistive devices market mainly consists of a myriad of hardware deployed in bathroom, such as bath lifts, shower chairs, toilet seat raisers, handgrips and grab bars, as well as transfer benches and other bath aids. As elderly end users with limited mobility or strength may find it challenging to use a toilet and bathroom, the design of assistive devices has reduced the effort required for users to use and has ensured the safety of users from getting injured. Benefitting from the growing awareness of assistive devices and better design, more healthcare institutions and families have installed different bathroom and toilet assistive devices globally over recent years.

From 2016 to 2020, the global bathroom and toilet assistive devices market has increased from approximately $3.42 billion to approximately $4.14 billion, representing a CAGR of 4.9%. Due to its growing prevalence of chronic diseases and rising population with disabilities, North America was the largest region in terms of sales value in 2019, followed by Europe and Asia-Pacific. With a stronger promotion towards home healthcare and higher disposable income, the global bathroom and toilet assistive market is forecasted to reach approximately $5.44 billion by the end of 2025, representing a CAGR of 5.6% during 2021 to 2025.

On the other hand, coupled with the sustained investment in healthcare equipment and government support in healthcare sector, the PRC bathroom and toilet assistive devices market has developed from approximately $619.4 million in 2016 to approximately $809.5 million in 2020, representing a CAGR of 6.9% during the period. Looking forward, as driven by the pursuit of better living standards and rising disposable income of Chinese residents, the bathroom and toilet assistive devices market is anticipated to amount to approximately $1,160.8 million by the end of 2025, representing a CAGR of 7.5% during the period of 2021 to 2025.

Moreover, the bathroom and toilet assistive devices market in Japan has risen from approximately $358.7 million in 2016 to approximately $480.9 million in 2020, representing a CAGR of 7.6% from 2016 to 2020. In the future, due to the increasing elderly population, the bathroom and toilet assistive devices market is expected to reach approximately $726.7 million by 2025, representing a CAGR of 9.1% from 2021 to 2025.

BUSINESS

Overview

The China-based VIE, Changzhou Zhongjin, and its subsidiaries, design and manufacture wheelchairs and living aids products for people with disabilities, the elderly, and people recovering from injury. Our business focuses primarily on wheelchairs. For the six months ended March 31, 2022 and 2021, and fiscal years ended September 30, 2021 and 2020, sales of wheelchairs and wheelchair components represented approximately 97.3%, 99.7%, 99.7% and 98.9%, respectively, of our revenue, while sales of living aids products such as oxygen concentrators and bathing machines represented approximately 2.7%, 0.3%, 0.3% and 1.1%, respectively, of our revenue. Currently, our living aids products are only sold to a few selected customers to test the markets for these products. The majority of our products are sold to dealers in Japan and China, while a small number of our products are also sold to dealers located in other regions including the United States, Canada, Australia, Korea, Israel, Singapore, and others.

Since 2006, Changzhou Zhongjin has been designing and manufacturing wheelchairs. Almost all of its wheelchairs currently for sale are manual wheelchairs. Changzhou Zhongjin only started selling electric wheelchairs in 2018, and electric wheelchairs accounted for 0.5% and 1.0% of our revenues for the six months ended March 31, 2022 and 2021, respectively, and 1% of our revenues for the fiscal years ended September 30, 2021 and 2020. The manual wheelchair product category has a wide range of products at various price points, consisting of more than thirty models. The mid to high-end wheelchairs and components are mostly geared towards customers in Japan, and the relatively lower-end wheelchairs and components are targeted for customers in China. We believe the wheelchair markets in Japan and China are favorably exposed to multiple macro-economic growth driving factors such as rising spending power, growing popularity of outdoor and active lifestyles for the disabled population, and general needs for better mobility equipment. In addition, we believe demand for our products in Japan and China will increase over the next several decades due to the growing aging population. According to the Frost & Sullivan Report, as of early 2020, more than 25% of Japan’s population is over 65 years old, the highest proportion in the world, and by 2030, one in every three people will be 65 or older. Japanese demographers estimate that senior citizens will account for 40% of the population in Japan in 2060. Similarly, in China, according to the National Bureau of Statistics of China, the population aged 65 or above has grown at a Compound Annual Growth Rate (“CAGR”) of 6.1% from approximately 150.4 million to approximately 190.6 million from 2016 to 2020. We believe the expansion of the aging populations in Japan and China will continue in the near future, providing a real opportunity for us to grow our business.

We seek to deliver quality products with customized attributes tailored to our end users’ specifications at competitive prices. Our wheelchairs are designed to be lightweight and ergonomic. Changzhou Zhongjin operates two manufacturing facilities in China, where we carry out design, engineering, manufacturing, and assembly of its products. Changzhou Zhongjin owns the facilities located in Changzhou City, Jiangsu Province, China, and leases the facility located in Taizhou City, Jiangsu Province, China for a term of 30 years from 2014 to 2043. While we strive to achieve efficiency by standardizing and optimizing certain procedures across the production cycle, we understand the importance of maintaining the quality of our products and strictly enforce our quality control protocols at every step of our production process.

As of the date of this prospectus, all of Changzhou Zhongjin’s products are distributed through qualified dealers in the markets where it operates. Changzhou Zhongjin has a stable and well-established distribution network, which has helped it grow its sales and expand its market for more than a decade. As of the date of this prospectus, Changzhou Zhongjin has established relationships with over forty distributors in China, and over twenty in the other regions of the world where we currently sell our products. The management is constantly looking to add qualified and reputable distributors to our network and have built long-term relationships with a number of them. For example, we have been a supplier to Nissin Medical Industries Co., Ltd (“Nissin”), our largest dealer and sole distributor in Japan, since 2006. Despite the number of dealers we work with, the majority of our sales, or approximately 76.1%, 81.2%, 78.2% and 66.4% of our revenues for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, respectively, were attributed to Nissin. In addition, 6.0%, 2.4%, 5.0% and 10.0% of our total revenue was attributed to Nissin’s wholly-owned subsidiaries, Colours’n Motion Inc (“Colors”), Nissin Medical Co., Ltd. (“Nissin Korea”) and Nissin Medical Vietnam Co., Ltd. (“Nissin Vietnam”) aggregately, for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, respectively. Nissin is one of the largest medical device distributors in Japan, and all our products sold to Nissin were original equipment manufacturer (“OEM”) products that were manufactured according to specifications requested by Nissin and sold to the end-users in Japan under Nissin’s brands. For the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, Nissin was the only customer that accounted for more than 10% of our revenue.

Our research and development (“R&D”) capabilities have always been a cornerstone of our success. Changzhou Zhongjin’s R&D department currently has 56 employees, many of whom own advanced degrees in engineering and related fields. Our CEO, Dr. Erqi Wang, is the core leader of our R&D department. Dr. Wang pioneered a tailor-made concept for “rehabilitation wheelchair” design in China that allows users to adjust wheelchair functions according to their individual conditions. Our wheelchairs designed under this concept have won a number of design awards in China, including the Changzhou Science and Technology Progress Award in 2012, the Wujin District Science and Technology Progress Award in 2012, the Silver Award of the First Industrial Design Competition of Jiangsu Province in 2013, and the CF Silver Award of the “Canton Fair” in 2014. Changzhou Zhongjin and its subsidiaries own 106 patents and are in the process of registering 22 additional patents with the Patent Administration Department of the PRC. We are committed to further invest in R&D efforts to deliver innovative products to meet the needs of our customers.

Beginning in 2018, to expand business and diversify product offering, we started to explore the markets for electric wheelchairs and other living aids products, such as oxygen concentrators and bathing machines. As of the date of this prospectus, our R&D team has developed a number of new products, including: a portable oxygen concentrator, which is one of the smallest on the market designed for people needing oxygen supply while maintaining their independence and mobility; a lightweight electric wheelchair that weighs only 17 kg and adopts an anti-tilting system equipped with safety belts; and an electric lifting bathing machine that adopts unique user-friendly designs such as foot-locked rear casters that ensure the stable and comfortable lifting operation and bathing experience. As of the date of this prospectus, we are in the process of evaluating the markets and viability of these new products by introducing them to a few selected dealers in different regions.

We are led by a management team with extensive experience in R&D, manufacturing and commercialization of wheelchairs and living aids product. We believe our management team is well positioned to lead us through the development, regulatory approval and commercialization of our future products, while maintaining and improving the market position of our existing products. Our financial and operating results for the last two fiscal years were as follows: our revenue was $20,764,273 and $16,193,763 for the fiscal years 2021 and 2020, respectively; our net income was $2,631,706 and $2,205,998 for the fiscal years 2021 and 2020, respectively. For the fiscal year 2021, as our business and the overall economy continue to recover from the COVID-19 pandemic, our revenue and net income increased by 28.2% and 19.3%, respectively, compared to the same period of the fiscal year 2020. For the six months ended March 31, 2022, our revenue was $9,467,621, a 0.5% increase compared to the same period of the fiscal year 2021, and our net income was $1,225,864, a 33.4% decrease compared to the same period of the fiscal year 2021. The decrease in our net income for the six months ended March 31, 2022 was mainly due to the negative impact of the recent resurgence of the COVID-19 pandemic in China, which has caused an increase in raw material prices. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - COVID-19 Impact” for more details.

Our History and Corporate Structure

On January 26, 2006, the VIE, Changzhou Zhongjin, was formed pursuant to PRC law as a limited company. We operate our wheelchair and living aids product design and manufacture business through Changzhou Zhongjin and its wholly owned subsidiaries, Zhongjin Taizhou and Zhongjin Jing’ao Trading, in China.

On June 17, 2013, Zhongjin Taizhou was formed pursuant to PRC law as a limited company.

On December 18, 2014, Zhongjin Jing’ao was formed pursuant to PRC law as a limited company.

On January 14, 2020, Jin Med, an exempted company limited by shares, was formed under Cayman Islands law as a holding company.

On February 25, 2020, Zhongjin HK, a holding company, was formed in Hong Kong, which owns 100% shares of Erhua Med, or WFOE, which was formed on September 24, 2020 as a limited company pursuant to PRC law.

Pursuant to PRC law, each entity formed under PRC law must have a business scope as submitted to the Administration of Industry and Commerce or its local counterpart. Depending on the particular business scopes, approval by the relevant competent regulatory agencies may be required prior to commencement of business operations. Since the sole business of WFOE is to provide Changzhou Zhongjin with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a service fee approximately equal all pre-tax profits of Changzhou Zhongjin and its subsidiaries (minus any accumulated losses (if any) of Changzhou Zhongjin and its subsidiaries in the previous fiscal year, and the amount required for operating funds, expenditures, taxes and other statutory contributions in any particular fiscal year), such business scope is appropriate under PRC law. Changzhou Zhongjin, on the other hand, is also able to, pursuant to its business scope, conduct manufacturing business of various medical devices. Changzhou Zhongjin is approved by Changzhou Branch of Jiangsu Administration for Industry and Commerce to engage in its business.

We control Changzhou Zhongjin through a series of contractual arrangements, or “VIE Agreements”, which are described under “Contractual Arrangements among WFOE, Changzhou Zhongjin and Changzhou Zhongjin’s Shareholders.” The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of WFOE and ultimately, the Company. As such, under the U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because we met the conditions under the U.S. GAAP to consolidate the VIE.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering based on 20,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus and 5,000,000 Ordinary Shares being offered.

Contractual Arrangements among WFOE, Changzhou Zhongjin and Changzhou Zhongjin’s Shareholders

Neither we, nor our subsidiaries, own any equity interest in Changzhou Zhongjin. Instead, we control and receive the economic benefits of Changzhou Zhongjin’s business operation through the VIE Agreements because we met the conditions to consolidate the VIE under the U.S. GAAP for accounting purposes only. WFOE, Changzhou Zhongjin, and Changzhou Zhongjin’s shareholders (the “Changzhou Zhongjin Shareholders”) entered into the VIE Agreements, on November 26, 2020. The VIE Agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Changzhou Zhongjin, including absolute control rights and the rights to the assets, property and revenue of Changzhou Zhongjin for accounting purposes under the U.S. GAAP. Pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net profit after tax payments to WFOE, while WFOE has the power to direct the activities of the VIE, which can significantly impact the VIE’s economic performance, and has the right to receive substantially all of the economic benefits of the VIE. The VIE Agreements have not been tested in a court of law in the PRC and may not be effective in providing control over the VIE. We are, therefore, subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC regarding the VIE and the VIE structure. See “Risk Factors – Risks Related to Our Corporate Structure.”

According to the Exclusive Business Cooperation and Service Agreement, Changzhou Zhongjin is obligated to pay service fees to WFOE approximately equal to the pretax income after deducting relevant costs and reasonable expenses in accordance with United States Financial Reporting Standards.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation and Service Agreement

Pursuant to the Exclusive Business Cooperation and Service Agreement between Changzhou Zhongjin and WFOE, WFOE provides Changzhou Zhongjin with marketing, technical support, consulting services and management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, Changzhou Zhongjin granted an irrevocable and exclusive option to WFOE to purchase from Changzhou Zhongjin, any or all of its assets at the lowest purchase price permitted under PRC laws. Should WFOE exercise such option, the parties shall enter into a separate asset transfer agreement. For services rendered to Changzhou Zhongjin by WFOE under this agreement, WFOE is entitled to collect a service fee calculated based on the actual income of Changzhou Zhongjin from time to time, which is approximately equal to all pre-tax profits of Changzhou Zhongjin and its subsidiaries (minus any accumulated losses (if any) of Changzhou Zhongjin and its subsidiaries in the previous fiscal year, and the amount required for operating funds, expenditures, taxes, statutory contributions and other relevant costs and reasonable expenses in accordance with United States Financial Reporting Standards in any particular fiscal year).

The Exclusive Business Cooperation and Service Agreement shall remain in effect for twenty years unless earlier terminated by written agreement of the parties. The Exclusive Business Cooperation and Service Agreement may be extended before expiration by written agreement of the WFOE.

The CEO of WFOE, Mr. Erqi Wang, who is the CEO of Changzhou Zhongjin, is currently managing Changzhou Zhongjin pursuant to the terms of the Exclusive Business Cooperation and Service Agreement. WFOE has absolute authority relating to the management of Changzhou Zhongjin, including but not limited to decisions with regard to expenses, salary increases and bonuses, hiring, firing and other operational functions. Upon establishment of the Company’s audit committee at the consummation of this offering, the Company’s audit committee will be required to review and approve in advance any related party transactions, including transactions involving WFOE or Changzhou Zhongjin.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement among WFOE, Changzhou Zhongjin and each of the Changzhou Zhongjin Shareholders, the Changzhou Zhongjin Shareholders pledged all of their equity interest in Changzhou Zhongjin to WFOE to guarantee the performance of Changzhou Zhongjin’s obligations under the Exclusive Business Cooperation and Service Agreement. Under the terms of the Equity Interest Pledge Agreement, in the event that Changzhou Zhongjin or the Changzhou Zhongjin Shareholders breach their respective contractual obligations under the Exclusive Business Cooperation and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged shares. The Changzhou Zhongjin Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Interest Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Changzhou Zhongjin Shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement is effective until all payments due under the Exclusive Business Cooperation and Service Agreement have been paid by Changzhou Zhongjin. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon Changzhou Zhongjin’s full payment of fees payable under the Exclusive Business Cooperation and Service Agreement and upon termination of Changzhou Zhongjin’s obligations under the Exclusive Business Cooperation and Service Agreement, Share Disposal and Exclusive Option to Purchase Agreement and a series of other control agreements.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of Changzhou Zhongjin’s obligations under the Exclusive Business Cooperation and Service Agreement, (2) make sure the Changzhou Zhongjin Shareholders do not transfer or assign the pledged shares, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent, and (3) provide WFOE control over Changzhou Zhongjin. In the event Changzhou Zhongjin breaches its contractual obligations under the Exclusive Business Cooperation and Service Agreement, WFOE will be entitled to foreclose on the Changzhou Zhongjin Shareholders’ shares in Changzhou Zhongjin and may (i) exercise its option to purchasing at a discount, designating others to purchase at a discount, auction or sale of pledged Shares pursuant to pertinent laws of China and WFOE may terminate the VIE Agreements after the acquisition of all the shares in Changzhou Zhongjin and require Pledgor and/or Changzhou Zhongjin to be liable for breach of contract pursuant, including compensating Pledgee for all the losses suffered therefrom (including all the expenses incurred by Pledgee to realize its rights and interests hereunder); or (ii) dispose of the pledged equity interests and be paid in priority out of proceeds from the disposal in which case the VIE structure will be terminated.

Share Disposal and Exclusive Option to Purchase Agreement

Under the Share Disposal and Exclusive Option to Purchase Agreement, the Changzhou Zhongjin Shareholders and Changzhou Zhongjin irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, all or part of the equity of Changzhou Zhongjin held by the Changzhou Zhongjin Shareholders. Unless the relevant laws require assessment, the purchase price (hereinafter referred to as “transfer price”) of the Company’s equity interests purchased is the lower of the following two: (i) RMB one (1) yuan, or (ii) the lowest price permitted by relevant Chinese laws. If WFOE chooses to purchase part of equity interests, the exercise price shall be adjusted correspondingly according to the proportion of the equity interests to be purchased to the Company’s total equity interests. The Share Disposal and Exclusive Option to Purchase Agreement remains effective until all equity interests of Changzhou Zhongjin are legally transferred to WFOE and/or any other entity or individual designated by it.

Proxy Agreement

Under the Proxy Agreement, the Changzhou Zhongjin Shareholders authorized WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholders’ rights, including voting, that shareholders are entitled to under PRC laws and the articles of association of Changzhou Zhongjin, including, but not limited to, the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Changzhou Zhongjin.

Spousal Consent

Pursuant to the Spousal Consent, each spouse of the individual Changzhou Zhongjin Shareholders irrevocably agreed that the equity interest in Changzhou Zhongjin Shareholders held by their respective spouses would be disposed of pursuant to the Equity Interest Pledge Agreement, the Share Disposal and Exclusive Option to Purchase Agreement, and the Proxy Agreement. Each spouse of the Changzhou Zhongjin Shareholders further agreed not to assert any rights over the equity interest in Changzhou Zhongjin held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Changzhou Zhongjin through the respective shareholder for any reason, he or she agreed to be bound by the contractual arrangements.

The term of the Proxy Agreement is the same as the term of the Share Disposal and Exclusive Option to Purchase Agreement. The Proxy Agreement is irrevocable and continuously valid from the date of execution of the Proxy Agreement, so long as the Changzhou Zhongjin Shareholders remain as shareholders of the Company.

Our Strengths

We believe that the following strengths enable us to capture business opportunities and differentiate us from our competitors:

Quality Products that Focus on Customer Needs

Our portfolio of both wheelchairs and living aids products is comprised of products that focuses on customer needs. We believe strong quality control enhances product value, which results in satisfied and royal customers. We design and manufacture products from the perspective of our customers in terms of raw material selection, structural design and manufacturing process. To meet our customers’ needs, virtually all of our products can be customized upon specific customer requests. We have dedicated teams of quality control personnel who routinely test the quality of our products based on established quality control protocols to ensure that all our products are safe, reliable and strictly satisfy the target and performance thresholds of quality measures.

Well Established Distribution Network

We have a stable and well-established distribution network, which has helped us grow our sales and expand our market for the last decade. Our distribution network consists of one large distributor in Japan, more than forty qualified dealers in China, and more than twenty in the other regions including the United States, Canada, Australia, Korea, Israel, and Singapore. We are constantly looking to add qualified and reputable distributors to our network and have built long-term relationships with a number of them.

Strong Focus on Research and Development

Our research and development (“R&D”) capability has always been a cornerstone of our success. Led by our CEO, Dr. Erqi Wang, Our R&D department currently has 56 employees, many of whom own advanced degrees in engineering and related fields. Dr. Wang pioneered a tailor-made concept for “rehabilitation wheelchair” design in China that allows users to adjust functions according to their individual conditions. Our wheelchair designed under this concept has won a number of design awards in China. To meet customers’ needs, our R&D department continuously delivers innovative designs that are both lightweight and ergonomic.

Vertically Integrated Production

We conduct product design, engineering, manufacturing and assembly in house, creating a vertically integrated business model that contributes to attractive financial characteristics. Based on our historical results of operations, we estimate that approximately 57% of our costs are comprised of direct materials and labor costs, which are flexible and variable by nature. By producing our products internally, we can benefit by rapidly implementing design changes, control the quality of production, ensure timely delivery of products, purchase raw materials to avoid interim charges by middlemen, and easily allow our large customers to audit our corporate practices and product quality.

Experienced Management Team and Dedicated Employees

Our management possesses 18 years of industry experience, with a demonstrated track record of managing and growing industrial businesses in the wheelchair industry. Our workforce is highly skilled in their specialized lines of business. Collectively, our management team has extensive experience in the R&D, manufacturing and commercialization of wheelchairs and living aids products. We have some of the most dedicated employees: approximately 40% of our employees have been with us for more than 10 years, and approximately 80% have been with us for more than five years.

Our Strategies

We plan to pursue the following strategies to further grow our business:

Develop Innovative Wheelchair Products to Meet Customers’ Needs

We believe the success of our business depends heavily on offering innovative wheelchair products that achieves high customer satisfaction; therefore, we plan to continue to focus on driving business growth through continuous product innovation. To stay at the forefront of innovation, we will continue to invest significant resources in research and development, and recruit experts and talent. We will seek to establish and strengthen strategic cooperation and partnerships with industry leaders, design firms and research institutions. We are committed to continuously invest in and grow our R&D team, which grew from 39 employees as of the end of 2020, to 56 as of August 2021.

Expand Product Offering by Adding New Products

Although our manual wheelchairs business has been successful, we believe there are opportunities for us to expand our sales by adding electronic wheelchairs and other living aids products to our product offering. According to the Frost & Sullivan Report, despite the unit price of an electric wheelchair being substantially higher than that of a manual wheelchair, users generally prefer electric wheelchairs, as they provide a better user experience by enabling users to undertake daily activities without outside assistance. In year 2020, the sales value of electric wheelchairs has contributed to approximately 58.0% of the total sales value of wheelchairs worldwide and is anticipated to further expand in the future years. We believe we have the resources and capabilities to enter the electric wheelchair market and have introduced our new electric wheelchairs to a few selected dealers to test the market.

Enhance Our Distribution Network

We intend to continue to further enhance our distribution network through selectively adding qualified dealers in new sales territories, strengthening our relationship with dealers in our existing sales network and expanding our product and service coverage in targeted markets. Our goal is to partner with leading and reputable dealers in different territories and to provide them with attractive business terms to ensure loyalty and long-term cooperation. We will also continue to analyze and optimize our distribution efforts based on the specific market dynamics and customer compositions by regions. Furthermore, in addition to distributing our products through dealers, we plan to build our own online platform to directly promote and sell our products to end users globally.

Further Expand to Markets Beyond Japan and China

We plan to further expand our business in foreign markets beyond Japan and China. We plan to establish web-based shopping platforms for cross-border transactions to provide our customers with data on products and pricing. We also plan to participate in more targeted international exhibitions and business conferences to build business networks and promote our products in foreign markets. As of the date of this prospectus, we have relationships with more than twenty dealers in foreign markets outside of Japan and China, including the United States, Canada, Australia, Korea, Israel, and Singapore, established in distribution agreements or through the fulfillment of orders made by these dealers.

Invest in Production Facilities

As of the date of this prospectus, we assess that our facilities are suitable and adequate for our operations and are adequately maintained. We are committed to continuously invest in facilities, including advanced machineries and human resources, to ensure that our production capability adequately and sufficiently supports customer demand and sales.

Products and Markets

We, through the China-based VIE, Changzhou Zhongjin and its subsidiaries, currently primarily sell manual wheelchairs and wheelchair components. Our new products, electric wheelchairs and living aids products, are only being sold to a small number of dealers to test the markets for these products. We produce (1) original equipment manufacturer (“OEM”) manufactured according to specifications requested by our customers, under the brands they control, and (2) our own branded products. For the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, approximately 87%, 90%, 88% and 83% of the product sales were OEM product sales, respectively, and approximately 13%, 10%, 12%, and 17% are Zhongjin Changzhou’s branded products, respectively. The following chart sets forth summary information regarding our product categories and end markets information:

	Wheelchairs	Wheelchair Components	Living Aids Products
Overview	Our wheelchair product category includes a wide range of products at various prices. Our mid to high end wheelchairs are mostly geared towards customers in Japan. Our relatively lower end wheelchairs are mainly for customers in China.	Our wheelchair components are primarily “easy wear” products, such as wheels and brakes sold to customers for after-sales service. A small number of wheelchair components are sold to customers as tailor made parts for our customizable wheelchairs.	The living aids product category consists of oxygen concentrators, bath aids, and rehabilitative devices

Revenue	$7,949,623, or 84.0%, for the six months ended March 31, 2022	$1,262,231, or 13.3%, for the six months ended March 31, 2022	$255,767, or 2.7%, for the six months ended March 31, 2022

	$18,205,458, or 87.7%, for fiscal year 2021	$2,497,772, or 12.0%, for fiscal year 2021	$61,043, or 0.3%, for fiscal year 2021

	$12,838,566, or 79.3%, for fiscal year 2020	$3,178,749, or 19.6%, for fiscal year 2020	$176,448, or 1.1%, for fiscal year 2020

Selected Products

Although the vast majority of our customers are in Japan and China, we sell our products around the world. Following is a summary of our total revenues by geographic market.

Geographic Distribution of Revenues Generated

	First half year of 2022		2021		2020
Country and Region	Revenue (in US$)	% of Total Revenue	Revenue (in US$)	% of Total Revenue	Revenue (in US$)	% of Total Revenue
Japan	7,164,053	75.67%	16,370,882	78.84%	10,750,784	66.39%
Mainland China	1,264,539	13.36%	2,545,663	12.26%	2,810,285	17.35%
U.S.	436,380	4.61%	685,996	3.30%	1,471,246	9.09%
Hong Kong	243,058	2.57%	474,278	2.28%	470,478	2.91%
Singapore	39,262	0.41%	100,367	0.48%	185,491	1.15%
Korean	154,419	1.63%	19,255	0.09%	56,602	0.35%
Australia	59,634	0.63%	276,163	1.33%	95,461	0.59%
Others	106,276	1.12%	291,669	1.42%	353,416	2.17%
Total	9,467,621	100.00%	$20,764,273	100.00%	$16,193,763	100.00%

The following are detailed description of some of the Company’s products:

Manual Wheelchairs

Product Name	Product Image	Specs and Features
Foldable Aluminum Alloy Wheelchair (Model NA-413)

Specs

Material: Aviation grade titanium-aluminum alloy
Maximum Load Capacity: 100KG

Product Weight: 9.3KG

Unfolded Dimensions: 80CM*61.5CM*89CM
Folded Dimensions:40.5CM*61.5CM*59CM

Features
Model NA-413 adopts an ergonomic design to reduce stress in the user’s lumbar area, therefore alleviating sitting fatigue. It adopts a unique seat design that allows stable sitting posture, preventing users from sliding forward as traditional wheelchair designs do. It features a quick-release control and folding system that allows wheelchair deployment within seconds.

Foldable Aluminum Alloy Wheelchair (Model NA-412)

Specs

Material: Aviation grade titanium-aluminum alloy
Maximum Load Capacity: 100KG

Product Weight: 9.5KG

Unfolded Dimensions: 80CM*52.5CM*96CM
Folded Dimensions:64CM*44CM*51CM

Features
Model NA-412 features ultra-light and foldable construction. The wheelchair’s pedal can work as a brake. It features antibacterial fabric and can be quickly folded and deployed.

Multi-function Self-propelled Aluminum Alloy Wheelchair (Model ZA-101)

Specs

Material: Aviation grade titanium-aluminum alloy
Maximum Load Capacity: 100KG

Product Weight: 14.9KG

Unfolded Dimensions: 96CM*64CM*92CM
Folded Dimensions:94CM*30CM*69CM

Features

Model ZA-101 features an ergonomic seat design that comes with adjustable armrests, backrest, and footrest. The unique R-shaped leg frames help further reduce stress in the users’ lumbar area, therefore alleviating sitting fatigue.

Convertible Aluminum Alloy Wheelchair (Model NA-118B)

Specs

Material: Aviation grade titanium-aluminum alloy

Maximum Load Capacity: 100KG

Product Weight: 14.9KG

Unfolded Dimensions: 96CM*64CM*92CM

Folded Dimensions:94CM*30CM*69CM

Features
Model NA-118B features a convertible seat design with detachable armrests, leg rests, and footrests that can turn this wheelchair into a bed. Resting angles of the bed can be quickly adjusted through manual break of the wheelchair. It also includes an anti-tilting system that ensures the safety of the rider. The unique R-shaped leg frames help further reduce stress in the users’ lumbar area, therefore alleviating sitting fatigue.

The “Wheelchair King” Self-propelled Aluminum Alloy Wheelchair (Model NA-477F)

Specs

Material: Enhanced Aviation grade titanium-aluminum alloy

Maximum Load Capacity: 100KG

Product Weight: 20.5KG

Unfolded Dimensions: 103CM*62CM*134CM

Folded Dimensions:103CM*39CM*77CM

Features

Model NA-477F features advanced ergonomic seat designs with adjustable headrests, armrests, backrest, and adjustable footrest. Users can adjust the height of the wheelchair and seat cushions at will. These features enable users to maximize comfort while minimize spinal decompressions from long-time sitting.

Customizable Aluminum Alloy Wheelchair (Model NA-403)

Specs

Material: Enhanced Aviation grade titanium-aluminum alloy

Maximum Load Capacity: 115KG

Product Weight: 10.8-13KG

Features
Model NA-403 is our customizable product. The base model of NA-403 is a self-propelled, easy maneuvering wheelchair with foldable armrests and an adjustable backrest up to 3 degrees. Users can add more features such as anti-tilting system, premium seat materials, aluminum alloy wheel forks, ergonomic seat cushions and others. The aluminum alloy frames of Model NA-403 can be customized to specific dimensions and can be painted up to 17 colors. The seat and cushion color of this model can be painted up to 6 colors. Users can also customize the basic model into a sports model, which can be further enhanced with 4/5-inch PU universal wheel and 24-inch quick release rear wheel for better athletic performance.

Electric Wheelchairs

Product Name	Product Image	Specs and Features
Lightweight Electric Wheelchair (Model DYN30A-LY-ZJ)

Specs

Material: Aluminum alloy
Maximum Load Capacity: 100KG

Product Weight: 17KG

Unfolded Dimensions: 83CM*56.5CM*90CM
Folded Dimensions:46CM*56.5CM*67CM

Features
Model DYN30A-LY-ZJ features one-click folding/deployment function, removable premium lithium battery, a 15km cruising range and maximum speed of 4.5km/h. It features a minimalist profile of only 17kg. It also adopts an anti-tilting system equipped with safety belts.

Standard Electric Wheelchair (Model DYN36C-LY-ZJ)

Specs

Material: Aviation grade titanium-aluminum alloy
Maximum Load Capacity: 100KG

Product Weight: 26KG

Unfolded Dimensions: 80CM*52.5CM*96CM
Folded Dimensions:64CM*44CM*51CM

Features
Model DYN36C-LY-ZJ features one-click folding/deployment function, removable premium lithium battery, adjustable armrests/backrest/footrest, and a 25km cruising range. It features an ergonomic seat design that comes with adjustable armrests, backrest, and footrest. It also adopts an anti-tilting system equipped with safety belts.

Living Aids Products

Product Name	Product Image	Specs and Features
1 Liter Capacity Portable Oxygen Inhaler (Model FP102A)

Specs

Product Weight: 1.5KG

Dimensions: 22.7CM*17.8CM*7CM

Oxygen Flow: ≥0.5L / MIN

Oxygen Concentration: 40-50%

Peak Noise: ≤42DB (A)

Features
Model FP102A adopts imported UOP molecular sieves and filters air using the pressure swing adsorption technology (PSA). This product separates oxygen and nitrogen in the air to obtain and magazine high-concentration oxygen. It is lightweight, compact and comes with a fashionable storage case.

Electric Lifting Bathing Machine (Model LYB-ES100)

Specs

Dimensions 185CM*97CM*143CM

Maximum Load Capacity: 150KG

Supporting bathtub depth: 53CM

Height without lifting frame: 93CM

Bottom frame height: 18CM

Features
Model LYB-ES100 adopts unique designs such as foot-locked rear casters that ensure the stable and comfortable lifting operation and bathing experience. It is also equipped with side guards and armrests for efficient and safe operations.

Quality Certifications and Accreditations

In a continuous effort to meet various international production and quality manufacturing standards, Changzhou Zhongjin has obtained ISO and JIS certificate certifications: (1) to show evidence of high quality manufacturing standards applied to the production and management processes; and (2) to access domestic and foreign markets. The management believes that maintaining objectively verifiable quality standards fosters consumer confidence and loyalty, and maximizes customer satisfaction and recognition.

Distribution

As of the date of this prospectus, we distribute wheelchair products through a well-established network of dealers, which consists of one dealer in Japan, more than forty dealers located in China, and more than twenty dealers in other regions of the world. We rely on freight shipping for delivery and distribution to our domestic distributors in China. For distributors in foreign countries we rely on international ocean cargo and air express delivery. We provide our dealers with training on the operation and specifications of our products. We strive to keep our dealers up to date on our product offerings and new features as well as market trends. We aim to direct sales, distribution and marketing efforts to particular products with established reputations, thus developing further goodwill and rapport with both existing and potential customers.

We believe our distribution network has the ability to meet the needs of end customers with our extended product portfolio offering various pricing points. Our goal is to further grow and enhance our distribution network and tap into underserved niche markets such as Western China and foreign markets with potential growth prospects such as the U.S. and Europe. Our plan is to seek cooperation opportunities with qualified dealers in select regional markets through product trials and regional marketing. We believe that our new electronic wheelchairs are well suited for the U.S. and European markets, where people in general have higher disposable income and require more advanced healthcare products.

For living aids products, we plan to rely on well-managed and experienced dealers because we believe that selling through these dealers can be more cost effective than utilizing direct sales forces due to the scale of our business activities in this segment. We also keep track of the market trend while evaluating potential dealer relationships to determine if the addition of a dealer in a given region would be advantageous to net sales and our market share.

Furthermore, we plan to build our own internet distribution platform to directly reach and sell to our end-users. In anticipation of this endeavor, we obtained a VATS (“value added telecommunications service”) license for internet content provision business on June 2, 2015. The license expired in June 2020; it was subsequently renewed in April 2021 and will be valid until June 2025. Our plan is to (1) open online stores on JD.com, tmall.com, and taobao.com; (2) develop our own website for online sales and marketing.

Major Customers

Currently, we only sell our products to qualified dealers, who then distribute the products to end-users. We focus on fostering long-term relationships with our dealers. Changzhou Zhongjin has engaged with Nissin, a highly qualified and reputable dealer covering multiple Japanese regional markets, to be its sole distributor in Japan. Nissin has purchased and sold our products in a highly consistent manner and is serving a well-established base of end customers, creating cost advantages and entrenched positions due to customer loyalty and goodwill. Since the inception of Changzhou Zhongjin, Nissin has been its largest dealer and the sole Japanese dealer, with whom it generated substantial revenue each year. For the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, Nissin represented approximately 76%, 81%, 78% and 66% of the Changzhou Zhongjin’s total sales, respectively. In addition, Nissin’s wholly-owned subsidiaries represented approximate 6%, 2%, 5% and 10% of Changzhou Zhongjin’s total sales for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, respectively. The relationship with Nissin is based on mutual trust and cooperation that has lasted for more than ten years. In 2017, to formalize terms of our cooperation with each other, Changzhou Zhongjin entered into an annual sales framework contract with Nissin, which is automatically renewed on a yearly basis. This contract establishes the basic terms of our cooperation, including quality assurance procedure, packaging standards, payment terms of 45 days after the shipment, among others. For the six months ended March 31, 2022, and fiscal years 2021 and 2020, Nissin was our only customer that accounted for more than 10% of our total revenues. The English translation of the sales framework contract is filed as Exhibit 10.8 to this registration statement.

Raw Materials and Suppliers

All of the raw materials and components we use are sourced from PRC domestic suppliers. We select suppliers based on many criteria including but not limited to: quality, production site, production process, delivery cycle, and price. As there are a variety of options for supplies, and the technical demand of preparing most of the main supplies are relatively low, we do not anticipate difficulties in obtaining supplies to produce the products. The main raw materials include: steel, aluminum, titanium, various alloys, plastics, electronic components, sponges, leather and PU foam. Our main components include: wheels, brakes and foot pedals. None of the products require any raw materials that are scarce, and the raw materials in general are readily available from a wide range of local and national sources. None of the components requires advanced or proprietary technology that may make it difficult to source. Accordingly, the agreements with suppliers allow us to purchase raw materials and components on a per purchase order basis. The prices for these raw materials and components are nevertheless subject to market forces largely beyond our control, including energy costs, market demand, economy trend, and freight costs. The prices for raw materials have fluctuated in the past, and may fluctuate significantly in the future.

Furthermore, quality control starts from procurement. Before entering the production flow, the raw materials and components must be certified for quality. We also perform quality reexaminations and unannounced inspections on raw materials in the mass production flow. We review the performance of the suppliers based on the defective percentage of their supplies, and adjust the amount of procurement from them accordingly. The supplier agreement usually contains a quality control clause, under which we may seek remedies against our suppliers, such as damages and rectification, in the event the supplies fall below the quality standard or exceed minimum defective percentage.

The cost of the raw materials and components constituted approximately 81%, 88%, 87% and 83% of the total cost of production for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, respectively.

For the fiscal year 2021, one supplier accounted for 15.7% of our total purchases. For the six months ended March 31, 2022 and 2021, and fiscal year 2020, no supplier accounted for more than 10% of our total purchases.

Production process

The following diagram sets forth the general workflow of our wheelchair and wheelchair components production and assembly process. We carry out most work in house, but may entrust generic processes such as surface treatment, welding and sewing to third-party contractor manufacturers, depending on the products and the availability of our facilities located in Changzhou City and Taizhou City, Jiangsu Province. As of the date of the prospectus, due to the relative small number of sales of our living aids products, we procure part of our living aids products from third party suppliers, and produce the rest at our facility located in Taizhou City, Jiangsu Province.

Production Facilities

Changzhou Zhongjin and its subsidiaries operate two manufacturing plants in Changzhou and Taizhou, Jiangsu Province, China, with approximately 228,257 square feet in the aggregate. Changzhou Zhongjin owns the plant in Changzhou and lease the plant in Taizhou for a 30 year term from 2014 to 2043. We focus on best practices in quality control and employee safety across all of our segments. For quality control and testing, we have fatigue testing machines, tensile strength testing machines, rust testing machines, and a computer system to record and manage quality control data. The equipment at our factory was valued at approximately $0.4 million as of March 31, 2022, net of depreciation costs.

We train our manufacturing employees the manufacturing principles and best practices in the industry while maintaining a reasonable space for them to develop problem solving skills and creativity—in this way, we are able to ensure efficiency of their production processes and enhance their work experience.

Warranty Policy

The service life of our wheelchairs is 10 years. Changzhou Zhongjin offers 10 years warranty for the frame of the wheelchairs, and one year warranty for other parts of the wheelchairs, except for “wear items”, i.e. those parts that wear out such as tires or brake pads, which are covered under our warranty for six months. Since we implement strict quality control procedures and the majority of our products are manual wheelchairs that have relatively simple mechanical structures, we have not incurred significant warranty costs. The warranty cost for each of the fiscal years 2021 and 2020 was $nil.

Research and Development

We believe research and development capabilities are essential to ensure success and competitiveness of our business. Our R&D department is led by our CEO, Dr. Erqi Wang, with a team of 56 employees, most of whom have advanced degrees in engineering and related fields. Dr. Wang pioneered a tailor-made concept for “rehabilitation wheelchair” design in China that allows users to adjust functions according to their individual conditions. The wheelchairs designed under this concept greatly improves customer satisfaction, and has won a number of design awards in China, including the Changzhou Science and Technology Progress Award, the Wujin District Science and Technology Progress Award, the Silver Award of the First Industrial Design Competition of Jiangsu Province, and the CF Silver Award of the “Canton Fair”.

The R&D department continuously delivers innovative wheelchair designs that are both lightweight and ergonomic. For example, our ultra-lightweight wheelchair utilizes our independently developed high-strength aviation titanium aluminum alloy ZK55, which measures 50% higher in strength and 40% less in weight compared with regular aluminum alloy, and measures 25% higher in strength and 20% less in weight compared with the 7003 aviation titanium aluminum alloy. We also optimize our product structures to achieve compactness of our wheelchairs. For example, our NAH-207 model can be placed in the luggage racks of aircrafts after being folded, and its weight is only 5.5KG. We pioneered the concept of “rehabilitation wheelchair” design in China that allows users to adjust functions according to their individual conditions. Virtually all of our wheelchairs can be customized upon specific customer requests.

The R&D department is responsible for delivering new wheelchair designs each year. Recently, we introduced eight new wheelchair models to our customers in 2016, nine in 2017, five in 2018, seven in 2019, seven 2020, and eight in 2021. In addition to wheelchairs, the R&D department also developed several new living aids products including oxygen concentrators and bath machines since 2019.

The research and development expenses were $892,524, $574,048, $1,566,860 and $1,261,411 for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, representing 9.4%, 6.1%, 7.5% and 7.8% of the total revenues for the six months ended March 31, 2022 and 2021, and fiscal years 2021 and 2020, respectively. We expect to continue to invest in our R&D to conduct research and development activities, especially seeking to develop more new products to meet customer demands and expand our product offering.

Sales and Marketing

We believe the best marketing is through: (1) making quality products that consistently meet and exceed customer expectations, and (2) providing excellent customer services to establish long-term relationships with satisfied customers. We have a team of experienced sales and marketing professionals, with a workforce of 3 employees, whom are seasoned workers in their respective areas and have accumulated many years of experience. Our sales team is constantly recruiting for qualified and reputable dealers to join our distributing network.

To promote our products to distributors and end-users, we participate in the annual conferences such as the China Medical Equipment Exhibition, China Welfare Exhibition, Rehabilitation Equipment Exhibition in Dusseldorf, Germany, and Dubai International Medical Equipment Exhibition. In addition, we advertise on major e-commerce sites such as Alibaba and T-mall.

Furthermore, we plan to build our own internet distribution platform where we can promote our products directly to the end users.

Competition

The wheelchair and living aids products markets in both Japan and China are complex and attractive markets characterized by: increasing aged population, rising disposable income of Chinese residents, and continuous government support. We believe that the Japanese and Chinese wheelchair and living aids markets have historically been very competitive and are markets where major medical facility companies and smaller, less sophisticated, companies coexist. Nevertheless, we believe that our industrial reputation, efficient marketing efforts and effective quality control enable us to achieve heightened market shares in the Japanese manual wheelchair market.

We have competitors in China and Japan that manufacture products similar to ours. These companies sell products similar to ours and some of them may have more assets, resources and a larger market share. We believe we are able to compete with these competitors because of the quality of our products, our engineering ingenuity, and our accumulated customers’ goodwill.

Products	Competitors
Manual wheelchairs and living aids	Sangui Wheelchair Rehabilitation Equipment (Shanghai) Co. Ltd.
Manual and electric wheelchairs	Shanghai Jiekaiyang Medical Equipment Co., Ltd.
Manual wheelchairs	Matsunaga Welfare Appliance Manufacturing (Shanghai) Co., Ltd.
Manual wheelchairs and living aids	Jiangsu Yuyue Medical Equipment Co., Ltd.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. We do not rely on third-party licenses of intellectual property for use in our business.

Changzhou Zhongjin and its subsidiaries own a portfolio of intellectual property, including 106 patents, confidential technical information and technological expertise in manufacturing wheelchairs and living aids products. Changzhou Zhongjin and its subsidiaries also own 18 registered trademarks in China for certain trade names, brands, and products. The intellectual property is registered with the Chinese intellectual property agency and is not registered outside of China. We believe that our intellectual property rights, confidentiality procedures and contractual provisions are adequate for our business operations and have an active program to maintain these rights.

While we highly value our intellectual properties and related assets, we do not believe that our market position and competitiveness are heavily dependent on them, or that our operations are dependent upon any single patent or group of related patents to manufacture our products. We nevertheless face intellectual property-related risks. For more information on these risks, see “Risk Factors—Risks Related to Our Business— Our success depends on our ability to protect our intellectual property.”

Seasonality

We have not experienced, and do not expect to experience, any seasonal fluctuations in our results of operations for either our wheelchair business or living aids products business.

Insurance

Changzhou Zhongjin and its subsidiaries maintain certain insurance policies to safeguard against risks and unexpected events. For example, Changzhou Zhongjin and its subsidiaries provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for employees. Changzhou Zhongjin and its subsidiaries also maintain employer liability insurance and property insurance for fixed assets and inventories. Changzhou Zhongjin and its subsidiaries are not required to maintain business interruption insurance or product liability insurance in China under PRC lawsand do not maintain key man insurance, insurance policies covering damages to network infrastructures or information technology systems nor any insurance policies for properties. During the fiscal years 2021 and 2020, Changzhou Zhongjin and its subsidiaries did not file any material insurance claims in relation to their businesses.

Employees

We, our subsidiaries and the VIE, had a total of 291, 263 and 341 employees on September 30, 2021, 2020, and 2019, respectively. As of August 2022, we had 260  employees. The employee reduction in the fiscal year 2020 was mainly due to our decreased needs for labor as a result the negative impact of the COVID-19 pandemic on our business and operations. In addition, we have been streamlining our production processes to improve productivity and reduce costs, which also resulted in the decrease in our headcount. However, since the beginning of 2021, we have gradually started hiring, as our business recovers from the COVID-19 pandemic. However, due to the resurgence of the Covid-19 pandemic in China in early 2022, we had to reduce the number of our employees. The following table sets forth the number of our employees by function as of August 2022:

Department	Number of Employees
R&D	56
Sales and Marketing	3
Accounting Department	7
Procurement - Warehousing Department	17
Quality Control Department	10
Production Department	151
Administration and Human Resources	16
Total	260

We enter into employment contracts with our full-time employees.

As required by regulations in China, Changzhou Zhongjin and its subsidiaries participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. Changzhou Zhongjin and its subsidiaries are required under PRC law to make contributions from time to time to employee benefit plans for PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China. For more details please see “Regulations - PRC Laws and Regulations on Employment and Social Welfare.”

Our employees are not covered by any collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes.

Properties and Facilities

Changzhou Zhongjin and its subsidiaries maintain the below corporate office space in Changzhou, Jiangsu, and manufacturing properties in the cities of Changzhou and Taizhou, Jiangsu Province, China. We believe that our facilities are suitable and adequate for our operations and are adequately maintained.

Real Property Locations	Approximate Square Feet	Segments	Owned or Leased
Changzhou City, Jiangsu Province, China	120,618	Manual wheelchairs, electric wheelchairs	Owned

Taizhou City, Jiangsu Province, China	107,639	Manual wheelchairs, living aids products	Leased (exp. 4/30/2043)

Changzhou City, Jiangsu Province, China	14,208	Staff dormitory	Leased (exp. 12/31/2022)

Taizhou City, Jiangsu Province, China	1,848	Staff dormitory	Owned

Total	244,313

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

A. This section sets forth a summary of the principal PRC laws and regulations relevant to our business and operations in China.

Regulation on Medical Devices

Regulatory Authorities

In the PRC, the National Medical Products Administration (“NMPA”) is the government authority that monitors and supervises the administration of pharmaceutical products, medical devices, and cosmetics. It replaces the China Food and Drug Administration. The primary responsibilities of the NMPA include:

●	monitoring and supervising the administration of pharmaceutical products, medical devices, and cosmetics in the PRC;

●	formulating administrative rules and policies concerning the supervision and administration of the pharmaceutical, medical device, and cosmetics industry;

●	evaluating, registering and approving of new drugs, generic drugs, imported drugs and traditional Chinese medicine;

●	approving and issuing permits for the manufacture and export/import of pharmaceutical products, as well as medical devices, and approving the enterprise to be engaged in the manufacture and distribution of pharmaceutical products, Class III medical devices; and

●	examining and evaluating the safety of pharmaceutical products, medical devices, and cosmetics and handling significant accidents involving these products.

The National Health and Family Planning Commission, or the NHFPC, has been renamed as the National Health Commission (“NHC”). The NHC is an authority at the ministerial level under the State Council and is primarily responsible for national public health. The NHC combines the responsibilities of the former NHFPC, the Leading Group Overseeing Medical and Healthcare Reform under the State Council, the China National Working Commission on Aging, partial responsibilities of the Ministry of Industry and Information Technology in relation to tobacco control, and partial responsibilities from the State Administration of Work Safety in relation to occupational safety.

Medical Devices Administration Laws and Regulations

The Regulation on the Supervision and Administration of Medical Devices as amended by the State Council on February 9, 2021 and became effective on June 1, 2021, regulates entities that engage in the research and development, production, operation, use as well as supervision and administration of medical devices in the PRC. Medical devices are classified according to their risk levels. Class I medical devices are medical devices with low risks, the safety and effectiveness of which can be ensured through routine administration. Class II medical devices are medical devices with moderate risks, which are strictly controlled and administered to ensure their safety and effectiveness. Class III medical devices are medical devices with relatively high risks, which are strictly controlled and administered through special measures to ensure their safety and effectiveness. The evaluation of the risk levels of medical devices take into consideration the expected objectives, structural features, methods of use and other factors of medical devices.

The Measures for the Supervision and Administration of the Manufacture of Medical Device, as promulgated by the CFDA in November 2017, regulates entities that engage in the manufacturing of medical devices in the PRC. The food and drug administration at or above the county level regulates medical device manufacturing within its administrative region, including manufacturing related licensing and registration, contract manufacturing and manufacturing quality controls.

The Measures for the Supervision and Administration of the Operation of Medical Devices, as promulgated by the CFDA in November 2017, regulates entities that engage in business activities involving medical devices in the PRC. Business activities involving medical devices are regulated in accordance with the medical devices’ risk levels. No registration or license is required for business activities involving Class I medical devices. Registration is required for business activities involving Class II medical devices. A license is required for business activities involving Class III medical devices.

Wheelchairs and living aids products are classified as Class II medical devices according to the catalogue of medical devices promulgated by China Food and Drug Administration in August 31, 2017, and amended on December 18, 2020. Changzhou Zhongjin and Taizhou Zhongjin obtained their Class II medical device manufacture licenses on August 29, 2016 and March 27, 2019, Changzhou Zhongjin obtained medical device manufacture registration certificates for manual wheelchairs on June 6, 2014 (renewed on April 22, 2019), for electric wheelchairs on April 24, 2014 (renewed on February 18, 2020), and for living aids products on April 14, 2017. These licenses are for five years and can be renewed.

Packaging of Medical Devices

The Administrative Rules on Instruction Manuals and Labels of Medical Devices, as promulgated by the CFDA in 2014, provides the requirements for instruction manuals and labeling of any medical device to be sold and used in the PRC. The information contained in the instruction manual and label of a medical device must be scientific, authentic, complete, accurate and consistent with product characteristics. The information contained in the instruction manual and label of a medical device must be consistent with the relevant information registered or filed for record. The information contained in the label of a medical device must be consistent with the relevant information in its instructions.

We believe that we are in compliance with these regulations in all material respects.

Regulations on Product Quality

The Product Quality Law of the PRC, or the Product Quality Law, was adopted on February 22, 1993 and last amended on December 29, 2018. The Product Quality Law applies to anyone who manufactures or sells any product within the territory of the PRC. It is prohibited from producing or selling counterfeit products in any form, including counterfeit brands, or providing false information about the product manufacturers. Violation of national or industrial standards may result in civil liability and administrative penalties such as compensation, fines, suspension of business and confiscation of illegal income, and serious violations may result in criminal liabilities. We are in compliance with the Product Quality Law.

Regulations Relating to Foreign Trade

Pursuant to the Foreign Trade Law of the PRC, promulgated on May 12, 1994 and amended on April 6, 2004 and November 7, 2016, respectively, and the Measures for the Record Filing and Registration of Foreign Trade Business Operators promulgated by the Ministry of Commerce of the PRC on June 25, 2004 and effective on July 1, 2004, which was last amended on May 10, 2021. Foreign trade operators engaged in the import and export of goods or the import and export of technology must register with the Ministry of Commerce of the PRC or its authorized institution. In addition, if an entity imports or exports goods as consignee or consignor, it shall register with the local customs according to the Administrative Provisions of the Customs of the PRC on the Registration of Customs Declaration Entities, promulgated on March 13, 2014, and amended on December 20, 2017 and May 29, 2018, respectively, came into effect on July 1, 2018. We have registered with authorities pursuant to the applicable provisions.

PRC Laws and Regulations on Environmental Protection

The Ministry of Ecology and Environment is responsible for the uniform supervision and control of environmental protection in the PRC. It formulates national environmental quality and discharge standards and monitors the PRC’s environmental system. Ecology and Environment bureaus at the county level and above are responsible for environmental protection within their areas of jurisdiction.

Pursuant to the Law on Environmental Impact Evaluation of the PRC promulgated on October 28, 2002, last amended on December 29, 2018, manufacturers must prepare and file an environmental impact reports, environmental impact statements or environmental impact registration forms setting forth the impact that the proposed construction project may have on the environment and the measures to prevent or mitigate the impact in accordance with the degree of environmental impacts of the construction project for approval by the relevant PRC government authority prior to commencement of construction of the relevant project. Changzhou Zhongjin and its subsidiaries have obtained approval for their environmental impact reports and environment impact statements as required.

Pursuant to the Environmental Protection Law of the PRC, or the Environmental Protection Law, promulgated on December 26, 1989, amended on April 24, 2014 and effective on January 1, 2015, the environmental protection department of the State Council is in charge of promulgating national standards for environmental protection. The Environmental Protection Law requires any facility that produces pollutants or other hazards to incorporate environmental protection measures in its operations and establish an environmental protection responsibility system. Any entity that discharges pollution must obtain the Pollution Discharging License from the relevant environmental protection authority. Remedial measures for breaches of the Environmental Protection Law include a warning, payment of damages or imposition of a fine. Criminal liability may be imposed for a material violation of environmental laws and regulations that causes loss of property, personal injuries or death.

Pursuant to the Air Pollution Prevention Law of the PRC promulgated by the NPC on September 5, 1987, last amended on and effective from October 26, 2018, the environmental protection authorities above the county level are in charge of exercising unified supervision and administration of prevention and control of air pollution. Manufacturers discharging polluted air must comply with applicable national and local standards. Manufacturers discharging polluted air must pay environmental protection tax. If a manufacturer emits polluted air exceeding national or local standards, it must correct its action during a prescribed period of time and the manufacturer may be subject to penalties.

Pursuant to the Water Pollution Prevention Law of the PRC promulgated by the NPC on May 11, 1984, last amended on June 27,2017, and effective from January 1, 2018, manufacturers must discharge water pollutants in accordance with national and local standards. If the water pollutants discharged exceed national or local standards, the manufacturer would be subject to fines of not less than RMB100,000 yuan but not more than RMB1 million yuan. In addition, the environmental protection authority has the right to order such manufacturer to correct their actions by reducing the amount of discharge during a stipulated period of time by restricting or suspending their operations. If the manufacturer fails to correct its action at the expiration of the stipulated period, the environmental protection authority may, subject to approval by the relevant level of the PRC government, shut down the manufacturer.

Changzhou Zhongjin has obtained its Pollutant Discharging License valid from September 6, 2016 to September 6, 2017, and Taizhou Zhongjin has obtained the Pollutant Discharging License valid from March 1, 2020 to February 28, 2023, as required by the Air Pollution Prevention Law of the PRC as well as the Water Pollution Prevention Law of the PRC.

PRC Laws and Regulations on Foreign Investment

Investment in the PRC by foreign investors and foreign-invested enterprises shall comply with the Catalogue of Encouraged Foreign Investment Industries (2020 Revision) (the “Catalogue”), which was last amended and issued by MOFCOM and NDRC on December 27, 2020 and became effective since January 27, 2021, and the Special Management Measures for Foreign Investment Access (2020 version), or the Negative List, which came into effect on July 23, 2020. The Catalogue and the Negative List contains specific provisions guiding market access for foreign capital and stipulates in detail the industry sectors grouped under the categories of encouraged industries, restricted industries and prohibited industries. As of the date of this prospectus, our current production and operation do not fall within any items on the Negative List. However, due to foreign investment restriction on value-added telecommunications services, the equity ratio of foreign investment in the value-added telecommunications enterprises is subject to the cap of 50% except for the investment in the e-commerce operation business, a domestic multi-party communication business, an information storage and retransmission business and a call center business. In 2015, Zhongjin Jing’ao obtained a value-added telecommunications businesses operation license as the Company plans to open its own internet platform for selling and promoting products directly to its end-users. The license expired in June 2020 and was subsequently renewed in April 2021 and will be valid until April 2026. As a result, we are not able to hold any equity of Zhongjin Jing’ao.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the Foreign Investment Law, which came into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures. The Foreign Investment Law adopts the management system of pre-establishment national treatment and negative list for foreign investment. Policies in support of enterprises shall apply equally to foreign-funded enterprises according to laws and regulations. Foreign investment enterprises shall be guaranteed that they could equally participate in the setting of standards, and the compulsory standards formulated by the State shall be equally applied. Fair competition for foreign investment enterprises to participate in government procurement activities shall be protected. The Foreign Investment Law also stipulates the protection on intellectual property rights and trade secrets. The State also establishes information reporting system and national security review system according to the Foreign Investment Law.

PRC Laws and Regulations on Company Limited by Share

According to the PRC Company Law, which was promulgated in 1993, and last amended on October 26, 2018, directors, supervisors and senior management of a “company limited by shares” shall not transfer more than 25% of their shares in the company during their term of appointment or transfer their shares within one year from the date on which the shares of the company are listed on a stock exchange. The aforesaid persons also cannot transfer their shares in the company within half a year after leaving their positions.

Changzhou Zhongjin is registered as “a company limited by shares” in the PRC. Therefore, the “transferring of the shares of Changzhou Zhongjin are subject to the limitations set forth under the PRC Company Law. Mr. Erqi Wang, who owns 84.34% of shares of Changzhou Zhongjin, has served as a director of Changzhou Zhongjin since January 2006. Mr. Jin Xiao, who owns 8.58% of the shares of Changzhou Zhongjin, has served as a director of Changzhou Zhongjin since August 2015. Accordingly, Mr. Erqi Wang and Mr. Jin Xiao can only transfer their shares in Changzhou Zhongjin to WFOE or the Company for direct ownership six months after they stop serving as directors of Changzhou Zhongjin. As a result of the above limitation, the Company is currently unable to control Changzhou Zhongjin and its subsidiaries by direct ownership and can only exert control over Changzhou Zhongjin and its subsidiaries via the VIE structure.

PRC Laws and Regulations on Wholly Foreign-owned Enterprises

The establishment, operation and management of corporate entities in China are governed by the PRC Company Law, which was promulgated by the SCNPC on December 29, 1993 and became effective on July 1, 1994. It was last amended on October 26, 2018 and the amendments became effective on October 26, 2018. Under the PRC Company Law, companies are generally classified into two categories, namely, limited liability companies and joint stock limited companies. The PRC Company Law also applies to limited liability companies and joint stock limited companies with foreign investors. Where there are otherwise different provisions in any law on foreign investment, such provisions shall prevail.

The Foreign Investment Law of the PRC was promulgated on March 15, 2019, and became effective on January 1, 2020. Implementation Regulations for the Foreign Investment Law of the People’s Republic of China were promulgated by the State Council on December 26, 2019, and became effective on January 1, 2020. Measures on Reporting of Foreign Investment Information were promulgated by MOFCOM on December 30, 2019 and became effective on January 1, 2020. The above-mentioned laws form the legal framework for the PRC Government to regulate WFOEs. These laws and regulations govern the establishment, modification, including changes to registered capital, shareholders, corporate form, merger and split, dissolution and termination of WFOEs.

According to the above regulations, a WFOE should submit an initial report through the Enterprise Registration System at the time of completion of establishment registration for the foreign investment enterprise. Erhua Medical Technology (Changzhou) Ltd. is a WFOE since established, and has submit an initial report. Its establishment and operations are in compliance with the above-mentioned laws. Changzhou Zhongjin is a PRC domestic company, and it is not subject to the record-filling or examination applicable to FIEs.

Regulation on Foreign Investment Restriction on Value-Added Telecommunications Services

According to the 2020 Negative List, the equity ratio of foreign investment in the value-added telecommunications enterprises is subject to the cap of 50% except for the investment in the e-commerce operation business, a domestic multi-party communication business, an information storage and retransmission business and a call center business.

Specifically, foreign direct investment in telecommunications companies in China is governed by the Administrative Regulations on Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016. The regulations require that foreign-invested value-added telecommunications enterprises must be in the form of a Sino-foreign equity joint venture, and the ultimate capital contribution percentage by foreign investor(s) in a foreign-invested value-added telecommunications enterprise must not exceed 50%, other than certain exceptions. In addition, the main foreign investor who invests in a foreign-invested value-added telecommunications enterprises operating the value-added telecommunications business in China must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements shall obtain approvals from the MIIT, which retain considerable discretion in granting such approval.

In 2006, the predecessor to the MIIT issued the Circular of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, according to which a foreign investor in the telecommunications service industry of China must establish a foreign invested enterprise and apply for a telecommunications businesses operation license. This circular further requires that: (i) PRC domestic telecommunications business enterprises must not lease, transfer or sell a telecommunications businesses operation license to a foreign investor through any form of transaction or provide resources, offices and working places, facilities or other assistance to support the illegal telecommunications services operations of a foreign investor; (ii) value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their daily operations; (iii) each value-added telecommunications enterprise must have the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (iv) all providers of value-added telecommunications services are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the circular and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holder, including revoking its license for value-added telecommunications business.

PRC Laws and Regulations on Intellectual Property Rights

Regulations on Trademarks

The Trademark Law of the PRC was adopted at the 24th meeting of the SCNPC on August 23, 1982. Four amendments were made on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019. The Regulations on the Implementation of the Trademark Law of the PRC were promulgated by the State Council of the People’s Republic of China on August 3, 2002, which took effect on September 15, 2002. It was revised on April 29, 2014 and became effective as of May 1, 2014. According to the Trademark Law and the implementing regulations, a trademark which has been approved and registered by the trademark office is a registered trademark, including a trademark of goods, services, collective trademark and certification trademark. The trademark registrant shall enjoy the exclusive right to use the trademark and shall be protected by law. The trademark law also specifies the scope of registered trademarks, procedures for registration of trademarks and the rights and obligations of trademark owners. We are currently holding 18 registered trademarks in China and enjoy the corresponding rights.

Regulations on Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as latest amended on October 17, 2020, and became effective on June 1, 2021 and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001 and latest amended on January 9, 2010, there are three types of patent in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patent and 10 years for utility model patent and design patent, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

We currently own 105 patents in China and enjoy the corresponding rights. In addition, we have filed 23 patent applications with the Patent Administration Department of the PRC. We have exclusive rights to manufacture the products and utilize the processes issued patent rights within the valid term. As for our other products and the related manufacturing processes, since the technology information has been published to public domain by national or local product standard, we are able to utilize such technology information without need to obtain any patent license. To our knowledge, we do not violate the existing patent rights of any third party.

Regulations on Domain Names

The Ministry of Industry and Information Technology of the PRC, or the MIIT, promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by the MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide true, accurate and complete information of their identities to domain name registration service institutions. The applicant will become the holder of such domain names upon completion of the registration procedure. As of the date of this prospectus, we have completed registration for our domain name of “zhjmedical.com” as a provider of non-commercial internet-based information services.

PRC Laws and Regulations on Foreign Exchange

General Administration of Foreign Exchange

The principal regulation governing foreign currency exchange in the PRC is the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), which were promulgated on January 29, 1996, became effective on April 1, 1996 and were last amended on August 5, 2008. Under these rules, Renminbi is generally freely convertible for payments of current account items, such as trade- and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless prior approval by competent authorities for the administration of foreign exchange is obtained. Under the Foreign Exchange Regulations, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of SAFE to pay dividends by providing certain evidentiary documents, including board resolutions, tax certificates, or for trade- and services-related foreign exchange transactions, by providing commercial documents evidencing such transactions.

Circular No. 37 and Circular No. 13

Circular 37 was released by SAFE on July 4, 2014 and abolished Circular 75 which had been in effect since November 1, 2005. Pursuant to Circular 37, a PRC resident should apply to SAFE for foreign exchange registration of overseas investments before it makes any capital contribution to a special purpose vehicle, or SPV, using his or her legitimate domestic or offshore assets or interests. SPVs are offshore enterprises directly established or indirectly controlled by domestic residents for the purpose of investment and financing by utilizing domestic or offshore assets or interests they legally hold. Following any significant change in a registered offshore SPV, such as capital increase, reduction, equity transfer or swap, consolidation or division involving domestic resident individuals, the domestic individuals shall amend the registration with SAFE. Where an SPV intends to repatriate funds raised after completion of offshore financing to the PRC, it shall comply with relevant PRC regulations on foreign investment and foreign debt management. A foreign-invested enterprise established through return investment shall complete relevant foreign exchange registration formalities in accordance with the prevailing foreign exchange administration regulations on foreign direct investment and truthfully disclose information on the actual controller of its shareholders.

If any shareholder who is a PRC resident (as determined by the Circular No. 37) holds any interest in an offshore SPV and fails to fulfil the required foreign exchange registration with the local SAFE branches, the PRC subsidiaries of that offshore SPV may be prohibited from distributing their profits and dividends to their offshore parent company or from carrying out other subsequent cross-border foreign exchange activities. The offshore SPV may also be restricted in its ability to contribute additional capital to its PRC subsidiaries. Where a domestic resident fails to complete relevant foreign exchange registration as required, fails to truthfully disclose information on the actual controller of the enterprise involved in the return investment or otherwise makes false statements, the foreign exchange control authority may order them to take remedial actions, issue a warning, and impose a fine of less than RMB 300,000 on an institution or less than RMB 50,000 on an individual.

Circular 13 was issued by SAFE on February 13, 2015, and became effective on June 1, 2015. Pursuant to Circular 13, a domestic resident who makes a capital contribution to an SPV using his or her legitimate domestic or offshore assets or interests is no longer required to apply to SAFE for foreign exchange registration of his or her overseas investments, instead, he or she shall register with a bank in the place where the assets or interests of the domestic enterprise in which he or she has interests are located if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate domestic assets or interests; or he or she shall register with a local bank at his or her permanent residence if the domestic resident individually seeks to make a capital contribution to the SPV using his or her legitimate offshore assets or interests.

As of the date of this prospectus, all beneficial shareholders of Changzhou Zhongjin have completed registrations in accordance with Circular 37. The failure of our beneficial shareholders to comply with the registration procedures may subject each of our beneficial shareholders to fines of less than RMB 50,000 (approximately US$7,199). The Chinese resident shareholders’ failure to comply with SAFE Circular 37 also results in restrictions being imposed on foreign exchange activities of the SPV, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders, and contribute registered capital as well as additional capital to WFOE. WFOE’s ability to pay dividends or make distributions is also restricted, and repatriation of profits and dividends derived from special purpose vehicles by Chinese residents to China are illegal. The offshore financing funds are also not allowed to be used in China.

Circular 19 and Circular 16

Circular 19 was promulgated by SAFE on March 30, 2015, and became effective on June 1, 2015. According to Circular 19, the foreign exchange capital in the capital account of foreign-invested enterprises, meaning the monetary contribution confirmed by the foreign exchange authorities or the monetary contribution registered for account entry through banks, shall be granted the benefits of Discretional Foreign Exchange Settlement (“Discretional Foreign Exchange Settlement”). With Discretional Foreign Exchange Settlement, foreign capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution have been confirmed by the local foreign exchange bureau, or for which book-entry registration of monetary contribution has been completed by the bank, can be settled at the bank based on the actual operational needs of the foreign-invested enterprise. The allowed Discretional Foreign Exchange Settlement percentage of the foreign capital of a foreign-invested enterprise has been temporarily set to be 100%. The Renminbi converted from the foreign capital will be kept in a designated account and if a foreign-invested enterprise needs to make any further payment from such account, it will still need to provide supporting documents and to complete the review process with its bank.

Furthermore, Circular 19 stipulates that foreign-invested enterprises shall make bona fide use of their capital for their own needs within their business scopes. The capital of a foreign-invested enterprise and the Renminbi it obtained from foreign exchange settlement shall not be used for the following purposes:

●	directly or indirectly used for expenses beyond its business scope or prohibited by relevant laws or regulations;

●	directly or indirectly used for investment in securities unless otherwise provided by relevant laws or regulations;

●	directly or indirectly used for entrusted loan in Renminbi (unless within its permitted scope of business), repayment of inter-company loans (including advances by a third party) or repayment of bank loans in Renminbi that have been sub-lent to a third party; or

●	directly or indirectly used for expenses related to the purchase of real estate that is not for self-use (except for foreign-invested real estate enterprises).

Circular 16 was issued by SAFE on June 9, 2016. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange capital items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis applicable to all enterprises registered in the PRC. Circular 16 reiterates the principle that an enterprise’s Renminbi capital converted from foreign currency-denominated capital may not be directly or indirectly used for purposes beyond its business scope or purposes prohibited by PRC laws or regulations, and such converted Renminbi capital shall not be provided as loans to non-affiliated entities.

PRC Laws and Regulations on Taxation

Enterprise Income Tax

The Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”) was promulgated by the Standing Committee of the National People’s Congress on March 16, 2007 and became effective on January 1, 2008, and was last amended on December 19, 2018. The Implementation Rules of the EIT Law (the “Implementation Rules”) were promulgated by the State Council on December 6, 2007 and amended on April 23, 2019. According to the EIT Law and the Implementation Rules, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises shall pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC shall pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises whose incomes having no substantial connection with their institutions in the PRC, shall pay enterprise income tax on their incomes obtained in the PRC at a reduced rate of 10%.

The Arrangement between the PRC and Hong Kong Special Administrative Region for the Avoidance of Double Taxation the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”) was promulgated by the State Administration of Taxation (“SAT”) on August 21, 2006 and came into effect on January 1, 2007. According to the Arrangement, a company incorporated in Hong Kong will be subject to withholding tax at the lower rate of 5% on dividends it receives from a company incorporated in the PRC if it holds a 25% interest or more in the PRC company. Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties (the “Notice”) was promulgated by SAT on February 3, 2018 and became effective on April 1, 2018. According to the Notice, a beneficial ownership analysis will be used based on a substance-over-form principle to determine whether or not to grant tax treaty benefits.

It is more likely than not that the Company and its offshore subsidiary would be treated as a non-resident enterprise for PRC tax purposes. Please see “MATERIAL INCOME TAX CONSIDERATION - People’s Republic of China Enterprise Taxation”.

Value-added Tax

Pursuant to the Provisional Regulations on Value-added Tax of the PRC, or the VAT Regulations, which were promulgated by the State Council on December 13, 1993, took effect on January 1, 1994, and were amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Rules for the Implementation of the Provisional Regulations on Value-added Tax of the PRC, which were promulgated by the MOF on December 25, 1993, and were amended on December 15, 2008, and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling services of transportation, postal, basic telecommunications, construction and lease of immovable, selling immovable, transferring land use rights, selling and importing other specified goods including fertilizers; 6% for taxpayers selling services or intangible assets.

According to the Notice on the Adjustment to the Value-added Tax Rates issued by the SAT and the MOF on April 4, 2018, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. Subsequently, the Notice on Policies for Deepening Reform of Value-added Tax was issued by the SAT, the MOF and the General Administration of Customs on March 20, 2019 and took effective on April 1, 2019, which further adjusted the applicable tax rate for taxpayers making VAT taxable sales or importing goods. The applicable tax rates shall be adjusted from 16% to 13% and from 10% to 9%, respectively.

Currently, Changzhou Zhongjin and its subsidiaries are paying VAT at the rate of 13% for manual and electric wheelchair manufacturing; 15% for corporate income tax due to Changzhou Zhongjin and Taizhou Zhongjin’s National High Tech Enterprise (“NHTE”) status. Our qualification of NHTE was obtained in November 2018, which is reviewed once every three years by the National High and New Technology Enterprise Identification and Management Leading Group Office. We cannot guarantee that we will maintain such status in the future.

Dividend Withholding Tax

The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes (“Double Tax Avoidance Arrangement”) and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties (the “SAT Circular 81”) issued on February 20, 2009 by SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and took effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits.

We have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate. We have not filed required forms or materials with the relevant PRC tax authorities to prove that we should enjoy the 5% PRC withholding tax rate.

PRC Laws and Regulations on Employment and Social Welfare

Labor Law of the PRC

Pursuant to the Labor Law of the PRC, which was promulgated by the Standing Committee of the NPC on July 5, 1994 with an effective date of January 1, 1995 and was last amended on December 29, 2018, and the Labor Contract Law of the PRC, which was promulgated on June 29, 2007, became effective on January 1, 2008 and was last amended on December 28, 2012, with the amendments coming into effect on July 1, 2013, enterprises and institutions shall ensure the safety and hygiene of a workplace, strictly comply with applicable rules and standards on workplace safety and hygiene in China, and educate employees on such rules and standards. Furthermore, employers and employees shall enter into written employment contracts to establish their employment relationships. Employers are required to inform their employees about their job responsibilities, working conditions, occupational hazards, remuneration and other matters with which the employees may be concerned. Employers shall pay remuneration to employees on time and in full accordance with the commitments set forth in their employment contracts and with the relevant PRC laws and regulations. Changzhou Zhongjin and its subsidiary company have entered into written employment contracts with all the employees and performed their obligations under the relevant PRC laws and regulations.

Social Insurance and Housing Fund

Pursuant to the Social Insurance Law of the PRC, which was promulgated by the Standing Committee of the NPC on October 28, 2010 and last amended on December 29, 2018, employers in the PRC shall provide their employees with welfare schemes covering basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance, and occupational injury insurance. Changzhou Zhongjin has been making social security premium deposits for all of the eligible employees at least at the minimum wage level determined by Social Security Bureaus (“SSB”). The relevant social security premium collection agency may challenge Changzhou Zhongjin’s practice and require it to make or supplement contributions based on actual wages of eligible employees within a stipulated period. Changzhou Zhongjin may be subject to a late payment fine where payment is not made within the stipulated period.

In accordance with the Regulations on Management of Housing Provident Fund, which were promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. Changzhou Zhongjin and its subsidiaries have opened bank accounts for employees’ housing fund deposits, and has been making housing fund deposits for all eligible employees at least at the minimum wage level determined by local SSBs. The relevant PRC authorities may deem Changzhou Zhongjin and its subsidiaries practice to be in violation of applicable laws and regulations and require Changzhou Zhongjin and its subsidiaries to fund its accounts based on actual wages of eligible employees within a prescribed time limit. If Changzhou Zhongjin and its subsidiaries fail to make the payment and deposit within the prescribed time limit, an application may be filed to the people’s court for compulsory enforcement.

Given the different economic development levels in different regions, these regulations have not been implemented consistently by local governments in China, and each provincial or municipal SSB has its own discretion to enforce the compliance of these regulations by employers. Changzhou Zhongjin and its subsidiaries have contributed to the social security premium and housing funds for all eligible employees at least at the minimum wage level and have received letters from the local governing SSBs in Jiangsu Province, where Changzhou Zhongjin and its subsidiaries are located, confirming that the Company is not in violation of any employment or social benefit regulations for the period from January 2017 to August 2021.

PRC Laws and Regulations on Cybersecurity

The Cybersecurity Review Measures, which became effective on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020), provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

B. This section sets forth a summary of the principal Japanese laws and regulations relevant to our business in Japan.

The Company manufactures wheelchairs and wheelchair components as subcontracted by Nissin Medical Industries Co., Ltd. (“Nissin”), which imports and distributes the Company’s products in Japan under Nissin’s brands.

Licenses Required to Sell Assistive Products in Japan

In Japan, no government license or permission is specifically required to manufacture or sell assistive products, including wheelchairs, for persons with disability.

Laws concerning safety of assistive products for persons with disability

In Japan, assistive products, including wheelchairs, for persons with disability, are not included in “medical devices” as defined in the “Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices”, promulgated on August 10, 1960 and most recently amended on December 4, 2019. Therefore, assistive products are not regulated for safety as medical devices, and the same laws that govern product safety and consumer protection with regard to general products, including the Product Liability Act, the Electrical Appliance and Material Safety Act, the Consumer Product Safety Act, the Road Traffic Act, and the Industrial Standardization Act, are applicable to assistive products for persons with disability.

Assistive products for persons with disability is defined in the “Act on Promotion of Research, Development and Dissemination of Social Welfare Equipment” promulgated on May 6, 1993 and most recently amended on June 13, 2014. This act aims to promote research and development of assistive products for persons with disability and does not contain any provisions regarding the safety of assistive products for persons with disability.

Product Liability Act

The Product Liability Act, promulgated on July 1, 1994 and most recently amended on June 2, 2017, was enacted as a special provision of the principle of negligence liability of the Civil Code, and stipulates product liability based on the principle of strict liability for accidents caused by products.

Prior to the enactment of the Product Liability Act, in the event of an accident caused by a defect in a product, the victim had to claim damages based on the tort provisions of the Civil Code. However, it was extremely difficult and lengthy for the victim to claim and prove the manufacturer’s intentional act or negligence. Therefore, to bolster victim protection, the Product Liability Act introduced liability for compensation for damages, which eliminates the requirement of intentional act or negligence.

In the Product Liability Act, a “product” is defined as movable property manufactured or processed. In addition, “defect” means a lack of safety that the product ordinarily should provide, taking into account the nature of the product, the ordinarily foreseeable manner of use of the product, the time when the manufacturer delivered the product, and other circumstances concerning the product. The entity liable for the product is (i) any person who manufactured, processed, or imported the product in the course of trade, (ii) any person who provides his/her name, trade name, trademark or other indication on the product as the manufacturer of such product, or any person who provides the representation of name, etc. on the product which misleads others into believing that he/she is the manufacturer, and (iii) any person who provides any representation of name, etc. on the product which, in light of the manner concerning the manufacturing, processing, importation or sales of the product, and other circumstances, holds himself/herself out as its substantial manufacturer (such persons are referred to as “Manufacturer”). The Manufacturer must compensate for damages arising from property or physical damages caused by the defect in the delivered product.

In Japan, the so-called punitive damages system that allows compensation beyond the scope of actual damages is not recognized.

Since the Company is the Manufacturer of wheelchairs, it is strictly liable for damages caused by its products.

Electrical Appliances and Materials Safety Act

The Electrical Appliances and Materials Safety Act, promulgated on November 16, 1961, and most recently amended on June 12, 2020, aims at preventing the occurrence of dangers and electromagnetic interference caused by electrical equipment and designates about 450 products as electrical equipment. It regulates manufacturing and sales, and promotes voluntary activities of private business operators to secure safety of electrical equipment.

A person who engages in the business of manufacturing or importing electrical equipment as stipulated in the Electrical Appliances and Materials Safety Act must notify the Minister of Economy, Trade and Industry of the date it commences operating its business within 30 days of such date (hereinafter referred to as “Notifying Supplier”). When a Notifying Supplier manufactures or imports electrical equipment, it is obligated to comply with the technical standards specified by the Ordinances of the Ministry of Economy, Trade and Industry, and furthermore, is obligated to conduct inspections as set by the government and record and store inspection results. If the electrical equipment manufactured or imported by the Notifying Supplier falls under “Specified Electrical Appliances and Materials” specified by the Orders of Enforcement of the Act, the electrical equipment must also pass the conformance inspection and be issued a certificate of conformance by the national registered inspection body. When the Notifying Supplier fulfills these obligations, it may attach a label (PSE mark) specified by the Ordinance of the Ministry of Economy, Trade and Industry on the product. A person who manufactures, imports, or sells electrical equipment may not sell electrical equipment or display them for the purpose of sale unless they bear the PSE mark.

The Company’s electrical wheelchairs (including their chargers and batteries) fall under the electrical appliances and materials specified by the Act. In that case, it is necessary to attach the PSE mark and prescribed labeling when selling the product.

Furthermore, of the electrical equipment, the long-term use product safety labeling system has been established for products with a large number of accidents, although the rate of incidence of serious accidents due to aging degradation is not high, and display warnings for the design-based standard period of use and aging degradation are obligatory. Electrical equipment subject to the long-term use product safety labeling system are designated by ministerial ordinance on the technical standards of the Act, and currently, assistive products for persons with disability are not included in the subject products.

Consumer Product Safety Act

The Consumer Product Safety Act, promulgated on June 6, 1973 and most recently amended on June 13, 2018, regulates the manufacture and sale of specified products and promotes the proper maintenance of specified maintenance products to prevent harm to the lives or bodies of general consumers due to consumer products. At the same time, measures such as collecting and providing information on product accidents are taken with the aim of protecting the interests of general consumers.

Consumer products are defined as “any product supplied mainly for use by general consumers for their routine everyday activities.” All products that are usually sold to general consumers in the market for the purpose of being used for the daily life of general consumers are subject to the Consumer Product Safety Act. The Act, designates “specified products” that require self-confirmation of product safety and among such products, “special specified products” that further require inspection of independent bodies registered with the relevant minister for those products that require special regulation. If a person who conducts business of manufacturing, importing, or selling specified products does not conduct an inspection himself/herself and attach a label (PSC mark) indicating that the product conforms to the technical standards specified by ministerial ordinance, the person may not sell or display such products for sale. For “special specified products”, in addition to ensuring safety by the business operator’s own inspection, the PSC mark cannot be attached unless the conformity inspection is performed and the conformity certificate is issued by the registered inspection organization, and without the PSC mark, the special specified products cannot be sold or displayed for the purpose of sale.

In addition, if a serious product accident such as a fatal accident or fire occurs, a person who manufactures or imports a consumer product must report to the Japanese Prime Minister the prescribed matters such as the name and model of the product, details of the accident, and the quantity of the imported and sold consumer products within 10 days from the day when he/she learns that a serious product accident has occurred. This product accident information reporting obligation is imposed on all manufacturers and importers of consumer products in Japan, regardless of the size of the company. As of the date of this report, the Company has not had to report any such incidents.

In addition, the Consumer Product Safety Act designates products that are likely to cause safety problems due to deterioration caused by long-term use and cause serious harm as “specified products requiring maintenance” and establishes an inspection system.

At present, assistive products for persons with disability including wheelchairs do not fall under any of the specified products or the specified products requiring maintenance. Therefore, the sole obligation under the Act owed by of a business operator who manufactures, imports, and sells wheelchairs, whether manual or electric, is the obligation to report product accident information.

Road Traffic Act

An electric wheelchair is not considered a pedestrian unless it meets the requirements of the Road Traffic Act, promulgated on June 25, 1960 and most recently amended on June 12, 2020, whereas a manual wheelchair is considered a pedestrian. The enforcement regulations of the Road Traffic Act stipulate the requirements as follows: the size of the vehicle body does not exceed 120 cm in length, 70 cm in width, and 120 cm in height (height of the part excluding the head support), and the structure of the vehicle body (1) uses an electric motor as engine, (2) cannot reach speeds exceeding 6 km/hour, (3) has no sharp protrusions that may harm pedestrians, and (4) can be clearly distinguished from an automobile or a motorized bicycle in its appearance.

By satisfying the above requirements, an electric wheelchair is regarded as a pedestrian, can be driven on public roads, and is not subject to the regulations, e.g., a license, a helmet, or a one-way street, imposed when driving a vehicle such as an automobile.

The electric wheelchairs currently manufactured by the Company satisfy these requirements and are therefore considered as pedestrians.

Industrial Standardization Act

The purpose of the Industrial Standardization Act, promulgated on June 1, 1949 and most recently amended on May 30, 2018, is to promote industrial standardization by enacting and disseminating appropriate and rational industrial standards and promote international standardization by cooperation in the establishment of international standards and thereby improve the quality of mineral or industrial products, increase productivity and otherwise rationalize production, simplify and make transactions fair, and rationalize the use or consumption of mineral or industrial products and also contribute to the enhancement of public welfare.

The Industrial Standardization Act stipulates the establishment of the Japanese Industrial Standards (JIS) and the JIS mark display system. The JIS are voluntary standards and not mandatory standards, but if the JIS are cited in technical standards of laws and regulations, the JIS will be enforceable. JIS are established or amended by the competent minister through procedures under the Industrial Standardization Act. When intending to display the JIS mark on a product, it is necessary to obtain certification by an independent body registered in Japan.

Regarding wheelchairs, there are JIS for manual wheelchairs, electric wheelchairs, and handle-type electric wheelchairs. These are voluntary standards, but when receiving benefits using long-term care insurance, the wheelchairs must conform to standards equivalent to the JIS. When using a wheelchair as a prosthetic device stipulated in the Services and Supports for Persons with Disabilities Act, the basic structure of the ordinary type is said to be based on the JIS standards, but the interpretation is that in the end the basic structure conforms to the standards, and it is interpreted that this does not mean that JIS certification has to be obtained. As of the date of this prospectus, the Company’s wheelchairs comply with the JIS.

Standards concerning safety of assistive products for persons with disability

Mandatory standards

The PSC mark requirement under the Consumer Product Safety Act is not currently applied to assistive products for persons with disability because assistive products for persons with disability are not designated as specified products.

The PSE mark requirement under the Electrical Appliances and Materials Safety Act may apply to electric wheelchairs and needs to be attached to electric wheelchairs sold by the Company. As of the date of this prospectus, electric wheelchairs sold by the Company bear the PSE mark.

If an electric wheelchair meets the requirements of the Road Traffic Act, it can be certified by the National Public Safety Commission and can be marked with the TS mark. As of the date of this prospectus, the Company’s electric wheelchairs meet the requirements of the Road Traffic Act.

Voluntary standards

The JIS are voluntary standards, but for wheelchairs provided at the public expense under the Long-Term Care Insurance Act, it is highly encouraged that those conform to the JIS or standards equivalent to the JIS. As of the date of this product, the Company’s wheelchairs comply with the JIS.

As a private system operated by the Consumer Product Safety Association, the SG mark system consists of standards (SG standards) for the safety, quality and use of consumer products. Currently, only manual wheelchairs can be certified with the SG mark. As of the date of this prospectus, the Company’s manual wheelchairs are not certified under the SG Standards.

The QAP mark is a private system in which the Association for Technical Aids conducts clinical evaluations such as usability in regard to the safety of assistive products for persons with disability. The QAP mark is premised on having acquired JIS mark certification. Currently, both manual wheelchairs and electric wheelchairs can be certified with the QAP mark. As of the date of this prospectus, the Company’s wheelchairs are not certified with the QAP mark.

Laws concerning distribution of wheelchairs in Japan

Assistive products for persons with disability such as wheelchairs, are divided for purposes of the long-term care insurance system, into (i) those that are lent to individuals at home through a business operator lending assistive products for persons with disability, (ii) those that are provided to long-term care insurance facilities and used by users and in the framework of the Services and Supports for Persons with Disabilities Act, (iii) those provided to users as prosthetic devices and outside of the framework of the long-term care insurance system and the Services and Supports for Persons with Disabilities Act, (iv) those provided to hospitals and other facilities, and (v) those purchased and used by individuals, and their regulation differs depending on each distribution channel.

Laws concerning government-provided benefits relating to assistive products for persons with disability

Long-Term Care Insurance Act

The Long-Term Care Insurance Act, promulgated on December 17, 1997 and most recently amended on June 12, 2020, aims to provide long-term care to society as a whole so that people can live with peace of mind even if they are in need of long-term care.

The long-term care insurance system stipulated in the Long-Term Care Insurance Act is a system in which participants pay a share of insurance premiums, need to be certified by local municipalities when they need long-term care, and use the necessary long-term care services provided by the long-term care service providers. Municipalities and special wards (local entities) are the implementing bodies of long-term care insurance, and as the insurer, they operate long-term care insurance, with insurance premiums and public expenses as financial resources. Participants (insured persons) of the long-term care insurance system are divided into the first insured persons (persons aged 65 and over) and the second insured persons (persons aged 40 to 64 years old who have medical insurance) depending on their age. Services under the long-term care insurance system can be used by the first insured persons who have been certified as requiring long-term care or support, or the second insured persons who have been certified as requiring long-term care or support due to a specified illness and they can use services according to each need for long-term care. The long-term care insurance user pays 10% to 30% of the long-term care service cost to the long-term care service provider according to the user’s income (self-pay), but the remaining cost is paid by the insurer to the long-term care service provider.

One of the services that can be received under the long-term care insurance system is the “lending of assistive products for persons with disability.” Among the assistive products for persons with disability, the items covered by long-term care insurance are designated in public notices and interpretation notices issued by the Ministry of Health, Labor and Welfare. Wheelchairs are included in items of assistive products covered by long-term care insurance that can be subject to lending to persons with disability. In the above interpretation notice, wheelchairs covered by the long-term care insurance are those that conform to the JIS standards or standards equivalent to the JIS standards. The Company’s wheelchairs that display the JIS mark can be covered under the long-term insurance program.

Laws concerning the representations and advertisement of assistive products

Act Against Unjustifiable Premiums and Misleading Representations

The Act Against Unjustifiable Premiums and Misleading Representations, promulgated on May 15, 1962 and most recently amended on May 31, 2019, aims to protect the interests of general consumers by providing for limitations and prohibition of acts that are likely to interfere with general consumers’ voluntary and rational choice-making in order to prevent the inducement of customers by means of unjustifiable premiums and misleading representations, and stipulates penalties for the providing excessive premiums and making misleading representations. When advertising its products in Japan, the Company must comply with the provisions of the Act Against Unjustifiable Premiums and Misleading Representations.

As of the date of this prospectus the Company is in compliance with the Act Against Unjustifiable Premiums and Misleading Representations.

Unfair Competition Prevention Act

The purpose of the Unfair Competition Prevention Act, promulgated on May 19, 1993 and most recently amended on May 30, 2018, is to provide for matters such as measures for the prevention of unfair competition and compensation for damages caused by unfair competition, in order to ensure fair competition among business operators and accurate implementation of international agreements related thereto, and thereby contribute to the sound development of the national economy.

Currently, Article 2 of the Unfair Competition Prevention Act defines unfair competition as: (i) acts that cause confusion with the labeling of well-known goods, etc. (Item 1), (ii) acts of abuse of labeling of well-known goods, etc. (Item 2), (iii) providing goods which imitate the configuration of another person’s goods (Item 3), (iv) infringement of trade secrets (Items 4 to 10), (v) wrongful acquisition of data for limited provision (Items 11 to 16), (vi) providing devices, etc. that hinder the effects of technological restriction measures (Items 17 and 18), (vii) wrongful acquisition of domain names (Item 19), (viii) representations causing misunderstanding about the origin, quality, etc. of goods and services (Item 20), (ix) reputation damaging acts (Item 21), (x) trademark abuse act of an agent, etc. (Item 22). In addition, (i) wrongful use of a flag, crest, etc. of a foreign state (ii) wrongful use of a mark of an international organization, and (iii) bribery of foreign public officials are also prohibited by the Act based on international agreements.

As of the date of this prospectus, the Company is in full compliance with the Unfair Competition Prevention Act.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of the board of directors and executive management of the Registrant.

Name	Age	Position(s)
Erqi Wang	53	Chief Executive Officer, Director, Chairman of the Board
Ziqiang Wang	52	Chief Financial Officer and Director
Jourdan B. Frain	38	Independent Director nominee*
Oliver St. Clair Franklin	76	Independent Director nominee*
Jing Chen	55	Independent Director nominee*

*	the appointment of our independent directors will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

Mr. Erqi Wang has been our CEO and Chairman of the board of directors since January 2020, and he has served as CEO and Chairman of Changzhou Zhongjin since he founded the company in October 2006. Mr. Wang is also a core leader of our R&D department. Previously, from July 2009 to March 2018, Mr. Wang served as the managing director of Sangui Rehabilitation Equipment (Shanghai) Co., Ltd. Currently, he also serves as the Honorary Vice President of Jiangsu Welfare Foundation for the Disabled and is a member of the China Wheelchair Association Mr. Wang has received a number of awards in China for his achievements as an entrepreneur and as a scientist, including the “Leading Entrepreneurial Talent in Changzhou City” in 2013, and the “Silver Medal in the First Jiangsu Industrial Design Competition” in 2008. Mr. Wang holds a PhD in Engineering Mechanics from Tohoku University, and owns 16 invention patents as the first inventor.

Mr. Ziqiang Wang has served as our CFO since January 2020, as our director since December 2021, and as the CFO of Changzhou Zhongjin since May 2008. Previously, from January 2006 to April 2008, he served as the CFO of Nikoda (Changzhou) Electric Co., Ltd; from January 1996 to December 2005, he served as the manager of the financial department at Changzhou Servo Motor Co., Ltd.; and from August 1992 to December 1995, he served as a financial officer at Changzhou BMW Group. Mr. Wang graduated from Hangzhou Institute of Electronic Technology with a Bachelor’s degree in Industrial Management in 1992, and was certified as a Senior Economist by the Department of Human Resources and Social Security of Jiangsu Province in 2013.

Mr. Jourdan B. Frain is an independent director nominee. Mr. Frain has intimate knowledge in equity market structure, algorithmic trading, and transaction analytics, and is a currently a member of New York Stock Exchange and holds FINRA Series 7, 19, 55, and 63 licenses. Mr. Frain has served as a Managing Director and the head of the Execution department for Rosenblatt Securities, Inc. since February 2018. From August 2012 to February 2018, he served as a Vice President and led the Broker-Dealer Business in Electronic Equities at JP Morgan Securities. Prior to his career in finance, from August 2002 to October 2014, Mr. Frain served with distinction as a paratrooper in the US Army’s 18th Airborne Corps, being awarded the Bronze Star with Valor Device and the Purple Heart for his heroic actions in combat during Operation Iraqi Freedom. Mr. Frain finished his career with the storied First Troop Philadelphia City Cavalry as an elected Cavalry Officer. Mr. Frain also served as a district representative for a sitting Congressman in Pennsylvania’s 7th District from January 2011 to February 2012. Mr. Frain holds undergraduate degrees in Life Science from Valley Forge Military College and the University of Pennsylvania, and an MBA from Columbia Business School graduating with Dean’s Honors.

Mr. Oliver St. Clair Franklin is an independent director nominee. He has served as a senior adviser to Liminal Capital, a hedge fund, from January 2021 to the present. From January 2020 to December 2020, Mr. Franklin worked with various non-profit agencies amid the COVID-19 pandemic. Mr. Franklin was a senior advisor to FIS Investments from April 2019 to December 2019 and served as the Chairman of the Board of Directors of Academy Funds Trust, a Delaware statuary trust, from January 2007 to August 2017. From November 2006 to December 2018, Mr. Franklin served as a Vice Chairman at Electronic Inc (Philadelphia), which was acquired by Capgemini, a French company. Mr. Franklin was the CEO of International House from January 2001 to September 2006. He was a founding partner of RISA Investments Advisers LLC (Cape Town), and worked there from January 1997 to October 2001. He was a Senior Vice President of Fidelity Investments (Boston) and a part of the institutional investment leadership team from September 1991 to June 1996. He currently serves on the board of Dynamis Pharmaceuticals, the Queen’s Jubilee Education Trust, The Philadelphia Foundation, as well as the Advisory Board of the NatWest Banking Group (London). He holds a Bachelor’s degree in Economics from Lincoln University (PA) 1966 and was a Woodrow Wilson Fellow at Oxford University from 1967 to 1970. He is also a Honorary Fellow of Balliol College, Oxford. In 1995, Mr Franklin was bestowed the OBE Honor by Her Majesty the Queen for his services to the UK financial services industry.

Ms. Jing Chen is an independent director nominee. Ms. Chen has served as the Vice President of Future FinTech Group Inc. (NASDAQ:FTFT) since December 2020. She also served as the Chief Financial Officer of Future FinTech Group Inc. from May 2019 to November 2020. From August 2018 to April 2019, she served as the Chief Financial Officer of AnZhiXinCheng (Beijing) Technology Co., Ltd. Previously, she served as the Chief Financial Officer of a number of companies, including Beijing Logis Technology Development Co., Ltd. (NEEQ:834832) from August 2017 to July 2018, Beijing AnWuYou Food Co., Ltd. from June 2016 To July 2017, Beijing DKI Investment Management Co., Ltd. from August 2012 to May 2016, Yayi International Inc. (U.S. OTCBB:YYIN) from Feburary 2010 to April 2012, China Natural Gas, Inc. (NASDAQ GM: CHNG) from April 2009 to January 2010, and Origin Agritech Inc. (NASDAQ:SEED) from December 2007 to September 2008. Ms. Chen is a senior member of CPA Australia, a senior member of the Association of International Accountants U.K., a senior member of International Financial Management Association U.S., and a senior member of International Financial Management accredited by Ministry of Human Resources and Social Security of PRC. She graduated from Tourism Institute of Shanghai Normal University with a major in Accounting. She holds a Doctor’s degree of Business Administration in Corporate Strategy from Victoria University, Switzerland. She also holds a Master’s degree of Business Administration in Financial Management from City University, U.S.A.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of 5 directors upon the effectiveness of the registration statement of which this prospectus is a part .

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (2020 As Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified; however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

The board of directors of the Company, which includes the Chairman of the board of directors, Mr. Erqi Wang, will be making all determinations regarding executive officer compensation. The Company first started hiring executives in January, 2020.

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the effectiveness of this registration statement: an audit committee, a compensation committee, and a nominating and corporate governance committee. We have adopted a charter for each of the three committees, which will become effective upon the effectiveness of this registration statement. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Jourdan B. Frain, Oliver St. Clair Franklin, and Jing Chen. Jing Chen will be the chairperson of our audit committee. We have determined that Jourdan B. Frain, Oliver St. Clair Franklin, and Jing Chen satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Securities Exchange Act. Our board of directors also has determined that Jing Chen qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Jourdan B. Frain, Oliver St. Clair Franklin, and Jing Chen. Jing Chen will be the chairperson of our compensation committee. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board of directors with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Jourdan B. Frain, Oliver St. Clair Franklin, and Jing Chen. Jing Chen will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending candidates to our board of directors to serve as members of committees;

●	advising the board of directors periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is included as Exhibit 99.1 of this registration statement and will be applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.

●	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our board of directors have a remuneration committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practice in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the year ended September 30, 2021, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)

Erqi Wang, Director and Chief Executive Officer	2021	62,800	-	-	-	-	-	-	62,800
Ziqiang Wang, Director and Chief Financial Officer	2021	44,200	-	-	-	-	-	-	44,200

Agreements with Named Executive Officers

On January 14, 2020, we entered into employment agreements with our executive officers, Erqi Wang and Ziqiang Wang. Pursuant to the employment agreements, which are filed as Exhibit 10.1 and Exhibit 10.10 to this Registration Statement, we have agreed to employ each of our executive officers for a an initial term of three years, which term shall be automatically extended for successive 1-year terms unless either party gives the other party 1-month prior written notice to terminate the employment prior to a term’s expiration . We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

Compensation of Directors

For the fiscal years ended September 30, 2021, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for

●	each of our directors and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to the completion of this offering is based on 20,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering.

The number and percentage of Ordinary Shares beneficially owned after the offering are based on 25,000,000 Ordinary Shares outstanding following the sale of 5,000,000 Ordinary Shares, assuming the Underwriter does not exercise its over-allotment option. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Ordinary Shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 6 shareholders of record, none of which are located in the United States. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering
	Number	Percent	Number	Percent
Directors and Executive Officers*:
Erqi Wang(1)	16,872,475	84.36%	16,872,475	67.49%
Ziqiang Wang	-	-	-
All directors and executive officers as a group:	16,872,475	84.36%	16,872,475	67.49%

5% Shareholders**:
Jolly Harmony Enterprises Limited	15,748,000	78.74%	15,748,000	63.00%
Gorgeous Abundant Enterprises Limited	1,718,000	8.59%	1,718,000	6.87%
Er Pu International Limited	1,740,000	8.70%	1,740,000	6.96%

*	Unless otherwise indicated, the business address of each of the individuals is No.33, Lingxiang Road, Wujin District, Changzhou City, Jiangsu Province, PRC.

**	The principal office of each of the 5% beneficial owners are located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(1)	Erqi Wang, our CEO and chairman of the Board, beneficially owns 15,748,000 Ordinary Shares through his 100% ownership of Jolly Harmony Enterprises Limited, and beneficially owns 1,124,475 Ordinary Shares through his 64.625% ownership of Er Pu International Limited.

History of Share Capital

The Company was incorporated in Cayman Islands on January 14, 2020. On the same date, the Company issued 20,000,000 Ordinary Shares to certain founders in a private transaction under the Cayman Islands laws.

As of the date of this prospectus, none of our outstanding Ordinary Share are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 50,000,000 Ordinary Shares, par value US$0.001 per share, with 20,000,000 Ordinary Shares issued and outstanding. Holders of Ordinary Shares are entitled to one vote per share. We will issue Ordinary Shares in this offering.

RELATED PARTY TRANSACTIONS

During the last three years, we have engaged in the following transactions with our directors, executive officers, or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties:

Contractual Arrangements with WFOE, Changzhou Zhongjin and its Shareholders

We conduct our manufacturing business through Changzhou Zhongjin, a VIE that we control through a series of contractual arrangements between our PRC subsidiary WFOE, Changzhou Zhongjin, and its shareholders. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of WFOE and ultimately, the Company. As such, under the U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under the U.S. GAAP to consolidate the VIE. For a description of these contractual arrangements, see “Business — Corporate History and Structure.”

Other Transactions with Related Parties

a.	Accounts receivable, net - related parties

Name	Related party relationship	July 31, 2022 (Unaudited)	March 31, 2022 (Unaudited)	September 30, 2021	September 30, 2020	September 30, 2019
Jiangsu Zhongjin Kanglu Information Technology Co., Ltd.	An entity controlled by the CEO	$194,124	$285,837	$340,513	$3,010,848	$1,916,614
Zhongjin Jingau Rehabilitation Equipment (Beijing) Co. Ltd.	An entity controlled by the CEO	-	17,090	15,374	135,213	-
Zhongjiankanglu Industrial Development (Shanghai) Co., Ltd.	An entity controlled by the CEO	8,373	9,950	16,243	-	-
Total accounts receivable, net - related parties		$202,497	$312,877	$372,130	$3,146,061	$1,916,614

b.	Due from related parties

Name	Related party relationship	July 31, 2022 (Unaudited)	March 31, 2022 (Unaudited)	September 30, 2021	September 30, 2020	September 30, 2019
Mr. Erqi Wang	CEO and controlling shareholder of the Company	$-	$-	$-	$90,932	$60,015
Jiangsu Zhongjin Kanglu Information Technology Co., Ltd.	An entity controlled by the CEO	-	-	409,601	-	-
Zhongjianglu Industrial Development (Shanghai) Co., Ltd.	An entity controlled by the CEO	-	-	-	16,159	-
Other shareholders of the Company	Minority shareholders	-	-	-	76,066	73,057
Total due from related parties		$-	$-	$409,601	$183,157	$133,072

The Company advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand.

c.	Advance to suppliers – a related party

Name	Related party relationship	July 31, 2022 (Unaudited)	March 31, 2022 (Unaudited)	September 30, 2021	September 30, 2020	September 30, 2019
Huaniaoyuan Catering Management (Changzhou) Co. Ltd.	An entity controlled by the CEO	$21,666	$13,230	$-	$-	$-
Total advance to suppliers – a related party		$21,666	$13,230	$-	$-	$-

d.	Due to related parties

Name	Related party relationship	July 31, 2022 (Unaudited)	March 31, 2022 (Unaudited)	September 30, 2021	September 30, 2020	September 30, 2019
Jiangsu Weiqier Health Technology Co., Ltd.	An entity controlled by the CEO	$-	$-	$-	$93,708	$89,310
Zhongjin Jingao Rehabilitation Equipment Co., Ltd.	An entity controlled by the CEO	-	-	-	1,470	-
Huaniaoyuan Environmental Engineering (Changzhou) Co., Ltd.	An entity controlled by the CEO	-	-	6,192	10,289	-
Changzhou Zhongjian Kanglu Information Technology Co., Ltd	An entity controlled by the CEO	-	-	186	-	-
Total due to related parties		$-	$-	$6,378	$105,467	$89,310

As of July 31, 2022, March 31, 2022, and September 30, 2021, 2020 and 2019, any balance due to related parties was comprised of advances from entities controlled by the Company’s CEO and used for working capital during the Company’s normal course of business. These advances are non-interest bearing and due on demand.

e.	Revenue from related parties

The Company made sales to Zhongjin Kanglu, Zhongjiankanglu Industrial Development (Shanghai) Co., Ltd and Zhongjin Jingau, the related party entities controlled by the Company’s Chairman and CEO, in the total amount of $278,850, $406,444, $657,060, $1,083,253 and $1,823,802 for the period from March 31, 2022 to the date of this prospectus, the six months ended March 31, 2022, and fiscal years 2021, 2020 and 2019, respectively.

f.	Loan guarantee provided by related parties

On April 22, 2020, Changzhou Zhongjin signed a loan agreement with Bank of China to borrow RMB 5.0 million ($762,500) as working capital for one year, with a maturity date of April 21, 2021. The loan was subsequently fully repaid upon maturity in April 2021. In connection with the loan, a related party, the Company’s major shareholders Mr. Erqi Wang and his wife, signed a joint guarantee agreement with Bank of China to provide a guarantee on a maximum RMB 5.0 million ($762,500) of loans that the Company may borrow from Bank of China for a period of two years.

On May 11, 2020, Changzhou Zhongjin signed a loan agreement with Bank of Jiangsu to borrow RMB 10.0 million ($1,525,000) as working capital for one year, with a maturity date of May 10, 2021. The loan had a fixed interest rate of 4.35% per annum. The loan was subsequently fully repaid upon maturity in May 2021. In connection with the borrowings with Bank of Jiangsu, a related party, Changzhou Zhongjian Kanglu Information Technology Co., Ltd, signed a guarantee agreement with Bank of Jiangsu to provide a guarantee on a maximum RMB 33 million ($5.0 million) of loans that the Company may borrow from Jiangsu Bank during the period of April 30, 2020 to April 29, 2021.

On March 20, 2019, Changzhou Zhongjin signed a loan agreement with ABC Bank to borrow RMB 10 million (approximately $1.4 million) as working capital for one year, with a maturity date of March 20, 2020, which was subsequently fully repaid upon maturity in March 2020. On June 10, 2019, Changzhou Zhongjin signed a loan agreement with ABC Bank to borrow RMB 17 million (approximately $2.38 million) as working capital for one year, with a maturity date of June 9, 2020, which was subsequently fully repaid upon maturity in March 2020. In connection with the above-mentioned borrowings with ABC Bank, Changzhou Zhongjin signed a maximum pledge agreement with ABC Bank and agreed to pledge a building property of 11,205.83 square meters with carrying value of RMB 16.7 million (approximately $2.4 million) and land use right of 16,595.64 square meters with carrying value of RMB 1.6 million (approximately $0.2 million) as collateral to guarantee loans that the Company may borrow from ABC Bank. In addition, a related party, the Company’s major shareholder Mr. Erqi Wang, signed a maximum guarantee agreement with ABC Bank to provide personal credit guarantee for loans that the Company may borrow from ABC Bank during the period of September 19, 2017 to September 18, 2020. Another related party, Changzhou Zhongjian Kanglu Information Technology Co., Ltd, also signed a maximum pledge agreement with ABC Bank and agreed to pledge its land use right of 28,143.16 square meters with a carrying value of RMB 10.3 million (approximately $1.4 million) as collateral to guarantee loans that the Company may borrow from ABC Bank during the period of February 15, 2017 to January 15, 2020. The above pledge agreements and guarantee agreements were terminated upon the full repayment of the loans borrowed from ABC Bank in May 2020.

On December 14, 2018, Taizhou Zhongjin signed a loan agreement with Nanjing Bank Taizhou Branch to borrow RMB 3 million ($420,268) as working capital for one year, with a maturity date of December 13, 2019, which was subsequently fully repaid upon maturity in March 2020. On March 23, 2020, Taizhou Zhongjin signed a line of credit agreement with Nanjing Bank Taizhou Branch to borrow up to RMB 3 million ($440,962) as working capital for one year, with a maturity date of March 22, 2021. Taizhou Zhongjin made its first withdrawal in an amount of RMB 1 million ($146,988) on March 27, 2020 and second withdrawal in an amount of RMB 2 million ($293,974) on April 13, 2020. Of the RMB 3 million loan, RMB 2.99 million ($439,493) was repaid to Nanjing Bank on October 13, 2020 and the remaining RMB 10,000 ($1,469) was repaid on the maturity date. In connection with the loans, the Company’s major shareholder, Mr. Erqi Wang, signed guarantee agreements with the banks to provide personal credit guarantee for these loans, and the Company’s related party, Changzhou Zhongjian Kanglu Information Technology Co., Ltd., also signed a pledge agreement with ABC bank for these loans.

g.	Purchases from a related party

The Company made purchases from related parties that are controlled by the Company’s Chairman and CEO, in the total amount of $9,581, $4,468, $48,099, $Nil and $16,749, for the period from March 31, 2022 to the date of this prospectus, the six months ended March 31, 2022, and fiscal years 2021, 2020 and 2019, respectively.

Employment Agreements

See “Executive Compensation — Agreements with Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

A copy of our memorandum and articles of association is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated on January 14, 2020 as an exempted company with limited liability under the Companies Act (2020 As Revised) of the Cayman Islands, or the “Cayman Islands Companies Act”. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Assuming that we obtain the requisite shareholder approval, we will adopt our post-offering memorandum and articles of association which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. We will include summaries of material provisions of our post-offering memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of our share capital.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the Board of Directors determines otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Our authorized share capital is US$50,000 divided into 50,000,000 Ordinary shares, par value US$0.001 per share. Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 25,000,000 Ordinary Shares issued and outstanding, assuming no exercise of the underwriters’ over-allotment option, held by at least 300 shareholders and beneficial owners which is the minimum requirement by Nasdaq Capital Market.

Listing

We have applied to list the Ordinary Shares on the Nasdaq Capital Market under the symbol “ZJYL.”

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Islands Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of the funds of our Company lawfully available therefor. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 10 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Where the Ordinary Shares in question are not listed on or subject to the Nasdaq Listing Rules our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies).

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Islands Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than 10 percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our amended and restated memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our amended and restated memorandum or articles of association. However, to the extent allowed by the Cayman Islands Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i) money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii) a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c) any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d) any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e) any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Islands Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders, and limit the ability of shareholders to requisition and convene general meetings of shareholders.

Under the Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owe three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our Ordinary Shares, and while we have applied for approval to have our Ordinary Shares listed on the Nasdaq Capital Market, we cannot assure you that a significant public market for the Ordinary Shares will develop or be sustained after this offering. Future sales of substantial amounts of our Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

Upon the closing of the offering, we will have 25,000,000 outstanding Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option. Of that amount, 5,000,000 Ordinary Shares will be publicly held by investors participating in this offering, and 20,000,000 Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the Ordinary Shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares held by existing shareholders are, and any Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately 250,000 shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until 90 days after the date of this prospectus before selling any such shares.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

We, our directors, executive officers and other holders of 8% or more of our Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of six months after the date of this prospectus, without the prior written consent of the Representative of the Underwriters. See “Underwriting.”

MATERIAL INCOME TAX CONSIDERATION

The following summary of certain Cayman Islands, PRC and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. Please note that this summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to purchase our Ordinary Shares, such as tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Beijing Dacheng Law Office, LLP (Shanghai), our PRC counsel. To the extent that the discussion relates to matters of U.S. Federal Income Taxation, it represents the opinion of Hunter Taubman Fischer & Li LLC, our U.S. counsel.

People’s Republic of China Enterprise Taxation

Unless otherwise noted in the following discussion, this section is the opinion of Beijing Dacheng Law Office, LLP (Shanghai), our PRC counsel, insofar as it relates to legal conclusions with respect to matters of People’s Republic of China Enterprise Taxation below.

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in Cayman Islands and we gain income by way of dividends paid to us from our PRC subsidiary. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although JIN MEDICAL INTERNATIONAL LTD. does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of JIN MEDICAL INTERNATIONAL LTD. and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half  (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

Currently, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that JIN MEDICAL INTERNATIONAL LTD. and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”. There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

See “Risk Factors — Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Our company pays an EIT rate of 25% for WFOE and its subsidiaries. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 8.25% on assessable profits up to $2,000,000; and 16.5% on any part of assessable profits over $2,000,000 for each of the years ended September 30, 2020 and 2019.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

As an exempted company with limited liability conducting business mainly outside the Cayman Islands, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAXADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Ordinary Shares; or

●	persons holding our Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Share and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

An individual is considered a resident of the U.S. for Federal Income Tax purposes if they meet either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services (USCIS) issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test:

If an alien is present in the United States on at least 31 days of the current calendar year, he/she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his/her days in the United States in the immediately preceding year; plus

3.	One-sixth of his/her days in the United States in the second preceding year.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”)

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. However, we must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating Changzhou Zhongjin as being owned by us for United States federal income tax purposes, not only because we control its management decisions, but also because we are entitled to the economic benefits associated with Changzhou Zhongjin for accounting purposes because we have met the conditions under U.S. GAAP to consolidate Changzhou Zhongjin, and, as a result, we are treating Changzhou Zhongjin as our wholly-owned subsidiary for U.S. federal income tax purposes.  If we are not treated as owning Changzhou Zhongjin for United States federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Prime Number Capital, LLC ("PNCPS”) is acting as the representative and sole book-running manager, have severally agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Prime Number Capital, LLC	[●]
[●]	[●]
Total	[●]

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 750,000 additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each of the underwriters will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Ordinary Shares as the number listed next to the underwriters’ name in the preceding table bears to the total number of Ordinary Shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[●] per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by PNCPS. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discounts and Expenses

The following table shows the per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 750,000 Ordinary Shares.

	Per Share	Total Without Exercise of Over- allotment Option	Total With Full Exercise of Over- allotment Option
Initial public offering price	$	$	$
Underwriting discounts to be paid by us (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance of 1% in connection with this offering. We will also pay expenses relating to the offering, including the following: (i) all expenses incidental to the issuance and delivery of the Ordinary Shares offered (including all printing and engraving costs, if any), (ii) all fees and expenses of the clearing firm, registrar and transfer agent, (iii) all necessary issue, transfer and other stamp taxes in connection with the offering, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the registration statement (including financial statements, exhibits, schedules, consents and certificates of experts), and (vi) all filing fees, attorneys’ fees and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Ordinary Shares for offer and sale under the state securities or blue sky laws.

In addition, the Company will also reimburse PNCPS, promptly upon receipt of an invoice therefor, for out-of-pocket costs and expenses, in total up to one hundred and ninety thousand dollars ($190,000), including, but not limited to, (A) fees of legal counsel incurred by PNCPS in connection with the offering; (B) all third-party due diligence costs, which may include the cost of any background checks; and (C) reasonable roadshow expenses. The Company has advanced one hundred thousand dollars ($100,000) to PNCPS to partially cover its out-of-pocket accountable expenses. The advances will be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred or are less than the advances in accordance with FINRA Rule 5110(g)(4).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and expenses, will be approximately $1,249,212 .

Representative’s Warrants

In addition, we have agreed to issue warrants (the “Representative’s Warrants”) to PNCPS to purchase a number of Ordinary Shares equal to 3% of the total number of Ordinary Shares sold in this offering. Such warrants shall have an exercise price equal to 130% of the offering price of the Ordinary Shares sold in this offering. The Representative’s Warrants may be purchased in cash, or via cashless exercise (if at the time of exercise there is no effective registration statement registering or the prospectus contained therein is not available for the issuance of the shares underlying the Representative’s Warrants), are exercisable one hundred and eighty (180) days after the commencement of the sales of this offering, and will be terminated five years thereafter. The Representative’s Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(c). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative’s Warrants nor any of our shares issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part. In addition, unless all of the shares issuable upon exercise of the Representative’s Warrant are included in an effective registration statement with a current prospectus, we have agreed to (i) a one-time demand registration of the Ordinary Shares underlying the Representative’s Warrants at our expense and (ii) one additional demand registration of the Ordinary Shares underlying the Representative’s Warrants at the expense of the holders of the Representative’s Warrants, such demand rights expire five years from the commencement of sales of this offering. Unless all of the shares issuable upon exercise of the Representative’s Warrant are included in an effective registration statement with a current prospectus, we have also agreed to unlimited “piggyback” registration rights at our expense for the term of the Representatives’ Warrants. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the Representative’s Warrants. The piggyback registration rights provided will not be for a period greater than five years from the commencement of the sales of this offering in compliance with FINRA Rule 5110(g)(8)(D).

We will bear all fees and expenses attendant to registering the Ordinary Shares issuable upon exercise of the Representative’s Warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of Ordinary Shares issuable upon exercise of the Representative’s Warrants may be adjusted in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution or in the event of a future financing undertaken by us. The warrant exercise price and/or underlying shares may also be adjusted for issuances of Ordinary Shares at a price below the warrant exercise price.

Right of First Refusal

If, for the period beginning on the closing of the offering and ending thirty-six (36) months after the commencement of the sales of the offering, the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness, PNCPS (or any affiliate designated by PNCPS) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, PNCPS (or any affiliate designated by PNCPS) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing.

Escrow

PNCPS, the Company, and a mutually agreed upon escrow agent will enter into an escrow agreement, pursuant to which $400,000 from gross proceeds from this offering will be deposited by the Company at the closing of this offering in an escrow account to be held for a period of two (2) years following the closing of this offering, to cover the Company’s indemnification obligations to PNCPS related to this offering. All remaining funds in the escrow account that are not subject to an indemnification claim at the end of the two-year period will be returned to the Company in accordance with the terms of the escrow agreement. The Company has agreed to pay the reasonable fees and expenses of the escrow agent.

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Lock-up Agreements

We, our directors, executive officers and holders of 5% or more of our Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of six (6) months after the date of this prospectus, without the prior written consent of PNCPS.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriters or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriters repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Notice to Prospective Investors in Hong Kong

The Ordinary Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Ordinary Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

Notice to Prospective Investors in the Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for our Ordinary Shares.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Electronic Distribution

In addition to the public offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and the non-accountable expense allowance, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$3,980

Nasdaq Capital Market Listing Fee	$50,000

FINRA	$6,419

Legal Fees and Expenses	$545,554

Accounting Fees and Expenses	$152,660

Printing and Engraving Expenses	$27,000

Underwriter Accountable Expenses	$190,000

Investor Relation Fee	$122,776

Miscellaneous Expenses	$340,823

Total Expenses	$1,439,212

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters of United States federal securities law and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Beijing Dacheng Law Office, LLP (Shanghai). Kaufman & Canoles, P.C. is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements for the years ended September 30, 2021 and 2020, included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, 21st Floor, New York, NY 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

JIN MEDICAL INTERNATIONAL LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	September 30
	2022	2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$3,642,055	$3,672,260
Short-term investments	2,537,013	2,054,456
Accounts receivable, net	3,523,397	4,492,548
Accounts receivable - related parties	312,877	372,130
Inventories	7,943,940	6,892,770
Due from a related party	-	409,601
Advance to suppliers, net - a related party	13,230	-
Prepaid expenses and other current assets	1,339,946	1,526,207
TOTAL CURRENT ASSETS	19,312,458	19,419,972

Property, plant and equipment, net	2,024,258	2,113,178
Land use right, net	185,816	185,101
Deferred tax assets	320,630	182,714
TOTAL ASSETS	$21,843,162	$21,900,965

CURRENT LIABILITIES:
Accounts payable	$4,332,333	$5,351,105
Accrued liabilities and other payables	551,889	718,769
Deferred revenue	1,027,274	1,680,423
Taxes payable	408,637	115,405
Due to related parties	-	6,378
TOTAL CURRENT LIABILITIES	6,320,133	7,872,080

TOTAL LIABILITIES	6,320,133	7,872,080

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.001 par value, 50,000,000 shares authorized, 20,000,000 shares were issued and outstanding as of March 31, 2022 and September 30, 2021	20,000	20,000
Additional paid-in capital	66,560	66,560
Statutory reserves	1,662,337	1,466,920
Retained earnings	12,917,265	11,886,818
Accumulated other comprehensive income	856,867	588,587
TOTAL SHAREHOLDERS’ EQUITY	15,523,029	14,028,885

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,843,162	$21,900,965

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Six Months Ended March 31,
	2022	2021

REVENUE
Revenue - third party	$9,061,177	$9,175,587
Revenue - related party	406,444	240,536
Total revenue	9,467,621	9,416,123

COST OF REVENUE AND RELATED TAX	6,335,099	5,807,566

GROSS PROFIT	3,132,522	3,608,557

OPERATING EXPENSES
Selling expenses	201,740	241,908
General and administrative expenses	1,021,717	949,787
Research and development expenses	892,524	574,048
Total operating expenses	2,115,981	1,765,743

INCOME FROM OPERATIONS	1,016,541	1,842,814

OTHER INCOME (EXPENSE)
Interest income (expense), net	69,795	(34,275)
Foreign exchange gain	60,461	54,394
Other income, net	129,475	235,044
Total other income, net	259,731	255,163

INCOME BEFORE INCOME TAX PROVISION	1,276,272	2,097,977

PROVISION FOR INCOME TAXES	50,408	256,943

NET INCOME	1,225,864	1,841,034

Foreign currency translation gain	268,280	403,917

TOTAL COMPREHENSIVE INCOME	$1,494,144	$2,244,951

Earnings per common share - basic and diluted	$0.06	$0.09
Weighted average shares - basic and diluted	20,000,000	20,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2021

			Additional			Accumulated Other
	Ordinary Shares		Paid in	Statutory	Retained	Comprehensive
	Shares	Amount	Capital	Reserves	Earnings	Income	Total

Balance at September 30, 2020	20,000,000	$20,000	$66,560	$1,120,791	$9,601,241	$(6,129)	$10,802,463

Net income	-	-	-	-	1,841,034	-	1,841,034
Statutory reserve	-	-	-	103,404	(103,404)		-
Foreign currency translation gain	-	-	-			403,917	403,917
Balance at March 31, 2021	20,000,000	$20,000	$66,560	$1,224,195	$11,338,871	$397,788	$13,047,414

Balance at September 30, 2021	20,000,000	$20,000	$66,560	$1,466,920	$11,886,818	$588,587	$14,028,885
Net income	-	-	-	-	1,225,864	-	1,225,864
Statutory reserve	-	-	-	195,417	(195,417)	-	-
Foreign currency translation gain	-	-	-	-	-	268,280	268,280
Balance at March 31, 2022	20,000,000	$20,000	$66,560	$1,662,337	$12,917,265	$856,867	$15,523,029

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$1,225,864	$1,841,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145,695	165,605
Provision for doubtful accounts	27,913	22,286
Deferred tax benefits	(133,896)	(8,343)
Changes in operating assets and liabilities:
Accounts receivable	1,020,725	(384,458)
Accounts receivable - related parties	65,931	2,417,703
Inventories	(918,838)	(1,051,014)
Advance to suppliers, net - a related party	(13,171)	16,103
Prepaid expenses and other current assets	213,913	(475,167)
Accounts payable	(1,114,051)	392,456
Accrued liabilities and other payables	(179,547)	116,298
Deferred revenue	(681,591)	599,678
Taxes payable	289,779	171,899
Net cash provided by (used in) operating activities	(51,274)	3,824,080

Cash flows from investing activities:
Additions to property, plant and equipment	(14,128)	(17,773)
Payments for short-term investments	(4,239,000)	(3,828,124)
Redemption of short-term investments	3,796,902	4,120,200
Repayment of advance made to related parties	415,410	190,150
Net cash provided by (used in) investing activities	(40,816)	464,453

Cash flows from financing activities:
Repayment of short-term bank loans	-	(457,800)
Repayment of amount due to related parties	(6,468)	(5,856)
Net cash used in financing activities	(6,468)	(463,656)

Effect of exchange rate changes on cash	68,353	59,881

Net increase (decrease) in cash	(30,205)	3,884,758

Cash, beginning of period	3,672,260	1,663,524

Cash, end of period	$3,642,055	$5,548,282

Supplemental disclosure information:
Cash paid for income tax	$28,415	$57,906
Cash paid for interest	$-	$51,394

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

JIN MEDICAL INTERNATIONAL LTD. (“Jin Med” or the “Company”) was established under the laws of the Cayman Islands on January 14, 2020 as a holding company.

Jin Med owns 100% equity interest of Zhongjin International Limited (“Zhongjin HK”), an entity incorporated on February 25, 2020 in accordance with the laws and regulations in Hong Kong.

Erhua Medical Technology (Changzhou) Co., Ltd. (“Erhua Med”) was formed on September 24, 2020, as a Wholly Foreign-Owned Enterprise (“WFOE”) in the People’s Republic of China (“PRC”). Zhongjin HK owns 100% equity interest of Erhua Med.

Jin Med, Zhongjin HK and Erhua Med are currently not engaging in any active business operations and merely acting as holding companies.

Changzhou Zhongjin Medical Equipment Co., Ltd. (“Changzhou Zhongjin”) was incorporated on January 26, 2006 in accordance with PRC laws. Changzhou Zhongjin has two wholly-owned subsidiaries, Zhongjin Medical Equipment Taizhou Co., Ltd. (“Taizhou Zhongjin”), incorporated on June 17, 2013, and Changzhou Zhongjin Jing’ao Trading Co., Ltd (“Zhongjin Jing’ao”), incorporated on December 18, 2014 in accordance with PRC laws. Changzhou Zhongjin, Taizhou Zhongjin and Zhongjin Jing’ao are collectively referred to as the “Zhongjin Operating Companies” below.

The Company, through its wholly-owned subsidiaries and entities controlled through contractual arrangements, is primarily engaged in the design, development, manufacturing and sales of wheelchair and other living aids products to be used by people with disabilities or impaired mobility. The Company’s products are sold to distributors in both China and in the overseas markets.

Reorganization

A reorganization of the legal structure of the Company (“Reorganization”) was completed on November 26, 2020. The reorganization involved the incorporation of Jin Med, Zhongjin HK and Erhua Med, and signing of certain contractual arrangements between Zhongjin Technology, the shareholders of Changzhou Zhongjin and Changzhou Zhongjin. Consequently, the Company became the ultimate holding company of Zhongjin HK, Erhua Med, and through the contractual arrangements, as further discussed below, WFOE, or Erhua Med, became the primary beneficiary of the VIE, Changzhou Zhongjin, and its subsidiaries.

On November 26, 2020, Erhua Med entered into a series of contractual arrangements with the shareholders of Changzhou Zhongjin. These agreements include Share Disposal And Exclusive Option to Purchase Agreement, an Exclusive Business Cooperation And Service Agreement, an Equity Interest Pledge Agreement, Spousal Consent and a Proxy Agreement (collectively, the “VIE Agreements”). Pursuant to the VIE Agreements, Erhua Med has the exclusive right to provide to Changzhou Zhongjin consulting services related to business operations, including technical and management consulting services. The VIE Agreements are designed to provide Erhua Med with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of Changzhou Zhongjin, including absolute control rights and the rights to the assets, property, and revenue of Changzhou Zhongjin. Therefore, Erhua Med has gained effective control over Changzhou Zhongjin. We believe that Changzhou Zhongjin should be treated as a Variable Interest Entity (“VIE”) under the Statements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation. Since Taizhou Zhongjin and Zhongjin Jing’ao are wholly-owned subsidiaries of Changzhou Zhongjin, they are further referenced as VIE’s subsidiaries.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

The Company, together with its wholly owned subsidiaries, the VIE and the VIE’s subsidiaries, are effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization is considered as a recapitalization of entities under common control. The consolidation of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements.

The unaudited condensed consolidated financial statements of the Company include the following entities:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Jin Med	January 14, 2020	Cayman Island	Parent	Investment holding

Zhongjin HK	February 25, 2020	Hong Kong	100%	Investment holding

Erhua Med	September 24, 2020	PRC	100%	WFOE, Investment holding

Changzhou Zhongjin	January 26, 2006	PRC	VIE	Design, development, manufacturing and sales of wheelchair and other mobility products

Taizhou Zhongjin	June 17, 2013	PRC	100% controlled subsidiary of the VIE	Design, development, manufacturing and sales of wheelchair and other mobility products

Zhongjin Jing’ao	December 18, 2014	PRC	100% controlled subsidiary of the VIE	Design, development, manufacturing and sales of wheelchair and other mobility products

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

The VIE contractual arrangements

The Company’s main operating entities, Changzhou Zhongjin and its subsidiaries Taizhou Zhongjin and Zhongjin Jing’ao (or the “Zhongjin Operating Companies” as referred above), are controlled through contractual arrangements in lieu of direct equity ownership by the Company.

A VIE is an entity which has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE.

Erhua Med, is deemed to have a controlling financial interest in and be the primary beneficiary of the Zhongjin Operating Companies because it has both of the following characteristics:

●	The power to direct activities of the Zhongjin Operating Companies that most significantly impact such entities’ economic performance, and

●	The right to receive benefits from, the Zhongjin Operating Companies that could potentially be significant to such entities.

Pursuant to these contractual arrangements, the Zhongjin Operating Companies shall pay service fees equal to all of their net profits after tax payments to Erhua Med. At the same time, Erhua Med has the right to receive substantially all of their economic benefits for accounting purposes because Erhua Med met the conditions to consolidate Zhongjin Operating Companies under U.S. GAAP. Such contractual arrangements are designed so that the operations of the Zhongjin Operating Companies are solely for the benefit of Erhua Med and ultimately, the Company.

Risks associated with the VIE structure

The Company believes that the contractual arrangements with the VIE and the shareholders of the VIE are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

●	limit the Company’s business expansion in China by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

●	require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds from public offering to finance the Company’s business and operations in China.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

The Company’s ability to conduct its businesses may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. In such case, the Company may not be able to consolidate the VIE and the VIE’s subsidiaries in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and its shareholders and it may lose the ability to receive economic benefits from the VIE and the VIE’s subsidiaries for accounting purposes under U.S. GAAP. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and the VIE and the VIE’s subsidiaries.

The Company, Zhongjin HK and Erhua Med are essentially holding companies and do not have active operations as of March 31, 2022 and September 30, 2021. As a result, total assets and liabilities presented on the unaudited condensed consolidated balance sheets and revenue, expenses, and net income presented on the unaudited condensed consolidated statement of comprehensive income as well as the cash flows from operating, investing and financing activities presented on the unaudited condensed consolidated statement of cash flows are substantially the financial position, operation results and cash flows of the VIE and the VIE’s subsidiaries. The Company has not provided any financial support to the VIE and the VIE’s subsidiaries during the six months ended March 31, 2022 and 2021. Additionally, pursuant to the VIE Agreements, Erhua Med has the right to receive service fees equal to the VIE’s net profits after tax payments. None of these fees were paid to Erhua Med as of March 31, 2022. Accordingly, as of March 31, 2022 and September 30, 2021, Erhua Med had $3,424,418 and $2,193,088 consulting fee receivables due from the VIE and the VIE’s subsidiaries, respectively. These receivables were fully eliminated upon the consolidation.

The following financial statement amounts and balances of the VIE and VIE’s subsidiaries were included in the accompanying unaudited condensed consolidated financial statements after elimination of intercompany transactions and balances:

	March 31, 2022	September 30, 2021
Current assets	$19,312,458	$19,419,972
Non-current assets	2,530,704	2,480,993
Total assets	$21,843,162	$21,900,965
Current liabilities	$6,320,133	$7,872,080
Non-current liabilities	-	-
Total liabilities	$6,320,133	$7,872,080

	For the Six Months Ended March 31,
	2022	2021
Net revenue	$9,467,621	$9,416,123
Net income	$1,225,864	$1,841,034

	For the Six Months Ended March 31,
	2022	2021
Net cash provided by (used in) operating activities	$(51,274)	$3,824,080
Net cash provided by (used in) investing activities	$(40,816)	$464,453
Net cash used in financing activities	$(6,468)	$(463,656)

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto for the year ended September 30, 2021 included in the other place of the Company’s Registration Statement on Form F-1. The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company, its wholly owned subsidiaries, and entities it controlled through VIE agreements. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the unaudited condensed consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the unaudited condensed consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable and inventories, useful lives of property, plant and equipment and land use right, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains most of its bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs. As of March 31, 2022 and September 30, 2021, the Company does not have any cash equivalents.

Short-term investment

The Company’s short-term investments consist of wealth management financial products purchased from PRC banks or financial institution with maturities within one year. The banks or financial institution invest the Company’s funds in certain financial instruments including money market funds, bonds or mutual funds, with rates of return on these investments ranging from 3.4% to 7.0% per annum. The carrying values of the Company’s short-term investments approximate fair value because of their short-term maturities. The interest earned is recognized in the unaudited condensed consolidated statements of comprehensive income over the contractual term of these investments.

The Company had short-term investments of $2,537,013 and $2,054,456 as of March 31, 2022 and September 30, 2021, respectively. The Company recorded interest income of $53,516 and $11,427 for the six months ended March 31, 2022 and 2021, respectively.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts.

The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of March 31, 2022 and September 30, 2021, allowance for doubtful accounts amounted to $126,537 and $96,688 respectively.

Inventories

Inventories are stated at lower of cost or net realizable value using the weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. The Company periodically evaluates inventories against their net realizable value, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and future demand of each type of inventories.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, short-term investments, accounts receivable, due from related parties, accounts payable, due to related parties, accrued liabilities and other payable, and taxes payable, approximate the fair value of the respective assets and liabilities as of March 31, 2022 and September 30, 2021 based upon the short-term nature of the assets and liabilities.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Property and buildings	20–25 years
Leasehold improvement	Lesser of useful life and lease term
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of comprehensive income.

Land use rights, net

Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. Land use rights are stated at cost less accumulated amortization. Land use rights are amortized using the straight-line method with the following estimated useful lives:

Useful life
Land use rights	46 years

Impairment of long-lived assets

Long-lived assets with finite lives, primarily property, plant and equipment and land use right are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of March 31, 2022 and September 30, 2021.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

The Company generates its revenues primarily through sales of its products. The Company early adopted Accounting Standards Codification (“ASC”) 606 using the modified retrospective approach. The adoption of this standard did not have a material impact on the Company’s revenue recognition process and policies. Therefore, no adjustment to opening retained earnings were necessary upon adoption.

ASC 606, “Revenue from Contracts with Customers”, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue.

In accordance to ASC 606, the Company recognizes revenue when it transfers goods to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company accounts for the revenue generated from sales of its products on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no other separately identifiable promises in the contracts. The Company’s revenue streams are recognized at a point in time when the control of goods is transferred to customer, which generally occurs at delivery. The Company’s products are sold with no right of return and the Company does not provide other credits or sales incentive to customers. Revenue is reported net of all value added taxes (“VAT”).

The Company generally offers 10 years warranty for the frame of its wheelchairs, and one year warranty for other parts of wheelchairs, except for “wear items”, i.e. those parts that wear out, such as tires or brake pads, which are covered under a warranty for six months. Historically, warranty costs incurred was immaterial, and the warranty costs for the six months ended March 31, 2022 and 2021 were both $nil.

Contract Assets and Liabilities

Payment terms are established on the Company’s pre-established credit requirements based upon an evaluation of customers’ credit quality. The Company did not have contract assets as of March 31, 2022 and September 30, 2021. Contract liabilities are recognized for contracts where payment has been received in advance of delivery of the products. The contract liability balance can vary significantly depending on the timing when cash is received and when shipment or delivery occurs. As of March 31, 2022 and September 30, 2021, other than deferred revenue, the Company had no other contract liabilities or deferred contract costs recorded on its unaudited condensed consolidated balance sheets, and the Company had no material incremental costs for obtaining a contract. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product types and geographic areas, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the six months ended March 31, 2022 and 2021 are as the following:

Geographic information

The summary of the Company’s total revenues by geographic market for the six months ended March 31, 2022 and 2021 was as follows:

	For the Six Months Ended March 31,
	2022	2021
China domestic market	$1,264,539	$915,594
Overseas market	8,203,082	8,500,529
Total revenue	$9,467,621	$9,416,123

Revenue by product categories

The summary of the Company’s total revenues by product categories for the six months ended March 31, 2022 and 2021 was as follows:

	For the Six Months Ended March 31,
	2022	2021
Wheelchair	$7,949,623	$7,688,128
Wheelchair components and others	1,517,998	1,727,995
Total revenue	$9,467,621	$9,416,123

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and development expenses

In connection with the design and development of wheelchair and other living aids products, the Company expense all internal research costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, manufacturing costs, facility costs of the research center, and amortization of land use right, depreciation for property, plant and equipment used in the research and development activities. For the six months ended March 31, 2022 and 2021, research and development expenses were $892,524 and $574,048, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended March 31, 2022 and 2021. The Company does not believe there was any uncertain tax provision at March 31, 2022 and September 30, 2021.

The Company’s subsidiary, VIE and VIE’s subsidiaries in China are subject to the income tax laws of the PRC. No income was generated outside the PRC for the six months ended March 31, 2022 and 2021. As of March 31, 2022, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

Value added tax (“VAT”)

Sales revenue is reported net of VAT. The VAT is based on gross sales price and VAT rates range up to 13% in the six months ended March 31, 2022 and 2021, depending on the type of products sold. The VAT may be offset by VAT paid by the Company on purchased raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying unaudited condensed consolidated financial statements. For domestic sales of wheelchairs, VAT is exempted. Further, when exporting goods, the exporter is entitled to some or all of the refunds of the VAT paid or assessed. VAT tax refunds associated with export sales amounted to $537,225 and $501,589 for the six months ended March 31, 2022 and 2021, respectively.

Since the Company also exports its products to overseas markets, the Company is eligible for VAT refunds when the Company completes all the required tax filing procedures. All of the VAT returns filed for the Company have been and remain subject to examination by the tax authorities for five years from the date of filing

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of March 31, 2022 and September 30, 2021, there were no dilutive shares.

Risks and uncertainties

The main operation of the Company is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

In December 2019, a novel strain of coronavirus was reported in Wuhan, China. On March 11, 2020, the World Health Organization categorized it as a pandemic. To reduce the spread of COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities and school closures. Due to difficulties resulting from the COVID-19 outbreak, including, but not limited to, the temporary closure of the Company’s factory and operations beginning in early February, limited support from the Company’s employees, delayed access to raw material supplies and inability to deliver products to customers on a timely basis, even though, the Company resumed normal operations on April 6, 2020, the Company’s business was negatively impacted and generated lower revenues and net income during the year ended September 30, 2020. Subsequent to September 30, 2020, the spread of COVID-19 was substantially contained in China and the Company’s operation and financial results have improved along with the improvement of the overall economy.

Due to a resurgence of the COVID-19 pandemic in March 2022 (“2022 Outbreak”) in China, there have been delays in the purchase of raw material supplies and delivery of products to domestic customers in China on a timely basis as a consequence of travel restrictions. Shipments and customer clearance for overseas sales were also delayed due to the stricter border control protocols. Although the situation has eased since mid-May 2022, the number of orders placed by the customers were affected as the business of those customers were negatively impacted by the 2022 Outbreak. Therefore, management expects the 2022 Outbreak might negatively affect the Company’s business operations and financial results for the second half of the year ended September 30, 2022. Even though the COVID-19 pandemic is currently under control in China, due to the dynamic nature of the circumstances and the uncertainty around the potential resurgence of COVID-19 cases in China, the continual spread of the virus globally especially in Japan, the Company’s major international market, and the instability of local and global government policies and restrictions, the COVID-19 impact over the Company’s business in the future cannot be reasonably estimated at this time. If COVID-19 cases resurge in the area the Company conducted its business and local governments implemented new restrictions in the effort to contain the spread or certain other foreign governments such as Japan imposed new import restrictions, it is expected the Company’s business will be negatively impacted.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and uncertainties (continued)

Additionally, since February, 2022, the global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. The Company’s operation has not been impacted by the ongoing military conflict, however, due to the significant uncertainties around the further development of the conflict, the potential additional sanctions and other volatilities that could be brought to the global market, it is impossible to predict the extent to which the Company’s operation and business may be impacted.

Foreign currency translation

The functional currency for Jin Med is U.S Dollar (“US$”). Zhongjin HK uses Hong Kong dollar as its functional currency. However, Jin Med and Zhongjin HK currently only serve as holding companies and do not have active operation as of the date of this report. The Company’s functional currency for its PRC subsidiaries is the Chinese Yuan (“RMB”). The Company’s unaudited condensed consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from foreign currency transactions are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the unaudited condensed consolidated financial statements in this report:

	For the Six Months Ended March 31,		For the Year Ended September 30,
	2022	2021	2021
Period-end spot rate	US$1=RMB 6.3431	US$1=RMB 6.5565	US$1=RMB 6.4580
Average rate	US$1=RMB 6.3712	US$1=RMB 6.5541	US$1=RMB 6.5095

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income in the unaudited condensed consolidated statements of comprehensive income.

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred initial public offering (‘IPO’) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to the statement of comprehensive income. As of March 31, 2022 and September 30, 2021, deferred IPO costs were $718,235 and $672,187, respectively.

Employee benefit expenses

The Company’s subsidiary, VIE and VIE’s subsidiaries in the PRC participate in a government-mandated employer social insurance plan pursuant to which certain social security benefits, work-related injury benefits, maternity leave insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying statements of income and comprehensive income amounted to $178,802 and $147,537 for the six months ended March 31, 2022 and 2021, respectively.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) – Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. In March 2019, the FASB issued Accounting Standards Update No. 2019-01, Leases (Topic 842): Codification Improvements (“ASU 2019-01”). ASU 2019-01 provides guidance on transition disclosures related to Topic 250, Accounting Changes and Error Corrections, specifically paragraph 205-10-50-3, which requires entities to provide in the fiscal year in which a new accounting principle is adopted the identical disclosures for interim periods after the date of adoption. The guidance in ASU 2019-01 explicitly provides an exception to the paragraph 250-10-50-3 interim disclosure requirements in the Topic 842 transition disclosure requirements. In November 2019, FASB released ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which modified the implementation date of the standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. In June 2020, FASB released ASU No. 2020-05 in response to the ongoing impacts to US businesses in response to the coronavirus (COVID-19) pandemic. ASU No. 2020-05 provides a limited deferral of the effective dates for implementing ASU 842 to give some relief to businesses and the difficulties they are facing during the pandemic. Private companies and non-for profit entities may defer the adoption of ASU 842 to fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. As an emerging growth company, the Company plans to adopt this guidance effective October 1, 2022. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its unaudited condensed consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)” (“ASU 2019-10”). ASU 2019-10 (i) provides a framework to stagger effective dates for future major accounting standards and (ii) amends the effective dates for certain major new accounting standards to give implementation relief to certain types of entities. Specifically, ASU 2019-10 changes some effective dates for certain new standards on the following topics in the FASB Accounting Standards Codification (ASC): (a) Derivatives and Hedging (ASC 815) – now effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021; (b) Leases (ASC 842) - now effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021; (c) Financial Instruments — Credit Losses (ASC 326) - now effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years; and (d) Intangibles — Goodwill and Other (ASC 350) - now effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is fiscal 2022 for us, with early adoption permitted. The Company adopted this guidance on October 1, 2021 and the adoption of this ASU did not have a material impact on its unaudited condensed consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

Third Parties	March 31, 2022	September 30, 2021
Accounts receivable - third-party customers	$3,649,934	$4,589,236
Less: allowance for doubtful accounts	(126,537)	(96,688)
Accounts receivable – third-party customers, net	$3,523,397	$4,492,548

The Company’s accounts receivable primarily includes balances due from customers when the Company’s wheelchair and living aids products have been sold and delivered to customers, the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment, which has not been collected as of the balance sheet dates.

For accounts receivable from third-party customers, approximately 97.5%, or $3.4 million of the March 31, 2022 balance have been subsequently collected. The remaining balance of approximately $0.1 million is expected to be collected before September 30, 2022.

Allowance for doubtful accounts movement is as follows:

	March 31, 2022	September 30, 2021
Beginning balance	$96,688	$195,834
Additions (reductions)	27,913	(108,706)
Foreign currency translation adjustments	1,936	9,560
Ending balance	$126,537	$96,688

NOTE 4 — INVENTORIES

Inventories consisted of the following:

	March 31, 2022	September 30, 2021
Raw materials	$3,657,564	$3,288,764
Work-in-progress	1,377,660	2,130,647
Finished goods	2,908,716	1,473,359
Total	$7,943,940	$6,892,770

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	March 31, 2022	September 30, 2021
Other receivable (1)	$331,865	$705,307
Advance to suppliers (2)	217,933	148,713
Deferred initial public offering costs	718,235	672,187
Prepaid expenses	71,913	-
Total	$1,339,946	$1,526,207

(1)	Other receivables primarily include advances to employees for business development, rental security deposit for the Company’s office lease and VAT tax refunds receivables and balances to be collected from third-party entities that do not relate to the Company’s normal sales activities.

(2)	Advance to suppliers consists of advances to suppliers for purchasing of raw materials that have not been received. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	March 31, 2022	September 30, 2021
Buildings	$2,756,610	$2,705,919
Machinery and equipment	2,001,877	1,957,885
Automobiles	181,574	178,235
Office and electric equipment	644,655	626,596
Leasehold improvements	323,086	317,144
Subtotal	5,907,802	5,785,779
Less: accumulated depreciation	(3,883,544)	(3,672,601)
Property, plant and equipment, net	$2,024,258	$2,113,178

Depreciation expense was $142,954 and $162,941 for the six months ended March 31, 2022 and 2021, respectively.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LAND USE RIGHT, NET

Land use right, net, consisted of the following:

	March 31, 2022	September 30, 2021
Land use rights	$253,260	$248,603
Less: accumulated amortization	(67,444)	(63,502)
Land use right, net	$185,816	$185,101

Amortization expense was $2,741 and $2,664 for the six months ended March 31, 2022 and 2021, respectively.

Estimated future amortization expense for land use rights is as follows:

Years ending March 31,

2023	$5,506
2024	5,506
2025	5,506
2026	5,506
2027	5,506
Thereafter	158,286
$185,816

NOTE 8 — RELATED PARTY TRANSACTIONS

a.	Accounts receivable - related parties

Accounts receivable - related parties consists of the following:

Name	Related party relationship	March 31, 2022	September 30, 2021
Jiangsu Zhongjin Kanglu Information Technology Co., Ltd.	An entity controlled by the CEO	$285,837	$340,513
Zhongjin Jingau Rehabilitation Equipment (Beijing) Co. Ltd.	An entity controlled by the CEO	17,090	15,374
Zhongjiankanglu Industrial Development (Shanghai) Co., Ltd.	An entity controlled by the CEO	9,950	16,243
Subtotal		312,877	372,130
Less: allowance for doubtful accounts		-	-
Total accounts receivable, net - related parties		$312,877	$372,130

For accounts receivable due from related parties, approximately 96.1%, or $0.3 million of the March 31, 2022 balances have been subsequently collected. The remaining balance is expected to be collected before September 30, 2022.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — RELATED PARTY TRANSACTIONS (continued)

b.	Due from a related party

Due from a related party consists of the following:

Name	Related party relationship	March 31, 2022	September 30, 2021
Jiangsu Zhongjin Kanglu Information Technology Co., Ltd.	An entity controlled by the CEO	$-	$409,601
Total due from a related party		$-	$409,601

The Company has, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the unaudited condensed consolidated financial statements. Such advances were non-interest bearing and due upon demand.

c.	Advance to suppliers – a related party

Advance to suppliers – a related party consists of the following:

Name	Related party relationship	March 31, 2022	September 30, 2021
Huaniaoyuan Catering Management (Changzhou) Co. Ltd.	An entity controlled by the CEO	$13,230	$-
Total advance to suppliers – a related party		$13,230	$-

d.	Due to related parties

Due to related parties consists of the following:

Name	Related party relationship	March 31, 2022	September 30, 2021
Huaniaoyuan Environmental Engineering (Changzhou) Co., Ltd.	An entity controlled by the CEO	$-	$6,192
Changzhou Zhongjian Kanglu Information Technology Co., Ltd	An entity controlled by the CEO	-	186
Total due to related parties		$-	$6,378

The balance due to related parties was mainly comprised of advances from entities controlled by the Company’s CEO and used for working capital during the Company’s normal course of business. These advances are non-interest bearing and due on demand.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — RELATED PARTY TRANSACTIONS (continued)

e.	Revenue from related parties

Revenue from related parties consists of the following:

		For the Six Months Ended March 31,
Name	Related party relationship	2022	2021
Jiangsu Zhongjin Kanglu Information Technology Co., Ltd.	An entity controlled by the CEO	$387,200	$237,790
Zhongjiankanglu Industrial Development (Shanghai) Co., Ltd.	An entity controlled by the CEO	5,335	-
Zhongjin Jingau Rehabilitation Equipment (Beijing) Co. Ltd.	An entity controlled by the CEO	13,909	2,746
Total revenue from related parties		$406,444	$240,536

NOTE 9 — TAXES

(a)	Corporate Income Taxes (“CIT”)

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

Zhongjin HK is subject to Hong Kong profits tax at a rate of 16.5%. However, it did not generate any assessable profits arising in or derived from Hong Kong for the six months ended March 31, 2022 and 2021, and accordingly no provision for Hong Kong profits tax has been made in these periods.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — TAXES (continued)

(a)	Corporate Income Taxes (“CIT”) (continued)

PRC

Erhua Med, Changzhou Zhongjin, Taizhou Zhongjin and Zhongjin Jing’ao are incorporated in the PRC, and are subject to the PRC Enterprise Income Tax. Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (“FIE”) are subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemptions may be granted on case-by-case basis.

EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Changzhou Zhongjin and Taizhou Zhongjin, the VIE and VIE’s main operating subsidiary in the PRC, were approved as HNTEs and are entitled to a reduced income tax rate of 15% beginning November 2018 and November 2019, respectively, which are valid for three years. In November 2021, Changzhou Zhongjin successfully renewed its HNTE certification with local government and will continued to enjoy the reduced income tax rate of 15% for another three years through November 2024.

In addition, based on the EIT Law of PRC, and according to the Notice on Further Expanding the Scope of Income Tax Preferential Policies for Small Low Profit Enterprises issued by the Ministry of Finance and the State Administration of Taxation on July 11, 2018, for the year ended December 31, 2018, once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the portion of its taxable income up to RMB 1 million is subject to a reduced rate of 10%. According to the Announcement on Issues Related to the Implementation of Inclusive Income Tax Reduction and Exemption Policy for Small and Low Profit Enterprises issued by the State Administration of Taxation on January 18, 2019, from January 1, 2019 to December 31, 2021, the portion of qualified small low profit enterprise taxable income up to RMB1 million is subject to a reduced rate of 5% (which rate is further reduced to 2.5% during the period from January 1, 2021 to December 31, 2022) and the portion of taxable income between RMB1 million and RMB3 million is subject to a reduced rate of 10%. Zhongjin Jing’ao is qualified as a small-scale minimal profit enterprise for the six months ended March 31, 2022 and 2021.

EIT is typically governed by the local tax authority in the PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The corporate income taxes for the six months ended March 31, 2022 and 2021 were reported at a reduced rate for both Changzhou Zhongjin and Taizhou Zhongjin for being approved as HNTEs and enjoying a reduced income tax rate at 15% instead of 25%, and Zhongjin Jing’ao is qualified as a small-scale minimal profit enterprise for a further reduced income tax rate of 5% (which rate is further reduced to 2.5% during the period from January 1, 2021 to December 31, 2022). The impact of the tax holidays noted above decreased the Company’s income taxes by $149,628 and $208,685 for the six months ended March 31, 2022 and 2021, respectively. The effect of the tax holidays on net income per share (basic and diluted) was $0.01 and $0.01 for the six months ended March 31, 2022 and 2021, respectively.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — TAXES (continued)

(a)	Corporate Income Taxes (“CIT”) (continued)

The components of the income tax provision are as follows:

	For the Six Months Ended March 31,
	2022	2021
Current tax provision
BVI	$-	$-
Hong Kong	-	-
PRC	183,754	265,286
	183,754	265,286
Deferred tax benefit
BVI	-	-
Hong Kong	-	-
PRC	(133,346)	(8,343)
	(133,346)	(8,343)
Income tax provision	$50,408	$256,943

Deferred tax assets are composed of the following:

	March 31, 2022	September 30, 2021
Deferred tax assets:
Net operating loss carry-forwards	$156,599	$1,637
Inventory reserve	147,937	180,210
Allowance for doubtful accounts	18,980	14,503
Total	323,516	196,350
Valuation allowance	(2,886)	(13,636)
Total deferred tax assets	$320,630	$182,714

Movement of the valuation allowance:

	March 31, 2022	September 30, 2021
Beginning balance	$13,636	$4,030
Current year addition (reduction)	(10,957)	9,320
Exchange difference	207	286
Ending balance	$2,886	$13,636

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — TAXES (continued)

(a)	Corporate Income Taxes (“CIT”) (continued)

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company determined that it is more likely than not its deferred tax assets could not be realized due to uncertainty on future earnings in Zhongjin Jing’ao. The Company provided a 100% allowance for its deferred tax assets of Zhongjin Jing’ao as of March 31, 2022 and September 30, 2021. The Company provided a 100% allowance for its deferred tax assets of Taizhou Zhongjin as of September 30, 2021. However, the Company evaluated the likelihood of the realization of deferred tax assets of Taizhou Zhongjin, and determined that it is more likely its deferred tax assets could be realized, therefore, the Company reversed the allowance for its deferred tax assets if Taizhou Zhongjin as of March 31, 2022.

The following table reconciles the China statutory rates to the Company’s effective tax rate for the six months ended March 31, 2022 and 2021:

	For the Six Months Ended March 31,
	2022	2021
China Income tax statutory rate	25.0%	25.0%
Effect of PRC tax holiday	(9.8)%	(9.9)%
Permanent difference	0.2%	3.3%
Research and development tax credit	(10.6)%	(6.2)%
Change in valuation allowance	(0.9)%	0.0%
Effective tax rate	3.9%	12.2%

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of March 31, 2022, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

(b)	Taxes payable

Taxes payable consist of the following:

	March 31, 2022	September 30, 2021
Income tax payable	$378,853	$98,107
Value added tax payable	13,951	-
Other taxes payable	15,833	17,298
Total taxes payable	$408,637	$115,405

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — CONCENTRATIONS

A majority of the Company’s revenue and expense transactions are denominated in RMB and a significant portion of the Company’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

As of March 31, 2022 and September 30, 2021, $3,634,709 and $3,669,433 of the Company’s cash was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash on bank accounts. For the six months ended March 31, 2022 and 2021, the Company’s substantial assets were located in the PRC and the Company’s substantial revenues were derived from its subsidiaries located in the PRC.

For the six months ended March 31, 2022 and 2021, one customer accounted for approximately 76.1% and 81.2% of the Company’s total revenue. Sales to the subsidiaries of this customer accounted for approximately 6.0% and 2.4% of the Company’s total revenue for the six months ended March 31, 2022 and 2021, respectively. In aggregate, sales to this customer and its subsidiaries represent approximately 82.1% and 83.6% of the Company’s total revenue for the six months ended March 31, 2022 and 2021, respectively.

As of March 31, 2022, one customer accounted for 90.0% of the accounts receivable balance. As of September 30, 2021, two customers accounted for 64.6% and 11.6% of the accounts receivable balance, respectively.

For the six months ended March 31, 2022 and 2021, no supplier accounted for more than 10% of the Company’s total purchases, respectively.

As of March 31, 2022, no supplier accounted for more than 10% of the accounts payable balance. As of September 30, 2021, one supplier accounted for 19.3% of the accounts payable balance.

NOTE 11 — SHAREHOLDERS’ EQUITY

Ordinary Shares

Jin Med was established under the laws of the Cayman Islands on January 14, 2020. The authorized number of ordinary shares was 50,000,000 shares with par value of US$0.001 per share and 20,000,000 shares were issued. The issuance of these 20,000,000 shares is considered as a part of the Reorganization of the Company, which was retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — SHAREHOLDERS’ EQUITY (continued)

Statutory reserve and restricted net assets

The Company’s PRC subsidiary, VIE and VIE’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends.

Relevant PRC laws and regulations restrict the Company’s PRC subsidiary, VIE and VIE’s subsidiaries from transferring a portion of their net assets, equivalent to their statutory reserves and their share capital, to the Company’s shareholders in the form of loans, advances or cash dividends. Only PRC entities’ accumulated profits may be distributed as dividends to the Company’s shareholders without the consent of a third party. As of March 31, 2022 and September 30, 2021, the restricted amounts as determined pursuant to PRC statutory laws totaled $1,662,337 and $1,466,920, respectively, and total restricted net assets amounted to $1,748,897 and $1,553,480, respectively.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Company’s unaudited condensed consolidated financial position, results of operations and cash flows. The Company currently does not have any material legal proceedings.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — COMMITMENTS AND CONTINGENCIES (continued)

Lease commitment

The Company’s VIE’s subsidiary Taizhou Zhongjin, leases a factory building as the manufacturing plant and administrative office and it also leases apartments as dormitories for its workers, and Changzhou Zhongjin leases apartments as dormitories for its workers, and Zhongjin Jing’ao leases an office as an administrative office. These non-cancelable operating lease agreements have various expiration dates between 2022 and 2037. On April 20, 2014, Taizhou Zhongjin signed a lease agreement with the landlord to lease a factory building for 20 years, with annual rent of approximately $39,000 (RMB 250,000). Taizhou Zhongjin invested a total of approximately $0.79 million (RMB 5 million) in leasehold improvements to the leased factory. Pursuant to the lease agreement, the annual rent expense was waived by the landlord to offset against the leasehold improvements until the end of the lease.

Rent expense for the six months ended March 31, 2022 and 2021 was $19,542 and $28,472, respectively.

As of March 31, 2022 the Company was obligated under operating leases for minimum rentals as follows:

For the Twelve Months Ending March 31,
2023	$34,345
2024	189
2025	189
2026	189
2027	189
Thereafter	2,034
$37,135

NOTE 13 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The management of the Company concludes that it has only one reporting segment. The Company designs and manufactures quality wheelchair and other living aids products. The Company’s products have similar economic characteristics with respect to raw materials, vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company, rather than by product types or geographic area; hence the Company has only one reporting segment.

NOTE 14 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before these financial statements are issued, the Company has evaluated all events or transactions that occurred after March 31, 2022, up through July 15, 2022, when the Company issued the unaudited condensed consolidated financial statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the shareholders of

JIN MEDICAL INTERNATIONAL LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of JIN MEDICAL INTERNATIONAL LTD. and subsidiaries (collectively, the “Company”) as of September 30, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.

New York, New York

February 4, 2022

JIN MEDICAL INTERNATIONAL LTD.

CONSOLIDATED BALANCE SHEETS

	September 30	September 30
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$3,672,260	$1,663,524
Short-term investments	2,054,456	1,175,900
Accounts receivable, net	4,492,548	4,314,307
Accounts receivable - related parties	372,130	3,146,061
Inventories	6,892,770	6,983,771
Due from related parties	409,601	183,157
Advance to suppliers, net - a related party	-	17,686
Prepaid expenses and other current assets	1,526,207	672,309
TOTAL CURRENT ASSETS	19,419,972	18,156,715

Property, plant and equipment, net	2,113,178	2,305,709
Land use right, net	185,101	180,891
Deferred tax assets	182,714	171,901
TOTAL ASSETS	$21,900,965	$20,815,216

CURRENT LIABILITIES:
Short-term bank loans	$-	$2,647,246
Accounts payable	5,351,105	5,434,237
Accrued liabilities and other payables	718,769	649,339
Deferred revenue	1,680,423	975,650
Taxes payable	115,405	200,814
Due to related parties	6,378	105,467
TOTAL CURRENT LIABILITIES	7,872,080	10,012,753

TOTAL LIABILITIES	7,872,080	10,012,753

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.001 par value, 50,000,000 shares authorized, 20,000,000 shares were issued and outstanding as of September 30, 2021 and 2020	20,000	20,000
Additional paid-in capital	66,560	66,560
Statutory reserves	1,466,920	1,120,791
Retained earnings	11,886,818	9,601,241
Accumulated other comprehensive gain (loss)	588,587	(6,129)
TOTAL SHAREHOLDERS’ EQUITY	14,028,885	10,802,463

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,900,965	$20,815,216

The accompanying notes are an integral part of these consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD.

 CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended September 30,
	2021	2020

REVENUE
Revenue - third party	$20,107,213	$15,110,510
Revenue - related party	657,060	1,083,253
Total revenue	20,764,273	16,193,763

COST OF REVENUE AND RELATED TAX	14,403,137	10,695,553

GROSS PROFIT	6,361,136	5,498,210

OPERATING EXPENSES
Selling expense	488,998	385,090
General and administrative expense	1,673,776	1,497,036
Research and development expense	1,566,860	1,261,411
Total operating expenses	3,729,634	3,143,537

INCOME FROM OPERATIONS	2,631,502	2,354,673

OTHER INCOME (EXPENSE)
Interest expense, net	(9,492)	(112,404)
Foreign exchange gain (loss)	63,355	(12,392)
Other income, net	194,982	123,275
Total other income (loss), net	248,845	(1,521)

INCOME BEFORE INCOME TAX PROVISION	2,880,347	2,353,152

PROVISION FOR INCOME TAXES	248,641	147,154

NET INCOME	2,631,706	2,205,998

Foreign currency translation gain (loss)	594,716	(49,324)

TOTAL COMPREHENSIVE INCOME	$3,226,422	$2,156,674

Earnings per common share - basic and diluted	$0.13	$0.11
Weighted average shares - basic and diluted	20,000,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

 FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2020

	Ordinary Shares		Additional Paid in	Statutory	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Reserves	Earnings	Gain (Loss)	Total
Balance at September 30, 2019	20,000,000	$20,000	$2,126,092	$973,942	$7,542,092	$43,195	$10,705,321

Net income	-	-	-	-	2,205,998	-	2,205,998
Return of capital	-	-	(2,059,532)	-	-	-	(2,059,532)
Statutory reserve	-	-	-	146,849	(146,849)		-
Foreign currency translation loss	-	-	-			(49,324)	(49,324)

Balance at September 30, 2020	20,000,000	$20,000	$66,560	$1,120,791	$9,601,241	$(6,129)	$10,802,463

Net income	-	-	-	-	2,631,706	-	2,631,706
Statutory reserve	-	-	-	346,129	(346,129)	-	-
Foreign currency translation gain	-	-	-	-	-	594,716	594,716

Balance at September 30, 2021	20,000,000	$20,000	$66,560	$1,466,920	$11,886,818	$588,587	$14,028,885

The accompanying notes are an integral part of these consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$2,631,706	$2,205,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	346,608	329,907
Loss on disposition of property and equipment	13,367	348
Provision for doubtful accounts	(108,706)	79,697
Deferred tax benefits	(1,663)	(77,915)
Changes in operating assets and liabilities:
Accounts receivable	159,376	2,226,854
Accounts receivable - related parties	2,918,346	(1,101,961)
Inventories	458,607	(1,371,222)
Advance to suppliers, net - related party	18,481	(17,170)
Prepaid expenses and other current assets	(810,949)	(15,177)
Prepaid expenses	-	15,638
Accounts payables	(369,080)	425,902
Accrued liabilities and other payables	34,650	207,446
Deferred revenue	647,856	(94,514)
Taxes payable	(99,338)	(310,652)
Net cash provided by operating activities	5,843,292	2,503,179

Cash flows from investing activities:
Additions to property, plant and equipment	(42,881)	(142,319)
Proceeds from disposal of property and equipment	-	207
Payments for short-term investments	(4,956,930)	(9,061,448)
Redemption of short-term investments	4,147,200	9,346,848
Advances made to related parties	(215,029)	(2,101,794)
Net cash used in investing activities	(1,067,640)	(1,958,506)

Cash flows from financing activities:
Proceeds from short-term bank loans	768,000	3,140,826
Repayment of short-term bank loans	(3,534,336)	(3,496,149)
Proceeds from (repayment of) amount due to related parties	(103,883)	11,416
Net cash used in financing activities	(2,870,219)	(343,907)

Effect of exchange rate changes on cash	103,303	(479,211)

Net increase (decrease) in cash	2,008,736	(278,445)

Cash, beginning of year	1,663,524	1,941,969

Cash, end of year	$3,672,260	$1,663,524

Supplemental disclosure information:
Cash paid for income tax	$302,254	$522,111
Cash paid for interest	$68,777	$136,549

Supplemental non-cash financing activity:
Advances to related parties re-classed to return of capital	$-	$2,059,532

The accompanying notes are an integral part of these consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

JIN MEDICAL INTERNATIONAL LTD. (“Jin Med” or the “Company”) was established under the laws of the Cayman Islands on January 14, 2020 as a holding company.

Jin Med owns 100% equity interest of Zhongjin International Limited (“Zhongjin HK”), an entity incorporated on February 25, 2020 in accordance with the laws and regulations in Hong Kong.

Erhua Medical Technology (Changzhou) Co., Ltd. (“Erhua Med”) was formed on September 24, 2020, as a Wholly Foreign-Owned Enterprise (“WFOE”) in the People’s Republic of China (“PRC”). Zhongjin HK owns 100% equity interest of Erhua Med.

Jin Med, Zhongjin HK and Erhua Med are currently not engaging in any active business operations and merely acting as holding companies.

Changzhou Zhongjin Medical Equipment Co., Ltd. (“Changzhou Zhongjin”) was incorporated on January 26, 2006 in accordance with PRC laws. Changzhou Zhongjin has two wholly-owned subsidiaries, Zhongjin Medical Equipment Taizhou Co., Ltd. (“Taizhou Zhongjin”), incorporated on June 17, 2013, and Changzhou Zhongjin Jing’ao Trading Co., Ltd (“Zhongjin Jing’ao”), incorporated on December 18, 2014 in accordance with PRC laws. Changzhou Zhongjin, Taizhou Zhongjin and Zhongjin Jing’ao are collectively referred to as the “Zhongjin Operating Companies” below.

The Company, through its wholly-owned subsidiaries and entities controlled through contractual arrangements, is primarily engaged in the design, development, manufacturing and sales of wheelchair and other living aids products to be used by people with disabilities or impaired mobility. The Company’s products are sold to distributors in both China and in the overseas markets.

Reorganization

A reorganization of the legal structure of the Company (“Reorganization”) was completed on November 26, 2020. The reorganization involved the incorporation of Jin Med, Zhongjin HK and Erhua Med, and signing of certain contractual arrangements between Zhongjin Technology, the shareholders of Changzhou Zhongjin and Changzhou Zhongjin. Consequently, the Company became the ultimate holding company of Zhongjin HK, Erhua Med, and through the contractual arrangements, as further discussed below, WFOE, or Erhua Med, became the primary beneficiary of the VIE, Changzhou Zhongjin, and its subsidiaries.

On November 26, 2020, Erhua Med entered into a series of contractual arrangements with the shareholders of Changzhou Zhongjin. These agreements include Share Disposal And Exclusive Option to Purchase Agreement, an Exclusive Business Cooperation And Service Agreement, an Equity Interest Pledge Agreement, Spousal Consent and a Proxy Agreement (collectively, the “VIE Agreements”). Pursuant to the VIE Agreements, Erhua Med has the exclusive right to provide to Changzhou Zhongjin consulting services related to business operations, including technical and management consulting services. The VIE Agreements are designed to provide Erhua Med with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of Changzhou Zhongjin, including absolute control rights and the rights to the assets, property, and revenue of Changzhou Zhongjin. Therefore, Erhua Med has gained effective control over Changzhou Zhongjin. We believe that Changzhou Zhongjin should be treated as a Variable Interest Entity (“VIE”) under the Statements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 Consolidation. Since Taizhou Zhongjin and Zhongjin Jing’ao are wholly-owned subsidiaries of Changzhou Zhongjin, they are further referenced as VIE’s subsidiaries.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

The Company, together with its wholly owned subsidiaries, the VIE and the VIE’s subsidiaries, are effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization is considered as a recapitalization of entities under common control. The consolidation of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The consolidated financial statements of the Company include the following entities:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Jin Med	January 14, 2020	Cayman Island	Parent	Investment holding

Zhongjin HK	February 25, 2020	Hong Kong	100%	Investment holding

Erhua Med	September 24, 2020	PRC	100%	WFOE, Investment holding

Changzhou Zhongjin	January 26, 2006	PRC	VIE	Design, development, manufacturing and sales of wheelchair and other mobility products

Taizhou Zhongjin	June 17, 2013	PRC	100% controlled subsidiary of the VIE	Design, development, manufacturing and sales of wheelchair and other mobility products

Zhongjin Jing’ao	December 18, 2014	PRC	100% controlled subsidiary of the VIE	Design, development, manufacturing and sales of wheelchair and other mobility products

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

The VIE contractual arrangements

The Company’s main operating entities, Changzhou Zhongjin and its subsidiaries Taizhou Zhongjin and Zhongjin Jing’ao (or the “Zhongjin Operating Companies” as referred above), are controlled through contractual arrangements in lieu of direct equity ownership by the Company.

A VIE is an entity which has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE.

Erhua Med, is deemed to have a controlling financial interest in and be the primary beneficiary of the Zhongjin Operating Companies because it has both of the following characteristics:

●	The power to direct activities of the Zhongjin Operating Companies that most significantly impact such entities’ economic performance, and

●	The right to receive benefits from, the Zhongjin Operating Companies that could potentially be significant to such entities.

Pursuant to these contractual arrangements, the Zhongjin Operating Companies shall pay service fees equal to all of their net profits after tax payments to Erhua Med. At the same time, Erhua Med has the right to receive substantially all of their economic benefits for accounting purposes. Such contractual arrangements are designed so that the operations of the Zhongjin Operating Companies are solely for the benefit of Erhua Med and ultimately, the Company, and therefore the Company must consolidate the Zhongjin Operating Companies under U.S. GAAP.

Risks associated with the VIE structure

The Company believes that the contractual arrangements with the VIE and the shareholders of the VIE are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and the VIE;

●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and the VIE;

●	limit the Company’s business expansion in China by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s PRC subsidiary and the VIE may not be able to comply;

●	require the Company or the Company’s PRC subsidiary and the VIE to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds from public offering to finance the Company’s business and operations in China.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

The Company’s ability to conduct its businesses may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. In such case, the Company may not be able to consolidate the VIE and the VIE’s subsidiaries in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and its shareholders and it may lose the ability to receive economic benefits for accounting purposes from the VIE and the VIE’s subsidiaries . The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and the VIE and the VIE’s subsidiaries.

The Company, Zhongjin HK and Erhua Med are essentially holding companies and do not have active operations as of September 30, 2021 and 2020. As a result, total assets and liabilities presented on the consolidated balance sheets and revenue, expenses, and net income presented on the consolidated statement of income and comprehensive income as well as the cash flows from operating, investing and financing activities presented on the consolidated statement of cash flows are substantially the financial position, operation results and cash flows of the VIE and the VIE’s subsidiaries. The Company has not provided any financial support to the VIE and the VIE’s subsidiaries during the years ended September 30, 2021 and 2020. Additionally, pursuant to the VIE Agreements, Erhua Med has the right to receive service fees equal to the VIE’s net profits after tax payments. None of these fees were paid to Erhua Med as of September 30, 2021. Accordingly, as of September 30, 2021 and 2020, Erhua Med had $2,193,088 and $nil consulting fee receivables due from the VIE and the VIE’s subsidiaries, respectively. These receivables were fully eliminated upon the consolidation.

The following financial statement amounts and balances of the VIE and the VIE’s subsidiaries were included in the accompanying consolidated financial statements after elimination of intercompany transactions and balances:

	September 30, 2021	September 30, 2020
Current assets	$19,419,972	$18,156,715
Non-current assets	2,480,993	2,658,501
Total assets	$21,900,965	$20,815,216
Current liabilities	$7,872,080	$10,012,753
Non-current liabilities	-	-
Total liabilities	$7,872,080	$10,012,753

	For the Years Ended September 30,
	2021	2020
Net revenue	$20,764,273	$16,193,763
Net income	$2,631,706	$2,205,998

	For the Years Ended September 30,
	2021	2020
Net cash provided by operating activities	$5,843,292	$2,503,179
Net cash used in investing activities	$(1,067,640)	$(1,958,506)
Net cash used in financing activities	$(2,870,219)	$(343,907)

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the financial statements of the Company, its wholly owned subsidiaries, the VIE, and the VIE’s subsidiaries. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable and inventories, useful lives of property, plant and equipment and land use right, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains most of its bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs. As of September 30, 2021 and 2020, the Company does not have any cash equivalents.

Short-term investment

The Company’s short-term investments consist of wealth management financial products purchased from PRC banks with maturities within one year. The banks invest the Company’s funds in certain financial instruments including money market funds, bonds or mutual funds, with rates of return on these investments ranging from 3.4% to 3.5% per annum. The carrying values of the Company’s short-term investments approximate fair value because of their short-term maturities. The interest earned is recognized in the consolidated statements of income and comprehensive income over the contractual term of these investments.

The Company had short-term investments of $2,054,456 and $1,175,900 as of September 30, 2021 and 2020, respectively. The Company recorded interest income of $63,736 and $27,309 for the years ended September 30, 2021 and 2020, respectively.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts.

The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trend. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of September 30, 2021 and 2020, allowance for uncollectible balances amounted to $96,688 and $195,834 respectively.

Inventories

Inventories are stated at lower of cost or net realizable value using the weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. The Company periodically evaluates inventories against their net realizable value, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and future demand of each type of inventories.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, short-term investments, accounts receivable, due from related parties, accounts payable, due to related parties, accrued liabilities and other payable, taxes payable and short-term bank loans, approximate the fair value of the respective assets and liabilities as of September 30, 2021 and 2020 based upon the short-term nature of the assets and liabilities.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Property and buildings	20–25 years
Leasehold improvement	Lesser of useful life and lease term
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income.

Land use rights, net

Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. Land use rights are stated at cost less accumulated amortization. Land use rights are amortized using the straight-line method with the following estimated useful lives:

Useful life
Land use rights	46 years

Impairment of long-lived assets

Long-lived assets with finite lives, primarily property, plant and equipment and land use right are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of September 30, 2021 and 2020.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

The Company generates its revenues primarily through sales of its products. The Company early adopted Accounting Standards Codification (“ASC”) 606 using the modified retrospective approach. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements. Therefore, no adjustments to opening retained earnings were necessary upon adoption.

ASC 606, “Revenue from Contracts with Customers”, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue.

In accordance to ASC 606, the Company recognizes revenue when it transfers goods to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company accounts for the revenue generated from sales of its products on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no other separately identifiable promises in the contracts. The Company’s revenue streams are recognized at a point in time when the control of goods is transferred to customer, which generally occurs at delivery. The Company’s products are sold with no right of return and the Company does not provide other credits or sales incentive to customers. Revenue is reported net of all value added taxes (“VAT”).

The Company generally offers 10 years warranty for the frame of its wheelchairs, and one year warranty for other parts of wheelchairs, except for “wear items”, i.e. those parts that wear out, such as tires or brake pads, which are covered under a warranty for six months. Historically, warranty costs incurred was immaterial, and the warranty costs for the years ended September 30, 2021 and 2020 were both nil.

Contract Assets and Liabilities

Payment terms are established on the Company’s pre-established credit requirements based upon an evaluation of customers’ credit quality. The Company did not have contract assets as of September 30, 2021 and 2020. Contract liabilities are recognized for contracts where payment has been received in advance of delivery of the products. The contract liability balance can vary significantly depending on the timing when cash is received and when shipment or delivery occurs. As of September 30, 2021 and 2020, other than deferred revenue, the Company had no other contract liabilities or deferred contract costs recorded on its consolidated balance sheet, and the Company had no material incremental costs for obtaining a contract. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product types and geographic areas, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended September 30, 2021 and 2020 are as the following:

Geographic information

The summary of the Company’s total revenues by geographic market for the years ended September 30, 2021 and 2020 was as follows:

	For the Years Ended September 30,
	2021	2020
China domestic market	$2,545,663	$2,810,285
Overseas market	18,218,610	13,383,478
Total revenue	$20,764,273	$16,193,763

Revenue by product categories

The summary of the Company’s total revenues by product categories for the years ended September 30, 2021 and 2020 was as follows:

	For the Years Ended September 30,
	2021	2020
Wheelchair	$18,205,458	$12,838,566
Wheelchair components and others	2,558,815	3,355,197
Total revenue	$20,764,273	$16,193,763

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and development expenses

In connection with the design and development of wheelchair and other living aids products, the Company expense all internal research costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, manufacturing costs, facility costs of the research center, and amortization of land use right, depreciation for property, plant and equipment used in the research and development activities. For the years ended September 30, 2021 and 2020, research and development expenses were $1,566,860 and $1,261,411, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended September 30, 2021 and 2020. The Company does not believe there was any uncertain tax provision at September 30, 2021 and 2020.

The Company’s subsidiary, VIE and the VIE’s subsidiaries in China are subject to the income tax laws of the PRC. No income was generated outside the PRC for the years ended September 30, 2021 and 2020. As of September 30, 2021, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

Value added tax (“VAT”)

Sales revenue is reported net of VAT. The VAT is based on gross sales price and VAT rates range up to 13% in the years ended September 30, 2021 and 2020, depending on the type of products sold. The VAT may be offset by VAT paid by the Company on purchased raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying consolidated financial statements. For domestic sales of wheelchairs, VAT is exempted. Further, when exporting goods, the exporter is entitled to some or all of the refunds of the VAT paid or assessed. VAT tax refunds associated with export sales amounted to $1,146,137 and $733,433 for the years ended September 30, 2021 and 2020, respectively.

Since the Company also exports its products to overseas markets, the Company is eligible for VAT refunds when the Company completes all the required tax filing procedures. All of the VAT returns filed for the Company have been and remain subject to examination by the tax authorities for five years from the date of filing.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of September 30, 2021 and 2020, there were no dilutive shares.

Risks and uncertainties

The main operation of the Company is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

In December 2019, a novel strain of coronavirus was reported in Wuhan, China. On March 11, 2020, the World Health Organization categorized it as a pandemic. To reduce the spread of COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities and school closures. Due to difficulties resulting from the COVID-19 outbreak, including, but not limited to, the temporary closure of the Company’s factory and operations beginning in early February, limited support from the Company’s employees, delayed access to raw material supplies and inability to deliver products to customers on a timely basis, even though, the Company resumed normal operations on April 6, 2020, the Company’s business was negatively impacted and generated lower revenues and net income during the year ended September 30, 2020. Subsequent to September 30, 2020, the spread of COVID-19 was substantially contained in China and the Company’s operations for the year ended September 30, 2021 were not significantly impacted by COVID-19. However, due to the dynamic nature of the circumstances, the uncertainty around the potential resurgence of the COVID-19 cases in China, the continual spread of the virus globally, especially in Japan, the Company’s major international market, and the instability of local and global government policies and restrictions, the COVID-19 impact over the Company’s business in the future cannot be reasonably estimated at this time. If COVID-19 cases resurged in the area the Company conducted its business and local government implemented new restrictions in the effort to contain the spread or certain other foreign governments, such as Japan, imposed new import restrictions, it is expected the Company’s business will be negatively impacted.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation

The functional currency for Jin Med is U.S Dollar (“US$”). Zhongjin HK uses Hong Kong dollar as its functional currency. However, Jin Med and Zhongjin HK currently only serve as holding companies and do not have active operation as of the date of this report. The Company’s functional currency for its PRC subsidiaries is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from foreign currency transactions are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	September 30, 2021		September 30, 2020
Year-end spot rate	US$1	=RMB 6.4580	US$1	=RMB 6.8033
Average rate	US$1	=RMB 6.5095	US$1	=RMB 7.0077

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income in the consolidated statements of income and comprehensive income.

Statement of cash flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to the statement of income and comprehensive income. As of September 30, 2021 and 2020, deferred IPO costs were $672,187 and $185,538, respectively. Deferred IPO

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee benefit expenses

The Company’s subsidiary, the VIE and the VIE’s subsidiaries in the PRC participate in a government-mandated employer social insurance plan pursuant to which certain social security benefits, work-related injury benefits, maternity leave insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying statements of income and comprehensive income amounted to $451,465 and $310,565 for the years ended September 30, 2021 and 2020, respectively.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) – Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. In March 2019, the FASB issued Accounting Standards Update No. 2019-01, Leases (Topic 842): Codification Improvements (“ASU 2019-01”). ASU 2019-01 provides guidance on transition disclosures related to Topic 250, Accounting Changes and Error Corrections, specifically paragraph 205-10-50-3, which requires entities to provide in the fiscal year in which a new accounting principle is adopted the identical disclosures for interim periods after the date of adoption. The guidance in ASU 2019-01 explicitly provides an exception to the paragraph 250-10-50-3 interim disclosure requirements in the Topic 842 transition disclosure requirements. In November 2019, FASB released ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which modified the implementation date of the standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. In June 2020, FASB released ASU No. 2020-05 in response to the ongoing impacts to US businesses in response to the coronavirus (COVID-19) pandemic. ASU No. 2020-05 provides a limited deferral of the effective dates for implementing ASU 842 to give some relief to businesses and the difficulties they are facing during the pandemic. Private companies and non-for profit entities may defer the adoption of ASU 842 to fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. As an emerging growth company, the Company plans to adopt this guidance effective October 1, 2022. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The effective date for this ASU for the Company was October 1, 2020. The Company adopted this guidance on October 1, 2020 and the adoption of this ASU did not have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)” (“ASU 2019-10”). ASU 2019-10 (i) provides a framework to stagger effective dates for future major accounting standards and (ii) amends the effective dates for certain major new accounting standards to give implementation relief to certain types of entities. Specifically, ASU 2019-10 changes some effective dates for certain new standards on the following topics in the FASB Accounting Standards Codification (ASC): (a) Derivatives and Hedging (ASC 815) – now effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021; (b) Leases (ASC 842) - now effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021; (c) Financial Instruments — Credit Losses (ASC 326) - now effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years; and (d) Intangibles — Goodwill and Other (ASC 350) - now effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company does not expect the cumulative effect resulting from the adoption of this guidance will have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is fiscal 2022 for us, with early adoption permitted. The Company does not expect adoption of the new guidance to have a material impact on its consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

Third Parties	September 30, 2021	September 30, 2020
Accounts receivable - third-party customers	$4,589,236	$4,510,141
Less: allowance for doubtful accounts	(96,688)	(195,834)
Accounts receivable – third-party customers, net	$4,492,548	$4,314,307

The Company’s accounts receivable primarily includes balances due from customers when the Company’s wheelchair and living aids products have been sold and delivered to customers, the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment, which has not been collected as of the balance sheet dates.

For accounts receivable from third-party customers, approximately 87.9%, or $3.9 million of the September 30, 2021 balance have been subsequently collected. The remaining balance of approximately $0.5 million is expected to be collected before March 31, 2022.

Allowance for doubtful accounts movement is as follows:

	September 30, 2021	September 30, 2020
Beginning balance	$195,834	$108,285
Additions (reductions)	(108,706)	79,818
Foreign currency translation adjustments	9,560	7,731
Ending balance	$96,688	$195,834

NOTE 4 — INVENTORIES

Inventories consisted of the following:

	September 30, 2021	September 30, 2020
Raw materials	$3,288,764	$2,556,872
Work-in-progress	2,130,647	2,342,211
Finished goods	1,473,359	2,084,688
Total	$6,892,770	$6,983,771

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	September 30, 2021	September 30, 2020
Other receivable (1)	$705,307	$217,767
Advance to suppliers (2)	148,713	269,004
Deferred initial public offering costs	672,187	185,538
Total	$1,526,207	$672,309

(1)	Other receivables primarily includes advances to employees for business development, rental security deposit for the Company’s office lease and VAT tax refunds receivables and balances to be collected from third-party entities that do not relate to the Company’s normal sales activities.

(2)	Advance to suppliers consists of advances to suppliers for purchasing of raw materials that have not been received. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of the following:

	September 30, 2021	September 30, 2020
Buildings	$2,705,919	$2,569,356
Machinery and equipment	1,957,885	1,872,881
Automobiles	178,235	158,794
Office and electric equipment	626,596	588,552
Leasehold improvements	317,144	301,139
Subtotal	5,785,779	5,490,722
Less: accumulated depreciation	(3,672,601)	(3,185,013)
Property, plant and equipment, net	$2,113,178	$2,305,709

Depreciation expense was $341,245 and $324,925 for the years ended September 30, 2021 and 2020, respectively.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LAND USE RIGHT, NET

Land use right, net, consisted of the following:

	September 30, 2021	September 30, 2020
Land use rights	$248,603	$236,056
Less: accumulated amortization	(63,502)	(55,165)
Land use right, net	$185,101	$180,891

Amortization expense was $5,363 and $4,982 for the years ended September 30, 2021 and 2020, respectively.

Estimated future amortization expense for land use rights is as follows:

Years ending September 30,

2022	$5,404
2023	5,404
2024	5,404
2025	5,404
2026	5,404
Thereafter	158,081
$185,101

NOTE 8 — BANK LOANS

Short-term bank loans consist of the following:

	Note	September 30, 2021	September 30, 2020

Loan payable to Nanjing Bank	(1)	$-	$440,962
Loan payable to Bank of China	(2)	-	734,938
Loan payable to Bank of Jiangsu	(3)	-	1,469,876
Loan payable to China Construction Bank	(4)	-	1,470
Total short-term loans		$-	$2,647,246

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — BANK LOANS (continued)

(1)

On March 23, 2020, Taizhou Zhongjin signed a line of credit agreement with Nanjing Bank Taizhou Branch to borrow up to RMB 3 million ($440,962) as working capital for one year, with a maturity date of March 22, 2021. The loan had a fixed interest rate of 4.35% per annum. Taizhou Zhongjin made its first withdrawal in an amount of RMB 1 million ($146,988) on March 27, 2020 and second withdrawal in an amount of RMB 2 million ($293,974) on April 13, 2020. Of the RMB 3 million loan, RMB 2.99 million (439,493) was repaid to Nanjing Bank on October 13, 2020 and the remaining RMB 10,000 ($1,469) was repaid on the maturity date.

In connection with the above-mentioned borrowings with Nanjing Bank Taizhou Branch, a related party, the Company’s major shareholder, Mr. Erqi Wang, signed a guarantee agreement with Nanjing bank to provide a guarantee on a maximum RMB 3 million of loans that the Company may borrow from Nanjing bank during the period of November 19, 2018 to November 19, 2023. In addition, Taizhou Zhongjin pledged an apartment property with a carrying value of RMB 0.4 million (approximately $0.06 million) as collateral to secure his guarantee for such borrowings.

(2)

On April 22, 2020, Changzhou Zhongjin signed a loan agreement with Bank of China to borrow RMB 5.0 million ($734,938) as working capital for one year, with a maturity date of April 21, 2021. The loan has a fixed interest rate of 4.35% per annum. The loan was subsequently fully repaid upon maturity in April 2021.

In connection with the above-mentioned borrowings with Bank of China, a related party, the Company’s major shareholders Mr. Erqi Wang and his wife, signed a joint guarantee agreement with Bank of China to provide a guarantee on a maximum RMB 5.0 million ($734,938) of loans that the Company may borrow from Bank of China for two years.

(3)

On May 11, 2020, Changzhou Zhongjin signed a loan agreement with Bank of Jiangsu to borrow RMB 10.0 million ($1,469,876) as working capital for one year, with a maturity date of May 10, 2021. The loan has a fixed interest rate of 4.35% per annum. The loan was subsequently fully repaid upon maturity in May 2021.

In connection with the above-mentioned borrowings with Bank of Jiangsu, a related party, Changzhou Zhongjian Kanglu Information Technology Co., Ltd, signed a guarantee agreement with Bank of Jiangsu to provide a guarantee on a maximum RMB 33 million ($5.0 million) of loans that the Company may borrow from Jiangsu Bank during the period of April 30, 2020 to April 29, 2021.

(4)	On September 1, 2020, Taizhou Zhongjin entered into a loan agreement with China Construction Bank to borrow RMB 10,000 ($1,470) as working capital for one year, with a maturity date of August 31, 2021. The loan has a fixed interest rate of 3.98% per annum. The loan was subsequently fully repaid upon maturity in August 2021.

For the above-mentioned loans, the Company recorded interest expense of $68,777 and $135,512 for the years ended September 30, 2021 and 2020, respectively.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS

a.	Accounts receivable - related parties

Accounts receivable - related parties consists of the following:

Name	Related party relationship	September 30, 2021	September 30, 2020
Jiangsu Zhongjin Kanglu Information Technology Co., Ltd.	An entity controlled by the CEO	$340,513	$3,010,848
Zhongjin Jingau Rehabilitation Equipment (Beijing) Co. Ltd.	An entity controlled by the CEO	15,374	135,213
Zhongjianglu Industrial Development (Shanghai) Co., Ltd.	An entity controlled by the CEO	16,243	-
Subtotal		372,130	3,146,061
Less: allowance for doubtful accounts		-	-
Total accounts receivable, net - related parties		$372,130	$3,146,061

For accounts receivable due from related parties, approximately 72.3%, or $0.3 million of the September 30, 2021 balances have been subsequently collected. The remaining balance is expected to be collected before March 31, 2022.

b.	Due from related parties

Due from related parties consists of the following:

Name	Related party relationship	September 30, 2021	September 30, 2020
Mr. Erqi Wang	CEO and controlling shareholder of the Company	$-	$90,932
Zhongjianglu Industrial Development (Shanghai) Co., Ltd.	An entity controlled by the CEO	-	16,159
Jiangsu Zhongjin Kanglu Information Technology Co., Ltd.	An entity controlled by the CEO	409,601	-
Other shareholders of the Company	Minority shareholders	-	76,066
Total due from related parties		$409,601	$183,157

The Company has, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amount due from related parties, all of the September 30, 2021 balance has been subsequently collected.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS (continued)

c.	Advance to suppliers – a related party

Name	Related party relationship	September 30, 2021	September 30, 2020
Huaniaoyuan Catering Management (Changzhou) Co. Ltd.	An entity controlled by the CEO	$-	$17,686
Total advance to suppliers – a related party		$-	$17,686

d.	Due to related parties

Due to related parties consists of the following:

Name	Related party relationship	September 30, 2021	September 30, 2020
Jiangsu Weiqier Health Technology Co., Ltd.	An entity controlled by the CEO	$-	$93,708
Zhongjin Jingao Rehabilitation Equipment Co., Ltd.	An entity controlled by the CEO	-	1,470
Huaniaoyuan Environmental Engineering (Changzhou) Co., Ltd.	An entity controlled by the CEO	6,192	10,289
Changzhou Zhongjian Kanglu Information Technology Co., Ltd	An entity controlled by the CEO	186	-
Total due to related parties		$6,378	$105,467

As of September 30, 2021 and 2020, the balance due to related parties was mainly comprised of advances from entities controlled by the Company’s CEO and used for working capital during the Company’s normal course of business. These advances are non-interest bearing and due on demand. The outstanding balance of these due to related parties are expected to be repaid before March 31, 2022.

e.	Revenue from related parties

Name	Related party relationship	For the Years Ended September 30,
		2021	2020
Jiangsu Zhongjin Kanglu Information Technology Co., Ltd.	An entity controlled by the CEO	$578,302	$972,841
Zhongjiankanglu Industrial Development (Shanghai) Co., Ltd.	An entity controlled by the CEO	52,274	-
Zhongjin Jingau Rehabilitation Equipment (Beijing) Co. Ltd.	An entity controlled by the CEO	26,484	110,412
Total revenue from related parties		$657,060	$1,083,253

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — TAXES

(a)	Corporate Income Taxes (“CIT”)

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Hong Kong

Zhongjin HK is subject to Hong Kong profits tax at a rate of 16.5%. However, it did not generate any assessable profits arising in or derived from Hong Kong for the years ended September 30, 2021 and 2020, and accordingly no provision for Hong Kong profits tax has been made in these periods.

PRC

Erhua Med, Changzhou Zhongjin, Taizhou Zhongjin and Zhongjin Jing’ao are incorporated in the PRC, and are subject to the PRC Enterprise Income Tax. Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (“FIE”) are subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemptions may be granted on case-by-case basis.

EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Changzhou Zhongjin and Taizhou Zhongjin, the Company’s VIE and the VIE’s main operating subsidiary in the PRC, were approved as HNTEs and are entitled to a reduced income tax rate of 15% beginning November 2018 and December 2018, respectively, which are valid for three years. In November 2021 and December 2021, Changzhou Zhongjin and Taizhou Zhongjin submitted the applications to local government to renew their HNTE certification and is still under the government’s verification procedures.

In addition, based on the EIT Law of PRC, and according to the Notice on Further Expanding the Scope of Income Tax Preferential Policies for Small Low Profit Enterprises issued by the Ministry of Finance and the State Administration of Taxation on July 11, 2018, for the year ended December 31, 2018, once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the portion of its taxable income up to RMB 1 million is subject to a reduced rate of 10%. According to the Announcement on Issues Related to the Implementation of Inclusive Income Tax Reduction and Exemption Policy for Small and Low Profit Enterprises issued by the State Administration of Taxation on January 18, 2019, from January 1, 2019 to December 31, 2021, the portion of qualified small low profit enterprise taxable income up to RMB1 million is subject to a reduced rate of 5% (which rate is further reduced to 2.5% during the period from January 1, 2021 to December 31, 2022) and the portion of taxable income between RMB1 million and RMB3 million is subject to a reduced rate of 10%. Zhongjin Jing’ao is qualified as a small-scale minimal profit enterprise for years ended September 30, 2021 and 2020.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — TAXES (continued)

(a)	Corporate Income Taxes (“CIT”) (continued)

EIT is typically governed by the local tax authority in the PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The corporate income taxes for the years ended September 30, 2021 and 2020 were reported at a reduced rate for both Changzhou Zhongjin and Taizhou Zhongjin for being approved as HNTEs and enjoying a reduced income tax rate at 15% instead of 25%, and Zhongjin Jing’ao is qualified as a small-scale minimal profit enterprise for a further reduced income tax rate of 5% (which rate is further reduced to 2.5% during the period from January 1, 2021 to December 31, 2022). The impact of the tax holidays noted above decreased the Company’s income taxes by $284,786 and $240,768 for the years ended September 30, 2021 and 2020, respectively. The effect of the tax holidays on net income per share (basic and diluted) was $0.01 and $0.01 for the years ended September 30, 2021 and 2020, respectively.

The components of the income tax provision are as follows:

	For the Years Ended September 30,
	2021	2020
Current tax provision
BVI	$-	$-
Hong Kong	-	-
PRC	250,305	307,778
	250,305	307,778
Deferred tax benefit
BVI	-	-
Hong Kong	-	-
PRC	(1,664)	(160,624)
	(1,664)	(160,624)
Income tax provision	$248,641	$147,154

Deferred tax assets are composed of the following:

	September 30, 2021	September 30, 2020
Deferred tax assets:
Net operating loss carry-forwards	$1,637	$-
Inventory reserve	180,210	146,556
Allowance for doubtful accounts	14,503	29,375
Total	196,350	175,931
Valuation allowance	(13,636)	(4,030)
Total deferred tax assets	$182,714	$171,901

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — TAXES (continued)

(a)	Corporate Income Taxes (“CIT”) (continued)

Movement of the valuation allowance:

	September 30, 2021	September 30, 2020
Beginning balance	$4,030	$80,471
Current year addition (reduction)	9,320	(73,320)
Exchange difference	286	(3,121)
Ending balance	$13,636	$4,030

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. The Company determined that it is more likely than not its deferred tax assets could not be realized due to uncertainty on future earnings in Taizhou Zhongjin. The Company provided a 100% allowance for its deferred tax assets of Taizhou Zhongjin as of September 30, 2021 and 2020.

The following table reconciles the China statutory rates to the Company’s effective tax rate for the years ended September 30, 2021 and 2020:

	For the Years Ended September 30,
	2021	2020
China Income tax statutory rate	25.0%	25.0%
Effect of PRC tax holiday	(9.9)%	(10.2)%
Permanent difference	4.6%	(0.1)%
Research and development tax credit	(11.2)%	(6.2)%
Change in valuation allowance	0.1%	(2.2)%
Effective tax rate	8.6%	6.3%

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of September 30, 2021, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

(b)	Taxes payable

Taxes payable consist of the following:

	September 30, 2021	September 30, 2020
Income tax payable	$98,107	$75,869
Value added tax	-	113,679
Other taxes payable	17,298	11,266
Total taxes payable	$115,405	$200,814

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — CONCENTRATIONS

A majority of the Company’s revenue and expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

As of September 30, 2021 and 2020, $3,669,433 and $1,657,504 of the Company’s cash was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash on bank accounts. For the years ended September 30, 2021 and 2020, the Company’s substantial assets were located in the PRC and the Company’s substantial revenues were derived from its subsidiaries located in the PRC.

For the years ended September 30, 2021 and 2020, one customer accounted for approximately 78.2% and 66.4% of the Company’s total revenue. Sales to the subsidiaries of this customer accounted for approximately 5.0% and 10.0% of the Company’s total revenue for the years ended September 30, 2021 and 2020, respectively. In aggregate, sales to this customer and its subsidiaries represent approximately 83.2% and 76.4% of the Company’s total revenue for the years ended September 30, 2021 and 2020, respectively.

As of September 30, 2021, two customers accounted for 64.6% and 11.6% of the accounts receivable balance, respectively. As of September 30, 2020, three customers accounted for 39.3%, 37.2% and 14.8% of the accounts receivable balance, respectively.

For the year ended September 30, 2021 one supplier accounted for 15.7% of the Company’s total purchases. For the year ended September 30, 2020, no supplier accounted for more than 10% of the Company’s total purchases.

As of September 30, 2021 and 2020, one supplier accounted for 19.3% and 31.4% of the accounts payable balance, respectively.

NOTE 12 — SHAREHOLDERS’ EQUITY

Ordinary Shares

Jin Med was established under the laws of the Cayman Islands on January 14, 2020. The authorized number of ordinary shares was 50,000,000 shares with par value of US$0.001 per share and 20,000,000 shares were issued. The issuance of these 20,000,000 shares is considered as a part of the Reorganization of the Company, which was retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SHAREHOLDERS’ EQUITY (continued)

Statutory reserve and restricted net assets

The Company’s PRC subsidiary, the VIE and the VIE’s subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends.

Relevant PRC laws and regulations restrict the Company’s PRC subsidiary, the VIE and the VIE’s subsidiaries from transferring a portion of their net assets, equivalent to their statutory reserves and their share capital, to the Company’s shareholders in the form of loans, advances or cash dividends. Only PRC entities’ accumulated profits may be distributed as dividends to the Company’s shareholders without the consent of a third party. As of September 30, 2021 and 2020, the restricted amounts as determined pursuant to PRC statutory laws totaled $1,466,920 and $1,120,791, respectively, and total restricted net assets amounted to $1,553,480 and $1,207,351, respectively.

Return of capital

During the years ended September 30, 2020 and 2019, the Company had advances due from its related parties that are controlled by the Company’s major shareholder, Mr. Erqi Wang, for business purposes. The advances were interest free and due upon demand. The board of directors of the Company subsequently approved that those related party advances should be considered as a return of capital to its shareholders instead of related party loans, due to the fact that these advances were used to offset the spin-off or withdrawal of the equity interests of the Company. As a result, $2,059,532 and $1,525,266 of these advances were recorded as a return of capital to offset additional paid-in capital of the Company in the years ended September 30, 2020 and 2019, respectively and the cash outflow to its related parties were recorded as part of investing activities as advance made to (collections on advances to) related parties.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows. The Company currently does not have any material legal proceedings.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — COMMITMENTS AND CONTINGENCIES (continued)

Lease commitment

The Company’s VIE’s subsidiary Taizhou Zhongjin, leases a factory building as the manufacturing plant and administrative office and it also leases apartments as dormitories for its workers, and Changzhou Zhongjin leases apartments as dormitories for its workers, and Zhongjin Jing’ao leases an office as an administrative office. These non-cancelable operating lease agreements have various expiration dates between 2021 and 2037. On April 20, 2014, Taizhou Zhongjin signed a lease agreement with the landlord to lease a factory building for 20 years, with annual rent of approximately $36,000 (RMB 250,000). Taizhou Zhongjin invested a total of $0.76 million (RMB 5 million) in leasehold improvements to the leased factory. Pursuant to the lease agreement, the annual rent expense was waived by the landlord to offset against the leasehold improvements until the end of the lease.

Rent expense for the years ended September 30, 2021 and 2020 was $82,906 and $61,342, respectively.

As of September 30, 2021, the Company was obligated under operating leases for minimum rentals as follows:

For the Twelve Months Ending September 30,
2022	$43,964
2023	186
2024	186
2025	186
2026	186
Thereafter	2,090
$46,798

NOTE 14 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The management of the Company concludes that it has only one reporting segment. The Company designs and manufactures quality wheelchair and other living aids products. The Company’s products have similar economic characteristics with respect to raw materials, vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company, rather than by product types or geographic area; hence the Company has only one reporting segment.

NOTE 15 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before this financial statements are issued, the Company has evaluated all events or transactions that occurred after September 30, 2021, up through the date the Company issued the consolidated financial statements.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiaries, the VIE and the VIE’s subsidiaries exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries, the VIE and the VIE’s subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and VIE” and the respective profit or loss as “Equity in earnings of subsidiaries and VIE and VIE’s subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not announce nor pay any dividend for the periods presented. As of September 30, 2021 and 2020, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

PARENT COMPANY BALANCE SHEETS

	September 30, 2021	September 30, 2020
ASSETS
Current assets
Intercompany receivable	$20,000	$-
Total current assets	20,000	-

Non-current assets
Investment in subsidiaries and VIE	2,193,088	-

Total assets	$2,213,088	$-

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.001 par value, 50,000,000 shares authorized and 20,000,000 were issued and outstanding as of September 30, 2021 and 2020	20,000	-
Additional paid-in capital		-
Retained earnings	2,193,088	-
Accumulated other comprehensive gain (loss)	-	-
Total shareholders’ equity	2,213,088	-

Total liabilities and shareholders’ equity	$2,213,088	$-

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended September 30,
	2021	2020

EQUITY IN EARNINGS OF SUBSIDIARIES	$2,193,088	$-

NET INCOME	2,193,088	-
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	-	-
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$2,193,088	$-

JIN MEDICAL INTERNATIONAL LTD. AND SUBSIDIARIES

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,193,088	$-
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiary and VIE and VIE’s subsidiaries	(2,193,088)	-
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

Until [●], 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,000,000 Ordinary Shares

JIN MEDICAL INTERNATIONAL LTD.

Prospectus dated [   ], 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. We expect that our post-offering memorandum and articles of association, which will become effective immediately upon completion of this offering, will empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We will enter into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering will also provide for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

In connection with our incorporation, we issued an aggregate of 20,000,000 Ordinary Shares to certain investors for an aggregate of $20,000 on January 14, 2020.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(h)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement***
3.1	Memorandum and Articles of Association*
3.2	Form of Amended and Restated Memorandum and Articles of Association*
4.1	Registrant’s Specimen Certificate for Ordinary Shares*
4.2	Form of Representative’s Warrant***
5.1	Form of opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Ordinary Shares being registered*
8.1	Opinion of Beijing Dacheng Law Office, LLP (Shanghai) regarding certain PRC tax matters (included in Exhibit 99.3)*
8.2	Form of opinion of Hunter Taubman Fisher & Li LLC regarding certain U.S. federal income tax matters*
8.3	Form of opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)*
10.1	Employment Agreement by and between Erqi Wang (CEO) and the Registrant***
10.2	Form of Indemnification Agreement between the Registrant and its directors and officers*
10.3	Exclusive Cooperation and Service Agreement*
10.4	Equity Interest Pledge Agreements*
10.5	Share Disposal and Exclusive Option to Purchase Agreement*
10.6	Proxy Agreement*
10.7	Spousal Consent*
10.8	English translation of the Sales Framework Contract between the Registrant and Nissin Medical Industries Co., Ltd.*
10.9	English translation of the Rental Agreement between the Registrant and Jiangsu Shuangzheng Vehicle Industry Co., Ltd. dated April 20, 2014*
10.10	Employment Agreement by and between Ziqiang Wang (CFO) and the Registrant***
14.1	Code of Business Conduct and Ethics of the Registrant*
21.1	Principal Subsidiaries and Consolidated Affiliated Entities*
23.1	Consent of Friedman LLP*
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)*
23.3	Consent of Beijing Dacheng Law Office, LLP (Shanghai) (included in 99.3)*
23.4	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibits 8.2)*
99.1	Industry Report by Frost & Sullivan*
99.2	Consent of Frost & Sullivan*
99.3	Opinion of Beijing Dacheng Law Office, LLP (Shanghai), People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE Agreements*
99.4	Consent of Jourdan B. Frain*
99.5	Consent of Oliver St. Clair Franklin*
99.6	Consent of Jing Chen*
107	Registration Fee Table*

*	Previously filed.

**	To be filed by amendment.

***	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Changzhou, Jiangsu, China, on September 13, 2022.

JIN MEDICAL INTERNATIONAL LTD.

By:	/s/ Erqi Wang
Mr. Erqi Wang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Erqi Wang	Chief Executive Officer and Chairman of the Board of Director	September 13, 2022
Name: Erqi Wang

/s/ Ziqiang Wang	Chief Financial Officer and Director	September 13, 2022
Name: Ziqiang Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, New York on September 13, 2022.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President